Filed Pursuant to Rule 424(b)(5)
Registration No. 333-280933

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 27, 2024

REPUBLIC OF INDONESIA

US$750,000,000 5.030% Bonds Due 2031

US$1,250,000,000 5.690% Bonds Due 2036

€600,000,000 4.500% Bonds Due 2033

€650,000,000 5.125% Bonds Due 2038

The Republic of Indonesia (the “Republic”) is offering US$750,000,000 in aggregate principal amount of its 5.030% bonds due 2031 (the “2031 Bonds”) and US$1,250,000,000 in aggregate principal amount of its 5.690% bonds due 2036 (the “2036 Bonds”), €600,000,000 in aggregate principal amount of its 4.500% bonds due 2033 (the “2033 Bonds”) and €650,000,000 in aggregate principal amount of its 5.125% bonds due 2038 (the “2038 Bonds” and, together with the 2031 Bonds, the 2036 Bonds and the 2033 Bonds, the “Bonds”). Interest on the 2031 Bonds and the 2036 Bonds will accrue from May 29, 2026 and be payable semi-annually in arrears on May 29 and November 29 of each year, beginning on November 29, 2026 until redemption or maturity. Interest on the 2033 Bonds and the 2038 Bonds will accrue from May 29, 2026 and be payable annually in arrears on May 29 of each year, beginning on May 29, 2027 until redemption or maturity. The Republic may redeem the Bonds, in whole or in part, before maturity on the terms described herein.

The Bonds contain “collective action clauses.” Under these provisions, which differ from the terms of the Republic’s public external indebtedness issued prior to January 8, 2015, modifications affecting the reserve matters listed in the indenture, including modifications to payment and other important terms, may be made to a single series of debt securities issued under the indenture (including the Bonds) with the consent of the holders of 75% of the aggregate principal amount outstanding of that series, and to two or more series of debt securities issued under the indenture either (x) with the consent of holders of 75% of the aggregate principal amount of the outstanding debt securities of all the series affected by the proposed modification (taken in aggregate) if the modification is uniformly applicable; or (y) with the consent of the holders of 66 2/3% of the aggregate principal amount outstanding of all series of debt securities that would be affected and 50% in aggregate principal amount outstanding of each affected series of debt securities.

Application will be made for the listing of and quotation for the Bonds on the Official List of the Singapore Exchange Securities Trading Limited (“SGX-ST”) and the Open Market of the Frankfurt Stock Exchange. The SGX-ST assumes no responsibility for the correctness of any of the statements made or opinions expressed or reports contained in this prospectus supplement and the accompanying prospectus. Admission to the official list of the SGX-ST and quotation of any Bonds on the SGX-ST is not to be taken as an indication of the merits of the Republic or the Bonds.

You should read this prospectus supplement and the accompanying prospectus carefully. You should not assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of these documents.

The Euro-denominated Bonds will be represented by one or more global Bonds registered in the name of a nominee of the common depositary for Euroclear Bank, S.A./N.V. (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”), and the U.S. dollar-denominated Bonds will be represented by one or more global Bonds registered in the name of a nominee of The Depository Trust Company (“DTC”), as depositary. The Republic expects to deliver the Bonds to investors in registered book-entry form only through the facilities of DTC for the U.S. dollar-denominated Bonds and Clearstream and Euroclear for the Euro-denominated Bonds on or about May 29, 2026.

	2031 Bonds			2036 Bonds
	Per Bond	Total		Per Bond	Total
Price to investors	99.913%	U.S.$	749,347,500	99.925%	U.S.$	1,249,062,500
Underwriting discounts and commissions	0.04%	U.S.$	299,739	0.04%	U.S.$	499,625
Proceeds, before expenses, to the Republic	99.873%	U.S.$	749,047,761	99.885%	U.S.$	1,248,562,875

	2033 Bonds			2038 Bonds
	Per Bond	Total		Per Bond	Total
Price to investors	99.659%		€597,954,000	99.868%		€649,142,000
Underwriting discounts and commissions	0.04%		€239,181.60	0.04%		€259,656.80
Proceeds, before expenses, to the Republic	99.619%		€597,714,818.40	99.828%		€648,882,343.20

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Lead Managers and Joint Bookrunners

BofA Securities	Deutsche Bank	IMI-Intesa Sanpaolo	Mandiri Securities	Standard Chartered Bank

Domestic Dealers

PT BNI Sekuritas	BRI Danareksa Sekuritas	PT Trimegah Sekuritas Indonesia Tbk

The date of this prospectus supplement is May 19, 2026

You should read this prospectus supplement along with the prospectus that accompanies it. You should rely only on the information contained or incorporated by reference in this document and the accompanying prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. This document and the accompanying prospectus may only be used for the purposes for which they have been published. The information in this prospectus supplement and the accompanying prospectus may only be accurate as of the date of this prospectus supplement or the accompanying prospectus, as applicable. Terms used herein but not otherwise defined shall have the meaning given to them in the prospectus that accompanies this prospectus supplement.

INTRODUCTORY STATEMENTS

This prospectus supplement supplements the accompanying prospectus dated August 27, 2024, relating to the Republic’s debt securities and warrants. If the information in this prospectus supplement differs from the information contained in the accompanying prospectus, you should rely on the updated information in this prospectus supplement.

The Republic accepts responsibility for the information that is contained in this prospectus supplement and the prospectus that accompanies it. To the best of the knowledge and belief of the Republic (which has taken all reasonable care to ensure that such is the case), the information contained in this prospectus supplement and the accompanying prospectus is in accordance with the facts and does not omit anything likely to affect the import of such information.

The Republic is a foreign sovereign state. Consequently, it may be difficult for you to obtain or realize upon judgments of courts in the United States against the Republic. See “Description of the Securities — Debt Securities — Enforcement” in the accompanying prospectus.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Bonds may be legally restricted in some countries. If you wish to distribute this prospectus supplement or the accompanying prospectus, you should observe any applicable restrictions. This prospectus supplement and the accompanying prospectus should not be considered an offer, and it is prohibited to use them to make an offer, in any state or country in which the making of the offering of the Bonds is prohibited. For a description of some restrictions on the offering and sale of the Bonds and the distribution of this prospectus supplement and the accompanying prospectus, see “Underwriting” on page S-146.

Prohibition of Sales to EEA Retail Investors — The Bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, (as amended “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Prospectus Regulation. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Bonds or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Bonds or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to UK Retail Investors — The Bonds are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is not a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”). Consequently no disclosure document required by the FCA Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the Bonds or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024.

MIFID II product governance / Professional investors and ECPs only target market — Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the Bonds has led to the conclusion that: (i) the target market for the Bonds is eligible counterparties and professional clients only, each as defined in Directive 2014/65/EU (as amended, “MiFID II”); and (ii) all channels for distribution of the Bonds to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Bonds (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Bonds (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

UK MiFIR product governance / Professional investors and ECPs only target market — Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the Bonds has led to the conclusion that: (i) the target market for the Bonds is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“UK MiFIR”); and (ii) all channels for distribution of the Bonds to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Bonds (a “MiFIR distributor”) should take into consideration the manufacturers’ target market assessment; however, a MiFIR distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the Bonds (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom and (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The Bonds are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Bonds will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Notice to capital market intermediaries and prospective investors pursuant to paragraph 21 of the Hong Kong SFC Code of Conduct — Important Notice to Prospective Investors: Prospective investors should be aware that certain intermediaries in the context of this offering of the Bonds, including certain underwriters, are “capital market intermediaries” (“CMIs”) subject to Paragraph 21 of the Code of Conduct for Persons Licensed by or Registered with the Securities and Futures Commission (the “Code”). This notice to prospective investors is a summary of certain obligations the Code imposes on such CMIs, which require the attention and cooperation of prospective investors. Certain CMIs may also be acting as “overall coordinators” (“OCs”) for this offering and are subject to additional requirements under the Code.

Prospective investors who are the directors, employees or major shareholders of the Republic, a CMI or its group companies would be considered under the Code as having an association (“Association”) with the Republic, the CMI or the relevant group company. Prospective investors associated with the Republic or any CMI (including its group companies) should specifically disclose this when placing an order for the Bonds and should disclose, at the same time, if such orders may negatively impact the price discovery process in relation to this offering.

Prospective investors who do not disclose their Associations are hereby deemed not to be so associated. Where prospective investors disclose their Associations but do not disclose that such order may negatively impact the price discovery process in relation to this offering, such order is hereby deemed not to negatively impact the price discovery process in relation to this offering.

Prospective investors should ensure, and by placing an order prospective investors are deemed to confirm, that orders placed are bona fide, are not inflated and do not constitute duplicated orders (i.e. two or more corresponding or identical orders placed via two or more CMIs). If a prospective investor is an asset management arm affiliated with any underwriter, such prospective investor should indicate when placing an order if it is for a fund or portfolio where the underwriter or its group company has more than 50% interest, in which case it will be classified as a “proprietary order” and subject to appropriate handling by CMIs in accordance with the Code and should disclose, at the same time, if such “proprietary order” may negatively impact the price discovery process in relation to this offering. Prospective investors who do not indicate this information when placing an order are hereby deemed to confirm that their order is not such a “proprietary order.” If a prospective investor is otherwise affiliated with any underwriter, such that its order may be considered to be a “proprietary order” (pursuant to the Code), such prospective investor should indicate to the relevant underwriter when placing such order. Prospective investors who do not indicate this information when placing an order are hereby deemed to confirm that their order is not such a “proprietary order.” Where prospective investors disclose such information but do not disclose that such “proprietary order” may negatively impact the price discovery process in relation to this offering, such “proprietary order” is hereby deemed not to negatively impact the price discovery process in relation to this offering.

Prospective investors should be aware that certain information may be disclosed by CMIs (including private bank(s) which acts as a CMI in connection with this offering (“Private Banks”)) which is personal and/or confidential in nature to the prospective investor. By placing an order, prospective investors are deemed to have understood and consented to the collection, disclosure, use and transfer of such information by the underwriters and/or any other third parties as may be required by the Code, including to the Republic, any OCs, relevant regulators and/or any other third parties as may be required by the Code, it being understood and agreed that such information shall only be used for the purpose of complying with the Code, during the bookbuilding process for the offering. Failure to provide such information may result in that order being rejected.

Unless otherwise indicated, all references in this prospectus to “Rupiah” or “Rp” are to the currency of Indonesia, those to “dollars,” “U.S. dollars,” “U.S.$ “ or “US$” are to the currency of the United States of America, those to “Euro” or “€” are to the currency of the European Union, those to “SDR” are to Special Drawing Rights of the International Monetary Fund (“IMF”) and those to “ID” are to Islamic Dinars of the Islamic Development Bank. References in this document to “Indonesia” or the “Republic” are to the Republic of Indonesia and references to the “Government” are to the Government of Indonesia.

SUMMARY OF THE OFFERING

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. You should read the entire prospectus supplement and the accompanying prospectus carefully.

Issuer	Republic of Indonesia.

Bonds

US$750,000,000 5.030% Bonds due 2031 (the “2031 Bonds”), US$1,250,000,000 5.690% Bonds due 2036 (the “2036 Bonds”), €600,000,000 4.500% Bonds due 2033 (the “2033 Bonds”) and €650,000,000 5.125% Bonds due 2038 (the “2038 Bonds” and, together with the 2031 Bonds, the 2036 Bonds and the 2033 Bonds, the “Bonds”).

The Bonds are being issued under the Indenture dated as of December 11, 2017 (as amended from time to time, the “Indenture”).

Issue Price	For the 2031 Bonds, 99.913% of the principal amount of the 2031 Bonds.

For the 2036 Bonds, 99.925% of the principal amount of the 2036 Bonds.

For the 2033 Bonds, 99.659% of the principal amount of the 2033 Bonds.

For the 2038 Bonds, 99.868% of the principal amount of the 2038 Bonds.

Maturity	The 2031 Bonds: May 29, 2031.

The 2036 Bonds: May 29, 2036.

The 2033 Bonds: May 29, 2033.

The 2038 Bonds: May 29, 2038.

Interest	The 2031 Bonds will bear interest from May 29, 2026 at a rate of 5.030% per annum. Interest will be paid on May 29 and November 29 of each year, commencing on November 29, 2026.

The 2036 Bonds will bear interest from May 29, 2026 at a rate of 5.690% per annum. Interest will be paid on May 29 and November 29 of each year, commencing on November 29, 2026.

The 2033 Bonds will bear interest from May 29, 2026 at a rate of 4.500% per annum. Interest will be paid on May 29 of each year, commencing on May 29, 2027.

The 2038 Bonds will bear interest from May 29, 2026 at a rate of 5.125% per annum. Interest will be paid on May 29 of each year, commencing on May 29, 2027.

Withholding Tax and Additional Amounts

The Republic will make all payments of principal, premium (if any) and interest on the Bonds without withholding or deduction on account of any present or future taxes, duties, assessments or other government charges withheld or assessed by the Republic or any political subdivision or authority thereof or therein having power to tax, unless the deduction or withholding is required by law. If the Republic is required to make any deduction or withholding, it will pay the holders, subject to specified exceptions, the additional amounts required to ensure that the net amount they receive after such withholding or deduction shall equal the amount they would have received without this withholding or deduction. See “Description of the Securities — Additional Amounts” in the accompanying prospectus.

Further Issues

The Republic may, from time to time, without the consent of holders of the debt securities of a series, create and issue additional debt securities having the same terms and conditions as the debt securities of such series in all respects, except for issue date, issue price and the first payment on the debt securities; provided, however, that any additional debt securities subsequently issued shall be issued, for U.S. federal income tax purposes, either (a) as part of the “same issue” as the debt securities, (b) in a “qualified reopening” of the debt securities; or (c) with no greater amount of original issue discount than the previously outstanding debt securities as of the date of the issue of such additional debt securities, unless such additional debt securities have a separate CUSIP, ISIN or other identifying number from the previously outstanding debt securities. Such additional debt securities will be consolidated with and will form a single series with the previously outstanding debt securities. See “Description of the Securities — Further Issues” in the accompanying prospectus.

Form and Settlement

The Bonds to be delivered to investors will be issued in global form and registered in the name of the clearing system or its nominee or custodian. Clearing systems include DTC in the United States and Euroclear and Clearstream in Europe. See “Description of the Bonds — Global Bonds.”

Denominations

The Republic will issue the Euro-denominated Bonds only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof, and the U.S. dollar-denominated Bonds only in minimum denominations of US$200,000 and integral multiples of US$1,000 in excess thereof.

Status of the Bonds

The Bonds will constitute direct, general, unconditional and unsubordinated obligations of the Republic for which the full faith and credit of the Republic is pledged. The Bonds rank and will rank without any preference among themselves and equally with all other unsubordinated public external indebtedness of the Republic. It is understood that this provision will not be construed so as to require the Republic to make payments under any series of the Bonds ratably with payments being made under any other public external indebtedness. See “Description of the Securities — Status” in the accompanying prospectus.

Negative Pledge

The Bonds will contain certain covenants, including a negative covenant that will restrict the Republic from creating or permitting to exist (subject to certain exceptions) any security interest on any of its present or future revenues or assets. See “Description of the Securities — Negative Pledge” in the accompanying prospectus.

Optional Redemption

The Republic will have the right at its option, upon giving not less than 30 days’ nor more than 60 days’ notice, to redeem the 2031 Bonds, in whole or in part, at any time or from time to time on or after the date that is one month prior to the maturity date of the 2031 Bonds, prior to their maturity, at a redemption price equal to the principal amount thereof, plus interest accrued but not paid on the principal amount of such 2031 Bonds to the date of redemption.

The Republic will have the right at its option, upon giving not less than 30 days’ nor more than 60 days’ notice, to redeem the 2036 Bonds, in whole or in part, at any time or from time to time on or after the date that is three months prior to the maturity date of the 2036 Bonds, prior to their maturity, at a redemption price equal to the principal amount thereof, plus interest accrued but not paid on the principal amount of such 2036 Bonds to the date of redemption.

The Republic will have the right at its option, upon giving not less than 30 days’ nor more than 60 days’ notice, to redeem the 2033 Bonds, in whole or in part, at any time or from time to time on or after the date that is three months prior to the maturity date of the 2033 Bonds, prior to their maturity, at a redemption price equal to the principal amount thereof, plus interest accrued but not paid on the principal amount of such 2033 Bonds to the date of redemption.

The Republic will have the right at its option, upon giving not less than 30 days’ nor more than 60 days’ notice, to redeem the 2038 Bonds, in whole or in part, at any time or from time to time on or after the date that is three months prior to the maturity date of the 2038 Bonds, prior to their maturity, at a redemption price equal to the principal amount thereof, plus interest accrued but not paid on the principal amount of such 2038 Bonds to the date of redemption.

Use of Proceeds	The Republic intends to use the net proceeds from the sale of the 2031 Bonds, the 2036 Bonds and the 2038 Bonds offered by this prospectus supplement for the general purposes of the Republic.

The Republic intends to invest an amount equal to the net proceeds of the sale of the 2033 Bonds into projects that may qualify as eligible expenditures under its Sustainable Government Securities Framework, which is described under the heading “Sustainable Government Securities Framework” in Exhibit 99.D to the Republic’s annual report on Form 18-K for the fiscal year ended December 31, 2025.

Collective Action

The Bonds contain “collective action clauses.” Under these provisions, which differ from the terms of the Republic’s public external indebtedness issued prior to January 8, 2015, modifications affecting the reserve matters listed in the Indenture, including modifications to payment and other important terms, may be made to a single series of debt securities issued under the Indenture (including the Bonds) with the consent of the holders of 75% of the aggregate principal amount outstanding of that series, and to two or more series of debt securities issued under the indenture either (x) with the consent of holders of 75% of the aggregate principal amount of the outstanding debt securities of all the series affected by the proposed modification (taken in aggregate) if the modification is uniformly applicable; or (y) with the consent of the holders of 662/3% of the aggregate principal amount outstanding of all series of debt securities that would be affected and 50% in aggregate principal amount outstanding of each affected series of debt securities. See “Description of the Securities — Meeting, Amendments and Waivers — Collective Action” in the accompanying prospectus.

Governing Law

New York; provided, however, that all matters governing the Republic’s authorization and execution of the Indenture and the Bonds will be governed by, and construed in accordance with, the laws of Indonesia.

Listing

Application will be made to the Singapore Exchange Securities Trading Limited (the “SGX-ST”) for the listing of and quotation for the Bonds on the Official List of the SGX-ST and application will be made for listing on the Frankfurt Stock Exchange.

The Bonds will be traded on the SGX-ST in a minimum board lot size of S$200,000 (or its equivalent in other currencies) for so long as the Bonds are listed on the SGX-ST and the rules of the SGX-ST so require.

Taxation

See “Taxation” in this prospectus supplement and the accompanying prospectus for a discussion of the U.S. federal and Indonesian tax consequences associated with an investment in the Bonds. Investors should consult their own tax advisors in determining the tax consequences of the purchase, ownership and disposition of the Bonds.

Trustee	The Bank of New York Mellon.

Registrar and Transfer Agent

With respect to the Bonds of any series to be held through Euroclear and/or Clearstream, The Bank of New York Mellon SA/NV, Luxembourg Branch (previously known as The Bank of New York Mellon (Luxembourg) S.A.) will act as Registrar and Transfer Agent. With respect to the Bonds of any series to be held through DTC, The Bank of New York Mellon will act as Registrar and Transfer Agent.

Paying Agent

With respect to the Bonds of any series to be held through DTC, The Bank of New York Mellon will act as paying agent in The City of New York, USA. The Bank of New York Mellon, London Branch will act as paying agent in the City of London, England for any Bonds held through Euroclear and Clearstream.

USE OF PROCEEDS

The Republic intends to use the net proceeds from the sale of the 2031 Bonds, the 2036 Bonds and the 2038 Bonds offered by this prospectus supplement for the general purposes of the Republic.

The Republic intends to invest an amount equal to the net proceeds of the sale of the 2033 Bonds into projects that may qualify as eligible expenditures under its Sustainable Government Securities Framework, which is described under the heading “Sustainable Government Securities Framework” in Exhibit 99.D to the Republic’s annual report on Form 18-K for the fiscal year ended December 31, 2025.

The Republic’s Sustainable Government Securities Framework and any practices contemplated thereunder are not incorporated into this prospectus supplement or the terms of any of the Bonds. They are for illustrative purposes only and do not establish enforceable contractual obligations of the Republic. A second opinion on the Sustainable Government Securities Framework was published on April 30, 2025. No assurance or representation is given as to the suitability or reliability for any purpose whatsoever of any opinion or certification of any third party (whether or not solicited by the Republic) in connection with the Sustainable Government Securities Framework or the 2033 Bonds, nor is any such opinion or certification, nor shall it be deemed to be, incorporated into this prospectus supplement.

RECENT DEVELOPMENTS

The information below has been reproduced from Exhibit 99.D to the Republic’s annual report on Form 18-K for the fiscal year ended December 31, 2025. This section does not contain all of the information that may be important to you as a potential investor in the Bonds. The Republic urges you to read the annual report and the amendment thereto, and all other information that is incorporated by reference into this prospectus before making an investment decision with respect to the Bonds.

REPUBLIC OF INDONESIA

Overview

Indonesia is the world’s fourth most populous country, with a population of approximately 287.2 million in 2025. It is a developing nation in Southeast Asia, spread across an archipelago of approximately 17,380 islands.

The following table sets forth certain of the Republic’s principal economic indicators as of and for the specified dates and periods.

Selected Key Economic Indicators

	Year Ended December 31,					Three Months Ended March 31,
	2021L	2022L	2023L	2024L	2025P	2026P
National account and prices:
Real GDP growth (period-on-period)	3.7%	5.3%	5.1%	5.0%	5.1%	5.6%
Per capita GDP (in millions of Rupiah)	62.2	71.0	75.0	78.6	83.7	N/A
Per capita GDP (in U.S. dollars)(1)	4,350	4,784	4,856	4,960	5,083	N/A
Inflation rate (year-on-year change in CPI)	1.9%	5.5%	2.6%	1.6%	2.9%	3.5%
External sector:
Current account (% of GDP)	0.3%	1.0%	(0.1)%	(0.6)%	(0.1)%	N/A
Fiscal account:
Budget (deficit) / surplus (% of GDP)	(4.6)%	(2.4)%	(1.6)%	(2.3)%	(2.9)%	(0.9)%
External debt of the central Government (in trillions of Rupiah)	2,077.8	2,302.7	2,346.0	2,330.7	2,829.1	2,782.2
Debt service ratio (% of Government revenue)	45.0%	34.5%	38.5%	42.1%	43.0%	N/A

Sources:  Statistics Indonesia (Badan Pusat Statistik (“BPS”)), Bank Indonesia and Ministry of Finance

L	LKPP (Financial Report of Central Government/Audited).
P	Preliminary.
N/A	Not available.
(1)

Per capita GDP in U.S. dollars has been converted from Rupiah into U.S. dollars and the U.S. dollar amounts of external debt of the central Government have been converted into Rupiah at the following exchange rates per U.S. dollar: Rp14,309 per U.S. dollar for 2021, Rp14,848 per U.S. dollar for 2022, Rp15,439 per U.S. dollar for 2023, Rp15,849 per U.S. dollar for 2024 and Rp16,474.8 per U.S. dollar for 2025. These exchange rates are calculated by BPS with reference to the weighted average monthly exchange rates applicable to export and import transactions for each month in a given period.

Land and People

Area

Situated between Malaysia, Singapore and the Philippines to the north and Australia to the south, the Republic of Indonesia covers a total land area of approximately 1,916,907 square km, comprising approximately 17,380 islands (the majority of which are uninhabited) and forming part of the world’s largest archipelago.

The main islands of Indonesia are Sumatera, Java, Bali, Kalimantan (also known as Borneo, the northern part of which belongs to Malaysia and Brunei), Sulawesi and Papua (the eastern part of which belongs to Papua New Guinea). Indonesia extends 5,120 km across the equator from Nanggroe Aceh Darussalam, or Aceh, in the west to Papua in the east. Jakarta, Indonesia’s capital and largest city, is located on the northern coast of the western part of Java.

Volcanic and Other Natural Disasters

Indonesia is located in one of the most volcanically and seismically active regions in the world. Because it is located in the convergence zone of three major lithospheric plates, it is subject to significant seismic activity that can lead to destructive volcanic eruptions, earthquakes and tsunamis, or tidal waves, including the 2004 earthquake and subsequent Indian Ocean tsunami that devastated the Province of Aceh and the 2018 earthquake and subsequent tsunami that caused substantial loss of life and extensive infrastructure and property damage in Central Sulawesi. In addition to these geological events, Indonesia has also been struck by other natural disasters such as heavy rains and flooding. The central Government’s realization of contingency fund for financing post-natural disaster relief efforts was Rp4.5 trillion in 2021, Rp2.5 trillion in 2022, Rp4.3 trillion in 2023, Rp5.3 trillion in 2024 and Rp5.0 in 2025. All of these natural disasters have resulted in loss of life, displacement of people and destruction of property, and could have significant economic and developmental effects.

Environment

Environmental problems confronting Indonesia include:

•	deforestation;

•	scarcity and quality of the water supply;

•	land subsidence;

•	soil erosion;

•	air pollution;

•	inadequate waste management in urban centers; and

•	land and forest fires.

Indonesia is also vulnerable to the impact of global climate change such as prolonged droughts, increased frequency of extreme weather events and heavy rainfall resulting in floods, that will, in turn, impact the production and distribution of food, water, and energy in various provinces or regencies across Indonesia. Therefore, Indonesia considers climate change mitigation and adaptation efforts as an integrated concept that is essential for building resilience in safeguarding food, water and energy resources. Indonesia has adopted the National Action Plan on Climate Change Adaptation, which provides a national framework for adaptation initiatives that has been mainstreamed into the National Development Plan. The medium-term goal of Indonesia’s climate change adaptation strategy is to reduce risks on all development sectors (agriculture, water, energy security, forestry, maritime and fisheries, health, public service, infrastructure, and urban system) by 2030 through local capacity strengthening, improved knowledge management, convergent policy on climate change adaptation and disaster risks reduction, and application of adaptive technology.

In recent years, the Government has implemented various measures to address haze and other adverse effects caused by forest and field fires related to land clearance for agriculture in the islands of Sumatera and Kalimantan. The Government seeks to address these and other environmental concerns through greater supervision and regulation, and community and private sector awareness and involvement.

In 2009, then President Susilo Bambang Yudhoyono announced an emissions target that became the basis for Indonesia’s national climate change policy in 2015: a 26.0% reduction in greenhouse gas (“GHG”) emissions below business-as-usual by 2020 and up to 41.0% reduction by 2020 with international assistance. The Republic ratified the Paris Agreement on October 31, 2016, and published its nationally determined contribution (“NDC”) in November 2016, committing to a 29.0% reduction in GHG by 2030 and the same 41.0% conditional target by 2030. The Republic updated the NDC in September 2022, improving the targets to a 31.9% reduction in GHG and 43.2% conditional target with international support by 2030, in line with the Republic’s pledge made at the 26th United Nations Climate Change Conference to achieve net zero GHG emissions by 2060.

In October 2025, the Republic published its Second Nationally Determined Contribution (“SNDC”), maintaining the 2026 net zero GHG emission target, and revising its 2030 GHG emission target to 1,345,707 Gg CO2e under the low emission scenario and 1,491,474 Gg CO2e under the high emission scenario, representing additional 8.8% and 3.7% reductions on top of the 43.2% conditional target published in 2022. The SNDC is aligned with Indonesia’s Long-Term Strategy for Low Carbon and Climate Resilience 2050, and the 2025-2045 National Long-Term Development Plan published by the Ministry of National Development Planning (“Bappenas”). This alignment reinforces Indonesia’s commitment to achieving Net Zero Emissions by 2060 or sooner, while simultaneously supporting national economic goals.

The Government is making efforts, including multilateral cooperation, to achieve these climate targets. At the G20 meeting in Bali in November 2022, Indonesia and a number of developed economies including Canada, Denmark, the European Union, France, Germany, Italy, Japan, Norway, the United Kingdom and the United States issued a joint statement to launch a Just Energy Transition Partnership (“JETP”), pursuant to which the developed economies committed to provide, mobilize and facilitate funding in the form of grants, low interest loans, and investment, with U.S.$10 billion expected to come from public sectors and U.S.$10 billion from private investment, to support Indonesia’s transition to clean energy. In November 2023, Indonesia released for public consultation a draft of the investment roadmap to mobilize the U.S.$20 billion committed under JETP and accelerate the country’s transition toward clean energy. Under the roadmap, known as the Comprehensive Investment and Policy Plan (“CIPP”), Indonesia is seeking to cut CO2 emissions from its on-grid power sector by 250 million tons by 2030 and to increase the portion of renewable energy in its power mix to 44% by 2030. CIPP outlines the need for U.S.$97.1 billion of further investment beyond the U.S.$20 billion committed under JETP, including U.S.$66.9 billion for 400 clean energy project proposals to be started by 2030 at the latest. As of late 2025, approximately US$3.1 billion in funding has been mobilized under the JETP (primarily as concessional loans), with negotiations ongoing for an additional US$5.5 billion, while the total commitment has adjusted to around US$21.4 billion following the U.S. withdrawal from certain contributions; progress has been slower than anticipated amid challenges in policy alignment. The Government of Indonesia remains strongly committed to the energy transition agenda, including the implementation of coal phase-out strategies through repurposing for alternative uses that support sustainable development. In December 2025, a separate JETP report highlighted the need for US$92 billion by 2050 to decarbonize Indonesia’s captive power sector, projecting renewable energy to reach 34% of captive generation by 2030.

As part of its efforts to achieve the climate goals, Indonesia has operationalized a hybrid carbon pricing framework centered on a mandatory, intensity-based emissions trading system (“ETS”) for the power generation sector launched in February 2023, and supervised trading on the Indonesia Carbon Exchange (“IDX Carbon”) since September 2023, with a legislated carbon tax designed to function as a backstop and to be aligned with domestic market prices.

•	The ETS’ coverage has focused on coal-fired power plants on the PLN grid, including 99 and 146 plants in 2023 and 2024, representing 37.0% and 38.0% of Indonesia’s power generation capacity,

respectively. These power plants are subject to Government-established emissions intensity targets, which determine the number of allowances allocated to each plant for every megawatt-hour (MWh) of electricity produced. The Government plans to expand the coverage to more coal-fired power plants, as well as gas-fired power plants and diesel power plants, and eventually cover all fossil fuel power plants in the country.

•

The IDX Carbon, operated by the Indonesia Stock Exchange under OJK supervision, facilitates trading in emission allowance and emissions reduction certificates and has been open to international participants since January 2025.

•

The Government is working on implementing carbon tax, with its legal basis established under Law No. 7 of 2021 on the Harmonization of Tax Regulations. Revenue generated from carbon tax will be allocated to finance climate mitigation and adaptation projects, support investment in clean technology and energy efficiency, and strengthen social safety nets for vulnerable communities. Entities will be able to use carbon units obtained through the emissions trading system or offset mechanisms to reduce their carbon tax liability. The carbon tax is expected to be imposed initially on coal-fired power plants, with a gradual expansion to other sectors in subsequent phases.

In March 2025, the Coordinating Minister for Economic Affairs established an energy transition and green economy task force comprising 18 ministries to lead Indonesia’s cross-sectoral efforts to implement a just, inclusive, and measurable green transition, in line with the 2025–2029 National Medium-Term Development Plan and Indonesia’s commitments made during the G20 Leaders’ Summit. The Government has authorized the task force to develop roadmaps, evaluate existing regulations, and propose new policy instruments to accelerate renewable energy adoption, clean industrial technologies, and decarbonization pathways. In March 2026, the President established a presidential acceleration task force to fast-track Indonesia’s energy transition by expediting large-scale deployment of renewable energy and electrification initiatives, including nationwide solar programs and the conversion of motorcycles to electric models, in support of national energy sovereignty and net-zero objectives. The two task forces are complementary, with the 2025 inter-ministerial task force driving cross-sectoral strategy, regulatory harmonization, and financing coordination, and the 2026 presidential task force focusing on rapid execution of priority programs and on-the-ground delivery.

The Republic anticipates that its pursuit of these targets, in conjunction with the ongoing global transition towards sustainable energy and the climate commitments made by governments and the private sector, will, over time, lead to declines in demand for conventional sources of energy such as coal, oil, gas, and timber in the future. These anticipated declines are likely to result in lower export and domestic consumption, presenting challenges to the Republic’s sectors centered on these natural resources. The Government is proactively addressing these challenges by seeking to diversify the national economy and investing in sustainable energy sources through initiatives such as the following:

•

Investment in emerging sectors. The Republic is channeling investments into renewable energy sectors such as solar, wind and geothermal energy. For example, following the Government mandate stipulated in Indonesia’s Law 3/2022 (as amended by Law No. 21 of 2023) (as defined herein) and Presidential Regulation 63/2022, the new capital city, Nusantara, must be powered by 100% renewable electricity and achieve net zero by 2045. The cultivation of these renewable energy industries is anticipated to yield economic benefits and stimulate job creation.

•

Developing value-added industries. The Republic has implemented policies to develop downstream manufacturing and refining industries that add value to the raw materials before export. This approach increases export value, creates jobs and stimulates domestic industrial growth. See “Economy and Gross Domestic Product — Principal Sectors of the Economy — Manufacturing Industry” for further information.

•	Expanding market access. The Republic is pursuing trade agreements and strengthening trade partnerships to open new market opportunities for export, including export of products other than natural resources. See “Foreign Trade and Balance of Payments — Membership in International and Regional Free Trade Agreements” for more information.

•

Infrastructure improvements. Infrastructure development aims to enhance connectivity between different geographies, elevate economic productivity, drive urbanization, facilitate the movement of labor, foster equitable regional development and boost foreign and domestic investment. These goals, if achieved, will lay a solid foundation for Indonesia’s economic diversification.

These efforts are expected to help reduce the Republic’s reliance on a narrow spectrum of commodities and to grow its economy, while steadfastly advancing towards its climate objectives.

The Law on Job Creation (as defined in “— Labor and Employment — Law on Job Creation”) substantially revamped Indonesia’s environmental law that was enacted in 2009 by virtue of Law No. 32 of 2009 on Environmental Protection and Management (as so amended, the “Environmental Law”). The Environmental Law is based on the concepts of sustainable development, prevention, precaution and a “polluter pays” principle and introduced environmental documentation and licensing requirements. Under the Environmental Law, all business activities must have an environmental document, either in the form of an environmental impact planning document (Analisis Mengenai Dampak Lingkungan (“AMDAL”)), an environmental management/monitoring efforts report (Upaya Pengelolaan Lingkungan Hidup dan Upaya Pemantauan Lingkungan Hidup (“UKL-UPL”)), or a written statement on readiness to manage and monitor the environment (Surat Pernyataan Pengelolaan Lingkungan Hidup (“SPPL”)). An AMDAL is a comprehensive study of the potentially significant environmental impacts of a proposed business. A UKL-UPL covers the monitoring and management efforts undertaken by businesses that are unlikely to have a significant impact on the environment. An SPPL is typically required by services providers. These documents must be obtained before the business can apply for a business license. The Law on Job Creation simplified such environmental licensing policy by, among other things, integrating the environmental license into the business license (perizinan berusaha) which is now administered through the Online Single Submission (“OSS”) system. The OSS system is an electronic licensing platform launched in 2018 and managed by the OSS Institution (Lembaga OSS), which is managed by BKPM.

The Ministry of Environment and Forestry received a budget for 2021 of Rp7,957.1 billion, or approximately U.S.$509.4 million, for 2022 of Rp7,120.4 billion, or approximately U.S.$496.2 million, for 2023 of Rp7,516.0 billion, or approximately U.S.$507.8 million, for 2024 of Rp7,715.1 billion, or approximately U.S.$514.3 million. Under the administration of President Prabowo Subianto, the Ministry of Environment and Forestry has been restructured into two distinct ministries: the Ministry of Environment and the Ministry of Forestry. The Ministry of Environment received a budget for 2025 of Rp1,079.8 billion, or approximately U.S.$67.1 million, and for 2026 of Rp1,396.4 billion, or approximately U.S.$83.7 million. The Ministry of Forestry received a budget for 2025 of Rp5,158.5 billion, or approximately U.S.$320.5 million, and for 2026 of Rp6,039.3 billion, or approximately U.S.$362.2 million. The budgets are focused on improving water quality, air quality, forest and land rehabilitation, mangrove rehabilitation, hazardous material and hazardous waste management, conservation forest management, domestic waste management, and environmental law enforcement.

In recent years, Jakarta has been plagued by frequent floods amid peaks in the rainy season given inadequate infrastructure and water management, resulting in the temporary relocation of tens of thousands of residents. Jakarta is also experiencing land subsidence issues primarily due to deep groundwater extraction combined with demand pressure from high-rise buildings in Jakarta. To address this, the Ministry of Public Works and Housing introduced a National Capital Integrated Coastal Development master plan, under which a giant seawall is proposed to be constructed in the north of Jakarta Bay in an effort to protect Jakarta from floods, and large lagoons will be built within the seawall to accommodate the water flow from 13 rivers in Jakarta. The construction of the giant seawall, as part of the master plan, is expected to be completed in 2030, reflecting a two-year delay from the 2028 target driven by budget and logistics challenges.

In addition, the Ministry of Public Works and Housing is collaborating with the Ministry of Environment and Forestry on an environmental program to build regional domestic waste infrastructure and domestic wastewater treatment in order to improve environmental quality.

Energy Security

To enhance energy security, promote economic self-sufficiency, and support sustainable development, the Government is accelerating the development of biodiesel. Beginning in 2025, the Government started to implement its B40 biodiesel mandate, which requires a 40% blend of palm oil-based fuel with 60% diesel. The target is to increase this blend to 50% by 2027. To facilitate the implementation of biodiesel, the Government is providing financial support, including a projected annual biodiesel incentive of Rp35.8 trillion and projected annual biodiesel subsidy and compensation of Rp51.4 trillion from 2025 to 2029.

In addition, the Government is encouraging private sector participation in the development of the upstream electricity ecosystem, which encompasses electricity generation and transmission. This sector has traditionally been dominated by SOEs, but the Government believes that greater private sector involvement is key to satisfy the country’s electrification investment needs. The Government has set a target for renewable energy to account for 19% of Indonesia’s power generation by 2029 and 23% by 2034. To achieve these goals, the required investments are estimated at Rp1,410 trillion by 2029 and Rp2,820 trillion by 2034.

Population

Indonesia had a population of approximately 287.2 million in 2025 and is the fourth most populous country in the world, after India, China and the United States. The population is primarily concentrated in Java (estimated at approximately 159.2 million in 2025). In 2025, Jakarta, the capital, was estimated to have a population of approximately 10.7 million.

Indonesia’s population is young and growing. In 2025, the Government estimated that approximately 23.7% of the population was under 15 years of age, approximately 68.7% was 15 to 64 years of age, and approximately 7.5% was 65 years of age or above. The annual population growth rate during the period of 2020 to 2025 was 1.3% per annum.

Indonesia’s population is predominantly Muslim, with a significant Christian minority and the remaining consists of Hindus, Buddhists and followers of other religions. Indonesia’s population is primarily of Malay descent, but consists of more than 300 ethnic groups, including the Acehnese, Batak and Minangkabau in Sumatera; the Javanese and Sundanese in Java; the Madurese in Madura; the Balinese in Bali; the Sasak in Lombok; the Minahasan, Makassarese, Toraja and Bugis in Sulawesi; the Dayak in Kalimantan; and the Dani and Asmat in Papua. The country’s population also includes people of Chinese, Arab, Eurasian, Indian and Pakistani backgrounds.

The national language is Bahasa Indonesia, which is based on the Malay language. English is widely used and taught in most secondary schools.

In total, approximately 500 languages and dialects are spoken throughout Indonesia.

Government and Political Developments

Political History and Development of Political Parties

From 1605 until its independence in 1945, Indonesia was under almost continuous Dutch colonial rule. The period of Dutch administration was interrupted by a short period of British colonial rule in the 19th century and ended by the Japanese occupation for three years before Indonesia proclaimed its independence on August 17,

1945. In the same year, Indonesia adopted its Constitution. In 1967, the executive power was transferred from President Soekarno to General Soeharto who served as Indonesia’s President until 1998, when he resigned in the aftermath of social unrest that followed the 1997 Asian financial crisis.

The post-Soeharto era, which is known in Indonesia as the Reformasi, led to changes in various governmental institutions and structural reforms of the judiciary, legislature, and executive office. Between 1999 and 2002, the Constitution was amended to strengthen constitutional checks-and-balances and the separation of powers and provide for a more direct democracy.

While Indonesia has successfully conducted elections in the past, the country continues to face various socio- political issues and has, from time to time, experienced political instability and social and civil unrest. Since 2000, demonstrations have taken place in Jakarta and other Indonesian cities both for and against former President Megawati and subsequent administrations, as well as in response to specific issues, including the introduction of new bills, laws and/or policies by the Government, reductions in fuel or electricity subsidies, privatization of state assets, anticorruption measures, decentralization and provincial autonomy, actions of former Government officials and their family members, and geopolitical events. Despite a few demonstrations that turned disruptive, Indonesia has gone through several major elections that were generally peaceful and led to successful transition.

2024 Indonesian General Elections

The 2024 general election was held on February 14, 2024 to elect the president, the vice president, members of the House of Representatives (Dewan Perwakilan Rakyat (“DPR”)), members of the Regional Representatives’ Council (Dewan Perwakilan Daerah (“DPD”)), and members of local legislative bodies at the province and regency levels.

On March 20, 2024, the general election commission confirmed the election of Prabowo Subianto and Gibran Rakabuming Raka to serve as president and vice president, respectively, until 2029. Members of the DPR, DPD and local legislative bodies were sworn in on October 1, 2024, and the president and the vice president were sworn in on October 20, 2024.

Central Government

The Government is based on the Constitution, under which the Republic is structured as a unitary republic. The Constitution enshrines a set of fundamental principles known as Pancasila (the five principles), encompassing belief in one supreme God, humanity, the unity of Indonesia, democracy led by the wisdom of deliberations among representatives and social justice for all.

The Constitution vests the sovereignty in the country’s people and establishes the office of the President, the People’s Consultative Assembly (Majelis Permusyawaratan Rakyat, or the “MPR”), which consists of the DPR and the DPD, the Supreme Audit Agency (Badan Pemeriksa Keuangan), the Supreme Court (Mahkamah Agung), the Constitutional Court (Mahkamah Konstitusi) and the Judicial Commission (Komisi Yudisial).

The MPR has the authority to amend the Constitution and inaugurate and dismiss the President. The MPR has a bicameral structure, consisting of the DPR, which is the principal legislative body, and the DPD. The DPR has 580 members. Starting from 2024, the DPD has 152 members, consisting of four members from each province.

Members of the DPR are elected by a proportional representation system. The DPD members are elected in non-partisan elections based on a plurality of votes within the relevant electorate.

Each of the DPR and the President has the power to initiate legislation. All legislation, including the Republic’s budget, must be approved by both the DPR and the President. While the DPD is able to initiate legislation regarding regional matters, this is subject to approval from both the DPR and the President.

The President has the authority and responsibility for the conduct of the administration of the Republic. This includes the authority to declare war, make peace, conclude treaties with other states and propose statutes; these presidential actions must, however, be approved by the DPR before taking effect. Constitutional amendments in 1999 restrict the President and Vice President to a maximum of two five-year terms.

The President is assisted in the administration of his responsibilities by ministers who are appointed and dismissed by the President and who are responsible only to the President.

Formation of Cabinet under President Prabowo Subianto’s administration

On October 21, 2024, one day after his inauguration, President Prabowo Subianto issued Presidential Regulation Number 139 of 2024 on the Arrangement of Duties and Functions of State Ministries in the Red and White Cabinet for the 2024-2029 period. The 48 ministries include 22 new ministries and agencies, created through the establishment of new entities and the reorganization of existing ones. Seven of the 48 ministries are coordinating ministries which oversee and coordinate the ministries and agencies within their respective sectors, compared to four coordinating ministries under the prior administration. President Prabowo Subianto also dissolved the Cabinet Secretariat, a government agency that previously worked directly beneath and was answerable to the President, mandating that its duties and functions be integrated into the ministries responsible for managing the relevant government affairs.

Asta Cita

President Prabowo Subianto and Vice President Gibran Rakabuming Raka have adopted a comprehensive strategy to address Indonesia’s socio-economic challenges. The strategy, which is also referred to by the sanskit term “Asta Cita” (eight aspirations), comprises:

1.	strengthening the Constitutionally-enshrined ideology of Pancasila (the five principles), democracy, and human rights;

2.

consolidating the national defense and security system and fostering national self-reliance through self- sufficiency in food, energy, water, Islamic economy, digital economy, green economy and blue economy;

3.

continuing infrastructure development and improving quality employment opportunities, promoting entrepreneurship, expanding creative industries, and developing agro-maritime industries in production centers through active cooperative involvement;

4.

strengthening the development of human resources, gender equality and the achievements in respect of science, technology, education, health and sports, and empowering the roles of women, youth (millennials and Generation Z), and persons with disabilities;

5.	continuing downstream processing and developing natural resource-based industries to increase domestic value-add in the supply chain;

6.	fostering economic growth, equity, and poverty eradication from the village and grassroot levels;

7.	intensifying political, legal, and bureaucratic reform, and strengthening efforts to prevent and eradicate corruption, drugs, gambling, and smuggling; and

8.	promoting harmonious lives in alignment with the environment, nature and culture, and increasing religious tolerance to achieve a just and prosperous society.

Revision of Law No. 34/2004 on the Indonesian Military

On March 20, 2025, the House of Representatives, or DPR, amended Law No. 34/2004 on the Indonesian Military pursuant to Law No. 3 of 2025. The amendment introduces several changes, including provisions to raise the retirement ages of senior military officers and introduce two new duties for military operations other than war: resolving cyber defense threats and protecting and safeguarding citizens and national interests abroad. Additionally, pursuant to an amendment that has attracted criticism from observers as being at risk of undermining civilian supremacy, the amendment expanded the list of government agencies where military personnel can hold positions. Previously, military personnel could serve in ten primarily security-related government agencies, such as the Ministry of Defense and the State Intelligence Agency. The amended law now permits military personnel to assume positions in certain other agencies, including the National Border Management Agency, the National Counterterrorism Agency, the Maritime Security Agency, and the Attorney General’s Office, without requiring the military personnel to retire or resign from military service before taking those positions. Military personnel must still retire or resign from the military if they wish to assume positions in other agencies that are not covered by the amended law.

Judicial System

The Constitution states that the Indonesian judicial system must be independent and that judicial authority is to be exercised by the courts free from the influence of non-judicial power. The Republic’s judicial power is exercised by the Supreme Court, various lower courts and the Constitutional Court. The courts below the Supreme Court are organized by subject matter jurisdiction. These courts include the general, religious, military and administrative courts. The general courts have jurisdiction over all criminal and civil cases outside the limited jurisdiction of any of the special courts. The religious courts have jurisdiction over cases such as family law among Muslims. The military courts have jurisdiction over cases involving military personnel. The administrative courts have jurisdiction over actions involving certain Government decisions.

Furthermore, there are several special courts under the general courts and the administrative courts such as (i) commercial courts, which have jurisdiction over bankruptcy cases and intellectual property rights cases (except trade secrets); (ii) juvenile courts, which have jurisdiction over child cases; (iii) human rights courts, which have jurisdiction over gross violations of human rights cases; (iv) corruption courts, which have jurisdiction over corruption cases; (v) labor courts, which have jurisdiction over industrial relations cases; (vi) fishery courts, which have jurisdiction over criminal fishery cases; and (vii) tax courts which have jurisdiction over tax disputes. The Supreme Court also has the authority to issue opinions on legal matters to various Government authorities and officials, to order a court to adjudicate a particular matter or to set aside an unlawful decision. The Constitutional Court has exclusive jurisdiction with respect to questions of constitutional law.

Regional Governments and Regional Autonomy

Indonesia has 38 provinces, including the special capital region of Jakarta. Each province is headed by a governor and consists of several subdivisions. There are two types of subdivisions, namely kabupaten, or regencies, and kota, or municipalities. Political and governmental arrangements in regencies and municipalities are generally similar, but municipalities tend to be more urban. Regencies and municipalities are divided into kecamatan, or districts, which in turn are further divided into kelurahan, or villages, or sub-districts. Indonesia consists of 416 regencies and 98 municipalities in 38 provinces. The latest regional elections were held on November 27, 2024 across 37 provinces, 415 regencies and 93 municipalities.

Over the past two decades, the central Government has promoted and created significant regional autonomy through legislation. Under current law, government matters are divided into three areas:

(i)	matters that are solely under the authority of the central Government, such as foreign affairs, defense, security, judicial, national fiscal and monetary matters, and religion;

(ii)	matters that are concurrently implemented by the central Government, provincial governments and regency/municipal governments. Based on the Law on Job Creation, the Government may determine the implementation of these concurrent matters based on, among others, certain norms, standards, procedures and criteria as determined by the central Government. These include:

(a)

mandatory matters to be implemented by regional governments, namely basic services, which consists of education, health, public works and special planning, housing, social order and social welfare, and non-basic services. Social welfare and non-basic services are further divided into other matters such as labor, women’s empowerment and child protection, food sustainability, land policy, living environment, population administration and civil registration, community and village empowerment, population control and family planning, transportation, communication and informatics, cooperatives, plantations, investment, youth and sports, statistics, encryption, culture, libraries and archives; and

(b)	optional matters to be implemented by regional governments, namely maritime and fisheries, tourism, agriculture, forestry, energy and mineral resources, trade, industry and transmigration; and

(iii)

matters that are solely under the authority of the President as head of Government, such as Army, Navy and Air Force affairs, the appointment and the replacement of ambassadors and consuls, the granting of pardon and rehabilitation, amnesty and abolition, award of titles, decorations and other marks of state honor.

The provinces of Aceh, Jakarta, Yogyakarta, Papua, West Papua, South Papua, Central Papua, Highland Papua, and Southwest Papua enjoy special autonomy from the central Government. In Papua and West Papua, a portion of the population has shown support for the Free Papua Movement (generally known by its Indonesian initials, OPM). While there have been some violent incidents involving the armed wing of the OPM, including those targeting the Indonesian police, the National Armed Forces and police have taken measures to maintain security and order in these provinces, and the Government has continued its policy of promoting social welfare in Papua, West Papua, South Papua, Central Papua, Highland Papua, and Southwest Papua. The Government is addressing the concerns of certain groups seeking greater independence by expanding the powers of the local governments, investing in infrastructure, improving judicial access, instituting affirmative action programs, working to resolve differences among local ethnic groups, increasing welfare programs and infrastructure development and fostering business growth and investment in areas populated by these groups.

Terrorism

Several terrorism-linked bombing incidents have taken place in Indonesia over the years, including incidents linked to ISIS and Jemaah Islamiah, a Southeast Asian terrorist network linked to other terrorist organizations outside the region. In response to these incidents, security forces and the judiciary took action to bring the perpetrators to justice and have targeted terrorist networks. Since the emergence of ISIS, several terror attacks have been committed by ISIS or ISIS affiliated groups in Indonesia.

The deadliest terror attacks in Indonesia since 2002 Bali bombings were the Surabaya bombings on May 13, 2018, in which 15 civilians, one police officer and 13 suicide bombers were killed, and around 50 people were injured, and the Mako Brimob standoff on May 9, 2018, in which five police officers were killed. There have since been sporadic, less deadly suicide bombings and other instances of terrorism in Indonesia, though the threat remains and there could be additional outbursts of violence and destruction in the country.

Indonesia’s counter-terrorism efforts include laws in respect of counter-terrorism, anti-radicalization, money laundering, cyber security, and training efforts for police and security officers (including sending officers to Canada and the United States for training). Indonesia also participates in regional counter-terrorism efforts through the Association of South East Asian Nations (“ASEAN”), and global efforts through the United Nations. The Government also adopted de-radicalization/counter narrative measures as well as bolstered police anti-terror units with additional personnel, equipment and training. Over the course of the Widodo administration, several hundred terrorist suspects were reformed through de-radicalization measures.

Foreign Relations and International and Regional Organizations

Indonesia maintains close diplomatic relationships with neighboring countries and its major economic partners and aims to continue to strengthen economic relations with all its partners.

The Republic is one of the five founding members of ASEAN, an organization that was established in 1967 to ensure regional stability and is now committed to reducing development gaps among its member states (Brunei Darussalam, Cambodia, Indonesia, Laos, Malaysia, Myanmar, Philippines, Singapore, Thailand, Timor-Leste and Vietnam), which have entered into various agreements on mutual assistance and cooperation in several areas.

The Republic’s other principal memberships in international and regional organizations include:

•	United Nations;

•	the IMF;

•	the World Bank and certain World Bank-related organizations;

•	the Asian Development Bank (“ADB”);

•	the Chiang Mai Initiative Multilateralization;

•	the Credit Guarantee and Investment Facility (“CGIF”);

•	the Group of Twenty (“G20”), in which it is the only ASEAN member state that concurrently enjoys membership;

•	the Islamic Development Bank;

•	World Trade Organization;

•	the Asia Pacific Economic Cooperation (“APEC”), where it was one of the 12 founding economies and continues to play an important role;

•

the Asian Infrastructure Investment Bank, an initiative by the government of China which has a mission to improve social and economic outcomes by investing in sustainable infrastructure and other productive sectors in Asia and beyond;

•	the ASEAN Infrastructure Fund, a collaborative initiative between ASEAN countries and the ADB to establish a joint funding institution for infrastructure development in the ASEAN region; and

•	the Indian Ocean Rim Association (“IORA”).

Indonesia also seeks to lead other developing countries through its membership in the following organizations of developing countries: the Non-Aligned Movement, the Organization of Islamic Cooperation, the Group of 77 and China, the Developing 8, the Group of 15, and as observer at the G-24 Forum.

The Republic joined the Organization of Petroleum Exporting Countries (OPEC) in 1962, suspended its membership in 2009 after becoming a net oil importer, briefly reactivated its membership in 2016, and subsequently suspended participation again later that year.

In terms of bilateral cooperation with China, Indonesia has been pursuing opportunities to support Government’s infrastructure connectivity development program through the Belt and Road Initiative. This initiative led by the People’s Republic of China, comprises two segments: (i) the Silk Road Economic Belt, a land road route western mainland China that leads to Central Asia up to the Middle East; and (ii) the 21st Century Maritime Silk Road, a strategic and important sea-land encircling Southeast Asia, the Persian Gulf and reaching the Horn of Africa. This initiative promotes better connectivity among countries in Asia, Europe as well as Africa and South America, and also encourages trade balance, e-commerce, digital economy and financial inclusion. In 2017, Indonesia was actively involved in the formulation of the Guiding Principles on Financing the

Development for the Belt and Road Initiative. Key completed cooperation projects under the Belt and Road Initiative include the Jakarta–Bandung High-Speed Railway (“Whoosh”), which entered commercial service in October 2023, and the operational nickel-processing industrial parks at Morowali and Weda Bay. The Republic plans to extend the Whoosh railway to Surabaya and potentially to Banyuwangi.

Indonesia became a member of the IORA (an association that connects countries along the Indian Ocean region) in 1997. Since joining the IORA, Indonesia has been an active member and has directly engaged in a number of initiatives and Indonesia continues to promote economic and maritime diplomacy in the Indian Ocean region. Indonesia hosted the leader’s summit of IORA in Jakarta in March 2017, which concluded with the enactment of the IORA Concord (also referred to as the Jakarta Concord), which aims to lay the foundation and set the course for cooperation within the IORA in the coming years to overcome the increasingly complex problems in the Indian Ocean region.

On January 6, 2025, Indonesia joined BRICS, an intergovernmental organization comprising ten countries – Brazil, Russia, India, China, South Africa, Egypt, Ethiopia, Indonesia, Iran and the United Arab Emirates – as a full member.

Indonesia has been a key partner of the Organisation for Economic Co-operation and Development (“OECD”) since 2007 and became the first accession candidate country from Southeast Asia in February 2024. Indonesia submitted its initial memorandum for OECD accession on June 3, 2025.

The following table shows Indonesia’s capital participation in certain major international financial organizations as of December 31, 2025.

	As of December 31, 2025 Contributed capital
	Year of admission		Subscribed	Paid in

	(in millions of U.S. dollars)
Asian Development Bank(1)	1966		7,654.1	396.2
IMF(1)	1966	(2)	6,062.1	6,062.1
World Bank Group
International Bank for Reconstruction and Development	1966	(2)	3,481.8	249.9
International Development Association	1968		168.2	140.4	(4)
International Finance Corporation	1968	(3)	309.3	309.3
Multilateral Investment and Guarantee Agency	1986		20.0	3.8
Islamic Development Bank(4)	1975		1,643.1	315.5
International Islamic Trade Finance Corporation	1992		2.1	2.1
The Islamic Corporation for the Insurance of Investment and Export Credit(4)	1992		0.6	0.3
Islamic Corporation for the Development of the Private Sector	1992		22.2	22.2
International Fund for Agricultural Development	1977		94.9	94.9
Common Fund for Commodities	1980		1.0	1.0
Credit Guarantee and Investment Facility	2012		30.6	30.6
ASEAN Infrastructure Investment Bank	2015		3,360.7	672.1
ASEAN Infrastructure Fund	2012		120.0	120.0
International Rubber Consortium Limited	2002		4.0	4.0

Source: Bank Indonesia and Ministry of Finance

(1)	Denominated in Special Drawing Rights (“SDR”) of the IMF. Converted to U.S. dollars using the exchange rate on December 31, 2025 of U.S.$1.37071 to SDR 1.

(2)

Indonesia was readmitted as a member of the IMF and the International Bank for Reconstruction and Development in 1967. (It originally became a member of these organizations in 1954 and resigned its memberships in 1965.)

(3)	Indonesia rejoined the International Finance Corporation in 1968, it originally became a member in 1956 and resigned its membership in 1961.
(4)	Denominated in Islamic Dinars (ID 1 = SDR 1).

Foreign Relations

Indonesia embraces an “independent and active” foreign policy while being committed to maintaining a world order based on freedom, perpetual peace and social justice. This policy is ingrained in Indonesia’s Constitution and is a testament to Indonesia’s alignment to the aspirations of the international community as enshrined in the Charter of the United Nations. In this respect, Indonesia pursues an active role in global affairs while striving to strengthen multilateralism and avoiding involvement in conflicts or polarizations among major powers. Indonesia assumes leadership roles in the international community not to advance the interests of any group of countries, but rather build bridges and facilitate discussion of all countries for the common benefit of all.

Indonesia held the G20 Presidency from December 1, 2021 until November 30, 2022, during which Indonesia carried the theme “Recover Together, Recover Stronger” at the G20 Presidency. The Indonesian Presidency focused on three strategic issues: inclusive health management, digital-based economic transformation and the transition to sustainable energy use. Indonesia has continued to voice out developing and Global South countries’ needs and interests in various issues such as climate financing, sustainable development and energy transition.

As part of its effort to tackle the common issues faced by archipelagic and island states, such as sea level rise and climate change, Indonesia convened the 1st High-Level Meeting of Archipelagic and Island States Forum in Bali on October 11, 2023. The meeting was attended by 32 countries and four international organizations, and is intended to become a platform of inclusive collaboration that produces strategic and concrete solutions to the needs of its members.

Indonesia continues to contribute to global climate action and environmental sustainability. The Government participates actively in international climate forums, including the United Nations Framework Convention on Climate Change (UNFCCC) process, and supports the implementation of the Paris Agreement. Indonesia has also advanced regional and global initiatives on energy transition, climate financing and sustainable resource management, including efforts to promote carbon markets and reduce emissions from deforestation and land use.

Indonesia is increasingly engaged in development cooperation through South–South and triangular cooperation frameworks. Through its Indonesian Aid (Lembaga Dana Kerja Sama Pembangunan Internasional), the Republic provides technical assistance, capacity building and targeted financing support to partner countries in areas such as infrastructure, public health, disaster risk management and economic development. These initiatives reflect Indonesia’s commitment to sharing development experience and supporting sustainable growth in other developing nations.

Indonesia continues to support international cooperation in addressing global economic and financial challenges, including through its participation in multilateral development institutions and global policy forums. The Government remains committed to strengthening resilience, promoting sustainable development and fostering inclusive economic growth at both the regional and global levels.

In January 2026, Indonesia signed the Charter of the Board of Peace in Bad Ragaz, Switzerland, following President Prabowo Subianto’s attendance at the World Economic Forum in Davos, and became a member of this international body. The Government reaffirmed its longstanding commitment to promoting peace in Palestine through participation in the Board of Peace, which is tasked with monitoring post-conflict stabilization and rehabilitation efforts in Gaza, while continuing to support Palestinian independence and the achievement of a two-state solution consistent with the Republic’s independent and active foreign policy.

Maritime Boundaries Delimitation

The Government has conducted border diplomacy with its 10 neighboring countries, namely, India, Thailand, Malaysia, Singapore, Vietnam, the Philippines, Palau, Papua New Guinea, Timor-Leste, and Australia.

Indonesia has agreed on the following maritime boundaries:

•

several territorial sea boundaries with Malaysia (northern part of the Malacca Strait, southernmost part of the Malacca Strait, and the Sulawesi Sea) and Singapore (central, western and eastern part of the Singapore Strait), and completion of all Territorial Sea boundaries with Papua New Guinea;

•	Exclusive Economic Zone, or EEZ, with the Philippines, Australia, Papua New Guinea and Vietnam (the relevant agreement with Vietnam is pending ratification by Indonesia’s parliament); and

•	continental shelf with India, Thailand, Malaysia (Malacca Strait and South China Sea), Vietnam, Australia and Papua New Guinea.

Negotiations on the following maritime boundaries are ongoing:

•	remaining segments of territorial sea boundaries with Malaysia, Singapore and Timor-Leste;

•	Exclusive Economic Zone with India, Thailand, Malaysia, Palau and Timor-Leste; and

•	continental shelf with Malaysia, the Philippines, Palau, and Timor-Leste.

Indonesia aims to resolve these maritime boundaries through peaceful and diplomatic channels in accordance with international law.

South China Sea

Indonesia has been consistent in its position that it does not have overlapping territorial claims in the South China Sea with China. This position is based on the United Nations Conventions on the Law of the Sea (“UNCLOS”), and in line with the 2016 Award of the Permanent Court of Arbitration (“PCA”) on the South China Sea.

In the South China Sea, Indonesia only has maritime boundaries with Malaysia and Vietnam. In 2022, Indonesia and Vietnam have concluded its EEZ boundary negotiation. This significant achievement further signified Indonesia’s commitment to promote peaceful boundary negotiation and contribution to international law, in accordance with UNCLOS. Indonesia is currently negotiating the territorial sea boundary and the EEZ boundary with Malaysia.

Indonesia is working to maintain stability and security in the South China Sea in accordance with international law. In this regard, Indonesia as the non-claimant State to the South China Sea remains supportive of the negotiation of the Code of Conduct (“COC”) along with China and other ASEAN Member States which should be actionable, implementable, and in accordance with UNCLOS. The negotiation of COC has been initiated since November 2017, which is aimed to implement the 2002 ASEAN-China Declaration on the Conduct of Parties in the South China Sea (frequently referred to as the DOC) based on a negotiating framework agreed in August 2017. Indonesia is an active participant in ASEAN-China Senior Officials on the Implementation of the DOC and the ASEAN-China Joint Working Group on the Implementation of the DOC, which meet on a regular basis all year round to review the implementation of the DOC and to negotiate the COC.

Indonesia utilized its ASEAN Chairmanship in 2023 to accelerate the negotiation process of the COC, as it will help maintain security, safety, and stability in the region. It is hoped that the COC can become a set of rules to govern the conduct of parties in the South China Sea. In this case, the COC shall be based on international law, including UNCLOS in order to achieve a stable, safe and peaceful South China Sea region. The main elements of COC that Indonesia always emphasizes are preventing incidents; managing incidents (if they occur); and continuing with confidence building measures.

Indonesia continues to exercise its rights to pursue economic development of its exclusive economic zone off the coast of the Natuna Islands in the North Natuna Sea, which is also referred to as a part of the South China Sea. The Government remains committed to overseeing and securing the exploration and exploitation activities, and refraining from any provocative actions in maintaining peace and stability in the region.

With regard to the presence of foreign-flagged vessels in the South China Sea, Indonesia acknowledges the freedom of navigation in the Indonesian EEZ in the North Natuna Sea/South China Sea in accordance with UNCLOS. Accordingly, Indonesia has taken action against foreign-flagged fishing vessels which violate Indonesia’s sovereign rights over its EEZ.

Sustainable Government Securities Framework

The Republic published its Sustainable Government Securities Framework dated April 2025 for the issuance of sustainable bonds and sukuks to fund projects delivering environmental and social benefits. The Sustainable Government Securities Framework updates the Republic’s prior framework, the SDGs Government Securities Framework published in September 2021. Under the current framework, sustainable securities will be issued to fund eligible expenditures with a green and blue focus of 10 categories—namely, (i) renewable and clean energy, (ii) energy efficiency, (iii) climate change adaption, (iv) clean transportation, (v) waste management, waste to energy and pollution prevention and control, (vi) sustainable management of natural resources on land, (vii) sustainable management of natural resources on ocean, (viii) green tourism, (ix) green buildings, and (x) sustainable water and wastewater management—and social focus of four categories, namely, (i) employment generation and socioeconomic advancement and empowerment, (ii) food security and sustainable food systems, (iii) access to essential services, and (iv) affordable basic infrastructure. The Sustainable Government Securities Framework expressly excludes certain activities from consideration for eligible expenditures thereunder, including projects causing or contributing to deforestation, child or forced labor, adult entertainment, weapons, alcohol, tobacco, fossil fuels, gambling, highly polluting or carbon-intensive infrastructure, unsustainable biomass or feedstock projects, and wholesale or brokerage of precious metals, precious minerals, artworks and antiques.

The Republic’s 2030 SDGs targets have been described in the Roadmap of SDGs Indonesia, which was published by Bappenas pursuant to Presidential Regulation No. 59/2017. The 2030 SDGs targets include 17 targets with respect to green, social and sustainable development such as, among others, eradication of poverty and hunger, improvement of education, health and well-being, reduced inequalities, affordable and clean energy, climate action, and sustainable cities and communities. The Republic believes that eligible expenditures under the Sustainable Government Securities Framework will deliver environmental and social benefits as part of the Republic’s efforts in achieving its 2030 SDGs targets.

The Republic has implemented an evaluation and selection process to seek to ensure that an amount equal to the net proceeds from sustainable securities are used for eligible expenditures. The process involves a budget tagging process where various ministries select and tag projects that are reviewed primarily by the Ministry of Finance for expenditures with green and blue focus and by the Bappenas for expenditures with social focus. Tagged projects that fall into one or more of the eligibility criteria and that have a project development timeline consistent with the tenor of the relevant sustainable securities may be approved by the Bappenas and the Ministry of Finance, in coordination with other line ministries, to be funded by the proceeds of the relevant sustainable securities.

The Ministry of Finance manages and allocates the proceeds from each issue of sustainable securities and the ministries utilizing the proceeds track, monitor and report to the Ministry of Finance the environmental and social benefits of the eligible expenditures in their portfolio. A sustainable securities allocation register has been established to record the allocation of proceeds therefrom. For the sustainable securities issued, the Republic currently reports the fund allocation and the respective impacts annually. This reporting policy is not a contractual obligation of the Republic, and the Republic may decide to change its reporting policy or not comply with the policy at any time. If the Republic does provide such reports, they are published on a designated page of the Ministry of Finance’s website.

Although the projects are selected in accordance with the categories recognized under the Sustainable Government Securities Framework and are developed in accordance with relevant legislation and standards, the projects may fail to deliver the benefits as anticipated, and there can be no assurance that adverse environmental and/or social impacts will not occur during the design, construction, commissioning and operation of the projects.

A second party opinion on the Sustainable Government Securities Framework was published by an independent ratings and analytics firm on April 30, 2025, confirming the framework’s alignment with the International Capital Market Association’s Green Bond Principles (2021), Social Bond Principles (2023) and Sustainability Bond Guidelines (2021), as well as the ASEAN Capital Markets Forum’s ASEAN Green Standards 2018, ASEAN Social Bond Standards 2021 and ASEAN Sustainability Bond Standards 2018. The second party opinion is not, nor should be deemed to be, a recommendation to buy, sell or hold any securities.

Economy and Gross Domestic Product

Introduction

Indonesia has a balanced and diversified economy. The main challenges currently facing Indonesia’s economy include uncertainty in relation to the global economic recovery and commodity prices, which are crucial factors in determining the Republic’s export performance.

Domestically, factors that affect the economy are demographic growth and job creation, the country’s progress in implementing its infrastructure programs, maintaining relatively stable and low inflation and balancing domestic budgetary pressures against the burden of serving external debt.

Principal Sectors of the Economy

Indonesia’s principal economic sectors are manufacturing industry (including coal, oil and gas); agriculture, forestry and fishery; wholesale and retail trade, repair of motor vehicles and motorcycles; construction; and mining and quarrying.

The tables below show the composition of Indonesia’s GDP by sector at current prices and constant prices, respectively, for the periods indicated.

Gross Domestic Product by Industry

(at current prices)

	Year Ended December 31,										Three Months Ended March 31,
	2021	%	2022	%	2023	%	2024P	%	2025P	%	2025P	%	2026P	%

	(in billions of Rupiah and percentage of GDP)
Manufacturing Industry
Coal Industry and Oil and Gas Refining	320,009	1.9	363,620	1.9	400,447	1.9	403,578	1.8	424,185	1.8	98,749	1.7	102,584	1.7
Non-Coal, Oil and Gas Manufacturing Industries	2,946,897	17.4	3,228,155	16.5	3,499,615	16.8	3,799,289	17.2	4,117,335	17.3	991,785	17.5	1,077,040	17.4

Total Manufacturing Industry	3,266,906	19.2	3,591,775	18.3	3,900,062	18.7	4,202,867	19	4,541,520	19.1	1,090,534	19.2	1,179,625	19.1
Wholesale and Retail Trade, Repair of Motor Vehicles and Motorcycles	2,199,935	13.0	2,516,779	12.8	2,702,606	12.9	2,893,315	13.1	3,136,600	13.2	749,118	13.2	821,404	13.3
Agriculture, Forestry, and Fishery
Agriculture, Livestock, Hunting & Agriculture Services	1,672,938	9.9	1,805,454	9.2	1,932,533	9.2	2,107,419	9.5	2,379,116	10.0	558,063	9.8	612,853	9.9
Forestry and Logging	112,009	0.7	118,386	0.6	130,117	0.6	129,570	0.6	130,592	0.5	29,402	0.5	29,949	0.5
Fishery	469,594	2.8	505,061	2.6	555,041	2.7	554,677	2.5	610,748	2.6	129,864	2.3	140,823	2.3

Total Agriculture, Forestry, and Fishery	2,254,541	13.3	2,428,901	12.4	2,617,690	12.5	2,791,665	12.6	3,120,457	13.1	717,329	12.7	783,624	12.7
Mining and Quarrying
Oil, Gas and Geothermal Mining	461,703	2.7	587,597	3.0	521,070	2.5	526,156	2.4	525,436	2.2	132,951	2.3	142,371	2.3
Coal and Lignite Mining	603,138	3.6	1,296,912	6.6	1,116,571	5.3	850,454	3.8	827,364	3.5	213,512	3.8	204,220	3.3
Metal Ore	204,590	1.2	242,717	1.2	272,022	1.3	343,502	1.6	404,306	1.7	85,215	1.5	106,672	1.7
Other Mining and Quarrying	254,219	1.5	266,165	1.4	288,356	1.4	306,478	1.4	327,508	1.4	77,552	1.4	84,530	1.4

Total Mining and Quarrying	1,523,650	9.0	2,393,391	12.2	2,198,018	10.5	2,026,589	9.2	2,084,613	8.8	509,230	9.0	537,793	8.7
Construction	1,771,727	10.4	1,912,979	9.8	2,072,385	9.9	2,233,463	10.1	2,340,928	9.8	557,337	9.8	607,130	9.8
Government Administration, Defense, Compulsory Social Security	586,757	3.5	605,341	3.1	616,445	3.0	673,476	3.0	715,131	3.0	190,362	3.4	208,303	3.4
Information and Communication	748,803	4.4	812,737	4.1	883,637	4.2	960,022	4.3	1,048,704	4.4	251,539	4.4	273,556	4.4
Transportation and Warehousing	719,610	4.2	983,520	5.0	1,231,242	5.9	1,358,117	6.1	1,466,257	6.2	344,827	6.1	378,249	6.1
Financial and Insurance Service	736,187	4.3	809,371	4.1	869,168	4.2	922,811	4.2	979,736	4.1	240,725	4.2	260,020	4.2
Education Service	557,667	3.3	566,378	2.9	583,384	2.8	621,395	2.8	666,887	2.8	158,217	2.8	170,398	2.8
Other*	1,923,038	11.3	2,109,284	10.8	2,303,521	11.0	2,503,089	11.3	2,707,633	11.4	634,917	11.2	710,523	11.5

Gross Value Added at Basic Prices	16,288,821	95.9	18,730,454	95.6	19,978,158	95.6	21,186,809	95.7	22,808,465	95.7	5,444,133	96.1	5,930,625	95.9
Taxes less Subsidies on Products	687,930	4.1	858,006	4.4	914,154	4.4	952,182	4.3	1,012,638	4.3	221,814	3.9	256,538	4.1

Total GDP	16,976,751	100.0	19,588,460	100.0	20,892,312	100.0	22,138,991	100.0	23,821,104	100.0	5,665,947	100.0	6,187,163	100.0

Source: BPS

P	Preliminary.
*

Includes the Procurement of Electricity and Gas; Procurement of Water, Management of Trash, Waste and Recycle; Accommodation and Food Beverages Supply; Real Estate; Corporate Services; Health Service and Social Activity; and Other Services sectors.

Gross Domestic Product by Industry

(at constant 2010 prices)

	Year Ended December 31,										Three Months Ended March 31,
	2021	%	2022	%	2023	%	2024P	%	2025P	%	2025P	%	2026P	%

	(in billions of Rupiah and percentage of GDP)
Manufacturing Industry
Coal Industry and Oil and Gas Refining	203,766.9	1.8	211,339.8	1.8	220,139.6	1.8	222,427	1.7	237,826	1.8	55,224	1.7	57,366	1.7
Non-Coal, Oil and Gas Manufacturing Industries	2,081,054.8	18.7	2,185,263.2	18.7	2,287,660.2	18.6	2,396,428	18.5	2,519,761	18.6	612,431	18.8	643,917	18.7

Total Manufacturing Industry	2,284,821.7	20.5	2,396,603.0	20.5	2,507,799.8	20.4	2,618,855	20.3	2,757,586	20.3	667,655	20.5	701,282	20.3
Wholesale and Retail Trade, Repair of Motor Vehicles and Motorcycles	1,449,831.4	13.0	1,530,003.7	13.1	1,604,211.3	13.0	1,682,612	13.0	1,775,025	13.1	428,043	13.1	454,859	13.2
Agriculture, Forestry, and Fishery
Agriculture, Livestock, Hunting & Agriculture Services	1,072,977.7	9.6	1,097,952.2	9.4	1,099,950.6	8.9	1,109,130	8.6	1,172,839	8.6	280,363	8.6	296,559	8.6
Forestry and Logging	63,246.6	0.6	62,448.6	0.5	64,076.2	0.5	62,758	0.5	62,577	0.5	14,190	0.4	14,098	0.4
Fishery	267,966.6	2.4	275,452.4	2.4	290,575.4	2.4	292,559	2.3	307,031	2.3	66,972	2.1	68,836	2.0

Total Agriculture, Forestry, and Fishery	1,404,190.9	12.6	1,435,853.2	12.3	1,454,602.2	11.8	1,464,447	11.3	1,542,447	11.4	361,525	11.1	379,493	11.0
Mining and Quarrying
Oil, Gas and Geothermal Mining	260,546.1	2.3	247,985.8	2.1	249,801.4	2.0	247,850	1.9	250,675	1.8	61,549	1.9	59,636	1.7
Coal and Lignite Mining	261,709.8	2.4	282,943.8	2.4	311,291.2	2.5	332,527	2.6	328,349	2.4	80,458	2.5	79,527	2.3
Metal Ore	129,999.6	1.2	153,412.8	1.3	166,453.2	1.4	180,275	1.4	165,990	1.2	40,558	1.2	35,602	1.0
Other Mining and Quarrying	169,844.0	1.5	173,804.2	1.5	183,133.6	1.5	194,609	1.5	203,934	1.5	48,775	1.5	51,627	1.5

Total Mining and Quarrying	822,099.5	7.4	858,146.6	7.3	910,679.4	7.4	955,260	7.4	948,948	7.0	231,340	7.1	226,392	6.6
Construction	1,102,517.7	9.9	1,124,725.2	9.6	1,179,989.3	9.6	1,262,793	9.8	1,310,966	9.7	313,849	9.6	331,082	9.6
Government Administration, Defense, Compulsory Social Security	364,246.6	3.3	373,424.4	3.2	379,071.2	3.1	403,446	3.1	419,017	3.1	111,084	3.4	118,249	3.4
Information and Communication	696,506.1	6.3	750,319.0	6.4	807,304.6	6.6	868,447	6.7	940,947	6.9	227,340	7.0	243,566	7.1
Transportation and Warehousing	406,169.3	3.7	486,873.8	4.2	554,854.9	4.5	603,051	4.7	655,997	4.8	154,724	4.7	167,171	4.8
Financial and Insurance Service	464,637.7	4.2	473,623.8	4.0	496,236.8	4.0	519,736	4.0	540,302	4.0	134,393	4.1	140,677	4.1
Education Service	350,660.0	3.2	352,578.2	3.0	358,828.2	2.9	372,319	2.9	390,905	2.9	92,837	2.8	97,649	2.8
Other*	1323766.3	11.9	1415145.7	12.1	1509623.4	12.3	1,613,865	12.5	1,721,074	12.7	413,943	12.7	444,313	12.9

Gross Value Added at Basic Prices	10,669,447.2	95.9	11,197,296.6	95.6	11,763,201.1	95.6	12,364,830	95.7	13,003,214	95.7	3,136,732	96.1	3,304,732	95.9
Taxes less Subsidies on Products	450,612.5	4.1	512,926.6	4.4	538,251.5	4.4	555,703	4.3	577,311	4.3	127,858	3.9	142,951	4.1

Total GDP	11,120,059.7	100.0	11,710,223.2	100.0	12,301,452.6	100.0	12,920,532	100.0	13,580,525	100.0	3,264,590	100.0	3,447,683	100.0

Source: BPS

P	Preliminary.
*

Includes the Procurement of Electricity and Gas; Procurement of Water, Management of Trash, Waste and Recycle; Accommodation and Food Beverages Supply; Real Estate; Corporate Services; Health Service and Social Activity; and Other Services sectors.

Manufacturing Industry

Indonesia’s principal manufacturing industries include food products and beverages, coal and refined petroleum products, fabricated metal products, computer, electronic and optical products and electrical equipment. Other major manufacturing industries include transport equipment and chemicals, pharmaceuticals and botanical products. Manufacturing has been the largest contributor to economic growth since the 1980s. The manufacturing industry sector consists of the sub-sectors of (i) coal industry and oil and gas refining and (ii) non-coal, oil and gas manufacturing industries.

In 2021, Indonesia’s manufacturing industry grew by 3.4%, compared to 2020. Non-coal, oil and gas manufacturing industries grew by 3.7%, mainly driven by growth in the transportation equipment industry, basic metal industry, and machinery and equipment industry sub-sector, which grew by 17.8%, 11.5% and 11.4% respectively.

In 2022, the manufacturing industry grew by 4.9%, compared to 2021. This was due to a growth of 5.0% in the non-coal, oil and gas manufacturing industries and a growth of 3.7% in the coal, oil and gas refining industry, each as compared to 2021. The 5.0% growth in the non-coal, oil and gas manufacturing industries was primarily driven by a growth of 14.8% in the basic metals industry due to increased production of iron and steel as well as increasing foreign demand of basic metals, a growth of 10.7% in transportation equipment industry as a result of increased car production and a growth of 4.9% in food and beverages industry primarily because the growing demand for downstream natural resource products boosted refined crude palm oil production.

In 2023, the manufacturing industry grew by 4.6%, compared to 2022 and was the main source of economic growth in 2023. This was due to a 4.7% growth in the non-coal, oil and gas manufacturing industries and a 4.2% growth in the coal, oil and gas refining industry, each as compared to 2022. This performance was primarily driven by relatively strong domestic and global demand for Indonesian export products, such as basic metal industry products, metal goods, and transportation equipment. The results of the downstreaming policy contributed to the growth of the basic metal industry, which grew by 14.2%, compared to 2022. The metal goods, computers, electronic goods, optics, and electrical equipment industry grew by 13.7%, compared to 2022 due to increased demand for metal goods because of increased construction activity. Similarly, the transportation equipment industry grew by 7.6%, primarily due to an increased demand for motorcycles.

In 2024, the manufacturing sector grew by 4.4%, compared to 2023, driven by both domestic and external demand. This was primarily attributable to a growth of 13.3% in base metal industry, supported by Indonesia’s downstreaming policy, a growth of 5.9% in chemical, pharmaceutical and traditional medicine industry, a growth of 5.9% in food and beverage industry and a growth of 6.2% in metal goods, computers, electronic goods, optics and electrical equipment industry, driven by strong global and domestic demand for electronic components.

In 2025, the manufacturing sector grew by 5.3%, compared to 2024, driven by continued downstreaming activities and strong domestic demand. In 2025, the food and beverage subsector, which accounted for 34.7% of the manufacturing sector, grew by 6.4%, supported by an increase in domestic rice production and external demand for crude palm oil, dairy products, and frozen food products. Growth in the manufacturing sector was also bolstered by a growth of 15.7% in base metal industry, supported by rising export demand, particularly for iron and steel, nickel, and aluminum products. Additionally, the chemical, pharmaceutical and traditional medicine industry grew by 8.3% in line with the higher demand for health services and higher external demand for chemical materials.

In the first quarter of 2026, the manufacturing sector grew by 5.0%, compared to the first quarter of 2025, driven by continued downstreaming activities and strong domestic demand. In the first quarter of 2026, the food and beverage subsector, which accounted for 35.3% of the manufacturing sector, grew by 7.0%, supported by increased demand for food and beverage products during the Ramadan and Eid al-Fitr period, higher rice production, as well as export demand for crude palm oil and crude palm kernel oil. Growth in the manufacturing sector was also bolstered primarily by (i) a 10.3% increase in manufacturing of fabricated metal products, computer, optical products and electronic devices, supported by stronger external demand for electronic components and batteries, and (ii) a 7.4% increase in manufacturing of chemicals, pharmaceuticals and botanical products, supported by increased production in the chemical and pharmaceutical industries to meet both domestic and external demand.

The growth in manufacturing sector is in line with the Government’s downstreaming policy and policy of increasing the use of domestic products. The downstreaming policy aims to develop more value-added manufacturing and refining industries that add value to the raw materials before export. For example, since 2020 the Republic has banned the export of raw nickel and instead sought to encourage, through measures including tax incentives and local content requirements, onshore investment in industries that produce nickel-based products such as batteries for electric vehicles. In the first quarter of 2026, downstreaming-related investment reached approximately Rp147.5 trillion, representing about 29.6% of national investment realization and year-on-year growth of approximately 8.2%.

The downstreaming policy originally focused on a few mining commodities—i.e., nickel, copper, tin, bauxite and coal—and the Government has gradually expanded the policy coverage to other products. Under the administration of President Prabowo Subianto, the Government has devised a downstreaming roadmap encompassing over two dozen commodities, including not only mining commodities, but also gas, petroleum, agricultural products, forestry and marine resources, with priority accorded to: nickel, tin, copper, bauxite, iron/steel, silica sand, gas, petroleum, oil palm, coconut, shrimp, tuna fish, seaweed, salt, and tilapia. This policy direction is anchored in the 2025-2029 National Medium-Term Development Plan, with continued focus on domestic value addition and job creation. The Government expects Indonesia’s downstreaming policy to attract investment of up to U.S.$618.1 billion and create up to three million jobs by 2040.

The Government has also implemented policies to increase the use of domestic products, such as local content regulation aimed at bolstering domestic manufacturing and reducing reliance on imports. In November 2024, the Government temporarily banned the sale of products by a major international electronics manufacturer for failing to comply with a local content requirement that mandates that 35% of components in electronic devices be locally sourced, with the ban lifted in April 2025 upon the manufacturer’s certain investment commitment in the country. To support implementation of the downstreaming and local content agenda, the Government continues regulatory harmonization across sectors and enhancement of risk-based business licensing to improve ease of doing business, legal certainty and investment sustainability for downstream projects. The Government expects to continue to emphasize its downstreaming and local content policies to support Indonesia’s push to become part of global value-added supply chains and its broader growth ambitions.

Wholesale and retail trade, repair of motor vehicles and motorcycles

The wholesale and retail trade, repair of motor vehicles and motorcycles sector includes wholesale and retail trade, as well as the repair of motor vehicles, including motorcycles. In recent years, this has generally been the third largest segment of the economy, behind manufacturing and agriculture, forestry and fishery.

In 2021, the wholesale and retail trade, repair of motor vehicles and motorcycles sector increased by 4.7%, compared to 2020. This was mainly driven by the trade of cars, motorbikes and repair sub-sector, which grew by 12.1%, as a result of the implementation of sales tax incentives on luxurious goods which drove an increase in the number of car sales.

In 2022, the wholesale and retail trade, repair of motor vehicles and motorcycles sector grew by 5.5%, compared to 2021. This was driven by a growth of 5.9% in the trade of cars, motorbikes and repair subsector and a growth of 5.4% in the big trade and retail (not cars and motorcycles) subsector. These growths were driven by increased vehicle sales and the population’s increased visits to shopping areas, in line with the easing of mobility restrictions.

In 2023, the wholesale and retail trade, repair of motor vehicles and motorcycles sector grew by 4.8%, compared to 2022. This was driven by a growth of 4.9% in the wholesale and retail trade (excluding automobiles and motorcycles) subsector due to increased domestic trade activity and a 4.5% growth in the automobiles, motorcycles and their repairs subsector primarily due to increased sales of motorcycles (a 20.3% increase, as compared to 2022, which offset a 4.0% decrease in automobiles sales in 2023, as compared to 2022).

In 2024, the wholesale and retail trade, repair of motor vehicles and motorcycles sector grew by 4.9%, compared to 2023. This was driven by a growth of 5.9% in wholesale and retail trade of goods other than cars and motorcycles.

In 2025, the wholesale and retail trade, repair of motor vehicles and motorcycles sector grew by 5.5%, compared to 2024. This was driven by a growth of 6.6% in wholesale and retail trade of goods other than cars and motorcycles.

In the first quarter of 2026, the wholesale and retail trade, repair of motor vehicles and motorcycles sector grew by 6.3%, compared to the first quarter of 2025, driven by a growth of 7.3% in wholesale and retail trade of goods other than cars and motorcycles.

Agriculture, forestry and fishery

The agriculture, forestry and fishery sector consists of the sub-sectors of (i) agriculture, livestock, hunting and agriculture services, (ii) forestry and logging, and (iii) fishery.

In 2021, the agriculture, forestry and fishery sector grew by 1.8%, compared to 2020. This growth was mainly driven by the fishery sub-sector which grew by 5.5% due to an increased production of captured fish and seaweed cultivation. The agriculture, livestock, hunting, and agriculture services sub-sector grew by 1.1% and the forestry and logging sub-sector grew by 0.1%, as compared to 2020.

In 2022, the agriculture, forestry and fishery sector grew by 2.3%, compared to 2021. This growth was mainly driven by a growth of 2.8% in fishery subsector driven by increased production in captured and farmed fisheries, and a growth of 2.3% in agriculture, livestock, hunting, and agriculture services subsector partly due to the increases in rice, palm oil and cocoa production. The forestry and logging subsector declined by 1.3%, as compared to 2021, due to a significant decrease in log production in community forests.

In 2023, the agriculture, forestry and fishery sector grew by 1.3%, compared to 2022. This low growth was primarily due to the El Niño phenomenon, which caused a reduction in the production of food crops such as rice, corn, peanuts, and seasonal horticultural products such as vegetables. As such, the food crop and horticultural subsectors experienced contractions of 3.9% and 0.3%, respectively, compared to 2022. The fisheries subsector grew by 5.5% compared to 2022, primarily due to increased seaweed production. The livestock subsector grew by 3.7%, compared to 2022, due to the distribution of corn feed stocks to small-scale farmers to revive poultry farming businesses. The forestry and logging subsector grew by 2.6% compared to 2022 due to increased foreign demand for wood and non-timber forest products. The plantation subsector also grew by 1.7% compared to 2022, as a result of increased demand for palm oil products, both domestically and internationally.

In 2024, the agriculture, forestry and fishery sector grew by 0.7%, compared to 2023. This was primarily due to a growth of 2.8% in animal husbandry and a growth of 0.7% in plantation crops.

In 2025, the agriculture, forestry and fishery sector grew by 5.3%, compared to 2024. This was primarily due to a growth of 9.9% in food crops, in line with supportive measures such as the provision of additional subsidized fertilizer and agricultural machinery, as well as the improvement of irrigation infrastructure. The growth in agriculture, forestry and fishery was also supported by a growth of 7.8% in livestock and a growth of 3.0% in plantation crops.

In the first quarter of 2026, the agriculture, forestry and fishery sector grew by 5.0%, compared to the first quarter of 2025. This was primarily due to (i) a 7.6% increase in food corps, in line with the increase in harvested area and rice production, and (ii) an 11.8% increase in livestock, supported by higher demand for eggs and chicken during the Eid al-Fitr holiday period, as well as the impact of the expansion of Free Nutritious Meal program.

The following table sets forth production statistics for Indonesia’s most important agricultural products for the periods indicated.

Production of Principal Agricultural Products by Sub-sectors

	Year Ended December 31,
	2021	2022	2023	2024P	2025P
	(in thousands of tons, except as otherwise indicated)
Food crops
Rice(1)	54,415	54,749	53,981	53,143	60,207
Cassava	15,731	18,017	16,764	15,176	14,648
Corn	18,147	22,357	19,986	20,479	21,970
Sweet Potato	1,424	2,011	1,430	1,386	1,272
Soybeans (shelled)	213	243	349	218	N/A
Peanuts (shelled)	399	380	350	318	N/A
Mung beans	211	122	166	129	N/A
Estate cash crops
Dry Rubber	3,045	2,717	2,241	2,132	2,116
Coffee	786	775	759	813	833
Cocoa	688	651	632	617	616
Tea	138	125	117	119	116
Sugarcane	2,351	2,406	2,271	2,466	2,670
Tobacco	245	222	287	351	N/A
Palm Oil	45,121	46,819	47,084	48,164	51,660
Livestock
Meat	4,547	4,947	4,094	4,219	4,379
Eggs	5,893	6,339	6,585	6,876	6,538
Milk	903	824	787	808	821
Fish products
Captured Fish	7,225	7,400	7,846	7,393	7,850
Farmed Fish	14,648	14,776	15,361	15,755	13,216
Forestry(1)
Logs	54,939	56,665	59,751	57,473	56,419
Sawn Timber	2,660	2,297	2,118	2,102	1,905
Plywood	4,461	4,207	3,470	3,591	3,508

Sources: BPS, Ministry of Agriculture, Ministry of Marine Affairs and Fisheries, and Ministry of Environment and Forestry

P	Preliminary.
(1)	All units are in thousands of cubic meters.

Mining and Quarrying

Indonesia is a significant player in the global mining and quarrying industry with significant production of natural gas, coal, crude oil, tin, nickel, bauxite and copper.

In 2021, the mining and quarrying sector grew by 4.0%, compared to 2020. This was mainly driven by the metal ore mining sub-sector, which grew by 22.8% due to increase in copper and gold production. The oil, gas and geothermal mining sub-sector contracted by 4.4% due to a decrease in the amount of oil production.

In 2022, the mining and quarrying sector grew by 4.4%, compared to 2021. This was mainly driven by a growth of 18.0% in metal ore mining subsector driven by increased production of copper and gold in the mineral district of Grasberg, Papua, and increased demand from abroad, especially for gold and copper commodities. The coal and lignite mining subsector grew by 8.1% and the other mining and quarrying subsector saw a growth of 2.3%, due to the increased exports of mining commodities such as natural sand, precious stones, and natural asphalt. On the contrary, the oil, gas and geothermal mining subsector declined by 4.8%, as compared to 2021, due to unplanned shutdowns.

In 2023, the mining and quarrying sector grew by 6.1%, compared to 2022. This was mainly driven by a growth of 10.0% in the coal and lignite mining industry attributable to growth in coal exports, a growth of 8.5% in metal ore mining industry, driven by increased production of minerals such as gold, copper and nickel, and a growth of 5.4% in mining and other quarrying industry due to increased exports of mining commodities such as gemstones, gravel and sand. The oil and gas subsector grew by 0.7%, compared to 2022, in line with the optimization of oil exploitation and the exploitation of new gas sources after experiencing contractions in recent years.

In 2024, the mining and quarrying sector grew by 4.9%, compared to 2023. This was driven by a growth of 8.3% in metal ore mining, a growth of 6.8% in coal and lignite mining and a growth of 6.3% in mining and other excavations.

In 2025, the mining and quarrying sector contracted by 0.7%, compared to 2024. This was due to a contraction of 7.9% in metal ore mining and a contraction of 1.3% in coal and lignite mining, partially offset by a growth of 4.8% in other mining and quarrying and a growth of 1.1% in oil, gas and geothermal mining.

In the first quarter of 2026, the mining and quarrying sector contracted by 2.1%, compared to the first quarter of 2025. This was primarily due to a contraction of 12.2% in iron ore mining and a contraction of 3.1% in crude petroleum, natural gas and geothermal mining, partially offset by a growth of 5.8% in other mining and quarrying.

As products in the mining and quarrying sector are internationally traded commodities with prices set by the world markets, the performance of this sub-sector is primarily affected by international market prices. See “ — Foreign Trade and Balance of Payments — Exports and Imports.”

Oil and Natural Gas

The oil and gas market in Indonesia is characterized by the presence of large, diversified companies with highly vertically integrated operations throughout oil exploration, production, refining, transportation and marketing. Pertamina, a state-owned enterprise, or SOE, plays an important role in the production of oil and gas in Indonesia.

Oil and gas exports contributed 5.3%, 5.5%, 6.2%, 6.4% and 3.5% to total exports in 2021, 2022, 2023, 2024 and 2025, respectively. In 2021, 2022, 2023 and 2024, oil and gas revenues comprised 7.4%, 8.6%, 6.7% and 6.3%, respectively, of the Government’s domestic revenue (inclusive of income tax revenue from the oil and gas sub-sector). The 2025 contribution percentage is not comparable to prior years due to the Government’s reorganization of its SOE equity and the transfer of Series B shares to BPI Danantara beginning in March 2025. See “State-Owned Enterprise” for more information. The fluctuations in exports and contribution to domestic revenue are due to the natural decline in the reservoir performance and lack of discovery and production of replacement reserves, fluctuating commodities pricing during the period and also the growth of other sectors in the economy.

The following table sets forth crude oil production by source for the periods indicated.

Crude Oil Production by Source(1)

	Year Ended December 31,
	2021	2022	2023	2024P	2025P
	(in millions of barrels)
Pertamina	26	26	25	24	25
Production sharing contracts(2)	215	198	196	188	187

Total	241	224	221	212	212

Source: Ministry of Energy and Mineral Resources

P	Preliminary.
(1)	Includes production of crude oil condensate.
(2)

Most of the production under production sharing contracts is provided to Pertamina. Production sharing contracts are a common type of joint cooperation contract used in Indonesia’s oil and gas upstream sector, under which the Government and the contractor agree to split the production measured in revenue based on agreed percentages.

The table below sets forth Indonesia’s proven crude oil reserves for the periods indicated based on estimates prepared by (1) the Ministry of Energy and Mineral Resources’ Reserve Oil and Gas Evaluation Team, which is composed of representatives from the Oil and Gas Directorate of the Ministry of Energy and Mineral Resources, the Center of Research and Development of Oil and Gas Technology of the Ministry of Energy and Mineral Resources (the “TECP”) and (2) the Special Task Force for Upstream Oil and Gas Business Activities (“SKK Migas”, which is a government entity responsible for supervising upstream oil and gas activities) based on reports received by SKK Migas from various oil and gas contractors. Proven crude oil reserves include developed and undeveloped volumes that are economically recoverable at either current prices or forecasted future prices as calculated by each relevant contractor under the coordination of SKK Migas. Estimates of proven crude oil reserves are comparable to estimates prepared using international standards and include total volume without regard to the direct economic benefit of Indonesia. Estimates are prepared pursuant to the Petroleum Resources Management System sponsored by the Society of Petroleum Engineers.

Proven Crude Oil Reserves

Year	Proven Crude Oil Reserves
(in million stock tank barrels)
2021	2,245.2
2022	2,271.6
2023	2,413.2
2024	2,287.8
2025P	2,325.7

Source: Ministry of Energy and Mineral Resources

P	Preliminary.

The following table sets forth Indonesia’s crude oil exports by source for the periods indicated.

Crude Oil Exports(1)

	Year Ended December 31,
	2021	2022	2023	2024	2025P
	(in millions of barrels)
Production sharing contracts(2)	44	15	21	27	23
Government and government-designated(3)	0	0	0	0	0

Total	44	15	21	27	23

Source: Ministry of Energy and Mineral Resources

P	Preliminary.
(1)	Includes exports of crude oil condensate.
(2)

Most of the production under production sharing contracts is provided to Pertamina. Production sharing contracts are a common type of joint cooperation contract used in Indonesia’s oil and gas upstream sector, under which the Government and the contractor agree to split the production measured in revenue based on agreed percentages.

(3)	Exports by Pertamina and entities designated by SKK Migas are reported together.

The following table sets forth the average price of Indonesian crude oil, measured by the ICP, for the periods indicated.

Average Price of Crude Oil

	As of December 31,					As of March 31,
	2021	2022	2023	2024P	2025P	2025P	2026P
	(in U.S. dollars per barrel)
ICP(1)	68.5	97.0	75.5	71.2	61.1	83.8	71.1

Sources: Directorate General of Oil and Gas, Ministry of Energy and Mineral Resources

P	Preliminary.
(1)	For a description of the ICP, see “Certain Defined Terms and Conventions.”

The following table sets forth natural gas production by source for the periods indicated.

Natural Gas Production by Source(1)

	Year Ended December 31,
	2021	2022	2023	2024	2025P
	(in millions of cubic feet)
Pertamina	324	311	305	296	289
Production sharing contracts(2)	2,109	2,058	2,115	2,193	2,188

Total	2,433	2,369	2,420	2,489	2,478

Source: Ministry of Energy and Mineral Resources

P	Preliminary.
(1)	Includes LPG.
(2)

Most of the production under production sharing contracts is provided to Pertamina. Production sharing contracts are a common type of joint cooperation contract used in Indonesia’s oil and gas upstream sector, under which the Government and the contractor agree to split the production measured in revenue based on agreed percentages.

The table below sets forth Indonesia’s proven natural gas reserves for the periods indicated based on estimates prepared by the TECP and SKK Migas based on reports from various oil and gas contractors. Proven natural gas reserves represent marketable volumes that generate sales revenue. Estimates of proven natural gas reserves are comparable to estimates prepared using international standards and include total volume without regard to the direct economic benefit of Indonesia. Estimates are prepared pursuant to the Petroleum Resources Management System sponsored by the Society of Petroleum Engineers.

Proven Natural Gas Reserves

Year	Proven Natural Gas Reserves
(in trillions of standard cubic feet of gas)
2021	41.6
2022	36.3
2023	35.3
2024P	33.8
2025P	34.7

Source: Ministry of Energy and Mineral Resources

P	Preliminary.

Minerals

The Republic’s major mineral products are coal, nickel, copper and bauxite, and it has substantial resources of each of these minerals. In recent years, the Government has pursued policies designed to increase the production and export of value-added products using these mineral resources.

Under Law No. 4 of 2009 on Mineral and Coal Mining enacted by the Government in January 2009 (which was subsequently amended by Law No. 3 of 2020 enacted in June 2020 and further amended by Article 39 of the Law on Job Creation, as so amended, the “Mining Law”), two new types of licenses were created: ijin usaha pertambangan (“IUP”) and ijin usaha pertambangan khusus (“IUPK”). Subsequent to the enactment of the Mining Law, the Government issued various regulations thereunder, including (i) regulations mandating the domestic processing and refining of minerals, (ii) regulations requiring the reclamation of areas affected by mining activities, (iii) regulations related to local community development and empowerment, optimization and conservation of mineral resources, and job opportunities for local mining service providers and local communities surrounding a mining area and (iv) regulations relating to procedures for the granting of a production operation special mining permit, which provide guidelines for the granting of an operation production IUPK in order to continue the operation of a contract of work.

Grasberg Copper Mine

On September 27, 2018, the Indonesian state-owned enterprise PT Indonesia Asahan Aluminium (Persero) (“MIND ID”), entered into various agreements with Freeport McMoRan Inc (“FCX”), the parent company of Freeport Indonesia, the operator of the Grasberg copper mine in the province of Papua, Rio Tinto and other relevant parties in connection with MIND ID’s acquisition of a 51.2% share ownership in Freeport Indonesia and other interests related to the Grasberg copper mine for a cash consideration of U.S.$3.85 billion, following a dispute between the Government and Freeport Indonesia relating to the failure to convert the mine’s contract of work into an IUPK.

The transaction was completed in December 2018, pursuant to which MIND ID owns, directly and indirectly, 51.2% beneficial equity interest in Freeport Indonesia (subject to a dividend assignment mechanism to replicate the joint venture economics), and FCX’s ownership is 48.8%. FCX continues to manage the operations of Freeport Indonesia.

On February 18, 2026, the Government, Freeport Indonesia and FCX entered into a memorandum of understanding pursuant to which Freeport Indonesia’s IUPK will be amended to grant a life-of-resource extension of operating rights, subject to evaluation every 10 years. Under the MOU, FCX will transfer a 12% share interest in Freeport Indonesia to the Government free of charge in 2041, provided the acquiring party will reimburses FCX for its pro-rata costs using book value for investments that benefit the post-2041 period; however, FCX will maintain control over operations for the life of the project.

In September 2025, Freeport Indonesia reported a mud-rush incident at the Grasberg Block Cave that resulted in fatalities and the temporary suspension of mining operations across the Grasberg minerals district, followed by force majeure notifications. The phased restart of activities at the mine is currently expected toward the end of 2027, with full operations resuming in early 2028.

Revocation of Mining Business Licenses

In January 2026, the Government revoked certain mining business licenses, including that of Agincourt Resources, the operator of the Martabe gold mine in North Sumatra, citing environmental and regulatory compliance issues related to flooding events. In March 2026, the Government restored Agincourt Resources’ relevant licence, with mining operations at the Martabe gold mine scheduled to resume in May 2026. The Government continues to affirm its commitment to environmental stewardship, the rule of law, and fair treatment of investors consistent with applicable regulations.

Construction

Over the last five years, besides the development of a basic public services infrastructure, the main drivers of the construction sector were improvement works in the areas of communications and logistics infrastructure, transportation and electrification.

In 2021, the construction sector grew by 2.8%, compared to 2020. This was in line with the increase in infrastructure activities and the increase in imports of raw materials for construction activities.

In 2022, the construction sector grew by 2.0%, compared to 2021. This growth was in line with the increase in infrastructure activities and the increase in imports of raw materials for construction activities, as the Covid-19 related social restrictions eased and the economy was recovering.

In 2023, the construction sector grew by 4.9%, compared to 2022. This growth was primarily due to the Government’s capital expenditure activities to support national strategic projects and the development of basic infrastructure in the new capital city, Nusantara. Key construction indicators, such as domestic cement sales, saw a 4.1% increase in 2023, compared to 2022.

In 2024, the construction sector grew by 7.0%, compared to 2023, as a result of the continued development of Nusantara and national strategic projects, as discussed in “Infrastructure Development” below.

In 2025, the construction sector grew by 3.8%, compared to 2024, supported by infrastructure development, particularly national strategic projects such as public kitchens for free nutritious meals and public schools.

In the first quarter of 2026, the construction sector grew by 5.5%, compared to the first quarter of 2025, in line with higher realization of Government capital spending on buildings, road and irrigation, as well as increased construction activity supported by higher demand for construction materials.

Transportation and Warehousing

The transportation and warehousing sector comprises the sub-sectors of (i) railway transport, (ii) land transport, (iii) sea transport, (iv) river, lake and ferry transport, (v) air transport and (vi) warehousing and support activities for transportation; postal and courier.

In 2021, the transportation and warehousing sector grew by 3.2%, compared to 2020. This was partly due to increased mobility in public transportation and recreational areas.

In 2022, the transportation and warehousing sector grew by 19.9%, compared to 2021. This was primarily due to a growth of 40.5% in warehousing and transportation support services, and post and courier, a growth of 66.9% in air freight and a growth of 8.7% in land transport.

In 2023, the transportation and warehousing sector grew by 14.0%, compared to 2022, due to increased societal mobility. In particular, air transport grew by 29.0% due to increased number of domestic and international passenger, while rail transport grew by 23.7% due to increased number of passengers, additional schedules for long-distance trains and the opening of new routes including the Jakarta-Bandung High Speed Rail and the Jabodebek Integrated Corridor Light Rail Transit. The warehousing and transportation support services, and post and courier subsector also grew by 17.9% and the sea freight subsector grew by 15.5%.

In 2024, the transportation and warehousing sector grew by 8.7%, compared to 2023, driven by increases in passenger and cargo volumes, supported by higher mobility and increased economic activities. This was partly attributable to the hosting of national and international events that boosted the flow of domestic and international tourists in Indonesia. All the transportation and warehousing subsectors experienced growths. In particular, rail transportation grew by 18.6%, land transportation grew by 9.9%, air freight grew by 6.7% and warehousing and transportation support services and post and courier increased by 9.4%.

In 2025, the transportation and warehousing sector grew by 8.8%, compared to 2024. In particular, rail transportation grew by 9.1%, land transportation grew by 9.8%, warehousing and transportation support services and post and courier increased by 9.7% and sea transportation grew by 10.3%. The growth in the transportation and warehousing sector was primarily supported by three factors: increased passenger and freight volumes across modes, a rise in domestic and international tourist trips, and higher container traffic and throughput.

In the first quarter of 2026, the transportation and warehousing sector grew by 8.0%, compared to the first quarter of 2025, primarily due to a growth of 10.1% in land transportation and a growth of 8.5% in warehousing and support services for transportation, postal and courier. The growth in this sector is supported by increased public mobility during the holiday season, higher import shipment volume, and a rise in international tourist arrivals and domestic travel activity.

Information and Communication

In 2021, the information and communication sector grew by 6.8% compared to 2020. The slower growth was partly due to decline in the information industry, which includes the printing and paper goods industry.

In 2022, the information and communication sector grew by 7.7%, compared to 2021. This growth was in line with the increased data traffic among various telecommunication service providers as well as a growth in digital banking transactions and electronic money transactions.

In 2023, the information and communication sector grew by 7.6%, compared to 2022, driven largely by digital transformation, as evidenced by increased data traffic from several telecommunications providers (from access to social media, communication services, video streaming, mobile gaming, and browsing access) as well as an increase in digital banking transactions and electronic money transactions.

In 2024, the information and communication sector grew by 7.6%, compared to 2023. This was driven by increased telecommunication data traffic during events and festivals, the rising popularity of Indonesian movies and the expansion of Indonesia’s data center industry.

In 2025, the information and communication sector grew by 8.3%, compared to 2024. This growth was fueled by higher revenues from both wired and wireless telecommunications, an increase in the number of start-ups in Indonesia, increased production of Indonesian films, and the opening of new cinemas in several regions, including West Java and Banten.

In the first quarter of 2026, the information and communication sector grew by 7.1%, compared to the first quarter of 2025, due to higher telecommunication data traffic during the Ramadan and Eid al-Fitr period and increased revenue of certain telecommunications companies.

Financial and Insurance Service

In 2021, the financial and insurance service sector grew by 1.6%, compared to 2020. This growth was primarily due to a growth of 2.7% in financial intermediary services, partially offset by a decline of 2.4% in other financial services.

In 2022, the financial and insurance service sector grew by 1.9%, compared to 2021. This growth was primarily due to a growth of 2.4% in financial intermediary services and a growth of 4.5% in other financial services.

In 2023, the financial and insurance service sector grew by 4.8%, compared to 2022. This growth was primarily due to a growth of 7.0% in financial intermediary services and a growth of 4.0% in other financial services. These were primarily due to an increase in revenue generated from financial intermediary services (due to the widening spread between reference interest rates and deposit interest rates along with a rise in commission income for commercial banks) and enhanced revenue streams from various financing entities, including financing institutions, pawnshops, venture capital firms, infrastructure financing and guarantee institutions.

In 2024, the financial and insurance service sector grew by 4.7%, compared to 2023. This growth was primarily due to a growth of 6.8% in financial intermediary services and a growth of 4.6% in other financial services.

In 2025, the financial and insurance service sector grew by 4.0%, compared to 2024. This growth was driven by growths in all the subsectors, particularly a growth of 3.4% in financial intermediary services and a growth of 6.8% in other financial services.

In the first quarter of 2026, the financial and insurance service sector grew by 4.7%, compared to the first quarter of 2025, primarily owing to the increases of 3.8% in financial intermediary services, 5.9% in insurance and pension fund and 5.8% in other financial services.

Other sectors

None of the other sectors shown in the tables above comprised more than 5.0% of GDP, at either current prices or constant prices, for the periods indicated.

Gross Domestic Product by Expenditure

In this report, GDP is shown in both current and constant prices. GDP at current prices value a country’s output using the actual prices for each year, while GDP at constant prices (also referred to as “real” GDP) value output using the prices from a base year, thereby eliminating the distorting effects of inflation and deflation.

The following tables show the distribution of GDP in the Indonesian economy by expenditure at current prices and constant prices, respectively, for the periods indicated (at current prices).

Gross Domestic Product by Expenditure

(at current prices)

	Year Ended December 31,										Three Months Ended March 31,
	2021	%	2022	%	2023	%	2024P	%	2025P	%	2025P	%	2026P	%
	(in billions of Rupiah and percentage of GDP)
GDP	16,976,751	100.0	19,588,460	100.0	20,892,312	100.0	22,138,991	100.0	23,821,104	100.0	5,665,947	100.0	6,187,163	100.0
Add: Imports of goods and services	3,189,626	18.8	4,106,086	21.0	4,105,739	19.7	4,538,557	20.5	4,893,964	20.5	1,120,532	19.8	1,255,242	20.3

Total supply of goods and services	20,166,378	118.8	23,694,546	121.0	24,998,051	119.7	26,677,548	120.5	28,715,068	120.5	6,786,479	119.8	7,442,405	120.3

Less: Exports of goods and services	3,635,835	21.4	4,799,743	24.5	4,556,313	21.8	4,939,131	22.3	5,442,300	22.8	1,258,467	22.2	1,312,751	21.2

Total domestic expenditure	16,530,542	97.4	18,894,803	96.5	20,441,738	97.8	21,738,417	98.2	23,272,768	97.7	5,528,012	97.6	6,129,654	99.1

Allocation of total domestic expenditure:
Household consumption expenditure	9,236,049	54.4	10,161,713	51.9	11,110,509	53.2	11,965,431	54.0	12,834,795	53.9	3,091,225	54.6	3,363,069	54.4
NPISHs consumption expenditure	207,916	1.2	228,999	1.2	261,210	1.3	300,080	1.4	321,543	1.3	78,588	1.4	86,800	1.4
Government consumption expenditure	1,569,830	9.2	1,506,285	7.7	1,557,496	7.5	1,714,580	7.7	1,794,298	7.5	333,940	5.9	415,612	6.7

Total consumption	11,013,796	64.9	11,896,997	60.7	12,929,215	61.9	13,980,092	63.1	14,950,636	62.8	3,503,753	61.8	3,865,481	62.5

Gross domestic fixed capital formation	5,227,854	30.8	5,697,279	29.1	6,090,677	29.2	6,452,531	29.1	6,852,618	28.8	1,588,440	28.0	1,750,541	28.3
Change in inventories (residual)(1)	288,893	1.7	1,300,526	6.6	1,421,847	6.8	1,305,794	5.9	1,469,514	6.2	435,818	7.7	513,631	8.3

Total domestic expenditure	16,530,542	97.4	18,894,803	96.5	20,441,738	97.8	21,738,417	98.2	23,272,768	97.7	5,528,012	97.6	6,129,654	99.1

Source: BPS

P	Preliminary.
(1)	Includes statistical discrepancies.

Gross Domestic Product by Expenditure

(at constant 2010 prices)(1)

	Year Ended December 31,										Three Months Ended March 31,
	2021	%	2022	%	2023	%	2024P	%	2025P	%	2025P	%	2026P	%
	(in billions of Rupiah and percentage of GDP)
GDP	11,120,060	100.0	11,710,223	100.0	12,301,453	100.0	12,920,532	100.0	13,580,525	100.0	3,264,590	57.6	3,447,683	55.7
Add: Imports of goods and services	2,105,117	18.9	2,420,794	20.7	2,390,682	19.4	2,585,472	20.0	2,708,775	19.9	621,287	11.0	665,925	10.8

Total supply of goods and services	13,225,177	118.9	14,131,017	120.7	14,692,135	119.4	15,506,004	120.0	16,289,299	119.9	3,885,877	68.6	4,113,608	66.5

Less: Exports of goods and services	2,458,849	22.1	2,857,958	24.4	2,907,273	23.6	3,106,474	24.0	3,324,995	24.5	775,886	13.7	782,902	12.7

Total domestic expenditure	10,766,328	96.8	11,273,059	96.3	11,784,862	95.8	12,399,530	96.0	12,964,304	95.5	4,661,763	82.3	4,896,510	79.1

Allocation of total domestic expenditure:
Household consumption expenditure	5,896,662	53.0	6,187,944	52.8	6,486,704	52.7	6,806,893	52.7	7,145,802	52.6	1,742,141	30.7	1,838,230	29.7
NPISHs consumption expenditure	132,412	1.2	139,904	1.2	153,938	1.3	173,143	1.3	182,024	1.3	45,288	0.8	48,131	0.8
Government consumption expenditure	911,320	8.2	871,026	7.4	897,299	7.3	957,999	7.4	981,991	7.2	188,175	3.3	229,223	3.7

Total consumption	6,940,393	62.4	7,198,874	61.5	7,537,941	61.3	7,938,035	61.4	8,309,818	61.2	233,463	4.1	277,354	4.5

Gross domestic fixed capital formation	3,549,219	31.9	3,686,574	31.5	3,825,222	31.1	4,001,693	31.0	4,205,397	31.0	4,205,397	74.2	4,205,397	68.0
Change in inventories (residual)(2)	276,715	2.5	387,611	3.3	421,699	3.4	459,801	3.6	449,090	3.3	155,082	2.7	177,456	2.9

Total domestic expenditure	10,766,328	96.8	11,273,059	96.3	11,784,862	95.8	12,399,530	96.0	12,964,304	95.5	4,593,942	81.1	4,660,207	75.3

Source: BPS

P	Preliminary.
(1)	Calculated with calendar year 2010 as the Base Year.
(2)	Includes statistical discrepancies.

Inflation

The Government sets inflation targets periodically and targeted an inflation rate of 3.0% (±1.0%) for 2021 to 2023 and 2.5% (±1.0%) for 2024 and 2025. The Government has also set the inflation target for 2026 and 2027 at 2.5% (±1.0%). Bank Indonesia enacts and implements policies to achieve the inflation target in coordination with the Government.

In addition, the Central Inflation Control Team (Tim Pengendalian Inflasi Pusat (“TPIP”)) is responsible for identifying and analyzing the sources of inflation and making policy recommendations to maintain low and stable inflation levels in the medium-to-long term. The TPI at the national level consists of a number of governmental authorities, including Bank Indonesia, the Ministry of Finance, the Ministry of Transportation, the Ministry of Trade, the Ministry of Agriculture, the Ministry of Energy and Mineral Resources, and the Coordinating Ministry of Economic Affairs. The TPIP also operates at the regional level through Regional Inflation Control Teams (Tim Pengendalian Inflasi Daerah) to strengthen policy coordination, particularly in monitoring and controlling regional inflation.

The following table shows the Consumer Price Index (“CPI”) as of the end of the periods indicated and the percentage change against the previous period.

Changes in Consumer Price Index

	As of December 31,					As of April 30,
	2021(1)	2022(1)	2023(1)	2024(2)	2025(2)	2026(2)
CPI	107.7	113.6	116.6	106.8	109.9	112.3
Annual percentage year-on-year	1.9%	5.5%	2.6%	1.6%	2.9%	2.4%

Source: BPS

(1)	Calculated on the basis of 2018 CPI = 100. From January 2020, BPS calculated CPI based on a consumption pattern obtained from a cost of living survey conducted in 2018 in 90 cities in Indonesia.
(2)	Calculated on the basis of 2022 CPI = 100. From January 2024, BPS calculated CPI based on consumption pattern obtained from 2022 Cost of Living Survey in 150 cities in Indonesia.

The following table shows percentage changes year-on-year in the CPI for certain commodities for the periods indicated.

Inflation by Commodity(1)

	As of December 31,					As of April 30,
	2021	2022	2023	2024	2025	2026
Food, drinks, and tobacco	3.1	5.8	6.2	1.9	4.6	3.1
Clothing and Footwear	1.5	1.4	0.8	1.2	0.7	0.8
Housing, water, electricity, and household fuel	0.8	3.8	0.5	0.6	1.6	0.7
Household equipment, tools, and routine maintenance	2.7	4.9	1.6	1.0	0.2	0.6
Health	1.7	2.9	1.9	1.9	1.8	1.5
Transportation	1.6	15.3	1.3	(0.3)	1.2	1.6
Information, communication, and financial services	(0.1)	(0.4)	0.2	(0.3)	(0.3)	0.8
Recreation, sports, and culture	1.1	3.0	1.7	1.2	1.2	1.2
Education	1.6	2.8	2.0	1.9	1.2	1.1
Food and beverage providers/restaurant	2.7	4.5	2.1	2.5	1.5	1.9
Personal care and other services	1.7	5.9	3.6	7.0	13.3	11.4

Source: BPS

(1)	Annual percentage year-on-year.

Indonesia measures annual inflation by year-on-year changes in the CPI.

In 2021, annual inflation was 1.9%, which was higher than the 1.7% annual inflation in 2020. This was primarily due to increases in the prices for: food, drinks and tobacco; food and beverage providers/restaurant; household equipment, tools, and routine maintenance; and personal care and other services, which increased by 3.1%, 2.7%, 2.7% and 1.7%, respectively.

In 2022, annual inflation was 5.5%, which was higher than the 1.9% annual inflation in 2021. This was primarily due to larger increases in the prices for most of the sectors. In particular, annual inflation for food, drinks and tobacco; housing, water, electricity and household fuels; health; transport; recreation, sport and culture; and personal care and other services was 5.8%, 3.8%, 4.9%, 15.3%, 3.0% and 5.9% in 2022, respectively, compared to 3.1%, 0.8%, 2.7%, 1.6%, 1.1% and 1.7% in 2021, respectively.

In 2023, annual inflation was 2.6%, which was lower than the 5.5% annual inflation in 2022. This was primarily due to smaller increases in the prices for all the sectors except food, drinks and tobacco and information, communication and financial services. Annual inflation decreased the most for transport; housing, water, electricity, and household fuel; and household equipment, tools and routine maintenance. Annual inflation for these three sectors was 1.3%, 0.5% and 1.6% in 2023, respectively, compared to 15.3%, 3.8% and 4.9% in 2022, respectively.

In 2024, annual inflation was 1.6%, which was lower than the 2.6% annual inflation in 2023. This was primarily due to smaller increases in the prices for majority of the sectors. In particular, annual inflation for food, drinks and tobacco; household equipment, tools, and routine maintenance; transportation; information, communication, and financial services; and recreation, sports, and culture was 1.9%, 1.0%, (0.3)%, (0.3)% and 1.2% in 2024, respectively, compared to 6.2%, 1.6%, 1.3%, 0.2% and 1.7% in 2023, respectively. These inflationary changes were partially offset by higher price increases in clothing and footwear; education; and personal care and other services: annual inflation for these sectors was 1.2%, 2.5% and 7.0% in 2024, respectively, compared to 0.8%, 2.1% and 3.6% in 2023, respectively.

In 2025, annual inflation was 2.9%, which was higher than the annual inflation of 1.6% in 2024. This was primarily due to larger increases in the prices for sectors including annual inflation for food, drinks and tobacco; housing, water, electricity, and household fuel; transportation; and personal care and other services. Annual inflation for these sectors was 4.6%, 1.6%, 1.2% and 13.3% in 2025, respectively, compared to 1.9%, 0.6%, (0.3)% and 7.0% in 2024, respectively. These inflationary changes were partially offset by lower price increases in clothing and footwear; household equipment, tools, and routine maintenance; education; and food and beverage providers/restaurant. Annual inflation for these sectors was 0.7%, 0.2%, 1.2% and 1.5% in 2025, respectively, compared to 1.2%, 1.0%, 1.9% and 2.5% in 2024, respectively.

In April 2026, annual inflation was 2.4%, which was lower than the annual inflation of 3.5% in March 2026. This was primarily due to lower increases in the prices for sectors of housing, water, electricity, and household fuel; and personal care and other services. Annual inflation for these two sectors was 0.7% and 11.4% in April 2026, respectively, compared to 7.2% and 15.3% in March 2026, respectively. These deflationary changes were partially offset primarily by higher price increase in transportation and information, communication, and financial services: annual inflation was 1.6% and 0.8% in April 2026, respectively, compared to 0.6% and 0.0% in March 2026, respectively.

State-Owned Enterprises

Ownership and Management of State-Owned Enterprises

In February and October 2025, following parliamentary approvals, the Government enacted Law No. 1 of 2025 and Law No. 16 of 2025, two amendments to Law No. 19 of 2003 on State-Owned Enterprises (as

amended, the “SOE Law”), which collectively effected a fundamental restructuring of the ownership framework and institutional governance architecture applicable to state-owned enterprises (“SOEs”). As part of the framework to strengthen the role of SOEs, the SOE Law separates the supervisory and regulatory function from the SOE management function.

Under the SOE Law, a business entity is classified as an SOE if it meets at least one of the following criteria: (a) all or the majority of its capital is owned by the state through direct equity participation, or (b) the Republic of Indonesia holds special rights in such entity through Series A Dwiwarna (golden) shares. This definition replaced the prior requirement that an SOE be a business entity whose capital is at least 51% directly owned by the state.

In October 2025, under Law No. 16 of 2025, the Ministry of SOEs was dissolved and replaced by the SOE Regulatory Agency (Badan Pengaturan Badan Usaha Milik Negara, or “BP BUMN”), a government agency under and directly accountable to the President. BP BUMN serves as the regulator and supervisor of SOEs and is responsible for formulating, coordinating, and overseeing the implementation of SOE management policies.

Under the SOE Law, the state’s ownership stake in each SOE is divided into two classes: Series A Dwiwarna shares, representing 1% of the state’s ownership interest, and Series B shares, representing the remaining 99% of the state’s ownership interest. The Series A Dwiwarna shares are held by the Head of BP BUMN on behalf of the Government, and confer strategic veto rights over matters including board appointments and dismissals, major corporate actions, and other rights that may be stipulated under the articles of association. The Series B shares are held by BPI Danantara (described in “— BPI Danantara” below), which carries the economic interest in the SOEs and is responsible for overseeing their management and operations. Under this framework, BP BUMN acts as the sector regulator, while Danantara functions as the investment and operational manager of the SOE portfolio.

Privatization of State-Owned Enterprises

Under the SOE Law, the sale by the Government of shares in SOEs to private investors may be carried out for the purpose of:

•	improving the efficiency and productivity of the company;

•	broadening public ownership of the company;

•	establishing a sound financial structure and financial management;

•	creating a company that is competitive and globally oriented; and/or

•	fostering a conducive business climate, macroeconomic conditions, and market capacity.

As of December 31, 2025, there were 60 SOEs, of which 13 were listed SOEs and 47 non-listed SOEs. The Government formed clusters based on supply-chain linkages and industry similarities to increase synergies that divided into 14 clusters. The classification was based on the alignment of business models and supply chains, simplification of complexity and span of control, as well as the harmonizing of the number of SOEs.

As of December 31, 2025, these clusters comprise: SOEs in the form of special purpose and investment holding entities (17 SOEs), energy, oil and gas cluster (11 SOEs), infrastructure cluster (8 SOEs), food cluster (8 SOEs), insurance and pension cluster (8 SOEs), financial service cluster (7 SOEs), logistic cluster (7 SOEs), mining and coal cluster (7 SOEs), tourism cluster (6 SOEs), manufacture cluster (5 SOEs), plantation cluster (4 SOEs), healthcare cluster (4 SOEs), survey cluster (4 SOEs) and telco cluster (1 SOE).

The Government has been restructuring SOEs and/or their subsidiaries in an effort to optimize their agility and value creation of SOEs. The Government has also been pursuing the amalgamation of SOEs that operate in the same or related industries or sectors.

The following table sets forth significant full and partial privatizations, and in some cases re-capitalization, since 2011 (including prior periods where relevant):

State-Owned Enterprises Privatizations

SOE	Year of offering		Government equity interest after offering*	Proceeds to the Government	Proceeds to SOE
			(percentages)	(in billions of Rupiah)
PT Bank Tabungan Negara (Persero) Tbk	2009		72.9	—	1,819
	2012	(1)	60.0	135.9	1,870
	2022	(8)	60.0	—	4,130
PT Garuda Indonesia (Persero) Tbk	2011		69.1	—	3,187
	2014	(1)	60.5	11.2	1,449
	2022	(8)	64.5	—	12,860
	2025	(10)	92.0	—	23,671
PT Kertas Basuki Rachmat Tbk	2011		—	2.6	—
PT Atmindo Tbk	2011		—	9.0	—
PT Jakarta International Hotel Development, Tbk	2011		—	18.5	—
PT Waskita Karya (Persero) Tbk	2012		68.0	—	1,171
	2015	(4)	68.0	—	5,289
	2021	(6)	75.4	—	9,444
PT Semen Baturaja (Persero) Tbk	2013		76.2	—	1,309
PT Sarana Karya (Persero)(2)	2013		—	48.2	—
PT Kertas Padalarang (Persero)(3)	2013		—	12.1	—
PT Aneka Tambang (Persero) Tbk(4)	2015		65.0	—	5,381
PT Adhi Karya (Persero) Tbk	2015	(4)	51.0	—	2,727
	2022	(8)	64.3	—	2,670
PT Wijaya Karya (Persero) Tbk(4)	2016		65.0	—	6,149
	2024	(9)	91.0	—	6,080
PT Krakatau Steel (Persero) Tbk(4)	2016		51.0	—	4,412
PT Pembangunan Perumahan (Persero) Tbk(4)	2016		75.4	—	9,444
PT Jasa Marga (Persero) Tbk(4)	2016		70.0	—	1,786
PT Bank Rakyat Indonesia (Persero) Tbk(5)	2021		56.8	—	95,900
PT Semen Indonesia (Persero) Tbk(7)	2022		51.2	—	5,410

Source: BP BUMN.

*	Represent the equity interests held by the Government and BPI Danantara.
(1)	Rights issue through the issuance of new shares.
(2)

Pursuant to Government Regulation No. 91 of 2013, the Republic sold its shares in PT Sarana Karya (Persero) to PT Wijaya Karya (Persero) Tbk with total gross proceeds of Rp50 billion on December 31, 2013.

(3)

Pursuant to Government Regulation No. 35 and 36 of 2013, sales of shares held by the Republic in PT Kertas Padalarang (Persero) have been made using strategic sales method to Perum Peruri with total gross proceeds of Rp13 billion on 18 December 2013.

(4)	Rights issues carried out through the execution of pre-emptive rights using the addition of State Capital Investment Fund, from the Government.
(5)

Rights issue due the consolidation of SOEs for the establishment of ultra-micro holdings with PT Bank Rakyat Indonesia (Persero) Tbk as the parent company and PT Permodalan Nasional Madani and PT Pegadaian as subsidiaries.

(6)	Rights issue of PT Waskita Karya (Persero) Tbk for business restructuring and the capital injection from the Government.

(7)	Rights issue of PT Semen Indonesia (Persero) Tbk as the result of non-cash capital injection in framework of cement holding.
(8)	Rights issue of Adhi Karya (Persero) Tbk, PT Bank Tabungan Negara (Persero) Tbk and PT Garuda Indonesia (Persero) Tbk as a result of cash capital injection from the Government.
(9)	Rights issue of PT Wijaya Karya (Persero) Tbk as a result of cash capital injection from the Government.
(10)	Private placement of PT Garuda Indonesia (Persero) Tbk to BPI Danantara.

Indonesia Investment Authority

The Indonesia Investment Authority (“INA”), also known as the “Nusantara Investment Authority”, is the Republic’s first sovereign wealth fund and it was established in 2021 under the Law on Job Creation, with the purpose of attracting foreign capital to invest in strategic sectors of the Indonesian economy and supporting sustainable development and boost economic growth.

The Indonesia Investment Authority is governed by a two-tier structure comprising a supervisory board and a board of directors. The supervisory board is chaired by the Minister of Finance with the Head of BP BUMN serving as a government representative and also with experts in investment, legal and regulatory issues, corporate governance and/or risk management as independent members. The board of directors comprises professionals with rich experience in leading institutions and corporations.

The initial capital of INA amounted to U.S.$5.0 billion. Since its establishment, the INA has deployed over U.S.$3.0 billion in capital together with, and secured commitments of up to U.S.$25.0 billion from investors, including foreign funds and financial institutions. INA primarily focuses on sectors targeted for sustainable development while also aiming to offer attractive risk-adjusted returns. The priority sectors for INA’s investments include transport and logistics, digitalization and digital infrastructure, green energy and transformation, and health; additionally, INA seeks investment opportunities in property and tourism, financial services, mining, oil and gas, engineering and construction, electronics, consumer goods, and food and agriculture.

BPI Danantara

BPI Danantara, officially known as Daya Anagata Nusantara Investment Management Agency, is Indonesia’s second sovereign wealth fund. It is wholly owned by the Government and is directly accountable to and reports to the President. It is mandated to manage state-owned enterprises and optimize relevant investments. BPI Danantara’s governance structure comprises an executive body and a supervisory board. It was established under President Prabowo Subianto’s administration on February 24, 2025, following parliamentary approval through Law No. 1 of 2025, an amendment to the SOE Law, which was passed by the House of Representatives in February 2025.

Key reforms introduced in Law No. 1 of 2025 on State-Owned Enterprises include:

•	the establishment of BPI Danantara as a specialized entity with the mandate to manage and optimize state assets;

•	the requirement of the minimum authorized capital of IDR1,000 trillion for BPI Danantara, which is to be sourced from, among other sources, state funds such as the transfer of interests in SOEs; and

•

empowering BPI Danantara to consolidate assets exceeding U.S.$900 billion from SOEs, aiming to streamline operations, reduce inefficiencies, and maximize returns for reinvestment into national development priorities.

BPI Danantara serves in the dual roles of operational holding and investment holding of the assets of the state, through Danantara Asset Management, the operational holding entity, and Danantara Investment Management, the investment holding entity. The operational holding role involves managing and supervising the operation of SOEs, transforming them to create value and implementing risk management principles and good governance practices. The investment holding role involves promoting economic growth through investments in key sectors, seeking to achieve sustainable returns and expanding investment capacity. Following the enactment of Law No. 16 of 2025, which dissolved the Ministry of SOEs and established BP BUMN (see “—Ownership and Management of State-Owned Enterprises”), BPI Danantara operates under a dual-institution framework: BP BUMN holds Series A Dwiwarna shares that represent 1% of the state’s ownership interest, and serves as the regulatory body, and BPI Danantara holds Series B shares that represent 99% of the state’s ownership interest, and serves as the operational and investment manager of the SOE portfolio.

BPI Danantara aims to help Indonesia escape the “middle income trap” by implementing a set of strategic initiatives that are anchored by the Asta Cita principles of President Prabowo Subianto’s administration (see “—Government and Political Developments—Asta Cita” for more details) and Bappenas’s 2025-2045 National Long-Term Development Plan, or RPJPN 2025-2045. These initiatives include the policies of downstreaming and industrialization, strengthening national self-reliance through food, energy, and water security, investing in low-carbon energy, resilient infrastructure as the backbone for growth, and human capital development, to name a few. Since the launch of BPI Danantara, the fund and the Government have sought to allay concerns about transparency, governance, and potential political interference, and instead focused on establishing the credibility and intended benefits of BPI Danantara. BPI Danantara has attracted interest from international investors and aims to expand its assets to $982 billion by 2029, positioning Indonesia as a global investment player.

Since its launch, BPI Danantara has entered into a number of strategic partnerships with sovereign wealth funds, development finance institutions, and private sector partners. Examples include a joint investment fund agreement for U.S.$4 billion with the Qatar Investment Authority on April 15, 2025, a partnership with Australia’s Future Fund on May 16, 2025, a partnership with the China Investment Corporation on May 25, 2025, an agreement with the Russian Direct Investment Fund on June 19, 2025 to launch a joint investment platform worth €2 billion, two memoranda of understanding with Saudi Arabia’s ACWA Power on July 2, 2025 for partnerships worth up to U.S.$10 billion, and a framework agreement with Arm Limited of the United Kingdom on February 23, 2026 for semiconductor technology development and the training of 15,000 Indonesian engineers.

Labor and Employment

BPS publishes employment data through the National Labor Force Survey (Sakernas) bi-annually, with data collection in February and August of each year and releases a few months later. The core methodologies and assumptions are largely consistent across both surveys, but the February survey uses a smaller sample size, at the provincial level, on the assumption that provincial strata capture broad trends without needing finer disaggregation. The August survey uses additional data at the district and city levels.

February occurs during the peak rainy season (November-April in much of Indonesia), which can lead to higher reported unemployment or underemployment in rural areas, as temporary weather-related inactivity is captured in the survey. The August survey often results in higher unemployment due to school graduates entering the job market or seasonal migrations. The surveys are not adjusted for any of these factors, and the employment data presented below should be interpreted with those seasonal variations taken account.

Labor

The following table sets forth the proportion of the employed labor force in each sector of the economy as of the period indicated.

	As of February		As of August		As of February		As of August		As of February		As of August		As of February		As of August		As of February		As of August		As of February
Sector	2021(1)		2021(1)		2022(1)		2022(1)		2023(1)		2023(1)		2024(1)		2024(1)		2025(1)		2025(1)		2026(1)
	(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%
Agriculture, forestry and fishing	38.8	29.6	37.1	28.3	40.6	40.8	28.2	40.8	28.2	29.4	39.5	28.2	40.7	28.6	40.8	28.2	41.6	28.5	41.3	28.2	42.5	28.8
Mining and quarrying	1.4	1.0	1.4	1.1	1.6	1.7	1.2	1.7	1.2	1.2	1.7	1.2	1.7	1.2	1.7	1.2	1.6	1.1	1.7	1.2	1.7	1.2
Manufacturing	17.8	13.6	18.7	14.3	18.7	20.0	13.8	20.0	13.8	13.4	19.4	13.8	18.9	13.3	20.0	13.8	19.6	13.5	20.3	13.9	20.0	13.6
Electricity, gas, steam and air conditioning supply	0.3	0.2	0.3	0.2	0.3	0.4	0.2	0.4	0.2	0.3	0.3	0.2	0.4	0.3	0.4	0.2	0.4	0.3	0.4	0.3	0.4	0.2
Water supply, sewerage, waste management and remediation activities	0.5	0.4	0.6	0.4	0.5	0.6	0.4	0.6	0.4	0.4	0.5	0.4	0.6	0.4	0.6	0.4	0.6	0.4	0.6	0.4	0.6	0.4
Construction	7.9	6.1	8.3	6.3	8.2	9.5	6.5	9.5	6.5	6.2	9.3	6.6	8.6	6.1	9.5	6.5	8.7	6.0	9.5	6.5	9.0	6.1
Wholesale and retail trade, repair of motor vehicles and motorcycles	25.2	19.2	25.7	19.6	25.8	27.3	18.9	27.3	18.9	18.9	26.6	19	27.1	19.1	27.3	18.9	28.1	19.3	27.5	18.7	26.5	18.0
Transportation and storage	5.3	4.1	5.4	4.2	5.7	6.2	4.3	6.2	4.3	4.2	6.2	4.4	5.9	4.1	6.2	4.3	6.2	4.2	6.3	4.3	6.2	4.2
Accommodation and food service activities	9.2	7.0	9.2	7.0	9.6	11.3	7.8	11.3	7.8	7.3	10.8	7.7	11.1	7.8	11.3	7.8	11.5	7.9	11.7	8.0	11.7	7.9
Information and communication	1.1	0.8	1.0	0.8	1.1	1.0	0.7	1.0	0.7	0.9	1	0.7	1.2	0.9	1.0	0.7	1.3	0.9	1.1	0.7	1.2	0.8
Financial and insurance activities	1.5	1.2	1.6	1.2	1.5	1.7	1.2	1.7	1.2	1.2	1.6	1.2	1.6	1.2	1.7	1.2	1.7	1.1	1.7	1.1	1.7	1.2
Real estate activities	0.5	0.4	0.4	0.3	0.5	0.6	0.4	0.6	0.4	0.3	0.5	0.3	0.5	0.3	0.6	0.4	0.5	0.3	0.5	0.4	0.6	0.4
Professional, scientific and technical activities, Administrative and support service activities	1.9	1.4	2.0	1.5	1.9	2.5	1.7	2.5	1.7	1.5	2.3	1.7	2.2	1.6	2.5	1.7	2.5	1.7	2.6	1.8	2.6	1.8
Public administration and defense, compulsory social security	4.7	3.6	4.9	3.7	4.6	5.1	3.5	5.1	3.5	3.4	4.9	3.5	5.5	3.8	5.1	3.5	5.3	3.7	5.1	3.5	5.4	3.7
Education	6.5	5.0	6.5	5.0	6.6	7.2	5.0	7.2	5.0	4.7	6.9	4.9	7.3	5.1	7.2	5.0	7.3	5.0	7.4	5.1	7.4	5.0
Human health and social work activities	2.3	1.8	2.2	1.7	2.4	2.4	1.6	2.4	1.6	1.8	2.2	1.6	2.5	1.8	2.4	1.6	2.5	1.7	2.5	1.7	2.5	1.7
Other service activities	6.4	4.9	5.8	4.4	5.9	6.6	4.6	6.6	4.6	4.6	6.4	4.6	6.4	4.5	6.6	4.6	6.4	4.4	6.5	4.5	7.6	5.2

Total	131.1	100.0	131.1	100.0	135.6	144.6	100.0	144.6	100.0	100.0	139.9	100.0	142.2	100.0	144.6	100.0	145.8	100.0	146.5	100.0	147.7	100.0

Source: BPS

(1)	Estimation using population projections weighing results.

Employed Labor Force of Indonesia by Gender

The following table sets forth Indonesia’s employed labor force by gender as of the period indicated.

	As of February		As of August		As of February		As of August		As of February		As of August		As of February		As of August		As of February		As of August
	2021		2021		2022		2022		2023		2023		2024		2024		2025		2025
	(in millions)	%(1)	(in millions)	%(1)	(in millions)	%(1)	(in millions)	%(1)	(in millions)	%(1)	(in millions)	%(1)	(in millions)	%(1)	(in millions)	%(1)	(in millions)	%(1)	(in millions)	%(1)
Male	78.6	59.9	79.3	60.5	82.3	60.7	82.6	61.0	84.2	60.7	85.2	60.9	86.0	60.5	87.2	60.3	88.3	60.6	88.1	60.1
Female	52.5	40.1	51.8	39.5	53.3	39.3	52.7	39.0	54.4	39.3	54.6	39.1	56.2	39.5	57.4	39.7	57.5	39.4	58.4	39.9

Total	131.1	100.0	131.1	100.0	135.6	100.0	135.3	100.0	138.6	100.0	139.9	100.0	138.6	100.0	144.6	100.0	145.8	100.8	146.5	100.0

Source: BPS

(1)	Percentages are calculated as percentages of the employed labor force.

Employment and Unemployment in Indonesia

The following table sets forth Indonesia’s employment and unemployment rate as a percentage of Indonesia’s working age population as of the period indicated.(1)

	As of February		As of August		As of February		As of August		As of February		As of August		As of February		As of August		As of February		As of August		As of February
	2021		2021		2022		2022		2023		2023		2024		2024		2025		2025		2026
	(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%
Employed	131.1	93.7	131.1	93.5	135.6	94.2	135.3	94.1	138.6	94.5	139.9	94.7	142.2	95.2	144.6	95.1	145.8	95.2	146.5	95.2	147.7	95.3
Unemployed(2)	8.8	6.3	9.1	6.5	8.4	5.8	8.4	5.9	8.0	5.5	7.9	5.3	7.2	4.8	7.5	4.9	7.3	4.8	7.5	4.8	7.2	4.7

Total	139.8	100.0	140.2	100.0	144.0	100.0	143.7	100.0	146.6	100	147.7	100.0	149.4	100.0	152.1	100.0	153.1	100.0	154.0	100.0	154.9	100.0

Source: BPS

(1)	Working age population refers to all persons in Indonesia 15 years old or older and includes certain non-workforce categories such as students and home makers.
(2)

The Government defines unemployment to include all persons 15 years old and older without work who (i) are looking for work, (ii) have established a new business, (iii) are not looking for work because they do not expect to find work, and (iv) have made arrangements to start work on a date subsequent to the unemployment measurement date.

Despite improvements in recent years, unemployment is expected to remain a problem in Indonesia if economic growth and job creation fail to keep pace with population growth. Youth unemployment (between the ages of 15 to 24) remains a particular problem, but has improved in recent years. The Government has sought to address employment issues through a number of policies and regulations, including efforts to create new areas of work and to develop existing areas of work through employee-employer relationships and entrepreneurial programs. The Government provides various forms of assistance (including tax relief and infrastructure support) to encourage employers to create jobs for employees while also creating and developing productive and sustainable working opportunities through entrepreneurial programs, the use of technology and encouraging voluntary work. As of February 2020, immediately prior to the severity of the Covid-19 outbreak in the country, Indonesia’s unemployment rate was 4.9%, the lowest in ten years. This improvement was due in part to a narrowing of the gap between workforce skills and the skills required in available jobs. Indonesia’s unemployment rate rose after the Covid-19 outbreak, but declined since February 2022, as a result of the easement of social restrictions and the post-Covid economic recovery. Indonesia’s unemployment rate reached 4.8% as of February 2024, lower than the pre-Covid level.

Regional governments have the power to establish minimum wage requirements through tripartite wage boards and do so from the beginning of each calendar year. The table below sets out the national average monthly minimum wage for each year and the average increase across the country for each year. Due to the Covid-19 pandemic, most provinces have not increased the minimum wage for 2021.

The Government increased the national average minimum wage by 1.1% for 2022, 7.3% for 2023, 6.5% for 2024, 6.5% for 2025 and 5.8% for 2026.

Year	National average minimum wage	Increase in average minimum wage
2021	Rp2,687,723.7	0.0%
2022	Rp2,725,505.0	1.4%
2023	Rp2,923,309.4	7.3%
2024	Rp3,113,359.9	6.5%
2025	Rp3,315,761.7	6.5%
2026	Rp3,508,714.4	5.8%

Source: Ministry of Manpower

Pension and Health Funds

The pension system in Indonesia consists of compulsory and voluntary pension funds. The compulsory system includes health insurance for Government employees (not including employees of SOEs) administered initially by PT Askes (Persero) and currently by BPJS Kesehatan (as defined below), pension plans for Government employees (not including employees of SOEs) administered by PT Taspen (Persero), old age savings for the police and armed forces administered by PT Asabri (Persero) and old age security for private sector and SOEs employees (in companies that meet minimum requirements stipulated in the relevant law) administered initially by PT Jamsostek (Persero) and currently by BPJS Ketenagakerjaan (as defined below).

The establishment of pension funds for non-government employees is regulated by Law No. 4/2023 (as defined below) that provides for the establishment of two types of pension funds: employer pension funds, which are provided by a private employer to its employees, and financial institution pension funds, which are formed by a bank or insurance company that aims to manage pension funds for employees and self-employed who want to have a pension fund. In addition, the law and several government regulations and decrees specify the types of assets that these pension funds may acquire, as well as the permissible allocation of investments among assets and asset classes.

In November 2011, the Government enacted a law creating the Social Security Administering Agencies (Badan Penyelenggara Jaminan Sosial (“BPJS”)), i.e., Law No. 24 of 2011 on Social Security Administering

Agencies (“Law No. 24 of 2011”). The BPJS consists of the (i) BPJS for Health Coverage (“ BPJS Kesehatan”), which provides healthcare services for all citizens and (ii) BPJS for Social Security Benefit for Workers (“BPJS Ketenagakerjaan”), which provides social security benefits for private sector and informal workers. BPJS Kesehatan and BPJS Ketenagakerjaan took over the functions of the Government’s other social security administering agencies, namely PT Askes (Persero) and PT Jamsostek (Persero), on January 1, 2014. Law No. 24 of 2011 has since been amended, including by Law No. 11 of 2020 on Job Creation and, subsequently, by Government Regulation in Lieu of Law No. 2 of 2022 on Job Creation as ratified by Law No. 6 of 2023.

Following Constitutional Court decisions in 2021, the provisions of Law No. 24 of 2011 that mandated the transfer of programs administered by PT Taspen (Persero) and PT Asabri (Persero) to BPJS Ketenagakerjaan by 2029 were declared unconstitutional, and the 2029 transfer deadline no longer applies; as of the date hereof, PT Taspen (Persero) and PT Asabri (Persero) continue to administer their respective programs pending any future legislative changes.

The Law on Job Creation (as defined below) and Law No. 24 of 2011 together amended Law No. 40 of 2004 on the National Social Security System by adding the Unemployment Benefits Program (Jaminan Kehilangan Pekerjaan (“JKP”)). Prior to the effectiveness of the Law on Job Creation, unemployment benefit was not a part of Indonesia’s social security program. Under Law of Job Creation and its implementing regulation, employers are mandated to register their employees in JKP program. The benefits include hard cash, access to job market information and job training, all of which are accessible in the event of employment termination.

Income Distribution

As of September 2025, Indonesia had a Gini Index of 0.363. The Gini Index is a measure of income distribution that ranges between 0.0 and 1.0, with higher numbers indicating greater inequality.

The percentage of people living below the poverty line in Indonesia has exhibited a decreasing trend since the Asian financial crisis in 1998. BPS measures poverty using a basic needs approach and defines poverty as an economic inability to fulfil food and non-food basic needs, measured by consumption and expenditure. Based on this methodology, approximately 49.5 million people, or 24.2% of the population, were living below the poverty line in 1998, and this decreased to approximately 23.36 million, or 8.25% of the population, as of September 2025.

Regional Growth

As the island with the highest population density, high consumption and an industrial base, Java has historically been the main contributor to Indonesia’s economic growth. In 2025, Java contributed 56.9% of Indonesia’s GDP, Sumatera contributed 22.2%, Kalimantan contributed 8.1%, Sulawesi contributed 7.2%, Bali and Nusa Tenggara contributed 2.8%, and Maluku and Papua contributed 2.7%.

The Government allocates a portion of the state budget for transfers to regions and village funds each year. Transfers to regions and village funds has become one of the funding instruments for accelerated development programs and is an instrument to achieve national priority goals carried out by the regional government. This allocation plays a strategic role to support the performance of all regions in improving the quality of and equalizing basic public services, creating employment, alleviating poverty and improving equity in capacity inter-regional finance.

Through the implementation of Law No. 1 of 2022 on the Financial Relations between the Central Government and the Regional government, with respect to, among other things, budget allocation and deficit provisions), the Government allocates a portion of the state budget for transfers to regions and village funds each year. Transfers to regions and village funds have become one of the funding instruments for accelerated development programs and is an instrument to achieve national priority goals carried out by the regional government. This allocation plays a strategic role to support the performance of all regions in improving the quality of and equalizing basic public services, creating employment, alleviating poverty and improving equity in capacity inter-regional finance.

From 2021 to 2025, transfers to regions and village funds on average increased by 2.0% per year. The increase in transfers to the regions in recent years has been instrumental in improving delivery of basic public services in the area. For more information, see “—Government Revenues and Expenditure.”

The Law on Job Creation

The “Law on Job Creation” refers to Government Regulation in Lieu of Law No. 2 of 2022 on Job Creation (“GR 2/2022”) together with Law No. 6 of 2023 on the Enactment of GR 2/2022 as Law (“Law 6/2023”).

On November 2, 2020, the President signed Law No. 11 of 2020 on Job Creation (“Law 11/2020”), an omnibus law that amended or revoked more than 70 existing laws and regulations. Law 11/2020 aims to increase investment in the country by (i) reducing and streamlining licensing requirements, (ii) reducing restrictions on foreign investments, (iii) creating a framework for incentivizing investments, (iv) amending employment laws and regulations, including changes to existing rules on employee termination, fixed-term employment and outsourcing, and (v) amending land and spatial planning laws. The Law on Job Creation provides for the establishment of an Indonesian sovereign wealth fund, the Indonesia Investment Authority, to attract foreign capital to invest in strategic sectors of the Indonesian economy, support sustainable development and boost economic growth, as further described in “State-Owned Enterprises — Indonesia Investment Authority.”

Law 11/2020 mandates the issuance of implementing government regulations and presidential regulations. The Government has since then issued a number of implementing regulations for the Law on Job Creation. The implementation of Law 11/2020 is carried out through the enactment of Government Regulation No. 5 of 2021 on the Implementation of Risk-Based Business Licensing (as partially revoked) (“GR 5/2021”), which regulates the business permit based on risk-based business licensing, the purpose of which is to improve the investment ecosystem and business activities to make it more effective and simpler as well as to oversee transparent, structured, and accountable business activities. Furthermore, for the purpose of the implementation of the GR 5/2021, the Government issued the Central Statistics Agency Regulation No. 2 of 2020, which regulates the new Standard Classification of Indonesian Business Fields (“KBLI”) 2020 and replaces the KBLI 2017. In December 2025, the BPS issued KBLI 2025, aligning with the International Standard Industrial Classification of All Economic Activities (ISIC) Revision 5, and licensing references have since transitioned to KBLI 2025.

The Government issued GR 2/2022 on December 30, 2022, effective the same day. This followed and was part of the responses to the Constitutional Court Decision No. 91/PUU-XVIII/2020 made in November 2021, which rendered Law 11/ 2020 conditionally unconstitutional and gave the Government two years, until November 2023, to amend the law. GR 2/2022 was enacted as law, effective March 31, 2023, by Law 6/2023. The Law on Job Creation replaces Law 11/2020. All implementing regulations of Law 11/2020 remain valid provided that they are not contradictory to the Law on Job Creation.

In 2024, the Constitutional Court issued a ruling in response to a challenge of certain labor provisions in the Law on Job Creation, whereby the Constitutional Court ordered the Indonesian legislature to promptly draft and enact a new labor law, separating labor provisions from the Law on Job Creation. This new statute should specifically address labor issues, harmonize existing labor regulations, and resolve any contradictions with other laws. As of March 2026, such new labor law has not yet been enacted, while the related bill has been approved to enter the 2026 priority national legislation program.

GR 5/2021 was revoked and replaced by Government Regulation No. 28 of 2025 on the Implementation of Risk-Based Business Licensing (“GR 28/2025”), which became effective from June 5, 2025. GR 28/2025 maintains the same core objective as GR 5/2021, streamlining business licensing through a risk-based approach. It introduces clearer classifications of business risks, strengthens oversight by technical ministries and local governments, and enhances integration within the OSS system. Under GR 28/2025, the OSS system must be adjusted to align with the new provisions, and implementing regulations are mandated to be issued within four months from its effective date of June 5, 2025. These adjustments include expanded sectoral coverage, refined licensing stages, and more detailed prerequisites such as environmental and spatial approvals. Following GR 28/2025, BKPM issued Regulation No. 5 of 2025 on Guidelines and Procedures for the Implementation of Risk-Based Business Licensing and Investment Facilities Through the Electronically Integrated Business Licensing System, effective October 2, 2025, to implement refined licensing stages, enhanced supervision, and other improvements within the OSS system.

Infrastructure Development

A key priority of the Government is to encourage infrastructure development as a means to accelerate economic growth particularly in rural areas, support further industrial development and tourism, enhance urban transportation and improve the lives and economic welfare of Indonesians by reducing unemployment and poverty. National strategic projects (Proyek Strategis Nasional (“PSNs”)) are projects of strategic importance to promote economic growth, equitable development, job creation and advancement of national development plans. Substantially all the PSNs are infrastructure projects, with only a few exceptions, such as the Free Nutritious Meal Program, as described in “Government Budget — Free Nutritious Meal Program.” A project that is designated as a national strategic project will receive more attention from the Government through the grant of additional resources and completion on an expedited timeline.

National strategic projects are regulated through presidential regulations and implemented by the central and regional governments in coordination with BPI Danantara, SOEs and the private sector, prioritizing the use of domestic components. PSNs were first introduced in 2016. The Government regularly reviews and updates the list of PSNs.

The PSN program currently comprises two groups of ongoing projects.

The first group comprises PSNs designated as such by the Coordinating Minister of Economic Affairs. This group was initially established in September 2021 under the administration of President Joko Widodo, and the project list has since been amended eight times, with the most recent amendment enacted and taking effect in September 2025. As of the September 2025 amendment, this group comprises 226 projects and 24 programs with an estimated total investment value of Rp6,491 trillion.

•

The 226 projects span 14 sectors: roads (50 PSNs), dams and irrigation (57 PSNs), industrial estates (44 PSNs), railways (13 PSNs), agriculture and plantations (2 PSNs), energy (18 PSNs), ports (15 PSNs), water and sanitation (9 PSNs), airports (7 PSNs), tourism (1 PSN), education (1 PSN), seawall (1 PSN), technology (6 PSNs) and housing (2 PSNs).

•	The 24 programs cover a variety of economic and social areas such as free nutritious meals, special economic zones, food security, electricity, smelter and poverty alleviation.

As of July 2025, 116 out of the 226 projects had been completed with realized investment vale of Rp1,796.1 trillion, and the remaining 110 projects were ongoing with about Rp3,105.8 trillion investment still in the pipeline.

The second group comprises PSNs under the 2025-2029 National Medium-Term Development Plan (“RPJMN 2025-2029”), which was enacted and published in February 2025. Under the RPJMN 2025-2029, 77 PSNs have been identified, including 47 projects carried over from the first group. The remaining 30 projects are new projects. The 77 PSNs in this second group comprise eight categories:

(i)	the Free Nutritious Meal Program (1 PSN);

(ii)	human development and culture, such as development of schools and construction of hospitals (5 PSNs);

(iii)	food self-sufficiency, such as construction and development food estate, irrigation services, fishing port and aquaculture (6 PSNs);

(iv)	water self-sufficiency, such as the giant sea wall on the north coast of Java and river dams (7 PSNs);

(v)	energy self-sufficiency, such as a hydropower plant, sugarcane-based bioethanol projects, biorefinery projects, oil refineries and urban gas networks (11 PSNs);

(vi)	downstreaming, industrialization and digital transformation, such as development of special economic zones, industrial estates, and downstream industries (35 PSNs);

(vii)	connectivity and regions, such as development of Nusantara, ports, and toll roads (9 PSNs); and

(viii)	housing and settlements, such as construction of national houses, and development of waste processing plants and Jakarta’s sewerage system (3 PSNs).

The ongoing PSNs represent long-term initiatives developed over the past decade and also include innovative programs and projects introduced under President Prabowo Subianto’s “Asta Cita” vision, which places a strong emphasis on human development. These ongoing PSNs have been fully integrated into national development planning documents and reflected in the 2026 Government Work Plan (Rencana Kerja Pemerintah).

The Government estimates that achieving its ambitious 8% economic growth rate by 2029 will require infrastructure investments totaling more than Rp10,000 trillion. This amount significantly exceeds the funding capacity of the public sector alone. As a result, the Government currently expects to pay for 40% of this cost using public sector funding (state budgets, SOEs and regional SOEs), with the balance coming private sector investment. The public sector funds would primarily be used to support basic infrastructure projects, food security (e.g., irrigation, dams) and transportation, logistics and connectivity projects as well as urban transportation.

The Government expects to finance the remaining cost of the priority infrastructure projects through greater private sector participation, specifically: partnerships between the Government and the private sector (i.e., private public partnerships (“PPPs”)), and increased borrowing by the Government and SOEs.

The Government recognizes the important role of PPPs in the development of infrastructure projects and has adopted regulations that provide the legal and regulatory framework for PPPs—from procurement of the PPP concessionaire to the provision of Government support and guarantees. For a discussion of these guarantees, see “ —Public Debt—Contingent Liabilities from Government Guarantees” below.

Transportation-related projects

The transportation network on the Indonesian archipelago relies heavily on sea and air transportation compared to most other countries of comparable size. Most road networks in and around major cities are heavily congested, while many inter-urban and rural road networks are in poor condition and are in need of repair. Public funds for maintenance and construction of transportation-related infrastructure are insufficient, and the Government is encouraging private participation and investment in building toll roads, railways, ports and other infrastructure.

The Government has set out in the RPJMN 2025-2029 certain targets that frame the country’s future plan and development of transportation-related projects. The Government targets to reduce national logistics costs from 14.29% of GDP in 2022 to 12.50% in 2029, with supporting actions to strengthen the connectivity backbone, standardize and upgrade ports and airports, improve cold-chain and support facilities, and accelerate logistics digitalization and process integration. With respect to sectoral performance, the Government targets to, among others:

(i)	reduce travel time on main national road corridors from 1.9 hours per 100 kilometers in 2023 to 1.7 hours in 2029;

(ii)	raise container handling productivity at primary container ports from 21 box/ship/hour in 2023 to 50 in 2029 and cut the average port turnaround time from 1.8 days in 2023 to 1.2 days in 2029;

(iii)	improve on-time performance in air transportation from 72.46% in 2023 to 85% in 2029;

(iv)	expand toll roads in operation from 751 kilometers in 2023 to 5,134 kilometers in 2029; and

(v)	increase the length of railway in operation from 6,880 kilometers in 2023 to 6,985 kilometers in 2029 and the total number of trips of trains from 0.86 million in 2024 to 1.03 million in 2029.

As a result of the development of infrastructure projects, including transportation-related projects, the Government targets to raise the aggregate infrastructure stock from 43.0% of GDP in 2019 to 48.5% in 2029.

Out of the 226 projects designated as PSNs by the Coordinating Minister of Economic Affairs, 85 are transportation-related projects, including 50 for roads, 13 for railways, 15 for ports and 7 for airports. Out of the 24 programs designated as PSNs by the Coordinating Minister of Economic Affairs, four are primarily transportation-related, including development of cross-border roads and posts in Kalimantan, 58 exit toll locations in 10 provinces, superhub development in Bali, Nusa Tenggara, East Kalimantan and North Sulawesi, and toll road operation and modernization.

The RPJMN 2025-2029 has also identified 7 transportation PSNs for the period. Notable projects include the Jakarta Metropolitan MRT East-West Corridor, the Serang-Panimbang Toll Road, and the Probolinggo-Banyuwangi Toll Road. In addition, the Government has selected 20 cities for the development and enhancement of urban mass transit systems, incorporating both road-based and rail-based solutions. Sustainability remains a key emphasis, with recommendations to integrate a national roadmap for the electrification of urban public transportation into the RPJMN 2025-2029 to secure funding and guide implementation toward the national goal of electrifying 90% of urban public transport by 2030.

Phase 1 of the Jakarta Mass Rapid Transit (“MRT”) (16 kilometers, Lebak Bulus–Bundaran Hotel Indonesia) has been operational since March 2019, anchoring the city’s rail-based mass transit network. Phase 2 is projected to be 11.8 kilometers, out of which Phase 2A (Bundaran Hotel Indonesia–Kota) is under construction, with announced average progress of 49% in June 2025. In parallel, Phase 1 of the Jakarta Metropolitan MRT East-West Corridor (Tomang–Medan Satria, approximately 24.5 kilometers) is in early works, with main construction expected to commence in 2026.

Indonesia’s first high-speed railway, which connects Jakarta and Bandung, was constructed from 2016 to 2023 and commenced commercial operation in October 2023. The Government and state-owned rail stakeholders have publicly discussed potential extensions of the high-speed line toward East Java, including corridors in the direction of Semarang and/or Surabaya and further to Banyuwangi, while acknowledging that debt resolution and financing structures remain gating considerations.

Energy-related projects

The RPJMN 2025-2029 aims to guide Indonesia toward a sustainable, green economy, aligning with the long-term goal of achieving net zero emissions. Recognizing the shortfall in the previous renewable energy target — where the share of renewables in the national energy mix reached only 14% instead of the intended 23% by 2025 — the new plan places a heightened emphasis on accelerating the adoption of renewable energy sources. Under the RPJMN 2025-2029, the Government targets the total installed power generation capacity to be approximately 100 GW and the share of new and renewable energy in the national energy mix to reach 23% by 2029. This energy transition is not only viewed as an environmental imperative but also as a strategic economic opportunity to stimulate industrial growth, foster innovation, and enhance Indonesia’s global competitiveness.

Out of the 226 projects and 24 programs designated as PSNs by the Coordinating Minister of Economic Affairs, 18 energy-related projects and one energy-related program have been included. These energy-related projects primarily involve oil and gas extraction, refining, storage, and transportation, as well as coal gasification and the development of biofuels. The energy-related program concerns the development of solar power plants, hydropower plants, and other electricity infrastructure.

Eleven energy-related PSNs have been included in the RPJMN 2025-2029. Key projects encompass the Tuban Oil Refinery, the development of biofuels from methanol and ethanol in Bojonegoro, the North Hub Development Project in the Makassar Strait, the establishment of a biorefinery in Cilacap, and the expansion of the urban gas distribution networks. These projects are intended to enhance Indonesia’s energy self-sufficiency, diversify the country’s energy portfolio, and support the broader transition to cleaner energy.

Securing adequate financing for these undertakings will be challenging. The Government is prioritizing regulatory reforms and the creation of risk-sharing mechanisms to attract greater private sector and foreign investment.

For further information on Indonesia’s energy security and environmental policies, see “Land and People — Energy Security” and “Land and People — Environment.”

Telecommunications

The Government continues to narrow the digital divide between rural and urban areas through the Universal Service Obligation administered by The Telecommunication and Information Accessibility Agency (Badan Aksesibilitas Telekomunikasi dan Informasi) under the Ministry of Communication and Digital, prioritizing broadband access for non-commercial areas via public facilities such as schools, community health centers, and village and local government offices.

Under the RPJMN 2020-2024, one of the Strategic Priority Projects is information, communication and technology infrastructure to support digital transformation, to reduce the digital gap and provide fast internet services to support the digitization of the economic, social and government sectors. The RPJMN 2020-2024 also laid out the policies and target for the development and utilization of information, communication and technology infrastructure, including improving fixed and mobile broadband network coverage, increasing population served by digital broadcasting and facilitating new start-up unicorns.

Under the RPJMN 2025-2029, Indonesia’s telecommunications strategy will transition from providing basic telecommunication access to delivering “meaningful connectivity” with a focus on quality, equity, and utilization to drive economic growth. The plan targets fiber-optic reach to 90% of sub-districts, mobile-broadband population coverage of 98%, fixed-broadband service to 50% of households and internet user penetration of 87.5%, and average speeds of 100 Mbps on both fixed and mobile networks through new spectrum allocation and efficient infrastructure sharing models, alongside affordability improvements for fixed broadband. Beyond infrastructure development, the Government committed to developing a more robust digital ecosystem by prioritizing the cultivation of a skilled digital workforce, enhancing data governance via national data centers, and integrating digital technology with traditional economic sectors. The Government expects the new capital, Nusantara, to serve as a national model for advanced digital services, setting a benchmark for future smart cities in Indonesia.

Development of Nusantara

In August 2019, President Widodo announced plans to move Indonesia’s capital from Jakarta to an area in East Kalimantan province on the island on the island of Kalimantan, named Nusantara. The proposed move has been authorized under Law No. 3 of 2022 on Capital City (as amended by Law No. 21 of 2023 on the Amendment of Law No. 3 of 2022 on Capital City) (“Law 3/2022”).

The development of Nusantara is planned in five phases starting in 2022 and ending in 2045, as outlined in the Government’s master plan for the development of the new capital included in Presidential Regulation No. 63 of 2022 (the “Master Plan”). According to the Master Plan, Phase I is the construction of basic infrastructure such as main roads and core public transportation infrastructure, IT, electricity, and water supply; Phase II focuses on the development of mixed-use areas to accommodate business and industrial districts, educational and tourism facilities, as well as advanced IT infrastructure and additional facilities to support the target population; Phase III focuses on the development of mass transportation infrastructure, expansion of waste and water infrastructure and businesses and industries; Phase IV focuses on the development of infrastructure and ecosystems for three cities (i.e., Nusantara, Balikpapan and Samarinda), to accelerate Kalimantan’s overall development; and Phase V, the final phase, which is targeted to be completed within the 2040-2045 period, focuses on developing mass public transport and integrated infrastructure and utilities, promoting zero carbon emissions and 100% renewable energy, fostering sustainable industrial development, and turning Nusantara into an internationally competitive city.

As of July 2025, the physical work for the basic infrastructure for the core area of Nusantara had reached approximately 95% completion. In particular, construction has been completed for a number of key facilities, including the Presidential Palace and ceremonial grounds, office buildings for various ministries and the Nusantara Capital Authority, Taman Kusuma Bangsa (a public park), certain hospitals, 36 housing units designated for ministerial positions, a piped water supply and distribution system, the Sepaku Semoi Dam, and 27 apartment towers for civil servants and security personnel. As of February 2026, construction had been completed for the Vice President’s Palace and ASN offices and residences in Phase I. ASN stands for Aparatur Sipil Negara, which refers to civil servants and government employees. ASN offices and residences refer to the government office complexes intended for central ministries and other state institutions, together with designated state housing for civil servants and security personnel, concentrated in the Core Government Area of Nusantara.

President Prabowo Subianto has directed that Nusantara be prepared to serve as the political capital from 2028, with supporting infrastructure — including buildings for the executive, legislative, and judiciary branches — completed by that time. To support this plan, the Government estimates that the total funding required for Nusantara’s development from 2025 to 2029 will amount to Rp407.6 trillion. Of this amount, a state budget of Rp48.8 trillion has been allocated for the construction of office buildings, residential facilities for the judiciary and legislative bodies, development of supporting ecosystems, and the construction of specific roads; meanwhile, the Nusantara Capital Authority is seeking additional state funding. The remaining funding needs are expected to be met through public-private partnerships, private investment, and multilateral funding sources.

The development of Nusantara is designated as a PSN under the RPJMN 2025-2029, aligning with Phase II of the Master Plan. The Government will continue the relocation of civil servants to Nusantara, and advancement of 12 fundamental sectors, including renewable energy, telecommunication networks, transportation, housing, water treatment, waste management, technological infrastructure, commercial infrastructure, health facilities, social and public facilities, educational facilities, and green industrial estates. With investments in renewable energy (e.g., a 50 MW solar power plant), green transportation (e.g., electric bus rapid transit), and digital infrastructure, the Government hopes that Nusantara will ultimately serve as a model for sustainable urban development.

On January 12, 2026, President Prabowo Subianto made his first visit as president to Nusantara to personally inspect the progress of ongoing development.

Constitutional Court Clarifies Land-Rights Granting Mechanism in Nusantara

On November 13, 2025, Indonesia’s Constitutional Court issued a decision concerning provisions in Law Number 3 of 2022 on the State Capital (as amended by Law Number 21 of 2023) relating to the mechanism for granting land rights in Nusantara. The Court clarified that land rights may not be granted upfront through consolidated multi-cycle tenures covering initial grants, extensions, and renewals in a single approval, as such an approach would limit periodic evaluation and state oversight.

Following the decision, land rights in Nusantara continue to be governed in accordance with staged granting mechanisms consistent with the national framework under the Basic Agrarian Law. In particular, the court affirmed that the right to cultivate (Hak Guna Usaha) may be granted for an aggregate period of up to 95 years and the right to build (Hak Guna Bangunan) and right to use (Hak Pakai) for up to 80 years. The court required that these rights be granted progressively, comprising an initial term followed by extensions and renewals subject to evaluation, consistent with prevailing national land-administration practices.

Affordable Housing Program

The Government has launched an affordable housing program for the construction or renovation of residential units in urban, rural, and coastal areas. The program is designated as a PSN under the RPJMN 2025-2029. The primary focus is to address the significant housing backlog and to provide decent, affordable housing for the country’s low-income population.

The program is structured to meet the diverse needs of Indonesia’s rapidly urbanizing society, as well as to support rural and coastal communities where housing deficits and substandard living conditions are acute. In urban areas, the initiative emphasizes the development of vertical housing, to maximize land use and improve access to employment and public services. In rural and coastal regions, the program leverages local contractors, MSMEs, cooperatives, and village-owned enterprises to construct homes that are adapted to local conditions and cultural wisdom, thereby fostering community participation and job creation.

To ensure affordability, the Government is implementing a range of financing schemes, including (i) the Low Income Subsidized Mortgage Program (Fasilitas Likuiditas Pembiayaan Perumahan), which provides interest subsidies and financial support and (ii) the Public Housing Savings (Tabungan Perumahan Rakyat) program, a mandatory housing savings program for the country’s private sector and SOE employees and armed forces and police personnel.

Foreign Investment

Foreign investment in Indonesia is primarily governed under Law No.25 of 2007 on Capital Investment (as partially amended by Law on Job Creation) (the “2007 Investment Law”). Pursuant to 2007 Investment Law, the Government has enacted a list of among others (i) sectors that are restricted for any investment and (ii) sectors that are open for investment with certain requirements (e.g. maximum foreign ownership or limited to certain locations) by issuing a presidential regulation. Any sector that is not included in the list is open for foreign investment without restriction.

As part of the implementing regulations to the Law on Job Creation, in 2021, the government enacted a new investment list. The new investment list notably reduces a considerable number of sectors that are open for investment with certain requirements, from previously 350 sectors to 37 sectors. Sectors that are not listed are generally fully open for any investment (domestic or foreign investment) without any ownership restriction/limitation.

In June 2025, the Government issued GR 28/2025 to further refine the risk-based licensing architecture administered through the OSS system. As part of its ease of doing business initiative, the Government, among other things, consolidated supervision within the OSS system and changed the applicable licensing policy from a “pre-approval” regime to a “post evaluation” regime. These initiatives are also applicable to foreign investments.

The 2007 Investment Law and implementing regulations provide certain tax incentives such as income tax deductions and certain deductions or exemptions with respect to import duties and value added tax on purchases of capital goods and raw materials. These tax incentives are granted in accordance with prevailing tax laws and regulations. Examples of tax incentives to attract foreign investment include import duty exemption on machinery, equipment, raw materials, and strategic goods, and VAT exemption on domestic purchases of production machinery. Additionally, tax holidays or reductions are available to businesses operating in peer industries (i.e., an industry with wide-ranging links that give added value, promotes new technology, and possesses strategic values for the national economy), or located in special economic zones or the new national capital of Nusantara, provided that the criteria under the specific tax schemes are satisfied. Moreover, the Government also provides super tax deduction for research and development activities and vocational training activities. See “Government Budget — Government Finances — Tax Incentive Policies” for more information on tax incentives. During the period from 2020 to May 2025, the Government attracted realized investment of approximately Rp441 trillion through tax holiday and approximately Rp34 trillion through tax allowance. Tax expenditure for investment incentives (tax holiday and tax allowance) in 2025 is estimated to be Rp7.1 trillion.

The Government has also taken other measures to attract more foreign investment, including acceleration of licensing process, provision of financing facilities by Indonesia Eximbank to exporters, establishment of special economic zones and bonded areas, and signing of tax treaties and trade agreements. See “Foreign Trade and Balance of Payments — Membership in International and Regional Free Trade Agreements” for more information on Indonesia’s trade agreements.

Foreign Investment in Indonesia

Foreign investment in Indonesia is divided into direct investments, portfolio investments and other investments, and information about these types of investments is included in the Republic’s reports on its balance of payments published by the Bank Indonesia. Due to the different concept and method of compiling investment statistics, foreign direct investment statistical data published by Bank Indonesia are not comparable to the “administrative” foreign direct investment statistical data published by the Indonesia Investment Coordinating Board (Badan Koordinasi Penanaman Modal) (“BKPM”) under “Direct Investments Realizations.”

The following table sets out the amounts of foreign investments in Indonesia by non-residents.

Foreign Investment in Indonesia

	Year Ended December 31,
	2021	2022	2023	2024	2025P
	(in millions of U.S. dollars)
Direct Investments
Equity Capital	20,566	22,873	20,090	22,595	19,968
Debt instrument	647	1,829	1,453	1,681	2,045

Total direct investments	21,213	24,702	21,543	24,275	22,013
Portfolio investments:
Equity securities	3,131	671	265	(1,032)	(1,589)
Debt securities	3,732	(7,256)	4,840	13,267	(5,233)

Total portfolio investments	6,863	(6,585)	5,104	12,235	(6,822)
Financial derivatives	(1,143)	(1,286)	(856)	(965)	(2,101)
Other investments	(726)	242	4,370	9,518	7,456

Total foreign investment	26,207	17,073	30,161	45,063	20,546

Source: Bank Indonesia

P	Preliminary.

The January 2026 MSCI announcement (as described in “Financial System—Capital Markets and Capital Markets Regulation”) and other events have contributed to volatility in foreign portfolio flows. The Government continues to welcome foreign investment and is advancing targeted reforms to enhance transparency and confidence in the equity market.

Foreign Direct Investment

The following table sets out the amounts of foreign direct investments in Indonesia by non-residents.

Foreign Direct Investment

	Year Ended December 31,
	2021	2022	2023	2024	2025P
	(in millions of U.S. dollars)
Equity capital(1)	20,566	22,873	20,090	22,595	19,968
Debt instruments:
Inflow	42,607	47,064	44,407	48,080	46,523
Outflow	(41,960)	(45,236)	(42,954)	(46,400)	(44,477)
Total debt instruments	647	1,829	1,453	1,681	2,045

Total direct investments	21,213	24,702	21,543	24,275	22,013

Memorandum
Direct investment in Indonesia(2)	21,131	25,390	21,497	24,819	21,435

Source: Bank Indonesia

P	Preliminary.
(1)	Includes privatization and banking restructuring.
(2)	Presents foreign direct investment in accordance with the directional principle prescribed by BPM5.

Foreign Direct Investment in Indonesia by Country of Origin(1)

	Year Ended December 31,
	2021	2022	2023	2024	2025P
	(in millions of U.S. dollars)
North America	1,751	2,062	830	705	1,699
USA	1,691	2,060	747	639	1,749
Canada	38	2	81	64	(51)
Other North America(2)	22	1	2	2	2
Central and South America	(70)	(606)	2,075	699	1,253
Argentina	0	0	0	0	(0)
Brazil	18	(22)	0	0	(0)
Mexico	1	2	(3)	3	2
Cayman Islands	(7)	(380)	(48)	(359)	71
Other Central and South America	(81)	(206)	2,127	1,055	1,181
Europe	1,037	1,773	1,923	1,930	2,456
European Union	279	433	2,616	626	1,070
Austria	(40)	135	101	364	179
Belgium	96	3	56	302	(163)
Denmark	(15)	2	(6)	0	(2)
Finland	1	86	(26)	(38)	(6)
France	38	224	45	16	185
Germany	9	18	2,144	75	21
Greece	0	0	0	0	3
Ireland	38	16	35	(29)	(21)
Italy	(406)	(351)	(339)	(135)	9
Luxembourg	(1)	24	380	133	(93)
Netherlands	397	272	194	(69)	588
Portugal	0	0	0	0	310
Spain	20	(7)	2	6	(13)
Sweden	142	9	25	(3)	7
Other European Union	0	2	5	5	67
United Kingdom	719	1,209	(798)	823	730
Russia	0	1	1	2	(0)
Turkey	4	3	25	8	6
Other Europe	34	126	78	472	650
Asia	18,668	21,733	15,444	21,150	14,792
Japan	1,961	1,795	1,011	1,628	199
People’s Republic of China	5,076	3,511	1,530	2,637	2,715
South Korea	770	1,829	1,966	1,154	1,102
India	227	521	85	(5)	82
Hong Kong SAR	3,118	2,395	3,471	3,217	4,961
Taiwan	109	796	5	104	152
Saudi Arabia	2	(0)	2	1	(6)
ASEAN	7,404	10,747	6,592	12,175	6,043
Brunei Darussalam	0	1	0	0	(16)
Cambodia	1	3	1	2	(123)
Lao PDR	—	—	0	0	(9)
Malaysia	(26)	995	551	(190)	127
Myanmar	0	(1)	0	0	(0)
Philippines	5	104	13	87	62
Singapore	5,343	9,769	5,412	11,596	6,285
Thailand	2,077	(127)	611	653	(397)
Vietnam	3	2	3	27	114
Other Asia	3	139	782	239	(456)

	Year Ended December 31,
	2021	2022	2023	2024	2025P
	(in millions of U.S. dollars)
Australia and Oceania	119	356	572	109	380
Australia	118	353	572	107	284
New Zealand	2	2	(6)	2	(0)
Other Australia and Oceania	(2)	0	7	1	96
Africa	(24)	(7)	606	12	666
South Africa	0	1	(1)	1	2
Other Africa	(23)	(8)	607	12	664
Others	(351)	79	47	213	188

Total	21,131	25,390	21,497	24,819	21,435

Source: Bank Indonesia

P	Preliminary.
(1)	Presents foreign direct investment in accordance with the directional principle prescribed by BPM5.
(2)	Includes Bermuda, Greenland and Saint Pierre & Miquelon.

In the middle of rapid transmission of the highly virulent Delta variant, net foreign direct investment amassed a higher U.S.$21.2 billion surpluses in 2021 compared to U.S.$19.2 billion in 2020, primarily stemming from a higher net inflow of equity capital. Debt instruments also recorded a net inflow, reversing deficit in the previous year. A higher net inflow on equity capital was primarily driven in part by foreign capital investment in domestic courier companies, mining, manufacturing and financial intermediaries. The manufacturing sector dominated foreign direct investment inflows in 2021, followed by transportation, storage and communication, and mining and quarrying sectors. Meanwhile, emerging Asia (including China) and ASEAN were the major contributors to the foreign direct investment inflows in 2021.

Foreign direct investment maintained a surplus totaling U.S.$24.7 billion in 2022, primarily in the form of equity capital, representing an increase of 16.4% from a U.S.$21.2 billion in 2021. The increase was primarily due to increases of investment in manufacturing, transportation, storage, and communication, as well as construction, which are in line with the Government’s reform measures to develop downstream processing industries and to upgrade industrial capabilities to increase the added value of exports. With respect to country of origin, the increase was primarily due to increases of investment from Singapore, Malaysia and South Korea. The manufacturing, transportation, storage, and communication, financial intermediaries and trade sectors were the main contributors to net foreign direct investment inflows in 2022. With respect to country of origin, investors from Asian emerging markets (including the People’s Republic of China) were the main contributors to net foreign direct investment inflows, followed by ASEAN countries.

Foreign direct investment maintained a surplus totaling U.S.$21.5 billion in 2023, primarily in the form of equity capital, representing a decrease of 12.8% from a U.S.$24.7 billion surplus in 2022. The decrease was primarily due to decreases of investment in transportation, storage and communication as well as financial intermediaries, partially offset by increases of investment in manufacturing. With respect to country of origin, the decrease was primarily due to decreases of investment from Singapore, the United Kingdom and the People’s Republic of China, partially offset by increases of investment from Germany, Hong Kong SAR and Thailand.

The manufacturing, transportation, storage, and communication, as well as trade sectors were the main contributors to net foreign direct investment inflows in 2023. With respect to country of origin, investors from Asian emerging markets (including the People’s Republic of China) were the main contributors to net foreign direct investment inflows, followed by ASEAN countries.

Foreign direct investment recorded a surplus totalling U.S.$24.3 billion in 2024, primarily in the form of equity capital, representing a 12.7% increase from a U.S.$21.5 billion surplus in 2023. The increase was primarily due to higher investment in health and social work, trade, and mining and quarrying, partially offset by lower investment in real estate and manufacturing. With respect to the country of origin, increased investment from Singapore and the United Kingdom was the main driver of the higher foreign direct investment in 2024.

The manufacturing, trade as well as health and social work sectors were the main contributors to net foreign direct investment inflows in 2024. With respect to country of origin, investors from Singapore were the main contributors to net foreign direct investment inflows, followed by those from Hong Kong SAR, the People’s Republic of China, South Korea and Japan.

Foreign direct investment recorded a surplus of U.S.$22.0 billion in 2025, primarily in the form of equity capital. This amount represents a 9.3% decrease from the U.S.$24.3 billion surplus recorded in 2024. The decline was primarily attributable to the sectors of health and social works; financial intermediation; and electricity, gas and water supply. By country of origin, the decrease in foreign direct investment was largely driven by lower investments from Singapore and Japan.

The sectors of manufacturing; wholesale and retail trade, repair of motor vehicles, motorcycles, and personal and household goods; and mining and quarrying were the main contributors to net foreign direct investment inflows in 2025. With respect to country of origin, investment from Singapore was the largest contributor to the net foreign direct investment inflows, followed by investments from Hong Kong SAR and People’s Republic of China.

Foreign Portfolio Investment

The following table sets out the amounts of foreign portfolio investments in Indonesia by non-residents.

Foreign Portfolio Investments

	Year Ended December 31,
	2021	2022	2023	2024	2025P
	(in millions of U.S. dollars)
Equity securities:
Inflow	59,114	76,604	60,362	77,752	91,133
Outflow	(55,983)	(75,933)	(60,097)	(78,784)	(92,721)
Net equity securities	3,131	671	265	(1,032)	(1,589)
Debt securities (net)	3,732	(7,256)	4,840	13,267	(5,233)

Total portfolio investments	6,863	(6,585)	5,104	12,235	(6,822)

Source: Bank Indonesia

P	Preliminary.

In 2021, portfolio investment recorded a net inflow of U.S.$6.9 billion, higher than the net inflow of U.S.$4.6 billion in 2020, predominantly driven by a larger net inflow in the first half of 2021. For the year, the stronger performance of the stock market bolstered portfolio investment inflow in line with the accelerated domestic economic growth achieved in 2021, thus maintaining non-resident investor confidence in the Indonesian economic outlook.

In 2022, foreign capital flows in the form of portfolio investments in Indonesia recorded a net outflow of U.S.$6.6 billion, compared to a net inflow of U.S.$6.9 billion in 2021. The increasing global financial market uncertainty triggered the rebalancing of domestic government securities (Surat Berharga Negara (“SBN”)) to other instruments, thus reducing the portion of non-resident holdings of domestic SBN. Capital inflows to the stock market remained positive, though lower than the previous year.

In 2023, foreign capital flows in the form of portfolio investments in Indonesia recorded a net inflow of U.S.$5.1 billion, compared to the net outflow of U.S.$6.6 billion in 2022. The net inflow comprise predominantly long-term instruments such as SBN denominated in Rupiah, as well as the newly introduced instrument Bank Indonesia Rupiah Securities (Sekuritas Rupiah Bank Indonesia (“SRBI”)).

In 2024, foreign capital flows in the form of portfolio investments in Indonesia recorded a net inflow of U.S.$12.2 billion, compared to the net inflow of U.S.$5.1 billion in 2023. The net inflow was mainly driven by foreign capital inflow in the form of SRBI and Government securities issued in international markets.

In 2025, foreign capital flows in the form of portfolio investments in Indonesia recorded a net outflow of U.S.$6.8 billion, reversing the net inflow of U.S.$12.2 billion in 2024. The net outflow was mainly driven by net foreign capital outflow in the form of SRBI and lower net foreign capital inflow in the form of government debt securities.

Other Foreign Investment

The following table sets out the amounts of other investments (other than portfolio or foreign direct investments) in Indonesia by non-residents, mainly consisting of loans received and paid.

Other Foreign Investments

	Year Ended December 31,
	2021	2022	2023	2024	2025P
	(in millions of U.S. dollars)
Loans
Bank sector:
Disbursements	1,409	3,704	1,526	5,938	3,108
Debt repayments	(4,489)	(2,844)	(5,145)	(3,651)	(5,726)

Total bank sector	(3,080)	860	(3,619)	2,287	(2,618)
Corporate sector:
Disbursements	15,141	19,972	18,435	15,070	17,208
Debt repayments	(20,307)	(22,628)	(17,088)	(16,194)	(16,736)

Total corporate sector	(5,167)	(2,656)	1,347	(1,124)	473
Other (net)(1)	7,521	2,039	6,642	8,355	9,601

Total other investments	(726)	242	4,370	9,518	7,456

Source: Bank Indonesia

P	Preliminary.
(1)	Consists of loans of public sector and trade credit, currency and deposits, SDR allocations, and other liabilities of private sector and public sector.

In 2021, other foreign investments fell to a deficit of U.S.$0.7 billion from a surplus of U.S.$2.3 billion in 2020. The deficit was primarily due to net payments of foreign loans by both the public and private sectors (banking and corporate sector).

In 2022, other foreign investments increased to a surplus of U.S.$0.2 billion from a deficit of U.S.$0.7 billion in 2021. The surplus in 2022 is primarily due to net drawings of foreign loans by the government and banking sector.

In 2023, other foreign investments increased to a surplus of U.S.$4.4 billion from a surplus of U.S.$0.2 billion in 2022. The increase is primarily attributable to net drawings of foreign loans by the government and corporate sector.

In 2024, other foreign investments increased to a surplus of U.S.$9.5 billion from a surplus of U.S.$4.4 billion in 2023. The surplus is primarily due to net drawings of foreign loans by the Government and the banking sector.

In 2025, other foreign investments surplus decreased to U.S.$7.5 billion from U.S.$9.5 billion in 2024. The decrease was primarily attributable to higher net loan repayments in the banking sector.

Direct Investment Realizations

Foreign Direct Investment

In 1973, the Republic established BKPM, an investment services agency of the Government, to accelerate economic growth by attracting foreign capital investment. In July 2021, the Government established the Ministry of Investment (Kementerian Investasi). In November 2024, the Government renamed and expanded it as the Ministry of Investment and Downstreaming (Kementerian Investasi dan Hilirisasi) and also re-organized BKPM and confirmed that the Head of BKPM is held by the Minister of Investment and Downstreaming, aligning the ministry and the non-ministerial agency under one leadership structure. BKPM’s main function is to implement the Government’s objectives for investment in the country.

Under Indonesian law, foreign direct investment licensing is administered through the OSS system, under which licensing requirements depend on the business activity’s risk level and sectoral regulations; many activities require only a business identification number and fulfillment or verification of standards rather than a standalone prior “approval” from BKPM. Applications and licensing are processed in accordance with GR 28/2025 on risk-based business licensing and BKPM Regulation No. 5 of 2025, with additional technical criteria applied by the relevant sectoral ministry or agency.

BKPM and sectoral ministries consider the current Positive Investment List set out in Presidential Regulation No. 10 of 2021 on Investment Business Fields, as amended by Presidential Regulation No. 49 of 2021, which identifies business fields closed to investment and those open subject to conditions, including foreign ownership limits. Sector-specific criteria promulgated by competent ministries also apply. Upon securing a business identification number and any required business licenses, a foreign investor may complete the investment.

Due to the different concept and method of compiling investment statistics, “administrative” foreign direct investment statistical data published by BKPM and “Balance of Payment” foreign direct investment statistical data published by Bank Indonesia are not comparable. BKPM calculates foreign direct investment based on realized investments in Indonesian companies owned by foreign investors within a certain reporting period. BKPM’s realization data covers the total value of investments funded by foreign investors, other foreign creditors, as well as domestic investors and creditors. In comparison, Bank Indonesia’s calculation method covers the entire flow of investments stemming from foreign investors over a certain reporting period. In addition, Bank Indonesia excludes from its calculations foreign investments made by investors with a non-resident ownership of less than 10% per individual investors while BKPM has no such minimum ownership requirement. In terms of sector coverage, BKPM excludes certain sectors from its calculation, including investments in oil and gas, banking, non-bank financial institutions, insurance, leasing, investment sectors licensed by technical/sectoral agencies, investments through the stock market and household investments. Bank Indonesia covers all economic sectors. As a result the data regarding realized foreign direct investments is not comparable to those under “Foreign Investment in Indonesia” in the table above.

The following table sets forth the amount of realized foreign direct investment by sector of the economy for the periods indicated.

Realized Foreign Direct Investment by Sector(1)

	Year Ended December 31,
	2021	2022	2023	2024	2025P
	(in millions of U.S. dollars)
Primary Sector
Food Crops, Plantation & Livestock	951	1,789	1,946	1,827	1,083
Forestry	41	99	96	86	112
Fishery	17	32	26	218	29
Mining	3,817	5,145	4,715	5,188	4,743

Total Primary Sector	4,826	7,065	6,782	7,319	5,967

Secondary sector:
Food Industry	2,337	2,425	2,263	3,463	2,274
Textile Industry	312	658	458	948	689
Leather Goods & Footwear Industry	486	630	782	904	1,512
Wood Industry	68	243	158	144	175
Paper and Printing Industry	953	1,630	3,431	4,777	3,112
Chemical and Pharmaceutical Industry	1,657	4,506	4,805	4,126	3,849
Rubber and Plastic Industry	262	363	576	927	1,290
Non Metallic Mineral Industry	327	537	523	1,142	998
Metal, Industry not Machinery & Electronic Industry	6,974	10,961	11,787	13,557	14,650
Medical Precision & Optical Instruments, Watches & Clock, Machinery and Electronic Industry	679	789	1,478	2,089	2,279
Motor Vehicles & Other Transport Equipment Industry	1,502	1,522	2,046	2,503	2,258
Other Industry	246	415	382	552	741

Total Secondary Sector	15,804	24,679	28,690	35,131	33,825

Tertiary sector:
Electricity, Gas & Water Supply	2,939	3,763	2,742	2,469	2,778
Construction	93	165	282	767	454
Trade & Repair	464	737	944	2,007	1,981
Hotel & Restaurant	432	498	811	944	978
Transportation, Storage & Communication	3,159	4,125	5,615	4,654	3,277
Housing, Ind. Estate & Office Building	2,186	3,015	2,575	3,090	2,547
Other Services	1,190	1,558	1,827	3,632	4,496

Total Tertiary Sector	10,463	13,861	14,795	17,564	16,511

Total	31,093	45,605	50,268	60,014	56,303

Source: BKPM, BPS

P	Preliminary.
(1)

Excludes foreign investment in oil and natural gas projects, banking, non-bank financial institutions, insurance, leasing, mining in terms of contracts of work, coal mining in terms of agreement of work, investment in which licenses were issued by a technical/sectoral agency, portfolio as well as household investment.

Domestic Direct Investment

In addition to direct equity investments by foreign persons, BKPM also approves certain types of domestic direct investments. The following table sets forth the amount of realized domestic direct investment by sector of the economy for the periods indicated.

Realized Domestic Direct Investment by Sector(1)

	Year Ended December 31,
	2021	2022	2023	2024	2025P
	(in billions of Rupiah)
Primary sector:
Food Crops, Plantation & Livestock	29,375	38,879	42,912	45,502	49,857
Forestry	6,863	8,603	23,032	33,464	17,684
Fishery	1,012	1,214	2,507	1,816	2,650
Mining	25,517	62,522	86,689	106,859	123,765

Total Primary Sector	62,767	111,217	155,140	187,640	193,955

Secondary sector:
Food Industry	26,518	54,937	54,828	65,941	73,659
Textile Industry	1,972	5,615	7,950	7,218	92,061
Leather Goods & Footwear Industry	700	484	1,641	1,644	16,464
Wood Industry	1,144	3,588	4,611	4,713	3,610
Paper and Printing Industry	7,833	9,508	9,295	9,003	22,177
Chemical and Pharmaceutical Industry	23,364	28,905	33,870	35,916	53,287
Rubber and Plastic Industry	7,803	7,370	9,256	8,693	11,801
Non Metallic Mineral Industry	6,522	6,368	7,770	8,045	9,053
Metal Industry not Machinery & Electronic Industry	15,656	13,950	25,886	35,088	27,641
Medical Precision & Optical Instruments, Watches & Clock, Machinery, and Electronic Industry	535	3,693	4,263	4,934	7,133
Motor Vehicles & Other Transport Equipment Industry	1,459	2,425	6,173	8,190	15,597
Other Industry	1,192	6,721	6,114	4,910	4,858

Total Secondary Sector	94,699	143,564	171,657	194,293	239,667

Tertiary sector:
Electricity, Gas & Water Supply	38,728	32,107	37,585	46,312	50,561
Construction	39,569	33,847	32,813	33,399	55,302
Trade & Repair	22,432	31,051	48,558	65,300	92,907
Hotel & Restaurant	17,819	21,579	23,363	24,138	41,147
Transportation, Storage & Communication	61,242	75,138	76,659	120,083	158,575
Housing, Ind. Estate & Office Building	85,498	66,168	77,099	76,517	99,630
Other Services	24,310	38,097	52,048	66,337	98,569

Total Tertiary Sector	289,598	297,987	348,126	432,085	596,692

Total	447,064	552,769	674,923	814,018	1,030,314

Source: BKPM, BPS

P	Preliminary.
(1)

Excludes foreign investment in oil and natural gas projects, banking, non-bank financial institutions, insurance, leasing, mining in terms of contracts of work, coal mining in terms of agreement of work, investment in which licenses were issued by a technical/sectoral agency, portfolio as well as household investment.

Foreign Trade and Balance of Payments

Membership in International and Regional Free Trade Agreements

The Government supports the liberalization of international trade and investment through its membership in several international and regional trade organizations. Indonesia is a signatory to the GATT 1947 and a founding member of the World Trade Organization through the ratification of Law No. 7 of 1994 on Agreement Establishing the World Trade Organization. In 2017, the Government ratified the WTO Trade Facilitation Agreement through Law No. 17 of 2017 on Ratification of Protocol Amending the Marrakesh Agreement Establishing the World Trade Organization.

ASEAN has served as the forum for the negotiation of a number of regional agreements, and in 2015, ASEAN leaders adopted the ASEAN Economic Community Blueprint 2025, which is a roadmap for strategic integration of the economies of the ASEAN Member States. In 2009, the ASEAN Member States also entered into the ASEAN Comprehensive Investment Agreement which aims to create a free and open regime in ASEAN to achieve economic integration. ASEAN Member States have entered into eight free trade agreements, namely: the ASEAN Trade in Goods Agreement, the ASEAN-China Free Trade Agreement, the ASEAN-Korea Free Trade Agreement, the ASEAN-Japan Comprehensive Economic Partnership, the ASEAN-India Free Trade Agreement, the ASEAN-Australia and New Zealand Free Trade Agreement, the ASEAN-Hong Kong, China Free Trade Agreement, and the Regional Comprehensive Economic Partnership.

Indonesia has entered into and implemented nine bilateral trade agreements and three multilateral trade agreements: the Indonesia-Japan Economic Partnership Agreement, the Indonesia-Pakistan Preferential Trade Agreement, the Indonesia-Chile Comprehensive Economic Partnership, the Indonesia-Australia Comprehensive Economic Partnership Agreement, the Indonesia-Korea Comprehensive Economic Partnership Agreement, the Indonesia-United Arab Emirates Comprehensive Economic Partnership Agreement, the Indonesia-Mozambique Preferential Trade Agreement, the Indonesia-Palestina MOU on Trade Facilitation for Certain Products, the Indonesia-Iran Preferential Trade Agreement, the Indonesia-EFTA Comprehensive Economic Partnership Agreement, the Preferential Trade Agreement Among Developing Eight, and the Indonesia-European Free Trade Association Comprehensive Economic Partnership Agreement. These free trade agreements cover three core areas, namely: trade in goods, trade in services and investments.

In September 2025, Indonesia and Canada signed the Indonesia–Canada Comprehensive Economic Partnership Agreement, and the agreement will enter into force following completion of each party’s internal procedures. Also in September 2025, Indonesia and the European Union concluded negotiation on the Comprehensive Economic Partnership Agreement, as described in “Free Trade Agreement between Indonesia and the European Union.” In February 2026, Indonesia and the United States finalized a bilateral Agreement on Reciprocal Trade, as described in “U.S.-Indonesia Agreement on Reciprocal Trade.”

Various regional and bilateral free trade agreements of which Indonesia is a party are currently in different stages of negotiations, namely, the Indonesia-Bangladesh Preferential Trade Agreement, the Indonesia-Peru Comprehensive Economic Partnership Agreement, the Indonesia-Eurasian Economic Union Free Trade Agreement, the Indonesia-Tunisia Preferential Trade Agreement, the Indonesia-Gulf Cooperation Council Free Trade Agreement, the Indonesia-Türkiye Comprehensive Economic Partnership Agreement and the Indonesia-Sri Lanka Preferential Trade Agreement.

The Minister of Finance is authorized to set rates for import duties. The Republic maintains a policy of using tariff rates to promote the competitiveness of Indonesian products in international markets and to reduce price distortions in order to support the establishment of free trade. The Republic has implemented preferential tariff commitments under its various international and regional free trade agreements.

U.S.-Indonesia Agreement on Reciprocal Trade

On February 19, 2026, the United States and Indonesia finalized the Agreement on Reciprocal Trade. Under the agreement, the United States will apply a reciprocal tariff rate of 19% on most originating goods of Indonesia

(in addition to the applicable MFN rate), except for certain identified products that will enter at a zero reciprocal tariff rate. The United States has committed to establish a mechanism that will allow a to-be-specified volume of certain textile and apparel goods from Indonesia to enter at a zero reciprocal tariff rate, with the volume determined in relation to the quantity of U.S. exports of textiles produced from American cotton and man-made fiber textile inputs.

Under the agreement, Indonesia has committed, among other things, to: (i) eliminate tariff barriers on over 99% of U.S.-origin goods across all sectors; (ii) address non-tariff barriers by exempting U.S. companies and U.S.-origin goods from local content requirements, accepting U.S. federal motor vehicle safety and emission standards, accepting FDA standards for medical devices and pharmaceuticals, removing burdensome certification and labeling requirements, eliminating pre-shipment inspection requirements, and resolving intellectual property issues; (iii) address and eliminate barriers affecting U.S. agricultural products (including by exempting U.S. food and agricultural products from all import licensing regimes) and digital trade; (iv) remove restrictions on exports to the United States for all industrial commodities, including critical minerals; and (v) adopt and implement a forced-labor import ban and remove provisions from its labor laws that restrict workers and unions from fully exercising freedom of association and collective bargaining rights.

Implementation of the agreement remains subject to the parties’ completion of their respective domestic legal procedures. The agreement will enter into force 90 days after the exchange of written notifications certifying completion of those procedures, or on such other date as the parties may agree. On February 19, 2026, the Presidents of the United States and Indonesia signed a joint statement confirming their strong commitment to implementing the agreement and instructed their relevant ministers and secretaries to take further steps toward that end.

Separately, U.S. and Indonesian companies signed commercial agreements valued at approximately U.S.$33 billion, including purchases of approximately U.S.$15 billion in U.S. energy commodities, U.S.$13.5 billion in commercial aircraft and aviation-related goods and services (including from Boeing), and over U.S.$4.5 billion in U.S. agricultural products.

On February 20, 2026, the U.S. Supreme Court held that the International Emergency Economic Powers Act does not authorize the U.S. President to impose tariffs. On the same day, the U.S. Trade Representative announced the imposition of a temporary 10% surcharge on imports pursuant to Section 122 of the Trade Act of 1974 and other measures under alternative statutory authorities. The implications of these developments for existing and prospective U.S. duties on goods of Indonesian origin, and for the entry into force and implementation of the Agreement on Reciprocal Trade, remain subject to subsequent developments.

The Government continues to monitor relevant developments. The evolving U.S. trade policy landscape, including shifts in the legal authorities under which tariffs may be imposed and the potential for further changes in applicable tariff rates, creates uncertainty for Indonesia’s export-oriented sectors. The ultimate impact on Indonesia’s trade flows will depend on subsequent regulatory and legislative actions in Indonesia and the United States and the timing and terms of implementation of the Agreement on Reciprocal Trade.

Free Trade Agreement between Indonesia and the European Union

On September 23, 2025, the Republic and the European Union concluded negotiations on a free trade agreement known as the Comprehensive Economic Partnership Agreement (the “CEPA”), and a parallel investment protection agreement known as the EU-Indonesia Investment Protection Agreement (the “IPA”). The CEPA is intended to eliminate tariffs on more than 98% of tariff lines and nearly 100% of trade value, to be liberalized over time. It is also intended to establish modern, comprehensive rules covering, among others, goods, services and investment, digital trade, government procurement, intellectual property, subsidies and state-owned enterprises, trade and sustainable development, and dispute settlement with institutional cooperation. The IPA is intended to provide modern and rules-based investor protections, including safeguards against unlawful expropriation, non-discrimination, and fair and equitable treatment, while affirming each side’s right to regulate for legitimate public policy objectives.

Exports and Imports

The following table shows Indonesia’s exports and imports for the periods indicated as published by Bank Indonesia.

Exports and Imports

	Year Ended December 31,					Two Months Ended February 28,
	2021	2022	2023	2024	2025P	2025P	2026P
	(in millions of U.S. dollars)
Exports:
Oil and gas exports (f.o.b.)	13,201	17,039	14,840	15,029	11,993	2,090	1,737
Non-oil and gas exports (f.o.b.)	219,635	275,499	242,841	248,062	268,442	41,054	42,318

Total exports (f.o.b.)	232,835	292,538	257,681	263,091	280,435	43,144	44,054
Total imports (c.i.f.)	(198,800)	(241,716)	(222,292)	(235,198)	(242,500)	(37,061)	(42,199)
Balance of trade	34,035	50,822	35,389	27,892	37,935	6,083	1,856

Source: Bank Indonesia

P	Preliminary.

In 2021, Indonesia recorded a trade surplus of U.S.$34.0 billion, which increased from the U.S.$21.3 billion surplus recorded in 2020. The higher trade surplus was caused by a 42.5% increase in exports, which was higher than the 39.9% increase in imports, each compared to the previous year. Exports expanded at a higher rate compared to 2020, given stronger demand and higher export prices in 2021, which is in line with the global economic recovery. Increasing prices of Indonesia’s major commodities such as coal and palm oil has boosted exports throughout 2021.

In 2022, Indonesia recorded a trade surplus of U.S.$50.8 billion, which increased by 49.3% from the U.S.$34.0 billion surplus in 2021. The higher trade surplus was caused by a 25.6% year-on-year increase in exports, which was higher than the 21.6% year-on-year increase in imports (c.i.f). The improvement of export performance was mainly due to persistently high international commodity prices and robust demand for Indonesian major commodities. Consistent with stronger exports, imports also experienced an uptick compared to 2021 as the domestic economy continues to recover.

In 2023, Indonesia recorded a trade surplus of U.S.$35.4 billion, which decreased by 30.4% from the U.S.$50.8 billion surplus in 2022. The lower trade surplus was mainly due to a 11.9% decrease in exports primarily due to softening demand from Indonesia’s major trading partners for its main non-oil and gas export commodities as well as decreasing commodity prices. In addition, imports (c.i.f) decreased by 8.0%, in line with export performance.

In 2024, Indonesia recorded a trade surplus of U.S.$27.9 billion, which decreased by 21.2% from the U.S.$35.4 billion surplus in 2023. The lower trade surplus was primarily driven by a 5.8% year-on-year increase in imports in line with solid domestic demand. Meanwhile, exports grew by 2.1% year-on-year, supported by higher international commodity prices.

In 2025, Indonesia recorded a trade surplus of U.S.$37.9 billion, which increased by 36.0% from the U.S.$27.9 billion surplus in 2024. The higher surplus was driven by a 6.6% year-on-year increase in exports, supported by strong demand for Indonesia’s export commodities. This increase was partially offset by a 3.1% year-on-year increase in imports.

In the first two months of 2026, Indonesia recorded a trade surplus of U.S.$1.9 billion, which decreased by 69.5% from the U.S.$6.1 billion surplus in the first two months of 2025. The narrowing surplus was primarily driven by a 13.9% year-on-year increase in imports (c.i.f) in line with solid domestic demand. Meanwhile, exports grew modestly by 2.1% year-on-year, amid subdued global demand and ongoing disruptions in global supply chains.

Export-Import Data from the Central Statistics Agency

In addition to the exports and imports related data published by Bank Indonesia, the Central Statistics Agency or BPS also publishes data relating to imports and exports compiled based on the International Merchandise Trade Statistics Manual issued by the United Nations. Due to the different methods and timing of compiling export-import statistics, the export-import data published by BPS is different to the export-import data published by Bank Indonesia.

The tables below show Indonesia’s exports and imports for the periods indicated as published by the BPS.

	Year Ended December 31,					Two Months Ended February 28,
	2021	2022R	2023R	2024R	2025P	2025P	2026P

	(in millions of U.S. dollars)
Exports:
Non-oil and gas exports	219,362	275,906	242,853	250,652	269,841	41,188	42,351
Oil and gas exports	12,248	15,998	15,922	15,877	13,068	2,185	1,972

Total exports	231,610	291,904	258,774	266,529	282,909	43,373	44,323

Imports:
Non-oil and gas imports	170,661	197,031	186,056	198,923	209,088	31,435	36,932
Oil and gas imports	25,529	40,416	35,830	36,277	32,769	5,350	5,163

Total imports	196,190	237,447	221,886	235,200	241,857	36,785	42,095

Source: BPS.

P	Preliminary.
R	Revised.

Government Regulation of Export Proceeds

The Government Regulation Number 36 Year 2023 on Foreign Exchange Export Earnings from the Business, Management and/or Processing of Natural Resources, effective August 1, 2023, was amended by Government Regulation Number 8 Year 2025, effective March 1, 2025 (together, “GR 36/2023, as amended”). Under GR 36/2023, as amended, all export proceeds from mining (excluding oil and gas), plantation, forestry, and fisheries products with export values of at least US$250,000 must be deposited in special accounts at the Indonesian Export Finance Agency (currently Indonesia Eximbank) or a licensed foreign-exchange bank and retained in the Indonesian banking system for at least 12 months from the date of deposit.

Export proceeds from oil and gas products are subject to a different rule mandating that at least 30% of such proceeds must remain in the Indonesian banking system for a minimum of three months following their deposit into special accounts at Indonesia Eximbank or a licensed foreign-exchange bank.

Exporters are permitted to utilize the export proceed held in these special accounts as collateral for Rupiah-denominated bank loans or credit facilities from Indonesia Eximbank or a licensed foreign-exchange bank, or for such other purpose as may be approved by Bank Indonesia.

Ban on Raw Material Exports

The Government has banned exports of bauxite ore since June 2023, as part of the downstreaming policy to encourage the domestic processing of raw materials and reduce its reliance on imports of processed materials, alongside the existing ban on nickel ore exports that has been in force since January 2020. The Government has also banned exports of copper concentrate since June 2023, with an exemption for Freeport Indonesia and Amman Mineral Nusa Tenggara to continue such exports until May 2024. The Government issued a six-month permit in March 2025 for Freeport Indonesia to export copper concentrate while its Gresik smelter was repaired and a six-month permit in October 2025 for Amman Mineral to export up to a specified volume of copper concentrate.

Temporary Ban on Palm Oil and Other Products

On April 28, 2022, the Government implemented a temporary ban on export of Indonesian (i) crude palm oil, (ii) bleached and deodorized palm oil, (iii) refined, bleached, and deodorized palm olein, and (iv) used cooking oil, to the global market. The policy was aimed at maintaining the domestic stock and reducing the scarcity of palm-based cooking oil in the domestic Indonesian market. As a result, the Government has stabilized the stock and lower the palm-based cooking oil price in the domestic market. In May 2022, the Government revoked the ban and permitted the export of (i) crude palm oil, (ii) bleached and deodorized palm oil, (iii) refined, bleached, and deodorized palm olein, and (iv) used cooking oil.

Exports

The following table sets forth Indonesia’s exports by major commodity groups for the periods indicated.

Exports by Sector

	Year Ended December 31,					Two Months Ended February 28,
	2021	2022	2023	2024	2025P	2025P	2026P
	(in thousands of U.S. dollars)
General merchandise	231,316,430	291,510,626	256,832,315	262,028,545	278,252,284	42,934,516	44,052,782
Agricultural products
Coffee bean	848,285	1,137,939	915,636	1,623,533	2,498,935	353,589	228,514
Medicinal herb, aromatic and spice plant	759,231	608,628	467,475	427,439	647,695	73,827	81,111
Bird nest	504,261	590,240	633,094	551,871	490,305	93,125	83,068
Seasonal fruit	403,175	307,306	334,262	582,811	765,974	178,094	85,715
Other non-timber forest product	417,705	486,813	620,760	546,823	628,162	102,386	110,763
Seaweed and other algae	233,454	402,636	279,744	188,480	178,362	26,019	20,732
Fresh / chilled fish	132,366	127,674	120,682	143,797	167,418	27,620	27,829
Clove	94,308	54,624	95,171	319,431	217,704	53,272	25,056
Vegetables	85,664	98,713	134,958	218,184	254,706	14,417	7,372
White pepper	96,736	80,549	63,953	123,096	129,728	28,152	25,688
Tobacco	73,901	106,321	86,675	104,337	79,279	7,210	6,396
Cocoa bean	55,362	62,865	46,595	80,605	71,050	14,570	7,958
Shrimp and prawn	72,453	43,451	43,236	104,673	97,291	22,276	8,695
Rubber latex	68,490	68,003	54,726	56,924	59,925	8,038	9,112
Crab	62,540	58,564	62,662	98,760	111,372	25,523	22,881
Other agricultural products	1,058,791	1,130,610	1,142,271	1,251,197	1,210,263	209,716	204,657

Total Agricultural products	4,966,721	5,364,936	5,101,900	6,421,960	7,608,169	1,237,832	955,546

Manufacturing products
Palm oils	28,474,899	29,628,992	23,965,276	21,528,367	27,053,815	4,025,538	5,207,087
Iron/steel	21,471,317	28,465,009	27,599,169	27,147,960	28,648,411	4,292,061	4,319,023
Clothing and apparel of textile fabrics	7,029,237	8,074,099	6,801,682	7,136,576	7,320,483	1,273,353	1,249,254
Electrical equipment	6,439,195	8,329,344	7,706,789	8,636,187	10,068,707	1,488,271	1,495,133
Organic chemicals derived from agricultural products	7,023,263	8,414,275	6,233,256	6,787,146	9,662,318	1,513,382	1,627,503
Motor vehicle, four-wheel drive and more	3,806,332	6,183,459	6,843,321	6,690,545	7,154,420	985,522	1,319,440
Sport shoes	4,233,622	5,062,107	3,858,898	4,081,849	4,206,059	658,306	649,843
Crumb rubber	3,844,833	3,452,591	2,416,047	2,816,113	2,892,403	559,624	380,216
Pulp	3,283,505	3,698,451	3,486,523	3,566,604	3,604,089	599,759	524,795
Jewellery and precious articles	2,585,091	3,819,429	5,606,891	5,530,474	9,135,877	1,548,229	1,171,198
Nickel	1,271,688	5,968,877	6,806,140	7,983,095	9,724,936	1,268,112	1,981,618
Copper	3,049,936	2,787,315	2,285,775	3,470,968	3,984,398	577,407	551,146
Other papers	2,081,467	2,480,548	2,409,737	2,190,766	2,150,026	356,017	366,555

	Year Ended December 31,					Two Months Ended February 28,
	2021	2022	2023	2024	2025P	2025P	2026P
	(in thousands of U.S. dollars)
Spare parts for four or more wheeled vehicles	2,206,414	2,281,060	2,317,038	2,384,534	2,429,191	381,075	425,709
Machines for general purposes	1,999,141	2,183,884	1,887,282	2,148,806	2,258,288	472,627	449,462
Tin	2,448,056	2,387,742	1,783,633	1,432,440	1,783,300	163,017	308,136
Soap and household cleaning agents	1,958,853	2,216,268	1,925,666	1,988,552	2,459,694	353,123	435,660
Other telecommunications equipment	1,635,724	2,299,968	3,020,326	2,488,947	2,749,132	349,546	540,877
Outer and inner tires	1,753,688	1,873,655	1,814,950	1,632,083	1,638,757	268,929	287,493
Wooden furniture	1,994,280	1,933,083	1,455,492	1,495,017	1,420,180	268,982	240,437
Fertilizers	1,761,467	2,843,723	1,426,122	1,169,930	1,402,083	186,381	140,073
Computer equipment	1,705,354	1,831,430	1,576,249	1,591,486	1,939,010	239,405	317,993
Organic chemicals derived from oil	2,358,458	1,159,584	762,107	886,262	1,100,243	132,477	195,347
Plywood	1,927,685	1,813,088	1,291,706	1,342,836	1,355,258	225,372	169,620
Spun yarn	1,796,310	1,405,893	1,068,095	922,259	851,914	147,023	147,922
Tanks and other armoured fighting vehicles and parts of such vehicles	1,608,379	1,599,826	1,286,171	1,223,092	1,643,903	244,759	328,050
Televisions and television equipment	1,920,584	1,891,876	1,362,151	1,440,426	1,444,750	221,731	211,804
Frozen shrimp and prawn	1,535,044	1,459,273	1,115,072	1,085,577	1,215,959	197,494	200,622
Semiconductors and other electronic components	1,425,378	1,735,144	1,870,186	2,246,351	4,973,895	548,832	786,198
Margarine	1,635,103	1,968,603	1,773,741	1,949,832	2,751,815	387,346	464,847
Oil-cake and solid residues	1,328,493	2,239,044	2,259,348	1,724,298	678,347	125,731	139,860
Machines for special purposes	1,347,494	1,591,423	1,419,386	1,376,251	1,451,289	207,646	262,717
Artificial resin (synthetic resin) and raw materials	1,323,366	1,274,782	1,294,712	1,260,701	1,168,989	197,692	170,134
Other organic chemicals	1,238,675	1,659,338	1,233,910	1,239,541	1,598,553	228,537	292,708
Oil products(1)	1,899,971	4,303,720	3,487,770	3,483,682	2,448,399	481,385	370,518
Liquefied Petroleum Gas(1)	4,185	26,092	143,213	399	40,312	67	14,598
Other manufacture products	42,118,094	46,454,344	43,669,758	52,056,520	57,054,048	9,394,477	9,171,510

Total Manufacturing products	175,524,581	206,797,341	187,263,589	196,136,473	223,463,250	34,569,237	36,915,106

	Year Ended December 31,					Two Months Ended February 28,
	2021	2022	2023	2024	2025P	2025P	2026P
	(in thousands of U.S. dollars)
Mining products
Coal	26,538,367	46,671,824	34,590,782	30,478,761	24,481,010	4,254,108	3,474,405
Copper ore	5,386,226	9,243,991	8,326,477	7,969,176	4,892,334	0	18,855
Lignite	4,966,852	7,846,348	8,103,053	7,345,259	5,732,852	976,608	863,382
Other metal ore	629,184	623,005	68,121	18	0	0	0
Crude Oil(1)	2,956,045	1,590,215	1,716,572	2,153,385	1,520,869	287,970	137,035
Natural Gas(1)	7,178,270	9,381,892	8,037,106	7,989,263	6,854,367	1,157,181	1,015,285
o/w Liquefied Natural Gas	4,294,339	6,361,156	6,225,383	6,245,259	5,215,376	875,243	736,818
Other mining products	559,675	659,777	884,314	1,172,490	1,853,142	176,819	347,380

Total Mining products	48,214,620	76,017,051	61,726,425	57,108,350	45,334,575	6,852,686	5,856,342

Other merchandise(2)	2,610,508	3,331,299	2,740,401	2,361,761	1,846,290	274,761	325,788
Other goods(3)	1,518,852	1,027,514	848,317	1,062,178	2,182,535	209,319	1,628

Total Exports	232,835,282	292,538,140	257,680,632	263,090,723	280,434,819	43,143,835	44,054,411

Memorandum(4)
Non-oil & gas exports	219,634,699	275,498,694	242,840,602	248,061,745	268,441,723	41,054,161	42,317,896
Oil & gas exports	13,200,583	17,039,446	14,840,030	15,028,978	11,993,096	2,089,674	1,736,514

Source: Bank Indonesia

P	Preliminary.
(1)	As a component of oil and gas exports.
(2)	Consists of art goods, goods not elsewhere specified, and goods procured in ports by carriers.
(3)	Consists of non-monetary gold and merchanting goods.
(4)	Presents the classification of exports based on two main groups of commodities: (i) oil and gas and (ii) non-oil and gas.

The table below sets forth Indonesia’s exports by destination for the periods indicated.

Exports by Destination

	Year Ended December 31,					Two Months Ended February 28,
	2021	2022	2023	2024	2025P	2025P	2026P

	(in thousands of U.S. dollars)
America
North America
United States of America	25,765,002	28,310,297	23,163,130	26,289,050	30,536,095	4,657,443	4,983,594
Canada	1,064,214	1,284,783	1,292,084	1,407,848	1,684,754	273,042	267,000
Other North America	1,620	1,717	2,869	4,116	4,591	825	1,402

Total North America	26,830,836	29,596,798	24,458,083	27,701,014	32,225,440	4,931,310	5,251,996

Central and South America
Argentina	281,227	311,017	200,319	217,070	338,743	56,997	39,905
Brazil	1,504,539	1,483,496	1,278,005	1,715,797	2,203,851	330,429	359,974
Mexico	1,298,970	1,688,739	2,129,927	2,233,794	2,437,940	343,229	367,159
Other Central and South America	1,910,190	2,333,449	2,387,097	2,398,058	2,745,606	380,125	396,782
Total Central and South America	4,994,925	5,816,701	5,995,347	6,564,720	7,726,139	1,110,780	1,163,820

Total America	31,825,761	35,413,499	30,453,431	34,265,734	39,951,579	6,042,090	6,415,816

Europe
European Union
Netherlands	4,624,534	5,378,926	3,868,396	4,731,193	5,693,737	811,007	894,981
Belgium	1,635,031	2,139,872	1,586,600	1,552,484	1,903,708	274,058	248,735
Italy	2,804,545	3,131,432	2,097,717	2,246,495	2,825,990	427,754	429,594
Germany	2,912,856	3,233,288	2,518,779	2,381,860	2,512,511	372,144	330,215
France	996,178	1,044,079	903,474	903,408	1,033,504	159,375	139,381
Spain	2,347,650	2,293,582	2,194,164	2,104,542	1,800,537	195,653	317,046
Other European Union	2,657,501	3,780,308	3,262,361	3,353,092	3,571,283	573,711	510,434

Total European Union	17,978,294	21,001,487	16,431,491	17,273,073	19,341,270	2,813,702	2,870,387

United Kingdom	1,474,290	1,578,289	1,456,782	1,577,303	1,588,305	246,579	245,620
Russia	1,492,891	1,386,014	912,270	1,741,000	1,867,097	315,661	231,272
Turkey	1,599,382	2,071,280	1,531,222	1,849,391	1,701,685	237,700	283,179
Other Europe	2,162,096	2,411,475	3,107,016	1,970,748	5,715,280	310,995	232,979

Total Europe	24,706,953	28,448,545	23,438,781	24,411,514	30,213,636	3,924,638	3,863,437

Asia and Middle East
ASEAN
Brunei Darussalam	211,268	240,628	196,352	226,415	186,934	30,117	30,719
Philippines	8,590,823	12,895,188	11,028,339	10,615,047	10,216,905	1,668,917	1,725,188
Cambodia	530,909	720,673	828,316	832,830	879,427	151,211	145,171
PDR Laos	7,578	26,620	16,650	15,025	13,318	4,369	1,842
Malaysia	11,954,531	15,148,054	11,815,815	12,185,787	12,599,337	2,140,554	1,950,473
Myanmar	1,117,043	905,561	728,215	601,229	787,014	134,268	151,810
Singapore	12,167,500	14,972,580	11,668,197	11,015,329	12,549,661	1,654,532	1,604,807
Thailand	7,110,300	8,154,975	7,151,731	7,599,925	8,724,759	2,096,942	1,679,180
Vietnam	6,842,952	8,276,540	7,524,281	9,488,148	10,596,829	1,680,521	1,719,940

Total ASEAN	48,532,903	61,340,817	50,957,897	52,579,735	56,554,185	9,561,431	9,009,130

	Year Ended December 31,					Two Months Ended February 28,
	2021	2022	2023	2024	2025P	2025P	2026P
	(in thousands of U.S. dollars)
Hong Kong SAR	2,001,026	2,812,535	2,636,040	2,611,923	2,298,584	432,993	355,942
India	13,308,709	23,362,674	20,269,352	20,309,149	18,260,791	2,878,053	3,094,211
Iraq	218,389	348,391	235,746	349,588	386,101	56,452	71,152
Japan	17,595,122	24,356,469	20,654,400	20,521,911	17,406,094	2,703,276	2,605,889
South Korea	9,161,223	12,339,146	10,123,823	10,580,373	10,035,236	1,704,525	1,642,417
Pakistan	3,823,688	4,251,636	3,020,780	3,478,649	4,111,467	711,642	706,213
People’s Republic of China	53,278,076	65,814,936	64,769,663	62,191,437	66,785,620	9,157,294	10,727,909
Saudi Arabia	1,580,531	2,019,038	2,076,180	2,412,781	2,863,935	903,761	372,304
Taiwan	6,726,353	8,385,255	6,663,678	6,653,657	5,504,381	905,061	736,123
Other Asia and Middle East	8,676,922	10,458,131	10,381,481	10,536,804	13,177,341	2,043,071	2,425,409

Total Asia and Middle East	164,902,943	215,489,028	191,789,041	192,226,006	197,383,735	31,057,560	31,746,700

Australia and Oceania
Australia	3,236,357	3,454,173	3,001,010	4,262,039	3,659,692	652,819	491,869
New Zealand	717,463	730,422	591,665	681,653	779,545	113,179	116,892
Other Australia and Oceania	403,551	486,923	520,265	573,420	592,400	83,715	90,291
Total Australia and Oceania	4,357,371	4,671,518	4,112,940	5,517,112	5,031,637	849,713	699,052

Africa
South Africa	965,270	1,092,889	842,579	787,873	989,772	173,253	168,122
Other Africa	4,388,304	4,588,941	4,646,656	3,950,910	5,505,698	900,933	934,722

Total Africa	5,353,573	5,681,831	5,489,235	4,738,783	6,495,470	1,074,186	1,102,844

Unclassified exports(1)	1,688,680	2,833,719	2,397,205	1,931,574	1,358,762	195,648	226,563

Total (f.o.b.)	232,835,282	292,538,140	257,680,632	263,090,723	280,434,819	43,143,835	44,054,411

Source: Bank Indonesia

P	Preliminary.
(1)	Consists of goods procured in ports by carriers and merchanting goods.

Imports

The following table sets forth Indonesia’s imports by major commodity groups for the periods indicated.

Imports by Sector(1)

	Year Ended December 31,					Two Months Ended February 28,
	2021	2022	2023	2024	2025P	2025P	2026P

	(in thousands of U.S. dollars)
General Merchandise	196,118,688	238,196,580	219,691,365	230,611,434	237,617,062	36,173,977	40,523,213
Consumption Goods
Food and beverages, primary, mainly for household	2,778,536	2,900,624	2,883,081	3,011,269	3,208,247	398,635	521,885
Food and beverages, processed, mainly for household	3,930,449	4,948,999	6,043,813	6,855,609	4,864,836	676,522	737,784
Passenger motor cars	368,733	620,196	1,044,254	1,316,067	1,797,876	227,963	167,350
Transport equipment, nonindustrial	216,419	288,582	293,186	236,984	206,791	33,808	27,541
Durable consumer goods	2,258,482	2,299,231	2,291,875	2,411,584	2,236,519	335,859	394,527
Semi-durable consumer goods	3,589,078	4,117,226	4,113,141	4,261,601	4,820,506	705,969	888,880
Non-durable consumer goods	6,225,145	3,506,568	3,351,800	3,431,645	3,858,239	575,726	667,960
Fuels and lubricants, processed, oil products(2)	7,567,201	13,637,777	10,785,334	12,116,558	9,331,233	1,829,919	1,500,942
Goods not elsewhere specified	359,105	298,341	621,571	350,833	530,810	31,685	52,808

Total Consumption Goods	27,293,149	32,617,546	31,428,054	33,992,150	30,855,058	4,816,085	4,959,677

Raw materials and auxiliary goods
Food and beverages, primary, mainly for industry	6,651,027	7,062,365	6,883,310	7,315,156	7,329,875	1,407,787	1,449,165
Food and beverages, processed, mainly for industry	4,533,242	5,690,242	5,227,898	5,473,984	4,425,346	751,181	680,840
Industrial supplies, primary	7,419,509	7,828,362	6,756,735	8,365,986	9,732,525	1,232,196	1,554,982
Industrial supplies, processed	68,862,733	78,419,327	66,750,868	70,945,694	71,996,772	11,496,457	12,440,477
Parts and accessories for capital goods	20,862,729	24,094,319	22,607,624	23,679,113	24,310,298	3,748,679	4,255,138
Parts and accessories for transport equipment	8,032,124	9,596,459	9,522,749	9,087,142	9,447,210	1,361,842	1,462,795
Fuels and lubricants, primary	10,167,716	17,271,332	15,633,539	14,359,260	13,818,167	2,352,106	2,402,064
o/w Crude oil(2)	7,886,555	13,648,439	12,221,871	10,734,952	10,500,508	1,756,588	1,845,728

	Year Ended December 31,					Two Months Ended February 28,
	2021	2022	2023	2024	2025P	2025P	2026P
	(in thousands of U.S. dollars)
Fuels and lubricants, processed	12,679,881	17,504,885	14,365,208	14,309,116	14,005,567	1,881,267	1,987,599
o/w Oil products(2)	7,367,209	11,095,200	9,128,025	9,109,120	9,072,404	1,286,109	1,355,799
o/w Liquefied Petroleum Gas(2)	4,713,059	5,563,184	4,386,640	4,459,849	4,190,639	468,012	486,669

Total Raw materials and auxiliary goods	139,208,961	167,467,292	147,747,930	153,535,451	155,065,761	24,231,515	26,233,061

Capital Goods
Capital goods (except transport equipment)	25,734,355	31,825,253	32,915,410	36,299,656	43,326,217	5,723,046	7,731,711
Passenger motor cars	368,733	620,196	1,044,254	1,316,067	1,797,876	227,963	167,350
Other transport equipment, industrial	2,929,100	4,912,986	5,837,492	4,635,408	5,874,062	976,210	1,336,344

Total Capital Goods	29,032,188	37,358,435	39,797,156	42,251,130	50,998,155	6,927,219	9,235,406

Other merchandise(3)	584,389	753,308	718,226	832,703	698,089	199,158	95,069
Other goods(4)	2,681,663	3,519,420	2,600,542	4,586,897	4,882,679	887,210	1,675,652

Total	198,800,351	241,716,000	222,291,907	235,198,332	242,499,741	37,061,187	42,198,864

Source: Bank Indonesia

P	Preliminary.
(1)	Data collected on a cost, insurance and freight basis.
(2)	As a component of oil and gas imports.
(3)	Consists of goods procured in ports by carriers.
(4)	Consists of nonmonetary gold.

The following table sets forth Indonesia’s imports by country of origin for the periods indicated.

Imports by Place of Origin(1)

	Year Ended December 31,					Two Months Ended February 28,
	2021	2022	2023	2024	2025P	2025P	2026P
	(in thousands of U.S. dollars)
America
North America
United States of America	11,607,175	11,715,415	11,483,028	12,350,425	13,298,037	1,903,877	1,751,337
Canada	2,039,320	2,999,835	2,149,299	2,137,168	2,671,986	408,840	429,666
Other North America	0	0	374	1	24,501	0	0

Total North America	13,646,496	14,715,250	13,632,700	14,487,594	15,994,524	2,312,718	2,181,003

Central and South America
Argentina	2,028,162	2,400,666	1,374,093	1,378,270	1,281,666	237,982	435,467
Brazil	2,357,034	3,679,381	4,796,243	5,408,179	4,926,606	557,787	684,480
Mexico	251,035	320,300	359,514	337,462	1,096,969	49,018	90,474
Other Central and South America	600,554	690,476	663,101	766,810	920,387	261,028	142,773

Total Central and South America	5,236,784	7,090,823	7,192,951	7,890,721	8,225,629	1,105,816	1,353,194

Total America	18,883,280	21,806,073	20,825,651	22,378,315	24,220,153	3,418,534	3,534,197

Europe
European Union
Netherlands	877,900	923,007	944,430	978,043	867,549	133,240	132,964
Belgium	763,083	640,671	686,363	499,019	507,224	79,643	85,042
Italy	1,674,996	1,448,006	1,728,666	1,612,486	1,675,122	285,324	266,140
Germany	3,057,219	3,718,454	4,550,687	3,736,343	3,563,036	575,098	528,868
France	1,316,552	1,384,362	1,681,505	1,489,903	1,636,194	194,360	687,720
Spain	676,814	564,556	579,930	584,346	827,088	85,911	103,787
Other European Union	2,413,677	2,952,115	3,557,437	3,879,185	3,194,096	423,896	555,361

Total European Union	10,780,240	11,631,170	13,729,018	12,779,326	12,270,309	1,777,473	2,359,882

United Kingdom	1,116,936	1,038,364	1,103,335	952,554	1,058,204	140,209	181,154
Russia	1,033,735	1,890,871	2,243,473	2,050,875	2,109,220	330,276	447,607
Turkey	353,531	530,585	648,868	463,213	566,679	91,650	60,585
Other Europe	2,732,492	2,324,377	1,939,516	2,468,632	1,968,546	266,101	220,182

Total Europe	16,016,934	17,415,366	19,664,209	18,714,600	17,972,959	2,605,709	3,269,410

Asia and Middle East
ASEAN
Brunei Darussalam	156,977	646,007	300,890	507,944	215,437	90,943	73,109
Philippines	1,169,335	1,423,661	1,373,756	1,790,623	1,802,522	185,267	178,943
Cambodia	50,094	61,077	103,380	142,858	110,432	20,430	18,911
PDR Laos	38,976	170,430	83,239	64,837	70,442	9,918	20,496
Malaysia	9,634,006	12,686,248	10,347,081	10,689,442	11,130,361	2,045,286	1,751,203
Myanmar	164,217	107,536	149,800	572,907	171,097	17,536	16,105
Singapore	18,470,973	22,552,422	20,479,833	21,754,793	19,189,657	2,962,665	3,484,318
Thailand	8,920,455	10,677,210	9,970,092	9,658,099	8,981,315	1,660,244	1,456,056
Vietnam	3,972,949	4,573,019	5,117,178	6,430,064	6,142,478	938,228	1,040,079

Total ASEAN	42,577,980	52,897,611	47,925,250	51,611,567	47,813,740	7,930,517	8,039,220

	Year Ended December 31,					Two Months Ended February 28,
	2021	2022	2023	2024	2025P	2025P	2026P
	(in thousands of U.S. dollars)
Hong Kong SAR	5,557,561	4,597,011	3,807,494	3,292,622	3,168,587	475,853	389,725
India	7,057,958	9,025,789	6,407,195	5,664,387	4,841,016	864,021	822,875
Iraq	110	704	209	985	393	10	1
Japan	15,533,193	17,400,251	16,493,891	14,952,002	14,473,981	2,427,282	2,000,888
South Korea	9,773,262	12,240,239	10,744,900	9,353,293	7,871,773	1,406,576	1,302,203
Pakistan	192,770	189,871	308,149	619,031	153,365	32,416	29,255
People’s Republic of China	53,649,120	65,212,072	60,075,752	73,027,640	87,377,584	12,481,743	15,700,710
Saudi Arabia	4,359,067	5,825,001	4,016,022	4,083,927	3,781,274	385,562	501,864
Taiwan	4,293,046	4,292,654	3,855,454	3,909,788	4,413,958	627,005	709,633
Other Asia and Middle East	5,166,872	7,642,381	6,845,160	5,350,775	5,909,341	753,881	1,531,347

Total Asia and Middle East	148,160,938	179,323,583	160,479,475	171,866,018	179,805,012	27,384,866	31,027,722

Australia and Oceania
Australia	9,404,535	9,684,791	9,284,037	10,495,869	9,458,164	1,335,289	2,152,658
New Zealand	954,512	1,381,182	1,134,475	1,234,993	1,119,342	182,842	176,808
Other Australia and Oceania	39,107	113,399	96,187	80,046	47,498	12,665	4,958

Total Australia and Oceania	10,398,154	11,179,372	10,514,699	11,810,908	10,625,005	1,530,795	2,334,424

Africa
South Africa	634,585	2,048,231	1,250,184	1,621,629	1,033,439	130,499	234,506
Other Africa	4,122,070	9,190,067	8,839,464	7,974,159	8,145,083	1,791,627	1,703,536

Total Africa	4,756,656	11,238,298	10,089,648	9,595,788	9,178,523	1,922,126	1,938,042

Unclassified imports(2)	584,389	753,308	718,226	832,703	698,089	199,158	95,069

Total	198,800,351	241,716,000	222,291,907	235,198,332	242,499,741	37,061,187	42,198,864

Source: Bank Indonesia

P	Preliminary.
(1)	Data collected on a cost, insurance and freight basis.
(2)	Consists of goods procured in ports by carriers.

Balance of Payments

Balance of payments figures measure the relative flow of goods, services and capital into and out of a country as represented in the current account and the capital and financial account. The current account tracks a country’s trade in goods and services, as well as income and current transfer transactions. The capital and financial account covers all transactions involving capital transfers, acquisition or disposal of non-produced, non-financial assets, and financial assets and liabilities. A balance of payments surplus indicates a net inflow of foreign currencies, while a balance of payments deficit indicates a net outflow of foreign currencies.

The following table sets forth the Republic’s balance of payments for the periods indicated.

Balance of Payments(1)

	Year Ended December 31,
	2021	2022	2023	2024	2025P
	(in millions of U.S. dollars)
Current account	3,511	13,215	(2,042)	(8,583)	(1,454)
Goods(2)	43,806	62,672	46,269	39,839	49,822
Total exports (f.o.b.)	232,835	292,538	257,681	263,091	280,435
Non-oil and gas exports	219,635	275,498	242,841	248,062	268,442
Oil and gas exports	13,201	17,039	14,840	15,029	11,993
Total imports (f.o.b.)	(189,029)	(229,866)	(211,411)	(223,252)	(230,613)
Non-oil and gas imports	(162,864)	(188,049)	(176,654)	(188,577)	(199,103)
Oil and gas imports	(26,166)	(41,817)	(34,757)	(34,675)	(31,510)
Services	(14,599)	(19,957)	(17,676)	(18,485)	(19,823)
Primary income	(31,961)	(35,303)	(36,015)	(35,815)	(38,171)
Secondary income	6,264	5,803	5,380	5,878	6,719
Capital account	80	476	28	280	352
Financial account	12,492	(9,157)	9,846	17,701	(4,545)
(i) Public sector	4,317	(4,618)	12,915	24,662	1,941
Portfolio investment	(616)	(6,889)	8,916	16,639	(2,702)
Assets	—	—	—	—	—
Liabilities	(616)	(6,889)	8,916	16,639	(2,702)
Other investment	4,933	2,271	3,999	8,023	4,643
Assets	—	(133)	(1,079)	(1,904)	(3,258)
Liabilities	4,933	2,405	5,078	9,927	7,902
Loans	(1,377)	1,789	4,902	5,457	4,912
Drawings	4,355	7,130	10,242	11,000	10,717
Repayments	(5,732)	(5,341)	(5,341)	(5,543)	(5,805)
Other liabilities	6,310	616	176	4,469	2,990
(ii) Private sector	8,175	(4,539)	(3,069)	(6,961)	(6,486)
Direct investment	17,286	18,067	14,417	15,882	14,082
Assets	(3,927)	(6,635)	(7,126)	(8,394)	(7,931)
Liabilities	21,213	24,702	21,543	24,275	22,013
Portfolio investment	5,701	(4,741)	(6,709)	(8,403)	(6,722)
Assets	(1,778)	(5,045)	(2,897)	(4,000)	(2,603)
Liabilities	7,479	304	(3,812)	(4,403)	(4,120)
Financial derivatives	333	48	167	291	(54)
Other investment	(15,145)	(17,913)	(10,945)	(14,731)	(13,792)
Assets	(9,486)	(15,751)	(10,237)	(14,322)	(13,346)
Liabilities	(5,659)	(2,162)	(708)	(409)	(446)
Errors and omissions	(2,622)	(535)	(1,531)	(2,188)	(2,195)

Overall balance	13,461	3,999	6,301	7,210	(7,842)

Reserves and related items	(13,461)	(3,999)	(6,301)	(7,210)	7,842

Reserve asset position(3)	144,905	137,233	146,384	155,719	156,471

Source: Bank Indonesia

P	Preliminary.
(1)

Bank Indonesia uses (+) and (-) signs in its published data to follow BPM5 whereby (+) means inflow and (-) means outflow. In financial account, (+) denotes increase in liabilities or decrease in assets, while (-) represents increase in assets or decrease in liabilities. The table above has been adjusted to align with the formatting hereof.

(2)	The calculation of export and import figures included in the balance of payments data compiled by Bank Indonesia differs in coverage and timing from the data on export/import trade compiled by BPS.
(3)

Presents the position of reserve assets at the end of period. A change in the overall balance of payments during a reporting period will affect the outstanding amount of reserve assets at the end of that period.

In 2021, the current account reversed to a surplus of U.S.$3.5 billion compared to a U.S.$4.4 billion deficit in 2020. The current account improvements were primarily supported by a significantly larger goods trade surplus compared with conditions one year earlier due to non-oil and gas export performance. Exports of all major commodities improved in 2021, boosted by stronger export demand and higher prices. In addition, the secondary income account surplus also increased as compared to the previous year, which contributed to the current account surplus in 2021.

Notwithstanding the uncertainties in the global financial markets due to the Covid-19 pandemic, the capital and financial account increased to a surplus of U.S.$12.6 billion in 2021, mainly due to long-term capital inflows from foreign direct investments and portfolio investments of the private sector. Hence, Indonesia’s overall balance of payments in 2021 recorded a surplus of U.S.$13.5 billion. The position of international reserves assets at the end of 2021 were U.S.$144.9 billion, increased from U.S.$135.9 billion at the end of 2020.

The current account recorded a U.S.$13.2 billion surplus in 2022, higher than the U.S.$3.5 billion surplus recorded in 2021. This was primarily supported by higher exports in line with the increased international commodity prices and robust demand for several Indonesian commodities such as coal, iron and steel, and metalliferous ores, with imports also rising to fuel the domestic economic improvements. On the other hand, the services trade balance deficit widened as public mobility increased and domestic economic recovery accelerated. The primary income deficit also increased in response to the higher investment income payments on direct investment, which was in line with corporate performance improvements.

The capital and financial account recorded a U.S.$8.7 billion deficit in 2022, reversing a U.S.$12.6 billion surplus in 2021, amidst the higher global financial market uncertainty. Direct investment surplus increased in 2022, reflecting investor views in the domestic economic outlook and domestic investment climate of Indonesia. Meanwhile, portfolio investment recorded a deficit, mainly due to outflow in the domestic SBN market in line with the increasing global financial market uncertainty amid ongoing measures in various economies to tighten monetary policy more aggressively. Other investments also recorded a deficit due to private investments in several financial instruments abroad and net payments of private sector external debt.

As a result of the foregoing, Indonesia’s balance of payments in 2022 booked a U.S.$4.0 billion surplus, compared to the U.S.$13.5 billion surplus in 2021. The official reserve assets was U.S.$137.2 billion as at December 31, 2022, compared to U.S.$144.9 billion as at December 31, 2021.

In 2023, the current account recorded a deficit of U.S.$2.0 billion, after registering a U.S.$13.2 billion surplus in 2022. These developments were mainly influenced by a lower goods trade surplus in line with global economic moderation and lower commodity prices, coupled with steady domestic demand. On the other hand, the services trade deficit narrowed in line with a surge of inbound international travelers as the tourism sector continued to recover.

The capital and financial account in 2023 improved, registering a U.S.$9.9 billion surplus compared to the U.S.$8.7 billion deficit in 2022, supported by surpluses in both direct investment and portfolio investment despite global financial market uncertainty. A conducive investment climate and investors’ view with respect to domestic economic outlook maintained direct investment inflows to Indonesia. In addition, portfolio inflows recorded a surplus despite global financial market uncertainty. Relatively high yields on domestic financial assets for investment and the introduction of new financial instruments issued by Bank Indonesia further bolstered portfolio investment surplus.

As a result of the foregoing, Indonesia’s balance of payments in 2023 booked a U.S.$6.3 billion surplus, an increase from the U.S.$4.0 billion surplus in 2022. The official reserve assets as at December 31, 2023 increased to U.S.$146.4 billion from U.S.$137.2 billion as at December 31, 2022.

In 2024, the current account recorded a deficit of U.S.$8.5 billion, an increase from the U.S.$2.0 billion deficit recorded in 2023. This was primarily due to a decrease in the non-oil and gas trade balance surplus as demand from Indonesia’s main trading partners weakened, while Indonesia’s domestic demand remained strong.

In 2024, the capital and financial account recorded a U.S.$18.0 billion surplus, an increase from the U.S.$9.9 billion surplus in 2023. The higher surplus was supported by foreign capital inflows in the form of direct investment and portfolio investment, despite ongoing uncertainty in global financial markets. Direct investment continued to book a surplus, reflecting positive investor sentiment towards Indonesia’s economic outlook. Additionally, public sector portfolio investment inflow increased, driven by foreign investment in SRBI and the Government’s issuance of bonds and sukuk in international markets.

As a result of the foregoing, Indonesia’s balance of payments in 2024 booked a U.S.$7.2 billion surplus, larger than the U.S.$6.3 billion surplus in 2023. The official reserve assets as at December 31, 2024 were U.S.$155.7 billion, increased from U.S.$146.4 billion as at December 31, 2023.

In 2025, the current account recorded a deficit of U.S.$1.5 billion, compared to the U.S.$8.6 billion deficit in 2024. This was primarily due to an increase in the non-oil and gas trade balance surplus supported by higher exports in line with global demand for Indonesia’s export commodities. In addition, the oil and gas trade balance deficit narrowed in line with lower international oil prices.

In 2025, the capital and financial account recorded a deficit of U.S.$4.2 billion, compared to the U.S.$18.0 billion surplus in 2024. This development was attributable to deficits in portfolio investment and other investments underpinned by persistently high global financial market uncertainty. Meanwhile, direct investment maintained a surplus, despite a year-on-year decrease in net direct investment, reflecting sustained investor confidence in Indonesia’s economic outlook and conducive investment climate.

As a result of the foregoing, Indonesia’s balance of payments in 2025 recorded a deficit of U.S.$7.8 billion, compared to the U.S.$7.2 billion surplus in 2024. The official reserve asset position as of December 31, 2025 was U.S.$156.5 billion, an increase from U.S.$155.7 billion as of December 31, 2024.

Financial System

Indonesia Financial Safety Net and Crisis Management

In April 2016, Law No. 9 of 2016 on the Prevention and Resolution of Financial System Crisis (as amended by Law No. 4/2023, “Law No. 9/2016”) was passed. Law No. 9/2016 revamped the coordination framework for crisis management and resolution among Financial System Stability Committee (Komite Stabilitas Sistem Keuangan) (“KSSK”) members and also refined the emphasis on strengthened supervisory capacity, improved banking liquidity and prevention measures. These coordinated policy responses allow an institutionalized early warning system and crisis management protocol which enable KSSK to identify potential disruptions, and determine effective policy responses and resolution steps.

The KSSK comprises four key institutions: the Ministry of Finance, Bank Indonesia, OJK and the Indonesia Deposit Insurance Corporation (“IDIC”). They contribute to safeguarding financial system stability, and in the event of a disruption, such as sudden reversals in capital flows, they will activate the Crisis Management Protocol to determine the policy response required to maintain market confidence and stability. Policy responses include, amongst others, activating the Bond Stabilization Framework which provides the mechanism to execute buybacks with several SOEs for the purpose of maintaining stability of the sovereign bond market, raising funds through issuing longer term securities to extend maturity profile, as well as debt switching to extend debt maturities and mitigate risks associated with refinancing.

Indonesia Deposit Insurance Corporation and Liquidity Support

Since September 2005, the IDIC has insured customers’ deposits and actively participated in maintaining the stability of the financial system. The IDIC membership is compulsory for every bank conducting business in

Indonesia. The prevailing IDIC coverage is up to Rp2 billion for each depositor in any one bank. The IDIC will pay, in accordance with its procedures, deposit insurance claims when a member bank has its license revoked by the OJK. The maximum amount of deposit insured can be adjusted, among others, in the event of a crisis that can potentially decrease public trust in the banking system or affect the stability of the financial system.

Law No. 9/2016 provides a clear division of responsibilities between the Ministry of Finance, Bank Indonesia, OJK and IDIC in preventing and resolving crises in the financial system through the establishment of a Financial System Stability Committee with representatives from each of the Ministry of Finance, Bank Indonesia, OJK and IDIC. KSSK aims to provide a coordinated policy response on the basis of regular monitoring of key areas of the financial system. In March 2020, certain provisions with respect to short term liquidity loans were revoked in order to enable the implementation of Covid-19 related financial policies.

Financial Sector Omnibus Law (Law No. 4/2023 )

Law No. 4 of 2023 on Development and Strengthening of the Financial Sectors (“Law No. 4/2023”), which was enacted and became effective on January 12, 2023, represented a milestone for Indonesia’s financial sector reform and aims to develop an inclusive, deep and stable financial sector for accelerating the development of Indonesia’s national economy. Law No. 4/2023 is an omnibus law to amend 16 existing laws on financial sectors, such as banking, capital markets, insurance, guarantees, financing companies, financial system stability and export credits. Law No. 4/2023 also revoked the pension fund law and issued the new one.

Law No. 4/2023 focuses on, among others, strengthening the institutional setting of the authorities; strengthening governance of financial institutions; improving public’s trust in financial industry; promoting long- term fund accumulation in the financial sector for welfare and supporting sustainable development funding; strengthening of customers protection for financial products; and strengthening of financial sectors literacy, inclusion and innovation in the financial sector.

Among other provisions, Law No. 4/2023 grants supervisory authority over digital financial assets (including cryptocurrencies) and securities-related financial derivatives to OJK and over financial derivatives related to the money markets and FX to Bank Indonesia, rather than the commodities regulatory authority, Badan Pengawas Perdagangan Berjangka Komoditi. Law No. 4/2023 also mandates Bank Indonesia to be the sole authorized institution empowered to manage digital Rupiah.

The law also permits Bank Indonesia to purchase domestic government bonds (SBN) in the primary market during in the event of a crisis (as declared by the President). The acquisition of long-term government securities in the primary market shall be carried out pursuant to the decisions of KSSK. The purchase scheme and mechanism of any such initiative under Law No 4/2023 is required to be stipulated in a joint decision by the Minister of Finance and the Governor of Bank Indonesia.

The Banking System

Government policy continues to emphasize a strong, stable banking system.

Bank Indonesia is Indonesia’s central bank. Bank Indonesia’s governing statute (Law No. 23 of 1999, as amended) (the “Central Bank Law”) provides that Bank Indonesia determines and implements monetary policy by referring to an inflation target as determined by the Government in consultation with Bank Indonesia. The Central Bank Law also establishes the Bank Indonesia Supervisory Board (the “Supervisory Board”), to assist the DPR in conducting oversight of Bank Indonesia’s institutional performance and internal financial management. The Central Bank Law was amended in 2023 through the enactment of Law No. 4/2023 and further amended by Law No. 1 of 2026 on Criminal Adjustment (“Law No. 1/2026”). Under such 2023 amendment, the Supervisory Board comprises at least five members chosen by the DPR and appointed by the President, serving five-year terms with eligibility for one reappointment. The January 2004 amendment to the Central Bank Law stipulates that Bank Indonesia is the lender of last resort to ensure the stability of the financial system. Bank Indonesia’s banking supervision function was transferred to the OJK on December 31, 2013.

The authorities implement risk mitigation by strengthening micro and macro-prudential surveillance. Micro-prudential surveillance by OJK focuses on an individual bank or financial institution in order to ensure the fulfillment of prudential regulations through on-site and off-site supervision. Macro-prudential surveillance by Bank Indonesia targets system-wide prudential adherence, risk build-ups, and market functioning to preserve financial stability.

Under a framework of strengthening risk-based supervision, a number of measures have been introduced by OJK, as Indonesia’s integrated bank supervisor since 2014, and by Bank Indonesia in its macroprudential role, to bolster and improve surveillance in order to better anticipate the symptoms of troubled banks on a risk basis, as well as enhance the quality of human resources through training, attachments and certification programs.

In addition, improvements to the tools and methodologies used in surveillance are ongoing in order to reinforce macro-prudential aspects, among others, stress testing, probability of default analysis, transition matrices and other early warning mechanisms. The creation of the financial system safety net also assists authorities to mitigate potential systemic risks that might arise.

OJK has issued banking regulations that are in line with the international standards, such as the Basel framework. In terms of the capital reforms, the Basel III capital framework has been transposed into domestic regulations in December 2013 and in force since January 2014, and was lastly amended in December 2022. These regulations cover (i) raising the quality of regulatory capital, (ii) setting a minimum Tier 1 and CET 1 ratio of 6.0% and 4.5%, respectively, as well as a minimum capital requirement based on risk profile between 8.0% to 14.0%, and (iii) building-up of adequate buffers above the minimum capital requirement based on risk profile (including a capital conservation buffer, countercyclical buffer and capital surcharge for D-SIBs). The December 2022 amendments also cover the capital requirements for bank’s exposure to central counterparties and margin requirements for non-centrally cleared derivatives.

As part of its Basel III implementation policies, OJK issued regulations for the Basel III Liquidity framework, Liquidity Coverage Ratio (“LCR”), Net Stable Funding Ratio (“NSFR”), and the risk weighted assets (“RWA”), calculation relating to derivative transactions. The LCR regulation was issued in December 2015 and requires banks to maintain short-term liquidity through high quality liquid assets that meet their liquidity needs for thirty days. The NSFR regulation was issued in July 2017 and uses NSFR as an indicator to evaluate a bank’s long-term liquidity risk by comparing the amount of stable funding available to the bank with the amount of stable funding required by the bank. It aims to reduce long-term liquidity risk by requiring banks to fund activities from stable and adequate sources of funds. Regulations relating to the RWA calculation for derivative transactions were issued in September 2017, providing guidelines for calculating the risk exposure to derivative transactions due to counterparty credit risk. In November 2024, OJK amended the LCR and NSFR frameworks through OJK Regulation No. 19 of 2024 and OJK Regulation No. 20 of 2024 to extend coverage to all conventional commercial banks, including branches of foreign banks, and to refine monitoring, calculation, reporting, and disclosure requirements.

Under the Prevention and Resolution of Financial System Crisis law, OJK has issued a regulation concerning a systemic bank recovery plan in April 2017. This regulation was later consolidated under OJK Regulation No. 5 of Year 2024 concerning the Determination of Status of Supervision and Problem Handling and Commercial Banks. This consolidated regulation establishes the requirements for systemic banks to prepare and submit recovery plans. Systemic banks are also required to have guidelines in relation to the recovery plan in place, which are prepared by taking into account the governance principles supporting the implementation of the recovery plan. Moreover, systemic banks are also obliged to evaluate and perform stress testing in order to assess the adequacy of their recovery plans at least once a year.

As of December 31, 2023, total banking assets were Rp11,984.0 trillion, consisting of commercial bank assets of Rp11,765.8 trillion and rural bank assets (including assets of Sharia rural banks) of Rp218.2 trillion.

As of December 31, 2024, total banking assets were Rp12,690.7 trillion, consisting of commercial bank assets of Rp12,461.0 trillion and rural bank assets (including assets of Sharia rural banks) of Rp229.7 trillion.

As of December 31, 2025, total banking assets were Rp13,883.9 trillion, consisting of commercial bank assets of Rp13,641.9 trillion and rural bank assets (including assets of Sharia rural banks) of Rp242.6 trillion.

As of March 31, 2026, total banking assets were Rp14,141.3 trillion, consisting of commercial bank assets of Rp13,904.6 trillion and rural bank assets (including assets of Sharia rural banks) of Rp236.7 trillion.

Islamic Financial System

The Government believes that the Islamic finance banking industry has an opportunity to grow rapidly in Indonesia, which has the largest Muslim population in the world. The industry provides the Muslim community with alternative financial products and services that conform to Sharia principles. These Sharia principles as applied to the Islamic finance banking industry includes Sharia concepts related to mudarabah (profit and loss sharing), wadiah (safekeeping), musharaka (joint venture), murabahah (cost plus), and ijara (leasing). Sharia prohibits riba, or usury, defined as interest paid on all loans of money. Furthermore, investments in some businesses that provide goods or services considered contrary to Islamic principles (such as pork or alcohol) are also considered haraam (sinful and prohibited) under Sharia principles. To assist with the development and growth of Islamic financial services in Indonesia, these alternative financial products are considered an integral part of the banking industry and contribute to enhancing the stability of the Indonesian financial system by supporting national economic development in Indonesia.

Law No. 21 of 2008 on Sharia Banking (as amended by Law No. 4/2023 and Law No. 1/2026, the “Sharia Banking Law”) was enacted to facilitate the expansion of the Indonesian Islamic banking industry. The Sharia Banking Law applies Sharia principles to banking for Sharia banks and Sharia divisions of conventional banks, prohibiting the payment and receipt of interest and providing that returns on funds that are distributed or lent out must be determined in accordance with the underlying Sharia contract—for example, profit-sharing for mudarabah/musharakah and fixed mark-ups or rentals for murabahah/ijarah. The Sharia Banking Law also prohibits Islamic banking business and transactions that would support practices or products forbidden or discouraged by Sharia principles. The Government believes that this legislation will better position Indonesia as a venue for Islamic banking and finance.

One of the main challenges for Indonesia’s Sharia capital markets is the small number of companies that issue Sharia-compliant products such as Islamic bonds (“Sukuk”).

The Indonesian Islamic financial industry has been developing under the regulatory authority of OJK (since December 31, 2013) and previously Bank Indonesia, which formulates and publishes a strategic plan for the development of the industry. OJK’s current strategic plan for Sharia banking is set out in the Roadmap for the Development and Strengthening of Indonesian Islamic Banking (“RP3SI”) 2023–2027, launched May 8, 2025, which updates the earlier 2020–2025 roadmap and sets a vision to build a sound, efficient, high-integrity, and competitive Sharia banking industry that contributes to the national economy and the halal ecosystem. The RP3SI pillars include strengthening industry structure and resilience, accelerating digitalization, enhancing the distinct characteristics of Islamic banking, increasing the contribution of Islamic banking in the national economy, and strengthening regulation, licensing, and supervision.

OJK and Bank Indonesia have issued various regulations in order to support the growth and development of the Sharia banking industry taking into account precautionary principles and Sharia principles.

The Sharia Non-Bank Financial Industry (Industri keuangan Non Bank Syariah or IKNB Sharia) is also supervised by OJK and consists of Sharia insurance companies, Sharia pension funds, Sharia financial institutions and other Sharia financial service institutions. OJK issued OJK Regulation No. 35 of 2024 to govern the Sharia pension funds which came into force in March 2025. Under the regulation, management of Sharia pension funds may be conducted by way of: (i) establishment of Sharia pension fund, (ii) conversion of pension fund into Sharia pension fund, (iii) formation of Sharia unit in an employee pension fund, or (iv) sale of Sharia investment package in financial institution pension fund.

As of December 31, 2023, of the 88 underwriters licensed by OJK, only 34 were involved in issuances of Sukuk, and of the 94 investment managers licensed by OJK, there are 60 investment managers having Sharia investment management unit and one Sharia investment manager.

As of December 31, 2024, out of the 89 underwriters licensed by OJK, 36 were involved in issuances of Sukuk; and out of the 91 investment managers licensed by OJK, there were 59 investment managers with Sharia investment management units.

As of December 31, 2025, out of the 84 underwriters licensed by OJK, 36 were involved in issuances of Sukuk; and out of the 90 investment managers licensed by OJK, there were 60 investment managers with Sharia investment management units.

As of March 31, 2026, out of the 84 underwriters licensed by OJK, 36 were involved in issuances of Sukuk; and out of the 90 investment managers licensed by OJK, there were 61 investment managers with Sharia investment management units.

As of December 31, 2023, assets of Sharia banks were Rp869.0 trillion, or 6.8% of Indonesia’s total banking assets.

As of December 31, 2024, assets of Sharia banks were Rp955.3 trillion, or 7.5% of Indonesia’s total banking assets.

As of December 31, 2025, assets of Sharia banks were Rp1,041.2 trillion, or 7.6% of Indonesia’s total banking assets.

As of March 31, 2026, assets of Sharia banks were Rp1,061.6 trillion, or 7.5% of Indonesia’s total banking assets.

Anti-Money Laundering Regime

Various financial regulatory agencies in the Republic were formed to combat money laundering activities within Indonesia. In 2002, the Government enacted an anti-money laundering law (“2002 AML Law”), and established a financial intelligence unit, the Indonesian Financial Transaction Reports and Analysis Centre (Pusat Pelaporan Analisis Transaksi Keuangan (“PPATK”)). The PPATK’s duties were later expanded to include matters relating to countering terrorism financing, and consequently, the PPATK was appointed to be the focal point of countering money-laundering and financing of terrorism in Indonesia.

Some of the significant progress made in implementing the Government’s anti-money laundering laws and countering financing of terrorism, national strategies in the last few years includes: promulgating a new Anti-Money Laundering Law, namely, Law No. 8 of 2010 on the Prevention and Eradication of Money Laundering Crimes (the “2010 AML Law”), and the ratification of the UN Convention against Transnational Organized Crime. The 2010 AML Law came into force on October 22, 2010 replacing the 2002 AML Law, as amended, to be in line with current international standards and best practices.

As part of the implementation of the Government’s policy to prevent and eradicate the crime of money laundering, the PPATK has issued and continues to issue various regulations as further implementation of the 2010 AML Law.

In March 2013, the DPR adopted Law No. 9 of 2013 on the Prevention and Eradication of the Financing of Terrorism (“Law No. 9”). Law No. 9 comprehensively regulates: (i) the criminalization of terrorist financing offenses and other offenses related to terrorism financing offenses; (ii) the application of the principle of recognizing users of financial services; reporting and compliance monitoring; (iii) surveillance activities through a remittance transfer system or through other systems by financial service providers; (iv) control disposition of cash and/or other payment instruments into or outside the Indonesian customs area; (v) blocking mechanisms relating to the movement of cash and/or other payment instruments; (vi) the inclusion in the list of suspected terrorists and terrorist organizations; and (vii) arrangements regarding the setting of the investigation, prosecution, and examination at trial.

Terrorism financing within the scope of Law No. 9 includes acts committed, directly or indirectly, in order to provide, gather, give, or lend funds to those who are known to intend to commit an act of terrorism. In addition to individuals, Law No. 9 regulates the criminalization of terrorist financing to terrorist organizations. Terrorist organizations within Law No. 9 can include a collection of people who have a common goal and that, based on a court decision, have committed an act of terrorism. Parties that are named in lists of terrorist organizations also fall within the scope of Law No. 9.

Since 2017, OJK has required any financial service provider to identify, assess and understand the risk of money laundering and/or terrorism financing crimes related to customers, countries, geographic areas, products, services, transaction or delivery channels. To perform these types of activities, the financial service provider must establish policies, supervision and maintenance procedures and mitigation of money laundering and terrorism financing risks and establish a special task force and/or appoint an officer to act as a person-in-charge for the implementation of anti-money laundering and anti-terrorism financing programs. The financial service provider is required to submit suspicious financial transaction reports, cash transaction reports and other reports to the PPATK. In September 2019, OJK began to require certain additional measures to prevent the funding and proliferation of weapons of mass destructions, namely the requirements for OJK to conduct data maintenance, identity and background checking of transaction parties and immediate blocking of suspected transactions. In 2023, OJK introduced additional requirements including mandatory annual training on anti-money laundering, countering the financing of terrorism and counter-proliferation financing, pre-employment and ongoing “know-your-employee” screening, risk assessment for simplified due diligence, enhanced governance and oversight by the board of directors and the board of commissioners, and strengthened counter-proliferation-financing controls.

Indonesia became a member of the Financial Action Task Force in October 2023.

Bank Indonesia

Bank Indonesia’s statutory mandate states that “the goal of Bank Indonesia as the central bank of the Republic of Indonesia is to achieve Rupiah stability, maintain payment system stability and participate in maintaining financial system stability to support sustainable economic growth.” Rupiah stability is measured by the stability of prices of goods and services as well as the Rupiah exchange rate. The stability of prices of goods and services is reflected by a low and stable inflation. Stability of exchange rate is reflected by a stable Rupiah exchange rate against other currencies. A stable exchange rate is inherent in supporting a low and stable inflation, and both are crucial in achieving sustainable economic growth. Market conditions determine the Rupiah exchange rate, consistent with the floating exchange rate system adopted by Bank Indonesia in August 1997. See “Foreign Exchange and Reserves — Exchange Rates.” Bank Indonesia may, however, continue to use its policy instruments to minimize exchange rate fluctuations.

Bank Indonesia, as a separate legal entity from the Government, has its own assets and its own liabilities. The foreign exchange reserves held by Bank Indonesia are recorded on the assets side of the Bank Indonesia balance sheet, while certain items of foreign debt are liabilities of Bank Indonesia.

The following table sets forth the balance sheet of Bank Indonesia and was prepared in accordance with the Monetary and Financial Statistics Manual published by the IMF, as of the dates indicated.

Analytical Balance Sheet of Bank Indonesia

	As of December 31,					As of March 31,
	2021	2022	2023	2024	2025P	2026P

Base Money (M0)	1,351,172	1,715,619	1,690,270	1,774,691	1,976,434	1,967,402
Currency in Circulation(1)	959,812	1,026,483	1,101,748	1,204,536	1,359,935	1,346,664
Commercial Banks Demand Deposits at Bank Indonesia	389,178	687,245	585,270	472,592	588,514	588,536
Private sector Demand Deposits	2,183	1,890	3,253	7,022	6,354	5,463
Bank Indonesia Certificates (“SBI”)(2)	—	—	—	—	—	—
Factors Affecting Base Money (M0)	1,351,172	1,715,619	1,690,270	1,774,691	1,976,434	1,967,402
Net Foreign Assets	1,942,909	1,999,397	2,058,128	2,077,811	2,207,569	2,058,943
Claims on Non-Residents	2,151,872	2,227,898	2,354,811	2,687,251	2,845,094	2,764,309
Liabilities to Non-Resident	(208,964)	(228,501)	(296,683)	609,440	637,525	705,366
Claims on Other Depository Corporations	56	56	56	56	56	56
Liquidity Credits	56	56	56	56	56	56
Other Claims	—	—	—	—	—	—
Net claims on central Government	(167,718)	(335,849)	(378,193)	(417,471)	(170,442)	(71,623)
Claims on central Government	113,358	101,611	87,814	77,638	93,304	78,319
Liabilities to central Government	(281,076)	(437,460)	(466,008)	(495,109)	(263,746)	(149,941)
Claims on Other Sectors	9,782	9,814	9,767	9,858	9,981	9,854
Claims on Other Financial Institutions	—	—	—	40	56	56
Claims on Private Sectors	9,782	9,814	9,767	9,818	9,925	9,798
Open Market Operations(3)	126,293	465,960	460,247	664,662	705,959	757,885
Other Liabilities to Commercial & Rural Banks	(87,160)	(66,386)	(65,007)	(73,286)	(79,099)	(80,322)
Deposits included in Broad Money (M2)	—	—	—	—	—	—
Deposits excluded from Broad Money (M2)	—	—	—	—	—	—
Shares and Other Equity	(412,022)	(354,640)	(398,168)	(494,934)	(706,411)	(703,101)
Net Other Items	(60,967)	(2,734)	3,441	7,996	8,821	(4,290)

Source: Bank Indonesia

(1)	Currency outside banks plus cash in vault.
(2)

SBI which is used to fulfill the secondary statutory reserve requirement of banks and accounted for as primary money supply components. Included in base money from October 2009 to June 2018. Starting from

July 2018 SBI is not accounted as component of primary money supply, due to changes in the reserve requirement regulation.
(3)

Consists of total SBI after it is reduced by the SBI used to fulfill the secondary statutory reserve requirement of banks, and is accounted for as a primary money supply component (see footnote 2). Such SBI types include: Syariah SBI, Third Party Syariah SBI, Bank Indonesia Facility, Fine Tune Operation, Government Bonds, State Syariah Negotiable Paper, and Reserve Reverse Repo Government Bonds.

Banks and Other Financial Institutions

The Indonesian financial system consists of banks and non-bank financial institutions. Non-bank financial institutions consist of, among others, insurance companies, pension funds, finance companies, venture capital companies, securities companies, mutual funds, credit guarantee companies and pawn shops.

The following table sets forth the total number of financial institutions in operation and their share of total assets of the financial system as of the date indicated.

Indonesian Financial Institutions as of December 31, 2025

	Number of institutions	Assets*	Percentage of total assets
		(in trillions of Rupiah)	(%)
Banking:
Commercial banks	105	13,641.3	98.2
Rural credit banks(1)	1,487	242.6	1.7

Total banking	1,592	13,883.9	100.0

Insurance:
Life insurance	57	667.5	33.7
General insurance & Reinsurance	77	313.6	15.8
Social insurance(2)	2	1,002.5	50.5

Total insurance	136	1,983.5	100.0

Pension funds:
Financial institution pension funds	24	160.7	39.1
Employer pension funds	158	250.6	60.9

Total pension funds	183	411.3	100.0

Finance companies(3)	145	588.9	36.3
Venture capital companies	48	27.6	1.7
Securities companies(4)	115	92.0	5.7
Mutual funds (collective investment schemes. not institutions)	1,521	675.3	41.6
Credit guarantee companies	24	47.5	2.9
Pawn shops	220	155.3	9.6
Fintech peer to peer lending(5)	95	11.0	0.7
Micro financial institutions(6)	242	1.6	0.1
Insurance and reinsurance brokers	191	23.9	1.5

Total	2,601	1,623.0	100.0

Source: OJK

*	Unaudited.
(1)	Including Sharia rural banks.

(2)	Social insurance encompasses traffic and public transportation. health social security programs. worker social security programs and insurance for civil servants and the armed forces.
(3)	Finance companies provide investment financing, working capital financing, multipurpose financing, Sharia financing and other financing based on OJK approval.
(4)

Includes 27 securities companies that are not members of a securities exchange but acting as broker-dealers and/or underwriters. The assets of these companies are as of June 2025 and are as declared in their semi-annual financial report or, if a company’s semi-annual financial report is not yet available, in its report on net adjusted working capital.

(5)	Fintech peer to peer lending includes Sharia.
(6)	Micro financial institutions include Sharia micro financial institutions.

Indonesian Financial Institutions as of March 31, 2026

	Number of institutions	Assets*	Percentage of total assets
		(in trillions of Rupiah)	(%)
Banking:
Commercial banks	105	13,904.6	98.3
Rural credit banks(1)	1,463	236.7	1.7

Total banking	1,568	14,141.3	100.0

Insurance:
Life insurance	57	653.0	32.8
General insurance & Reinsurance	87	324.5	16.3
Social insurance(2)	2	1,013.0	50.9

Total insurance	136	1,990.5	100.0

Pension funds:
Financial institution pension funds	23	161.9	39.6
Employer pension funds	150	247.0	60.4

Total pension funds	173	408.9	100.0

Finance companies(3)	144	595.0	35.5
Venture capital companies	48	28.1	1.7
Securities companies(4)	115	90.3	5.4
Mutual funds (collective investment schemes. not institutions)	1,493	695.7	41.5
Credit guarantee companies	24	47.5	2.9
Pawn shops	220	181.4	10.8
Fintech peer to peer lending(5)	95	12.0	0.7
Micro financial institutions(6)	242	1.6	0.1
Insurance and reinsurance brokers	191	23.9	1.4

Total	2,572	1,675.5	100.0

Source: OJK

*	Unaudited.
(1)	Including Sharia rural banks.
(2)	Social insurance encompasses traffic and public transportation. health social security programs. worker social security programs and insurance for civil servants and the armed forces.
(3)	Finance companies provide investment financing, working capital financing, multipurpose financing, Sharia financing and other financing based on OJK approval.

(4)

Includes 27 securities companies that are not members of a securities exchange but acting as broker- dealers and/or underwriters. The assets of these companies are as of December 2025 and are as declared in their annual financial report or, if a company’s annual financial report is not yet available, in its report on net adjusted working capital.

(5)	Fintech peer to peer lending includes Sharia.
(6)	Micro financial institutions include Sharia micro financial institutions.

Indonesian banks are divided into two categories: commercial banks and rural banks. Both commercial and rural banks may operate under either conventional banking principles or under Sharia principles.

The OJK is responsible for the regulation and supervision of the insurance industry. Development of this sub-sector has required the implementation of more robust regulatory requirements and, in particular, improved capital requirements, including requirements to continuously maintain a specified ratio of risk-weighted assets to risk-weighted liabilities.

Pension funds are divided into two categories: employer pension funds and financial institution pension funds. Employer pension funds may be run either as defined benefit plans or as defined contribution plans, while financial institution pension funds may only be run as defined contribution plans.

Indonesia’s other non-bank financial institutions include finance companies, guarantee companies, venture capital companies, Indonesia export credit agencies, infrastructure financing companies and secondary mortgage facilities companies.

Bank Assets and Liabilities

The following table sets forth the consolidated balance sheets of the commercial banks as of the dates indicated.

Consolidated Balance Sheet of Commercial Banks

	As of December 31,					As of March 31,
	2021	2022	2023	2024P	2025P	2026P

Assets
Loans	5,820.6	6,497.6	7,186.9	7,942.9	8,357.0	8,768.8
Interbank Assets	223.1	245.4	258.4	275.1	331.3	398.0
Placements at Bank Indonesia	1,146.4	1,293.6	1,047.8	858.9	972.8	912.5
Securities (including Government Bonds)	1,831.0	1,863.5	1,987.8	2,222.6	2,584.7	2,689.2
Equity Participation	96.5	111.1	116.7	126.1	126.2	127.0
Other Claims	623.6	667.6	661.6	478.6	364.7	392.5
Others	371.1	434.5	506.7	556.8	724.6	616.6

Total Assets	10,112.3	11,113.3	11,765.8	12,461.0	13,641.3	13,904.6

Liabilities
Third Party Funds	7,479.5	8,153.6	8,457.9	8,837.2	10,009.4	10,230.8
Liabilities owed to Bank Indonesia	1.7	2.1	17.6	23.6	1.2	13.1
Interbank Liabilities	160.6	173.4	198.4	192.6	219.5	213.6
Securities	117.7	115.1	99.0	99.3	121.4	128.9
Borrowing	227.6	293.3	308.3	395.4	395.6	411.7
Other Liabilities	125.8	156.1	239.4	355.3	203.6	231.9
Guarantee Deposits	4.6	4.3	4.9	5.2	5.4	7.5
Others	523.5	606.0	680.7	699.8	771.8	738.9
Capital:
Paid in Capital	261.7	282.9	312.8	313.8	316.0	324.0
Reserves	81.2	88.9	97.7	104.9	110.2	113.7
Current Earnings/Loss	140.2	201.8	243.3	255.2	262.0	68.6
Retained Earnings/Loss	648.3	675.7	738.6	810.4	849.1	1,049.9
Estimates of Additional Paid in Capital	274.0	282.0	288.2	300.4	314.8	316.0
Others	65.9	78.1	78.9	67.8	61.3	56.0

Total Liabilities	10,112.3	11,113.3	11,765.8	12,461.0	13,641.3	13,904.6

Source: OJK

The following table shows the average capital adequacy ratio of the banking system as of the dates indicated:

Average Capital Adequacy Ratios

	As of December 31,					As of March 31,
	2021	2022	2023	2024P	2025P	2026P

	(percentages)
CAR	25.7	25.7	27.8	27.8	25.9	25.0

Source: OJK.

Non-Performing Loans

Since the beginning of 2005, Indonesian banks have been required to calculate their non-performing loans (“NPLs”), using international best practices-based standards that require banks to classify as “non-performing” all loans to any borrower if any of that borrower’s loans are non-performing. Banks nationwide are required to apply the same uniform loan classification system to all loans meeting one of three criteria: (i) loans greater than Rp10 billion that are made to one borrower or one similar project; (ii) loans between Rp1 billion and Rp10 billion that are made to one of the 50 largest debtors of the lending bank; and (iii) loans based on joint financing to one borrower or one project.

The following table shows the gross NPL ratios as of the dates indicated.

Non-Performing Loans Ratios

	As of December 31,					As of March 31,
	2021	2022	2023	2024P	2025P	2026P

	(percentages)
Gross NPL ratio*	3.0	2.4	2.2	2.1	2.1	2.1

Source: OJK.

*	Interbank loans excluded.
P	Preliminary.

Capital Markets and Capital Markets Regulation

The Indonesian capital markets are regulated by the OJK, which superseded the Capital Markets and Financial Institutions Supervisory Agency (Badan Pengawas Pasar Modal dan Lembaga Keuangan (“Bapepam-LK”)) and assumed its duties and functions effective December 31, 2012.

The regulatory framework for the Indonesian capital markets is provided by the Capital Markets Law No. 8 of 1995 on Capital Markets (as amended by Law No. 4/2023, the “Capital Markets Law”). The Capital Markets Law granted the original regulatory authority (and its successors, including OJK) authority in the fields of regulation, development, supervision and law enforcement. The law also provides the authority and responsibilities of self-regulatory organizations, capital market institutions, professionals and firms conducting business in the capital markets. According to the Capital Markets Law, OJK is responsible for the guidance, regulation and day-to-day supervision necessary to implement orderly, fair and efficient capital markets and to protect the interests of investors and the public.

Over the past few years, OJK has introduced rules to strengthen its supervisory and enforcement capacity over Indonesia’s capital markets and to promote sound and transparent capital markets. It has exercised its authority over publicly listed companies by issuing new corporate governance regulations to make corporate management and audit committees more directly responsible for financial reports. OJK has also issued revised regulations on the content of listed companies’ annual reports, general meeting of shareholders, board of directors and board of commissioners, remuneration and nomination committees, and corporate secretary.

In January 2026, MSCI Inc. concluded its consultation on free-float assessment of Indonesian securities and announced interim measures, effective immediately, freezing certain index adjustments for Indonesian constituents in its global indices (including no increases to foreign inclusion factors or number of shares, no new additions to investable market indices, and no upward size-segment migrations). MSCI stated that it will reassess Indonesia’s market accessibility status in May 2026, which could result in a reduction in weighting within emerging markets indices. In coordination with strategic stakeholders, the OJK has taken decisive action to accelerate the capital market reform agenda. This momentum culminated in the launch of the “Eight Action Plans for the Acceleration of Indonesian Capital Market Integrity Reforms” on February 1, 2026. Furthermore, OJK, IDX, and the Indonesia Central Securities Depository (Kustodian Sentral Efek Indonesia) and Indonesia Clearing

and Guarantee Corporation (IDClear) have maintained constructive engagement with MSCI, including high-level consultations in early February 2026 to present proposed reforms. These include enhanced disclosure of significant shareholders, more granular investor classification, and revised minimum free-float requirements.

On March 31, 2026, the Indonesia Stock Exchange, with the approval of OJK, (i) raised the minimum free-float requirement for existing listed companies from 7.5% to 15%, with a three-year transition period, and (ii) revised the tiered minimum free-float requirements for initial public offerings from 20%, 15%, and 10% for market capitalizations below Rp500 billion, from Rp500 billion to Rp2 trillion, and above Rp2 trillion, respectively, to 25%, 20%, and 15% for market capitalizations below Rp5 trillion, from Rp5 trillion to Rp50 trillion, and above Rp50 trillion, respectively.

The Republic remains committed to elevating market transparency and preserving Indonesia’s competitive appeal to global investors.

The following table sets forth key indicators regarding the IDX and any securities traded on the IDX as of and for the year ended December 31, 2025 and the three months ended March 31, 2026.

Indonesian Stock Exchange

	As of and for the year ended December 31, 2025	As of and for the three months ended March 31, 2026
Market capitalization (in trillions of Rupiah)	15,848.59	12,422.11
Listed shares (in billions of shares)	12,257.36	12,295.80
Average daily transaction value (in billions of Rupiah)(1)	18,055.56	27,696.21
Average daily transaction volume (in millions of shares)(1)	30,267.28	48,506.76

Source: IDX

As the largest Muslim country in the world, Indonesia has been engaged in an initiative to establish a legal framework for the development of an investor market in Indonesia for Sharia-compliant securities, which are securities that comply with the tenets of Islamic legal principles. The OJK and Bapepam-LK issued various regulations on the form and issuance of Sharia-compliant commercial paper and mutual funds to enhance the growth of the Sharia-compliant securities industry and to provide alternative mutual fund products to investors within Indonesia as well as to attract Muslim investors outside Indonesia.

The IDX, a self-regulatory body, has two indices based on Sharia stock, the Jakarta Islamic Index (“JII”), and the Indonesia Sharia Stock Index (“ISSI”).

The JII is a stock market index established on the Indonesian Stock Exchange. The JII was launched in 2000 and consists of the 30 largest Sharia-compliant listings by market capitalization and average liquidity in the regular market. As of December 31, 2025 and March 31, 2026, the market capitalization of the JII was Rp4,178.97 trillion and Rp3,306.43 trillion, respectively.

The IDX launched the Indonesia Sharia Stock Index, or ISSI on May 12, 2011. As of December 31, 2025, the ISSI comprised of 631 Sharia stocks listed on the IDX and its market capitalization was Rp8,971.68 trillion. As of March 31, 2026, the ISSI comprised of 631 Sharia stocks listed on the IDX and its market capitalization was Rp7,152.48 trillion.

Monetary Policy

In order to ensure financial and macroeconomic stability, Bank Indonesia also deploys a variety of policy instruments (policy mix approach) which consist of (i) policy rate to anchor inflation expectation, (ii) exchange rate flexibility to lessen pressure on current account, (iii) capital flow management to dampen excessive short-term volatility of exchange rate, (iv) appropriate macroprudential measures, and (v) ensuring good communication to the public. Bank Indonesia also pursues financial market deepening to support the stability of the Rupiah exchange rate and enhance the effectiveness of transmission of monetary policy.

In 2021, Bank Indonesia oriented all monetary, macroprudential and payment system policy instruments towards supporting the national economic recovery in close coordination with the Government and Financial System Stability Committee as follows:

1.

In the monetary sector, a historically low policy rate was maintained along with the maintenance of Rupiah exchange rate stability and liquidity injections through quantitative easing. The low policy rate would be maintained until there are indications of rising inflation. Since 2020, Bank Indonesia lowered the Bank Indonesia 7-day reverse repo rate (“BI Rate”) six times to 3.50%, the lowest in history. The Rupiah exchange rate stabilization policy was implemented through triple intervention targeting the spot market, domestic non-deliverable forwards (“DNDF”) and purchases of government securities in the secondary market, amid persistent global financial market uncertainty. Likewise, Bank Indonesia continued to inject liquidity via quantitative easing to strengthen the banking industry’s ability to extend credit/financing to the corporate sector. In 2020 and 2021, the quantitative easing policy resulted in liquidity injections of Rp874.4 trillion into the banking industry to support the national economic recovery program;

2.

Accommodative macroprudential policies continued to revive bank financing disbursed to the corporate sector, in synergy with Financial elevated uncertainty System Stability Committee policy. This included loosening the down payment requirements on automotive loans; the Loan/Financing-to-Value (LTV/FTV) Ratio on Property Loans and the (Sharia) macroprudential intermediation ratio; encouraging the banks to lower prime lending rates; as well as other accommodative macroprudential policies. Bank Indonesia also refined and modernized the MSME Credit Ratio policy into the Macroprudential Inclusive Financing Ratio (Rasio Pembiayaan Inklusif Makroprudensial (“RPIM”));

3.

Bank Indonesia continued to accelerate payment system digitalization for integration of the national digital economy and finance. This included expansion of Quick Response Code Indonesian Standard (“QRIS”) acceptance to 12 million merchants by the end of 2021, including cross-border QRIS, implementation of the National Open API Payment Standard; as well as electronification of social aid program (bansos) disbursements, transportation modes and government financial operations. Various agendas in the Indonesia Payment System Blueprint (Blueprint Sistem Pembayaran Indonesia) 2025 had also been accelerated, including development of Bank Indonesia-Fast Payment (“BI-FAST”) as a real-time retail payment system available 24/7, along with interlinkages between digital banking and FinTech, as well as payment system regulatory reform;

4.

In addition to the three main policy initiatives above, Bank Indonesia also directed four supporting policies (MSMEs, Islamic economy and finance, financial market deepening, and international policy) towards national economic recovery. Bank Indonesia enhanced the policy synergy with the Government, banks, and other institutions to develop MSMEs as well as the Islamic economy and finance as a new source of national economic growth in Indonesia. Financial market deepening also accelerated, particularly the Rupiah and foreign exchange money markets, to strengthen monetary policy transmission, support financial system stability, and finance development, including infrastructure. International policy was directed towards not only strengthening Bank Indonesia’s policy diplomacy, but also to support the Government in facilitating and promoting trade and investment in various countries; and

5.

Bank Indonesia also adjusted its operational activities and public services to support Government restrictions on public mobility during the Covid-19 pandemic. This included cash services, payment systems, monetary operations and central banking services to the Government. In addition, Bank Indonesia temporarily increased the maximum limit on cash withdrawals through ATM machines using chip technology until 30 September 2021.

During 2022, Bank Indonesia raised the BI Rate by 200 basis points (“bps”) to 5.50% since August 2022. The decision to increase the interest rate is a front-loaded, pre-emptive, and forward-looking measure to cause the inflation expectations and inflation to decline, so that the core inflation is maintained within the range of 3.0±1%. This is in line with the increase in inflation expectations after the increase in subsidized fuel prices which had reached 6.5% and needed to be controlled to avoid pressure on core inflation. With the increase in the BI Rate, inflation expectations gradually decreased to 5.5% and therefore supported lower core inflation realization of 3.36% (year-on-year) at the end of 2022 compared to the initial forecast of 4.16% (year-on-year). In line with this, Bank Indonesia also strengthened monetary operations by increasing the structure of interest rates on the money market in accordance with the increase in the BI Rate.

The direction of the BI policy mix in 2022 continues to be synergized as part of the national policy direction to accelerate economic recovery while maintaining stability. In this regard, in line with the risk of increasing uncertainty in the global financial markets due to the tightening monetary policies in advanced economies, especially the United States, amid the early stages of Indonesia’s economic recovery, Bank Indonesia adopted a policy mix consisting of “one policy to maintain stability and four policies to support economic growth” as it has alluded to before. Monetary policy is directed at maintaining stability (pro-stability), while the other four instruments, namely macroprudential policies, digitalization of the payment system, deepening of the money market, as well as inclusive and green economy-finance are aimed to accelerate national economic recovery (pro-growth).

The key points of Bank Indonesia’s policy mix implemented in 2022 are as follows:

1.

Monetary policy was aimed at ensuring macroeconomic stability, through increase of policy rate (BI Rate), Rupiah exchange rate stabilization, and liquidity normalization. In this context, in line with the low core inflation pressures, especially in the first semester of 2022, the monetary policy response was taken by normalizing liquidity through a gradual increase in the reserves requirement ratio to 9% for conventional commercial banks and 7.5% for Sharia commercial banks and Sharia business units. Bank Indonesia adopted this policy to proactively address the impact of global financial market uncertainty on macroeconomic stability. Meanwhile, the BI Rate was raised by 200 bps since August 2022 to 5.50% at the end of 2022 in response to the increasing inflation expectations and to make sure that core inflation remained within 3±1% range. This policy was supported by Rupiah exchange rate stabilization policy as part of the measures to control inflation, primarily imported inflation, through foreign exchange intervention, including spot and DNDF transactions, as well as buying/selling SBN in the secondary market (twist operation).

2.

Macroprudential policies continued to be accommodative in synergy with the integrated policy package of the Financial System Stability Committee to support the national economic recovery. Bank Indonesia continued to maintain accommodative macroprudential policies by holding the countercyclical capital buffer ratio at 0%, the macroprudential intermediation ratio at the range of 84-94%, and the macroprudential liquidity buffer (“MPLB”) ratio at 6% with repo flexibility of 6%, and the Sharia MPLB ratio at 4.5% with repo flexibility of 4.5%. Bank Indonesia also continued to relax the loan to value/financing to value ratio for property loans/financing to a maximum of 100% and relaxed the down payment requirements for automotive loans to 0% for all types of new vehicles. Bank Indonesia also strengthened the prime lending rate transparency policy to support the effectiveness of the transmission of the policy rate and macroprudential policy. In addition, Bank Indonesia increased incentives for banks to disburse loans to priority sectors and MSME and/or meet the Macroprudential Inclusive Financing Ratio (RPIM) target in the form of easing Rupiah reserve requirements and expanding the coverage of priority sectors.

3.

Bank Indonesia continued to strengthen payment system policies to support economic recovery and accelerate inclusive digitalization. These policies included: (i) expanding the use of QRIS; (ii) intensification of the electronification program through digitizing government social assistance programs, electronification of regional government services, and also the integration of modes of transportation; (iii) strengthening the implementation of the National Open API Payment Standard by encouraging the acceleration of its adoption for banks and non-bank institutions; (iv) accelerating the implementation of BI-FAST by increasing membership, expanding services, and accepting the use of BI-FAST; and (v) payment system pricing policies to support national economic recovery. National Open API Payment Standard (Standar Nasional Open API Pembayaran) is a national standard established by Bank Indonesia to create a unified framework for open API-based payment services across Indonesia’s financial ecosystem.

These three major policies were supported by the synergy among the efforts of Bank Indonesia and the Government, banks, and other institutions to continue support for MSMEs as well as the Sharia economy and finance. Bank Indonesia also pursued deepening of foreign exchange market to support Rupiah stability and to expand hedging instruments and continued to accelerate the promotion of trade and investment between countries, including through the expansion of local currency transactions. In addition, Bank Indonesia continued to strengthen its international policy and practice by expanding international cooperation with other central banks and monetary authorities, promoting trade and investment in priority sectors in synergy with other relevant institutions.

In 2023, Bank Indonesia’s policy mix continued to be directed towards strengthening resilience, recovery, and revival of the Indonesia economy in a close synergy with national economic policy. Meanwhile, the policy mix intended to counteract the spillover effects of global turmoil, including the risks of economic recession and high inflation, policy rate hikes by the United States Federal Reserves and other central banks, depreciatory pressures on the Rupiah exchange rate due to a very strong U.S. dollar, as well as high global financial market uncertainty. To that end, the objective of monetary policy is to manage inflation back towards the target corridor set by the Government, namely 3.0%±1% in 2023 and 2.5%±1% in 2024, to maintain Rupiah stability against the impact of global turmoil to control imported inflation, as well as to support macroeconomic and financial system stability. Meanwhile, to support national economic growth, accommodative macroprudential policies continue to be oriented towards encouraging lending/financing to the businesses, particularly priority sectors. Similarly, Bank Indonesia continued accelerating payment system digitalization to expand digital economic and financial inclusion, specifically in the real sector and MSMEs as drivers of private consumption. The mix of three main Bank Indonesia policies, namely monetary policy, macroprudential policy and payment system policy, were also supported by strengthening money market and foreign exchange market deepening policy, MSMEs empowerment and Sharia economy and finance development programs as well as international policy.

In December 2023, Bank Indonesia maintained the BI Rate at 6.00%, the deposit facility rate at 5.25% and the lending facility rate at 6.75%.

The decision remains consistent with the pro-stability focus of monetary policy, namely, to strengthen Rupiah stabilization policy, and as a pre-emptive and forward-looking measure to maintain inflation within the 2.5%±1% target corridor in 2024. Meanwhile, Bank Indonesia will maintain pro-growth macroprudential and payment system policies to foster sustainable economic growth. Bank Indonesia will also hold an accommodative macroprudential policy stance to revive bank lending/financing to businesses and households. Payment system digitalization will be accelerated to increase transaction volume and expand digital economic and financial inclusion, which includes the electronification of (central and regional) government transactions. Bank Indonesia has, therefore, strengthened its mix of monetary, macroprudential and payment system policies to maintain stability and nurture sustainable economic growth through the following measures:

1.	Rupiah stabilization through foreign exchange market intervention with a focus on spot and domestic non-deliverable forward transactions, as well as government securities in the secondary market.

2.	Strengthening the pro-market monetary operations strategy for effective monetary policy, which includes optimizing SRBI, Bank Indonesia Forex Securities and Bank Indonesia Forex Sukuk.

3.	Deepening prime lending rate transparency policy with a focus on interest rates by economic sector.

4.

Accelerating payment system digitalization towards greater transaction efficiency and expanding the digital economy and finance ecosystem as follows: (a) Expanding QRIS implementation by: (i) setting a target of 55 million QRIS users in 2024, (ii) setting a target of 2.5 billion QRIS transactions in 2024, and (iii) strengthening the cross-border QRIS implementation strategy to accelerate uptake, (b) Strengthening implementation of Indonesian Credit Card (Kartu Kredit Indonesia) (i.e., credit cards that use an Indonesian payment network, rather than foreign payment networks such as Visa or Mastercard) for the government segment by developing online payment features, while expanding more intensive socialization, coordination and monitoring activities.

5.

Expanding international cooperation with other central banks and authorities in partner countries, particularly through cross-border QRIS linkages and local currency transactions, as well as facilitating investment, trade and tourism promotion in priority sectors in conjunction with relevant institutions.

Policy coordination between Bank Indonesia and the government of the Republic is also constantly improved to maintain macroeconomic stability and bolster economic growth. Bank Indonesia strengthens policy coordination with the central and regional government and strategic partners, including the National Movement for Food Inflation Control in various regions within the Central and Regional Inflation Control Teams, as well as Region Digitalization Acceleration and Expansion (P2DD) Teams to Accelerate and Expand the Electronification of Central and Regional Government Transactions. Furthermore, policy synergy between Bank Indonesia and the KSSK is also strengthened to maintain financial system stability and revive lending/financing to businesses, particularly those in priority sectors.

In 2024, Bank Indonesia’s policy mix is directed at strengthening economic stability and supporting sustainable growth, in close synergy with the national economic policy mix. Monetary policy in 2024 is focused primarily on maintaining stability (pro-stability), while macroprudential and payment system policies remain directed at supporting economic growth (pro-growth). This policy direction aims to balance between maintaining stability amid high global uncertainties and supporting sustainable economic growth. The 2024 monetary policy targets are focused on controlling inflation within the 2.5±1% target range and stabilizing the Rupiah exchange rate against global shocks, consistent with inflation control and support for macroeconomic and financial system stability. Meanwhile, to support economic growth, accommodative macroprudential policies continue to be directed at encouraging bank credit/financing to priority sectors, while maintaining financial system stability. Likewise, the digitalization of payment systems continues to be accelerated to support inclusive economic growth through the expansion of digital economy and finance. The mix of monetary, macroprudential and payment system policies is supported by strengthening policies on money and foreign exchange market deepening, developing MSMEs, Islamic economy and finance, and international policies. Monetary policies aimed at controlling inflation and stabilizing the Rupiah exchange rate are implemented through consistent and prudent interest rate policies, supported by foreign exchange market intervention, pro-market monetary operation strategies and adequate foreign exchange reserves.

Consistent with this policy direction, Bank Indonesia in April 2024 raised the BI Rate by 25 bps to 6.25% amid increasing global uncertainty and rising inflation pressures. Subsequently, as the trajectory of the federal funds rate (“FFR”) becomes more evident, followed by an FFR cut that eased global turmoil, Bank Indonesia lowered the BI Rate by 25 bps to 6.0% on September 17, 2024, one day before the Federal Reserve’s FFR reduction in September 2024. This BI Rate cut is consistent with pre-emptive and forward-looking measures to keep inflation in 2024 and 2025 within the 2.5±1% target. Bank Indonesia also anticipates still room for further BI Rate cuts given low inflation projection and the need to support sustainable economic growth. Further decisions regarding the BI Rate will be made from time to time in the Board of Governors Meetings based on global and domestic economic dynamics (data dependent).

Based on Bank Indonesia’s policy mix stance, the following policy instruments were implemented in 2024.

1.

Monetary policy. Inflation control and Rupiah stability were achieved through a consistent and well-calibrated policy rate, underpinned by foreign exchange market intervention, a pro-market monetary operations strategy, and adequate reserve assets. To that end, Bank Indonesia has been directing BI Rate policy toward achieving the inflation targets in 2024 and 2025. Meanwhile, Rupiah stabilization efforts aim to mitigate short-term volatility and control the impact of imported inflation through triple intervention in the spot, domestic non-deliverable forward and SBN markets as needed. The effectiveness of monetary policy transmission was strengthened by a pro-market monetary operations strategy through optimization of Bank Indonesia Rupiah Securities (Sekuritas Rupiah Bank Indonesia, “SRBI”), Bank Indonesia Foreign Exchange Securities and Bank Indonesia Foreign Exchange Sukuk to attract portfolio inflows and maintain Rupiah stability, while deepening the money market and foreign exchange markets. Inflation control, particularly for food, was supported by close coordination with the Government through the Central and Regional Government Inflation Control Teams and the National Movement for Food Inflation Control nationwide.

2.

Macroprudential policy. Bank Indonesia increased liquidity incentives and loosened macroprudential instruments to stimulate bank lending/financing and maintain financial system stability. Additional liquidity incentives were provided to banks through implementation of the macroprudential liquidity incentive policy to promote bank lending/financing to priority sectors, including downstream sectors (mineral and coal mining, agriculture, plantation crops and fishing), housing (including public housing), tourism, the creative economy, and green economy and finance, and to enhance financial inclusion of MSMEs, people’s business credit program, and ultra-micro enterprises. The flexibility of liquidity management in the banking industry was also enhanced by loosening the macroprudential liquidity buffer. Likewise, all other macroprudential policy instruments remained loose, including the countercyclical capital buffer, macroprudential intermediation ratio, loan/financing-to-value ratio for property loans/financing, down payment requirements on automotive loans/ financing, and bank foreign funding ratio. Macroprudential and money market surveillance of the banking system was strengthened to help maintain financial system stability in close coordination with the Financial System Stability Committee.

3.

Payment system policy. Bank Indonesia continued accelerating payment system digitalization and ensuring adequate currency in circulation for seamless, efficient and productive economic and financial transactions. Digitalization was implemented through innovation in various instruments and expansion of digital payment services, while strengthening the industry structure and the stability of payment system infrastructure, including integrating the national digital economy and finance ecosystem. To increase transaction value and the velocity of digital payments, Bank Indonesia in 2024 enhanced QRIS by expanding the user base and participating merchants, while extending the 0% merchant discount rate for micro merchants. The payment system structure was strengthened by expanding standard national open API payment (Bank Indonesia’s initiative to standardize and interconnect payment services through an open API framework) for greater interconnection of payment services and enhancing the surveillance of payment system providers, including monitoring for illegal transactions and strengthening cybersecurity. BI-FAST acceptance and stability were improved as retail payment system infrastructure that has become increasingly popular with the public. Similarly, the digitalization of social aid program (Bantuan Sosial – Bansos) disbursements and government financial transactions was expanded, particularly to accelerate and enhance local regional digitalization and increase acceptance of the Indonesia Credit Card for the government segment. Furthermore, Bank Indonesia also expanded cross-border payment cooperation through implementation of the Regional Payment Connectivity initiative in the ASEAN along with several other important economic partners of Indonesia.

In 2025, Bank Indonesia lowered the BI-Rate, the deposit facility rate, and the lending facility rate on five occasions—January, May, July, August, and September—and kept them unchanged in the other months. Each cut was 25 basis points, except that the deposit facility rate was reduced by 50 basis points in September 2025. Over the year, the BI-Rate decreased from 6.00% to 4.75%, the deposit facility rate from 5.25% to 3.75%, and the lending facility rate from 6.75% to 5.50%.

Bank Indonesia’s monetary policy in 2025 was implemented through BI-Rate reductions, Rupiah exchange rate stabilization, and monetary liquidity expansion. These measures were aimed at optimizing the monetary policy trilemma, namely, maintaining price stability, exchange rate stability, and adequate foreign exchange reserves. Consistent with the inflation outlook, which remains within the 2.5±1% target range for 2025–2026, the BI-Rate was reduced five times, totaling 125 bps in 2025, bringing the policy rate to 4.75% in December 2025. These interest rate decisions were forward-looking and pre-emptive, ensuring the inflation outlook to remain contained within the 2.5±1% target range. Bank Indonesia also continued to strengthen coordination with both central and regional Governments on inflation control. Meanwhile, Rupiah exchange rate stabilization was further reinforced through offshore market intervention via non-deliverable forward, domestic market intervention through the spot market and DNDF, and purchases of SBN in the secondary market. These measures were complemented by liquidity expansion through a pro-market monetary operations strategy aimed at strengthening interest rate transmission, increasing liquidity, and accelerating money and foreign exchange market deepening. This strategy included a reduction in the outstanding stock of SRBI and purchases of SBN, including secondary-market purchases and debt-switching operations. The three monetary instruments—BI-Rate policy, Rupiah exchange rate stabilization, and monetary liquidity expansion—were supported by adequate foreign exchange reserves. Bank Indonesia consistently ensured reserve adequacy in line with international standards to support Government external debt servicing and Rupiah exchange rate stabilization policies.

In 2025, macroprudential policy was implemented by strengthening liquidity incentives and easing all macroprudential instruments to promote credit and financing growth while safeguarding financial system stability. Macroprudential policy was further reinforced to achieve optimal credit growth, maintain financial system stability, and enhance financial inclusion. Macroprudential liquidity incentive was increased to encourage bank credit expansion towards priority sectors and in line with the Government’s Asta Cita programs. The bank foreign funding ratio instrument was eased to broaden banks’ alternative sources of external funding. In addition, the macroprudential liquidity buffer was relaxed to provide additional liquidity through a reduction in the required securities holdings relative to third-party funds. Other macroprudential policy instruments remained accommodative to further support credit expansion. Macroprudential and money market surveillance of the banking system was also strengthened to help safeguard financial system stability, supported by close coordination within the KSSK.

Bank Indonesia continued in 2025 to accelerate payment system digitalization and ensure adequate Rupiah currency circulation to support smooth, efficient, and productive economic and financial transactions. Digital payment system transformation was implemented consistently in line with the Indonesia Payment System Blueprint (Blueprint Sistem Pembayaran Indonesia) 2030. Digitalization was accelerated through instrument innovation and expansion of digital payment services, strengthening of the structure and infrastructure stability of payment system industry, and integration of the national digital economy and financial ecosystem. In 2025, Bank Indonesia continued to broaden digital payment acceptance through more affordable QRIS pricing schemes for public service agencies and public service obligation merchants. In terms of innovation, QRIS features were expanded through the launch of QRIS Tap, based on near field communication (NFC) technology. Meanwhile, strengthening of the payment system industry structure was advanced through wider implementation of the National Open API Payment Standard. Institutional strengthening of the payment system industry was undertaken through enhanced surveillance and risk management, including measures to address illegal transactions and cyber threats. Payment system infrastructure stability was maintained through optimization of BI-FAST Phase I, Stage 2 features, including bulk transfers, request-for-payment services, and direct debit transfers. The digitalization of government financial transactions was also strengthened through the Regional Transaction Digitalization Acceleration and Expansion Program (Percepatan dan Perluasan Digitalisasi Daerah, or P2DD), a collaborative interministerial program aimed at accelerating and expanding the digitalization of regional government financial transactions across Indonesia, and improved acceptance of the Indonesia Credit

Card (Kartu Kredit Indonesia), a domestic credit card specifically designed for non-cash procurement and operational spending by Indonesia’s central and regional governments. Externally, international synergy was broadened through the implementation of Regional Payment Connectivity (an ASEAN-wide initiative to link national payment systems across Southeast Asia) and the establishment of a new cross-border QRIS corridor between Indonesia and Japan. In Rupiah currency management, Bank Indonesia consistently ensured the adequacy and quality of Rupiah currency, while strengthening synergy and collaboration with various stakeholders to guarantee the availability of Rupiah that is high-quality, reliable, and easily accessible to all segments of society.

From January to March 2026, Bank Indonesia maintained the BI-Rate at 4.75%, consistent with its policy focus on strengthening Rupiah exchange rate stabilization amid worsening global economic conditions due to the conflict in the Middle East. Meanwhile, macroprudential policy continued to be strengthened to promote economic growth through increased lending and financing to the real sector, while maintaining financial system stability. Payment system policy remained directed at supporting economic activity through expanding digital payment acceptance, strengthening the payment system industry structure, and enhancing the reliability and resilience of payment system infrastructure.

In April 2026, Bank Indonesia maintained the BI-Rate at 4.75%, while also keeping the deposit facility rate at 3.75% and the lending facility rate at 5.50%. The decision remains consistent with efforts to increase the effectiveness of the adjustment to the interest rate structure of monetary operation instruments. This adjustment aims to strengthen Rupiah exchange rate stabilization amid worsening global economic conditions due to the conflict in the Middle East. Going forward, Bank Indonesia stands is prepared to undertake further monetary policy measures as necessary to preserve Rupiah exchange rate stability and maintain inflation in 2026 and 2027 within the target corridor of 2.5±1%. Meanwhile, Bank Indonesia continues to strengthen macroprudential policy to promote economic growth through increased lending and financing to the real sector, while maintaining financial system stability. Payment system policy remains directed at supporting economic activity through expanding digital payment acceptance, strengthening the payment system industry structure, and enhancing the reliability and resilience of payment system infrastructure.

The direction of the monetary, macroprudential, and payment system policy mix to maintain stability, while supporting sustainable economic growth, is also supported by the following policy measures:

Monetary Policy

1.	Strengthening the effectiveness of monetary policy implementation to maintain Rupiah exchange rate stability and maintain inflation in 2026 and 2027 within the 2.5±1% target range, by:

i.	strengthening Rupiah exchange rate stabilization through intervention in offshore non-deliverable forward transactions as well as spot and DNDF transactions in domestic market;

ii.	strengthening the interest rate structure of pro-market monetary instruments to continue attracting foreign portfolio investment inflows into domestic financial assets to support Rupiah stability; and

iii.

maintaining base money growth above 10% in line with monetary expansion to ensure adequate liquidity in the money market and banking system, including through measured transactions in SBN in the secondary market. Bank Indonesia purchased SBN as part of monetary and fiscal policy synergy, and the purchase amount in the first three months of 2026 was Rp90.05 trillion, including Rp50.62 trillion purchased in the secondary market.

2.

Strengthening foreign exchange market transaction policies, effective April 2026, to support Rupiah exchange rate stability through: (i) adjustment of the cash threshold for foreign exchange purchases against Rupiah from USD100 thousand per customer per month to USD50 thousand per customer per month; (ii) increase in the DNDF/forward selling threshold from USD5 million per transaction to USD10 million per transaction; and (iii) increase in the buy and sell threshold for foreign exchange swaps from USD5 million to USD10 million per transaction.

3.

Strengthening regulations on foreign exchange traffic reporting by lowering the threshold for supporting documents required for outgoing foreign exchange fund transfers from USD 100,000 to USD 50,000, effective from April 2026.

4.

Strengthening measures to deepen the money and foreign exchange markets in accordance with the Money Market and Foreign Exchange Market Development Blueprint ((Blueprint Pendalaman Pasar Uang dan Pasar Valuta Asing) 2030 to support stability as well as national economic financing through:

i.	exemptions from restrictions on non-deliverable forward selling transactions against Rupiah in offshore markets for selected primary dealers that meet Bank Indonesia’s requirements;

ii.

the expansion of foreign exchange monetary operations instruments through spot and swap transactions in offshore Chinese Renminbi (CNH) against Rupiah to support exchange rate stabilization and local currency transactions.

Macroprudential Policy

5.	Strengthening the effectiveness of accommodative macroprudential policy implementation to promote lending and financing growth while maintaining financial system stability, by:

i.

maintaining: (i) the countercyclical capital buffer (CCyB) at 0%; (ii) the macroprudential intermediation ratio within the range of 84–94%; (iii) the foreign funding ratio below a maximum of 35% of bank capital; (iv) the macroprudential liquidity buffer at 4% with repo flexibility of 4%; and (v) the Sharia macroprudential liquidity buffer at 2.5% with repo flexibility of 2.5%;

ii.

publishing the assessment of prime lending rate transparency, with a focus on interest rates based on priority sectors in accordance with the scope of macroprudential liquidity incentive policy as well as strengthening synergy with the Government and other stakeholders to accelerate lending and financing through the Indonesian Intermediation Acceleration Program (Program Percepatan Intermediasi Indonesia);

Payment System Policy

6.

Strengthening the implementation of payment system digitalization measures in accordance with the Indonesia Payment System Blueprint (Blueprint Sistem Pembayaran Indonesia) 2030 to support the acceleration of national digital economy and finance, through:

a.

the launch of the Indonesia Digital Innovation Center (Pusat Inovasi Digital Indonesia (“PIDI”)) in February 2026, including hosting of the PIDI-Hackathon-Digdaya program (Digdaya is a digital management platform) to generate solutions and develop impactful digital talent, and the launch of QRIS Cross-Border between Indonesia and China on April 30, 2026, and

b.

synergizing the Capacity Building and Literacy Synergy Program (Peningkatan Kapasitas dan Literasi Sinergi), which aims to accelerate and expand regional digitalization, with the PIDI-Hackathon-Digdaya program by expanding the latest payment system innovations to enhance the efficiency of local government transactions.

Bank Indonesia continues to strengthen policy coordination with the Government, including close synergy between monetary and fiscal policies to mitigate the impact of global uncertainty stemming from the Middle East conflict on the domestic economy, thereby maintaining stability and supporting economic growth. Policy synergy with the KSSK is also strengthened to maintain financial system stability and promote financing for the Government’s Asta Cita programs. In addition, Bank Indonesia continues to strengthen and expand international cooperation in central banking areas, including payment system connectivity and local currency transactions, as well as facilitating investment and trade promotion in priority sectors in cooperation with relevant institutions.

Policy Synergy between Bank Indonesia and Ministry of Finance

In connection with the Republic’s legislative and regulatory response to the Covid-19 pandemic, the Ministry of Finance and Bank Indonesia issued two joint decrees: (i) the first (“SKB I”), on April 16, 2020, provided for Bank Indonesia to act as backstop buyer in primary market auctions of Government securities from 2020 to 2022, pursuant to which Bank Indonesia purchased Rp75.9 trillion of Government securities in 2020, Rp143.3 trillion in 2021 and Rp49.1 trillion in 2022; and (ii) the second (“SKB II”), on July 7, 2020, related to the “burden sharing” between Bank Indonesia and the Ministry of Finance whereby, to help fund the Government’s Covid-19 relief and recovery efforts:

•

Rp397.5 trillion of Government expenditure in the public goods sector which includes health sector, social protection and labor-intensive programs, support sectoral and local government support is to be financed via Government securities privately placed to Bank Indonesia with a reference interest rate equal to the 3-month BI Reverse Repo Rate, to be borne entirely by Bank Indonesia; and

•

a substantial portion, or Rp177.0 trillion, of the total Rp505.9 trillion of Government expenditure in the non-public goods sector, which includes support to MSME and non-MSME corporates, is to be financed via Government securities issued via market mechanisms. The Government will bear the interest expense at a rate equal to the 3-month BI Reverse Repo Rate minus 1% and Bank Indonesia will bear the remaining interest expense necessary to match the market rate.

These initial burden sharing schemes were valid for 2020 and 2021 only. As part of their commitment to transparency to the public, the Ministry of Finance and Bank Indonesia reported the realization of financing support under the joint decrees in their respective monthly press releases.

On August 23, 2021, the Ministry of Finance and Bank Indonesia issued the third joint decree (“SKB III”) to cooperate on financing health and humanitarian care. Pursuant to the SKB III, the Government privately placed Government securities to Bank Indonesia, and the Government and Bank Indonesia coordinated to provide healthcare and humanitarian support in response to the Covid-19 pandemic. Specifically, Bank Indonesia contributed interest paid on the Government securities of Rp58 trillion in 2021 and Rp40 trillion in 2022 toward vaccination programs and other healthcare expenses and the Government contributed the remaining interest costs (at a variable interest rate equal to the three-month BI Reference Rate) of Rp157 trillion in 2021 and Rp184 trillion in 2022 toward healthcare expenses and humanitarian initiatives such protection programs for affected communities and small businesses.

SKB III concluded in December 2022 and no further joint initiatives have been pursued since, although the omnibus financial sector law passed in 2023 provides for additional coordination of fiscal policy of the Government and monetary policy of Bank Indonesia in the case of a future crisis declared by the President. See “—Financial System — Financial Sector Omnibus Law (Law No. 4/2023).”

On September 4, 2025, the Ministry of Finance and Bank Indonesia announced the strengthening of policy coordination to support the Government’s Asta Cita programs in promoting a “people-centered” economy, and specifically an agreement on interest cost sharing for the Government’s affordable housing programs and Koperasi Desa Merah Putih, or Cooperatives, which are described in “Infrastructure Development—Affordable Housing Program” and “Government Budget—Red and White Village Cooperatives.”

Specifically, the corresponding budget allocations may be placed with government agencies and domestic financial institutions to support lending schemes under these programs. After accounting for returns on such placements, the remaining interest costs on SBN are shared equally between the Ministry of Finance and Bank Indonesia. Bank Indonesia provides its share in the form of additional interest credited to Government accounts maintained at Bank Indonesia, consistent with its State Treasury function under the Bank Indonesia Act. This arrangement, effective in 2025 and continuing until such period as has been agreed between the Government and Bank Indonesia, is implemented in accordance with prudent fiscal and monetary policy principles aimed at maintaining market discipline and safeguarding financial-system integrity.

In addition to the interest-sharing mechanism, Bank Indonesia has also resumed the purchase of SBN in the secondary market. As of December 31, 2025, Bank Indonesia had purchased SBN totaling Rp332.14 trillion since the beginning of 2025, including Rp246.68 trillion acquired through secondary market transactions and a debt-switching program with the Government. As of April 28, 2026, Bank Indonesia had purchased SBN totaling Rp114.60 trillion since the beginning of 2026, including Rp59.59 trillion acquired through secondary market transactions. These purchases reflect Bank Indonesia’s expansionary monetary policy stance. A portion of the proceeds generated through Bank Indonesia’s SBN purchases has been directed by the Government toward financing public-oriented economic programs, such as public housing and the Red and White Village Cooperatives.

Bank Indonesia’s macroprudential policy stance has increasingly emphasized the use of regulatory incentives and directives to promote bank lending to priority sectors aligned with the Government’s Asta Cita programs. These measures include macroprudential liquidity incentives, which provide Rupiah reserve requirement relief to banks that meet lending targets in designated sectors such as housing, downstream industries, MSMEs, tourism, and the green economy. In addition, Bank Indonesia’s interest cost-sharing arrangement with the Ministry of Finance for the affordable housing and Cooperatives programs supports credit allocation to Government priority programs.

Money Supply

Bank Indonesia tracks several different measures of money supply. Base money includes currency (bank notes and coins in circulation) and demand deposits of commercial banks and private sector at Bank Indonesia. Narrow money consists of currency outside the bank system plus Rupiah denominated demand deposits in commercial banks. Broad money consists of narrow money, securities other than shares, plus quasi-money, which includes time deposits and savings deposits in Rupiah and demand deposits in foreign currencies. Since September 2021, Rupiah saving deposits that can be withdrawn at any time have been reclassified from quasi-money to narrow money, due to their high liquidity.

The following table sets forth the money supply as of the periods indicated.

Money Supply

	Money
End of period	Base money	Currency	Demand deposits	Rupiah saving deposits(1)	TotalM1 (1)	Quasi- money	Securities other than shares	TotalM2
	(in billions of Rupiah)
2021	1,351,172	831,234	1,450,967	2,131,756	4,413,956	3,433,822	22,675	7,870,453
2022	1,715,619	897,799	1,710,998	2,225,849	4,834,646	3,668,813	24,563	8,528,022
2023	1,690,270	975,928	1,699,406	2,260,192	4,935,525	3,862,393	28,613	8,826,531
2024	1,774,691	1,062,795	1,776,745	2,384,441	5,223,981	3,908,462	114,187	9,246,630
2025	1,976,434	1,214,763	2,172,153	2,569,025	5,955,942	4,126,243	52,469	10,134,654
February 2026(2)	1,800,256	1,159,871	2,180,872	2,546,222	5,886,965	4,154,689	48,198	10,089,852

Source: Bank Indonesia.

M1	Narrow money.
M2	Broad money.
(1)	Since September 2021, Rupiah saving deposits that can be withdrawn at any time is reclassified from quasi-money to narrow money, due to their high liquidity.
(2)	Money supply data are ordinarily released approximately one month after the analytical balance sheet of Bank Indonesia.

	Factors affecting money supply
End of period	Foreign assets (net)	Claims on central Government (net) (1)	Claims on business sectors	Other items (net)(2)
		(in billions of Rupiah)
2021	1,809,680	1,127,267	5,444,160	1,007,279
2022	1,898,133	970,957	5,996,010	1,257,016
2023	1,967,180	907,964	6,545,841	1,222,684
2024	1,982,701	748,934	7,046,941	1,414,908
2025	2,158,916	850,923	7,580,895	1,671,465
February 2026(3)	2,093,675	875,756	7,593,885	1,716,378

Source: Bank Indonesia.

(1)	Claims on the Government include net of the Government’s deposits with the banking system.
(2)	Includes capital accounts, tradeable government bonds held by central bank and inter-system accounts.
(3)	Money supply data are ordinarily released approximately one month after the analytical balance sheet of Bank Indonesia.

As of December 31, 2021, broad money grew by 14.0% (year-on-year) compared to 12.5% (year-on-year) as of the same date in the previous year, resulting from higher growth in narrow money. Narrow money growth increased to 17.9% (year-on-year) as of December 31, 2021 compared to 14.9% (year-on-year) as of the same date in the previous year, due to higher growth in Rupiah demand deposits and Rupiah saving deposits that can be withdrawn at any time. Quasi-money growth decreased to 9.4% (year-on-year) compared to 10.0% (year-on-year) as of the same date in the previous year, due to slower growth in time deposits and other saving deposits.

As of December 31, 2022, broad money grew by 8.4% (year-on-year) compared to 14.0% (year-on-year) as of December 31, 2021, due to a much slower growth of narrow money and quasi money. Narrow money grew slower by 9.5% (year-on-year) as of December 31, 2022, compared to 17.9% (year-on-year) as of December 31, 2021, due to slower growths of Rupiah demand deposits and Rupiah saving deposits. Quasi-money growth decreased to 6.8% (year-on-year) compared to 9.4% (year-on-year) as of December 31, 2021, due to a slower growth in Rupiah time deposits.

As of December 31, 2023, broad money grew by 3.5% (year-on-year), compared to a growth of 8.4% (year-on-year) as of December 31, 2022, due to slower growth of narrow money and quasi money. The much slower pace of broad money was primarily due to a growth of narrow money by 2.1% (year-on-year), compared to 9.5% (year-on-year) of robust growth as of December 31, 2022, due to decreasing Rupiah demand deposit. Quasi-money recorded a 5.3% growth (year-on-year) as of December 31, 2023, compared to a 6.8% increase (year-on-year) as of December 31, 2022. The slower growth of quasi money was primarily driven by slower growth pace of foreign currency demand deposits.

As of December 31, 2024, broad money grew by 4.8% (year-on-year) compared to 3.5% (year-on-year) as of December 31, 2023, due to a higher increase in narrow money. Narrow money grew by 5.8% (year-on-year) as of December 31, 2024 compared to 2.1% (year-on-year) as of December 31, 2023, due to higher growth of Rupiah demand deposits and Rupiah saving deposits. Quasi money grew slower by 1.2% (year-on-year) as of December 31, 2024 compared to 5.3% (year-on-year) as of December 31, 2023, due to a decrease in time deposits.

As of December 31, 2025, broad money grew by 9.6% (year-on-year), compared to 4.8% (year-on-year) as of December 31, 2024, due to a higher increase in narrow money, which grew by 14.0% (year-on-year) as of December 31, 2025, compared to 5.8% (year-on-year) as of December 31, 2024, and a higher increase in quasi-money, which grew by 5.6% (year-on-year) as of December 31, 2025, compared to 1.2% (year-on-year) as of December 31, 2024.

As of February 28, 2026, broad money grew by 8.7% (year-on-year), compared to 6.2% (year-on-year) as of February 27, 2025, due to a higher increase in narrow money, which grew by 14.4% (year-on-year) as of February 28, 2026, compared to 7.4% (year-on-year) as of February 27, 2025.

Government Budget

Fiscal Policy

The Government’s fiscal policy has been guided by the objective of promoting fiscal consolidation and reducing Government debt gradually in order to achieve fiscal sustainability. The Republic’s budget deficit is mandated to remain below 3.0% of GDP. In recent years, the Government has sought to balance this objective with significant new expenditure commitments, including the Free Nutritious Meal Program, increased defense spending, energy subsidies and infrastructure development. As a result, the budget deficit widened from 1.6% of GDP in 2023 to 2.3% in 2024 and 2.9% in 2025, and the 2026 Budget targets a deficit of 2.7% of GDP. To respond to unforeseen pressures, including the surge in oil prices stemming from the Middle East conflict, the government has implemented several emergency measures, such as limiting subsidized fuel purchases to 50 liters per vehicle per month (excluding public vehicles), instituting work-from-home policies for civil servants, and reducing the Free Nutritious Meal program from six to five days per week. In addition, the Government also implemented budget efficiency directives and expenditure reprioritization, while seeking to maintain its commitment to fiscal sustainability.

The following table sets forth Government revenues and expenditures for the periods indicated.

Government Revenues and Expenditures

	Year Ended December 31,							Three Months Ended March 31,
	2021L	2022L	2023L	2024L	2025B	2025P	2026B	2026P
	(in trillions of Rupiah)
Revenues and grants:
Domestic revenues
Tax revenues	1,547.8	2,034.6	2,154.2	2,231.8	2,490.9	2,217.9	2,693.7	462.7
Non-tax revenue	458.5	595.6	612.5	584.4	513.6	534.1	459.2	112.1
Total domestic revenues	2,006.3	2,630.1	2,766.7	2,816.2	3,004.5	2,752.0	3,152.9	574.8
Grants	5.0	5.7	17.2	34.4	0.6	4.3	0.7	0.1

Total revenues and grants	2,011.3	2,635.8	2,783.9	2,850.6	3,005.1	2,756.3	3,153.6	574.9

Expenditures:
Central government expenditures	2,000.7	2,280.0	2,239.8	2,496.2	2,701.4	2,602.3	3,149.7	610.3
Transfer to regions and rural fund	785.7	816.2	881.4	863.5	919.9	849.0	693.0	204.8

Total expenditures	2,786.4	3,096.3	3,121.2	3,359.8	3,621.3	3,451.4	3,842.7	815.0

Primary balance(1)	(431.6)	(74.1)	102.6	20.7	(63.3)	(180.7)	(89.7)	(95.8)
Surplus/(deficit)	(775.1)	(460.4)	(337.3)	(509.2)	(616.2)	(695.1)	(689.1)	(240.1)
Financing:
Debt Financing	870.5	696.0	404.0	558.1	775.9	736.3	832.2	258.7
Investment Financing	(142.5)	(106.7)	(89.9)	(59.3)	(154.5)	(86.2)	(203.1)	(28.3)
On-Lending	1.9	2.2	4.5	(0.2)	(5.4)	0.0	(0.4)	1.8
Government Guarantee	(2.7)	(1.1)	(0.3)	(1.5)	—	—	—	—
Other Financing	144.4	0.7	38.5	57.8	0.3	93.9	60.4	25.2

Total Financing	871.7	591.0	356.7	554.9	616.2	744.0	689.1	257.4

Source: Ministry of Finance

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.
(1)	Primary balance represents revenues minus expenditures excluding interest expenditures.

2025 Budget

On October 17, 2024, the Government promulgated Law No. 62 of 2024 on the State Budget for 2025 (the “2025 Budget”). The 2025 Budget was designed to accelerate inclusive and sustainable economic growth with measurable and controlled countercyclical policies, amid global economic uncertainties. The 2025 Budget was formulated based on a mix of short, medium and long-term policy considerations aimed at advancing the Golden Indonesia Vision 2045, which was the goal announced in 2019 by former President Joko Widodo for Indonesia to become the fifth largest economy in the world by 2045. See “Government and Political Developments—2019 Indonesian General Elections” in the Exhibit 99.D. to the Republic’s Annual Report on Form 18-K for the fiscal year ended on December 31, 2023 for further details.

The key macroeconomic assumptions underlying the 2025 Budget are as follows:

•	an economic growth rate of 5.2%;

•	an inflation rate of 2.5%;

•	an exchange rate of Rp16,000 to U.S.$1.00;

•	an average Government 10-year bond rate of 7.0%;

•	an ICP of U.S.$82 per barrel;

•	oil production by the Republic of 605 thousand barrels of oil per day; and

•	gas production by the Republic of 1,005 thousand barrels of oil equivalent of gas per day.

Total revenue in the 2025 Budget is expected to be Rp3,005.1 trillion, or an increase of 7.2% from the 2024 Budget of Rp2,802.3 trillion. Total revenue comprises Rp2,490.9 trillion in tax revenues, Rp513.6 trillion in non-tax revenues and Rp0.6 trillion in grants.

Under the 2025 Budget, total expenditures for 2025 were estimated to be Rp3,621.3 trillion, or 9.5% increase from the 2024 Budget of Rp3,325.1 trillion, comprising Rp2,701.4 trillion in central Government expenditures and Rp919.9 trillion in transfer to regional and rural funds.

Under the 2025 Budget, the Government would continue its commitment toward fiscal consolidation by maintaining a budget deficit below 3% of GDP. The primary deficit in the 2025 Budget was projected to be Rp616.2 trillion, or 2.53% of the projected 2025 GDP. The Government expects to fund the deficit through debt financing.

The 2025 Budget included the following allocations:

•

Education: Rp724.3 trillion, or 20.0% of the total budget expenditures. This allocation is directed towards improving access to and the quality of education, providing nutritious food for school children, renovating schools, building model schools, and improving the connection between education and the needs of the job market.

•

Social protection: Rp503.2 trillion, or 13.9% of the total budget expenditures. This allocation is directed towards social assistance distribution, integrating and strengthening social protection programs, strengthening lifelong social protection, and facilitating poverty alleviation through empowerment-based social protection.

•

Infrastructure: Rp399.3 trillion, or 11.0% of the total budget expenditures. This allocation is directed towards developing agricultural infrastructure such as irrigation networks and dams and building infrastructure to support economic transformation with respect to, among others, downstreaming policy, connectivity improvement and energy transition.

•

Law and defense: Rp376.4 trillion, or 10.4% of the total budget expenditures. This allocation is directed towards modernizing defense equipment, strengthening information and communication technologies against cyber threats, supporting strategic industrial capabilities, and implementing legal and security operational activities.

•

Health: Rp218.5 trillion, or 6.0% of the total budget expenditures. This allocation is directed towards promotive and preventive efforts, accelerating the reduction of stunting and tuberculosis cases, constructing high-quality hospitals, providing free health checks, enhancing the universal healthcare program, improving technology and pharmaceutical independence, and building a reliable healthcare system.

•

Food security: Rp139.4 trillion, or 3.8% of the total budget expenditures. This allocation is directed towards intensification and extensification of agricultural land, strengthening agricultural facilities and infrastructure, increasing farmers’ access to financing, and bolstering national food reserves.

The 2025 Budget was formulated prior to President Prabowo Subianto assuming power, by the then-incumbent administration of former President Joko Widodo working with the then President-elect Prabowo Subianto’s transition team to reflect both leaders’ policy proposals and priorities and to provide space for implementation of the incoming administration’s programs.

Review of the 2025 Budget

Presidential Instruction (Inpres) No. 1 of 2025, issued on January 22, 2025, directed members of the cabinet and other designated senior government officials to review the 2025 Budget in accordance with their respective duties, functions, and authorities to achieve budget efficiency. The presidential instruction highlighted a potential reduction of Rp306.7 trillion in government expenditure, including possible cuts of Rp256.1 trillion in the expenditures of central ministries and institutions, and Rp50.6 trillion in transfer to regions. The Government is reviewing the 2025 Budget following the presidential instruction and may revise the 2025 Budget.

On February 15, 2025, President Prabowo Subianto announced that the planned budget cuts would occur in three stages, extending beyond 2025 and aiming for total savings of Rp750 trillion.

In accordance with the presidential instruction, the Government is taking steps to (i) maximize revenue by implementing key strategies including enhancing tax compliance, expanding the tax base, leveraging data analytics for more accurate revenue forecasting, and implementing a technology-drive and effective revenue system; and (ii) refocus expenditure to accelerate priority programs by adopting measures including increasing efficiency in travel, seminars, office supplies and workshops, as well as prioritizing investments in human capital, job creation, productivity growth, food and energy security, and technological innovation.

As of June 24, 2025, a total of Rp134.9 trillion had been achieved in the release of budget blocks and reserves and the reallocation of expenditure efficiency gains, in accordance with President Prabowo Subianto’s directives to support national development priorities.

2026 Budget

On September 23, 2025, the Parliament approved the State Budget for 2026 (the “2026 Budget”). The 2026 Budget sets a revenue target of Rp3,153.6 trillion, comprising tax revenues of Rp2,693.7 trillion, non-tax revenues of Rp459.2 trillion and grants of Rp0.7 trillion. The revenue target represents an increase of approximately 7.3% from the 2025 Budget revenue target of Rp2,937.9 trillion.

Expenditures under the 2026 Budget are targeted at Rp3,842.7 trillion, comprising Government expenditures of Rp3,149.7 trillion (including Rp1,510.6 trillion for ministries and agencies and Rp1,639.2 trillion for non-ministerial expenditures) and transfers to regions and villages of Rp693.0 trillion. The expenditure target represents an increase of approximately 11.1% from the 2025 State Budget expenditure target of Rp3,457.8 trillion.

The 2026 Budget sets a primary balance deficit target of Rp89.7 trillion and a budget deficit target of Rp689.2 trillion (or 2.7% of GDP). The budget deficit target represents an increase of approximately 32.5% from the 2025 Budget deficit target of Rp519.9 trillion (or 2.1% of GDP).

The 2026 Budget sets a financing need of Rp689.15 trillion to cover the budget deficit.

The key macroeconomic assumptions underlying the 2026 Budget are as follows:

•	an economic growth rate of 5.4%;

•	an inflation rate of 2.5%;

•	an exchange rate of Rp16,500 to U.S.$1.00;

•	an average Government 10-year bond rate of 6.9%;

•	an ICP of U.S.$70 per barrel;

•	oil production by the Republic of 610 thousand barrels of oil per day; and

•	gas production by the Republic of 984 thousand barrels of oil equivalent of gas per day.

The philosophy underlying the 2026 Budget is centered on accelerating inclusive and sustainable economic growth while maintaining fiscal prudence, in alignment with the “Asta Cita” principles of the administration of President Prabowo Subianto, as described under “Government and Political Developments—Asta Cita.” This framework guides the budget’s design to foster job creation, reduce inequality, and support long-term national resilience.

The 2026 Budget sets out expenditure for several priority sectors: Rp164.7 trillion for food security, Rp402.4 trillion for energy security, Rp335.0 trillion for the Free Nutritious Meal Program, Rp769.1 trillion for education, Rp244.0 trillion for health, Rp181.8 trillion for village development, cooperatives, and MSMEs, and Rp425.0 trillion for defense, order and security, and law enforcement. The principal priorities for budget allocation in 2026 include significant investments in human capital and social welfare, as reflected in the Free Nutritious Meal Program aimed at combating stunting and improving child nutrition, as well as funding for school renovations and health facilities, which are included in the education and health budgets, respectively. The 2026 Budget also aims to accelerate investment and trade by, among other measures, strengthening Danantara’s role in accelerating productive investment, and investment in the Government’s affordable housing program, water security, and waste management. Other key areas encompass infrastructure development to enhance connectivity and regional equity, downstreaming of natural resources to boost value-added industries, social protection programs to alleviate poverty, support for small and medium enterprises, and initiatives in education, health, and green economy transitions to align with sustainable growth objectives.

Free Nutritious Meal Program

On January 6, 2025, the Government launched the Free Nutritious Meal Program to provide free meals to pregnant women, breastfeeding mothers, toddlers, and students to fight malnutrition and stunting. The Government believes that the program will contribute meaningfully to GDP growth, employment generation and poverty reduction. According to the Head of the National Nutrition Agency, the program was initially allocated a budget of Rp71 trillion (approximately U.S.$4.3 billion) to serve an estimated 17.9 million beneficiaries throughout 2025. Following President Prabowo Subianto’s directive to accelerate the program’s scale-up, the Government now aims to reach 82.9 million beneficiaries by the end of 2025 through 32,000 active nutrition units (satuan pelayanan pemenuhan gizi, “SPPG”). To support this expansion, an additional budget of Rp100 trillion (approximately U.S.$6.2 billion) has been allocated, increasing the total 2025 budget for the program to Rp171 trillion (approximately U.S.$10.5 billion).

As of June 30, 2025, there were approximately 5.59 million beneficiaries under the program, served by approximately 1,863 SPPG.

As of January 7, 2026, marking one year since the Government launched the Free Nutritious Meal Program, the program had reached 56.13 million beneficiaries through 19,343 operational SPPGs and had engaged 789,319 workers. In 2025, total budget utilization for the program amounted to Rp51.5 trillion.

Red and White Village Cooperatives

Presidential Instruction (Inpres) No. 9 of 2025, issued in March, 2025, mandates the Government to take comprehensive, coordinated and integrated steps to optimize and accelerate the establishment, development and revitalization of around 80,000 red and white village/sub-district cooperatives (the “Cooperatives”). This includes establishing new Cooperatives in villages that currently lack them, enhancing the potential of existing Cooperatives, and ensuring that Cooperatives are better equipped to address the specific needs of each village. The instruction requires that budget allocation be prioritized and that acceleration strategies be incorporated into the work plans of ministries, institutions, and regional governments to achieve this goal. The Cooperatives are expected to provide a range of services such as basic goods procurement, savings and loans, clinics, pharmacies, and logistics, tailored to the unique needs and potential of each village or sub-district.

Presidential Instruction (Inpres) No. 17 of 2025 was issued on October 22, 2025, instructing various government departments on actions to accelerate the construction of cooperative shops, warehouses, and supporting facilities, and appointing the state-owned enterprise PT Agrinas Pangan Nusantara to lead construction.

Economic Stimulus Packages

Economic Stimulus Packages Launched in December 2024

In December 2024, the Government introduced a stimulus package for 2025 with the budget amount of Rp38.6 trillion that includes, among other incentives:

•	rice assistance of 10 kg per month for 16 million food aid recipients;

•	a 50% discount on electricity bills for customers with a maximum capacity of 2,200 VA;

•	incentives for electric and hybrid vehicles;

•	financing for labor-intensive industries; and

•	certain income tax incentives for employees earning up to Rp10 million per month.

The Government had completed the stimulus package disbursement in February 2025 and the actual amount disbursed was Rp33.0 trillion.

Economic Stimulus Packages Launched in June 2025

On June 2, 2025, the Government officially launched an economic stimulus package worth Rp24.44 trillion (approximately U.S.$1.5 billion) for June and July 2025, aimed at maintaining and strengthening national economic growth and stability.

The stimulus package includes, among other things, (i) Rp11.93 trillion allocated for social assistance to 18.3 million beneficiaries, which includes monthly support of Rp200,000 per person under the Basic Food Card program and the provision of 10 kilograms of free rice per month for each beneficiary, (ii) Rp10.72 trillion allocated for wage subsidy, providing Rp300,000 per person per month to 17.3 million low-income workers and 565,000 non-tenured teachers, and (iii) Rp0.94 trillion allocated to subsidize mass transportation tickets, toll road tariff, and work accident insurance contribution.

Economic Stimulus Package Launched in September 2025

In September 2025, the Government launched an economic stimulus package, also known as the “8+4+5 program”. The stimulus package, worth Rp 16.23 trillion (approximately $1 billion), groups measures into eight acceleration programs for 2025, four continuation programs for 2026, and five job-creation programs.

The eight acceleration programs for 2025 comprise: (1) national internship program for 20,000 recent university graduates, launching in mid-October 2025, with a monthly stipend for each graduate equal to the minimum wage of the relevant province; (2) expansion of personal income tax relief to workers in the tourism, hotel, restaurant, and café sectors, whose monthly earnings are below Rp10 million, from October through December 2025; (3) food assistance for 18.3 million beneficiary families, providing 10 kilograms of rice per month to each beneficiary household; (4) a 50% subsidy on social security contributions for work accident and death insurance for informal workers, such as online motorcycle taxi drivers, couriers, and logistics personnel; (5) lower interest rates and enhanced benefits (such as more financing options and easier eligibility) for housing loans facilitated through the Employment Social Security Agency (BPJS Ketenagakerjaan); (6) a targeted “cash-for-work” (padat karya) initiative designed to create approximately 600,000 temporary jobs in labor-intensive infrastructure projects such as road repairs, flood control, and community facilities; (7) accelerating deregulation and licensing reforms to simplify and expedite the process of obtaining business permits through the Online Single Submission (OSS) system; and (8) pilot projects for new economic models, aimed at testing innovative economic frameworks to boost job creation and urban development, which involve launching pilot urban hubs to support the gig economy by providing dedicated platforms, infrastructure, and services for flexible workers (e.g., ride-hailing drivers and freelancers).

Four continuation programs are designed to extend the duration or beneficiary scope of certain benefits already in place or to be delivered under the 2025 programs: (1) the extension of a 0.5% income tax rate for MSMEs, which is already in place, through 2029; (2) continued income tax relief for low-income workers in the tourism, hotel, restaurant, and café sectors; (3) continued personal income tax relief for workers in labor-intensive industries such as textiles, footwear, garments, furniture, and leather goods; and (4) extending the 50% subsidy for work accident and death insurance to farmers, traders, fishermen, construction laborers, and domestic workers.

The five job-creation programs comprise: (1) the development of Merah Putih Village Cooperatives, which are community-owned businesses designed to support local enterprises and jobs (“Merah Putih” refers to Indonesia’s national colors); (2) the Merah Putih Fishing Village program to strengthen coastal livelihoods, facilities, and local fisheries value chains; (3) revitalization of fish and shrimp farms on the northern coast of Java to raise productivity and farmers’ incomes; (4) modernization of fishing vessels to improve safety, efficiency, and catch quality; and (5) the People’s Plantations program to support smallholder plantations, expand rural employment, and increase incomes.

Economic Stimulus Package Launched in October 2025

On October 17, 2025, the Government announced a stimulus package allocating Rp46.2 trillion (approximately U.S.$2.8 billion) for disbursement in the fourth quarter of 2025. Of this amount, Rp30 trillion (approximately U.S.$1.8 billion) was distributed as direct cash assistance to approximately 35 million beneficiary households. The stimulus package also provided for an expansion of the National Internship Program, increasing available placements from the originally planned 20,000 to 100,000. The National Internship Program is a Government-funded initiative open to university graduates within one year of completing their studies, offering internship opportunities at SOEs and private organizations with the objective of reducing unemployment and strengthening talent pipelines.

Economic Stimulus Package Launched in February 2026

On February 10, 2026, the Government launched an economic stimulus package for the first quarter of, with an initial allocation of Rp12.83 trillion (approximately U.S.$765 million), designed to support household consumption during the Ramadan and Eid al-Fitr period. Key measures included: (1) subsidized transportation fares across trains, state-owned sea transport, and economy-class domestic airfares, together with government-borne value-added tax incentives on airline tickets; (2) toll road tariff reductions of up to 20%; (3) food assistance distributed to approximately 35 million beneficiary households, with the food assistance component later confirmed by the Minister of Finance at Rp14.09 trillion; (4) a work- from-anywhere scheme for designated dates in March 2026 to ease Eid travel congestion; and (5) holiday allowance disbursements totaling Rp55 trillion to approximately 10.5 million state employees.

Government Finances

The following table sets forth information regarding the revenues and expenditures of the Government for the periods indicated.

Government Revenues

The following table sets forth Government revenues by category for the periods indicated.

Government Revenues

	Year Ended December 31,							Three Months Ended March 31,
	2021L	2022L	2023L	2024L	2025B	2025P	2026B	2026P

	(in trillions of Rupiah)
Domestic revenues:
Tax revenues
Domestic tax
Income tax:
Oil and gas	52.8	77.8	68.8	65.1	62.8	34.1	1,154.1	3.0
Non-oil and gas	643.8	920.4	992.5	996.8	1,146.4	986.3	55.2	155.3

Total income tax	696.7	998.2	1,061.2	1,061.9	1,209.3	1,020.4	1,209.4	158.2
Value added tax (VAT)	551.9	687.6	763.6	828.4	945.1	790.1	995.3	117.4
Land and building tax	18.9	23.3	33.3	32.5	27.1	29.2	26.1	2.3
Excises	195.5	226.9	221.9	226.4	244.2	221.7	243.5	51.0
Other taxes	11.1	7.7	9.7	8.7	7.8	77.9	126.9	116.9

Total domestic taxes	1,474.1	1,943.7	2,089.7	2,158.0	2,433.5	2,139.3	2,601.2	445.8

International trade taxes:
Import duties	39.1	51.1	50.9	53.0	52.9	50.2	49.9	11.4
Export tax	34.6	39.8	13.6	20.9	4.5	28.4	42.6	5.4

Total international trade taxes	73.7	90.9	64.5	73.9	57.4	78.6	92.5	16.9

Total tax revenues	1,547.8	2,034.6	2,154.2	2,231.8	2,490.9	2,217.9	2,693.7	462.7

Non-tax revenues:
Natural resources:
Oil	65.0	112.0	87.4	78.0	89.0	73.9	80.2	18.6
Gas	31.6	36.7	28.8	32.7	32.0	26.4	32.9	0.0

Total oil and gas	96.6	148.7	116.2	110.6	121.0	100.3	113.1	18.6
General mining	44.8	110.8	129.1	107.8	87.5	111.2	113.4	28.7
Forestry	5.4	5.8	5.4	6.7	5.7	6.6	5.9	1.9
Fishery	0.7	1.2	0.6	1.0	1.6	1.0	1.7	0.2
Geothermal	1.9	2.3	2.8	2.8	2.2	2.5	2.6	0.3

Total non-oil and gas	52.9	120.1	138.0	118.3	97.0	121.3	123.5	31.2

Total natural resources	149.5	268.8	254.2	228.9	218.0	221.6	236.6	49.7

	Year Ended December 31,									Three Months Ended March 31,
	2021L	2022L	2023L	2024L	2025B	2025P		2026B		2026P
	(in trillions of Rupiah)
Profit transfer from SOEs	30.5	40.6	82.1	86.4	90.0	12.7	(1)	1.8	(1)	0.1 (1)
Other non-tax revenues	152.5	196.3	180.4	164.3	127.7	196.2		122.5		40.6
Public Service Agency (BLU) Income	126.0	89.9	95.9	104.7	77.9	103.7		98.3		21.8

Total non-tax revenues	458.5	595.6	612.5	584.4	513.7	534.1		459.2		112.1

Total domestic revenues	2,006.3	2,630.1	2,766.7	2,816.2	3,004.6	2,752.0		3,152.9		574.8

Grants	5.0	5.7	17.2	34.4	0.6	4.3		0.7		0.1

Total revenues and grants	2,011.3	2,635.8	2,783.9	2,850.6	3,005.2	2,756.3		3,153.6		574.9

Source: Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.
(1)	Profits of the SOEs held by BPI Danantara are being transferred to BPI Danantara rather than the Government. See “ State-Owned Enterprises — BPI Danantara.”

Sources of Government Revenues

The Government derives its revenues from both tax and non-tax sources. The main sources of tax revenues primarily consist of income tax, value-added tax (“VAT”), land and building tax, stamp duty, customs duties and excises. The main sources of non-tax revenues are revenues generated from the sale of natural resources, profit transfers from SOEs and other non-tax revenues. Although oil and gas have historically been the single largest source of income tax and non-tax revenues for the Government, this has changed in recent years. In 2014, income tax from oil and gas as well as revenues generated from the sale of oil and gas constituted 7.6% and 54.4% of total income tax revenue and total non-tax revenues, respectively. In 2025, these ratios decreased to 1.5% and 18.8% respectively, primarily driven by a decrease in the average price of Indonesian crude oil, a decrease in oil and gas lifting, as well as an expansion of other sectors of the economy.

Indonesian income tax comprises both corporate income tax and personal income tax. Starting from the fiscal year of 2020, the general corporate income tax rate is 22% applied to taxable profits. Listed companies that meet certain criteria are entitled to a reduction from the general rate (i.e., 3% lower); therefore the effective corporate income tax rate for listed companies is 19%. Small enterprises, being, corporate taxpayers with an annual gross turnover of up to Rp50 billion, are entitled to a 50% discount of the general income tax rate so that their effective tax rate will be 11%, to be imposed proportionally on taxable income of the part of gross turnover up to Rp4.8 billion. Certain enterprises with gross turnover of up to Rp4.8 billion are subject to a final income tax at 0.5% of revenue.

Personal income tax rates are set at progressive rates: (i) the maximum rate of 35% for annual taxable income above Rp5 billion, (ii) 30% for annual taxable income above Rp500 million and up to Rp5 billion, (iii) 25% for annual taxable income above Rp250 million and up to Rp500 million, (iv) 15% for annual taxable income above Rp60 million and up to Rp250 million, and (v) 5% for annual taxable income from Rp0 up to Rp60 million.

VAT is typically levied at a 11% effective rate on events involving the delivery of VAT-able goods or the provision of VAT-able services in the Indonesian customs area. For export of taxable goods (tangible and intangible) and taxable services by a taxable enterprise, VAT is levied at 0% rate. The VAT exemption for essential goods and services remains in effect, covering basic necessities such as rice, meat, fish, eggs, vegetables, fresh milk, educational services, healthcare services, public transportation services, affordable housing, and clean water.

Customs duties consist of import duty and export duty. Import duty is applied on importation of goods and is payable at rates from 0% to 150% on cost, insurance and freight (“CIF”) level. Export of certain goods are subject to export duty on certain tariff based on the type of the products and calculated based on either certain percentage of customs value (ad valorem) or specifically based on duty rate/quantity in certain currency. Excises are generally imposed on certain goods, the distribution and consumption of which are required to be controlled due to their potential negative effects on society or the environment (such as ethyl alcohol and its concentrate, alcoholic drinks and tobacco products).

Other than the taxes described above, deliveries or imports of certain manufactured taxable goods may be subject to a sales tax on luxury goods, the rates of which by law may be increased up to 200%. These rates currently range between 10%—95%. Further, a property tax, called Land and Building Tax (Pajak Bumi dan Bangunan (“PBB”)), is chargeable on all land and/or buildings unless exempted. Previously, certain documents were subject to nominal stamp duty payable as a fixed amount of either Rp6,000 or Rp3,000. Since January 2021, the nominal stamp duty increased to a single fixed amount of Rp10,000. The Rp6,000 and Rp3,000 stamp duties apply until January 1, 2022 provided that at least Rp9,000 had been paid.

Government revenues realization increased by 22.1% from Rp1,647.8 trillion in 2020 to Rp2,011.3 trillion in 2021, driven by increases in domestic revenues. By the end of 2021, total tax revenues increased by 20.4% from Rp1,285.1 trillion in 2020 to Rp1,547.8 trillion in 2021, in line with improving economic activity and international trade. Total non-tax revenues increased by 33.4% from Rp343.8 trillion in 2020 to Rp458.5 trillion in 2021, in line with the upward trend in commodity prices, especially oil, minerals, coal, and crude palm oil.

Government revenues realization improved by a positive 31.0%, from Rp2,011.3 trillion in 2021, to Rp2,635.8 trillion in 2022, supported by rising commodity prices and maintained economic recovery. Total tax revenues increased by 31.5% from Rp1,547.8 trillion to Rp2,034.6 trillion, due to the increasing commodity prices, the expansive economic growth, and the implementation of Law No. 7 of 2021 on Harmonization on Tax Regulation. Total non-tax revenues increased by 29.9% from Rp458.5 trillion to Rp595.6 trillion, driven by significant increases in commodity prices and increases in the dividends of banking SOEs.

Government revenues realization improved by a positive 5.6%, from Rp2,635.8 trillion in 2022, to Rp2,783.9 trillion in 2023, representing 105.6% of the 2023 revised budget Government revenues. Tax revenues realization was Rp2,154.2 trillion and non-tax revenues realization was Rp612.5 trillion, representing 101.7% and 118.8% of the 2023 revised budget figures, respectively.

Government revenues realization improved by 2.1% from Rp2,783.9 trillion in 2023 to Rp2,842.5 trillion in 2024, representing 101.4% of the 2024 budget Government revenues. In 2024, tax revenues realization was Rp2,232.7 trillion or an increase of 3.6% from Rp2,154.2 trillion in 2023, and non-tax revenues realization was Rp579.5 trillion or a decrease of 5.4% from Rp612.5 trillion in 2023, representing 96.7% and 117.8% of the 2024 budget figures, respectively.

Government revenues realization decreased by 3.3% from Rp2,850.6 trillion in 2024 to Rp2,756.3 trillion in 2025, representing 91.7% of the 2025 budget Government revenues target. In 2025, tax revenues realization was Rp2,217.9 trillion or a decrease of 0.6% from Rp2,231.8 trillion in 2024, and non-tax revenues realization was Rp534.1 trillion or a decrease of 8.6% from Rp584.4 trillion in 2024, representing 89.0% and 104.0% of the 2025 budget figures, respectively. Additionally, following the creation of BPI Danantara, profit from SOEs is being transferred to BPI Danantara rather than the Government.

Government revenues realization increased by 10.5% from Rp520.4 trillion in the first quarter of 2025 to Rp574.9 trillion in the first quarter of 2026, representing 20.9% of the 2026 budget Government revenues target. In the first quarter of 2026, tax revenues realization was Rp462.7 trillion or an increase of 14.3% from Rp404.7 trillion in the first quarter of 2025, and non-tax revenues realization was Rp112.1 trillion or a decrease of 3.0% from Rp115.6 trillion in the first quarter of 2025, representing 20.9% and 21.0% of the 2026 budget figures, respectively.

The tax-to-GDP ratio was in a relatively moderate range from 2017 to 2019, being 9.9% in 2017, 10.2% in 2018 and 9.8% in 2019. The tax-to-GDP ratio declined in 2020 to 8.3% due to the reduction of economic activity as a result of the Covid-19 pandemic. The tax-to-GDP ratio increased to 9.1% in 2021 and 10.4% in 2022 as a result of the recovery of economic activity. The tax-to-GDP ratio remained relatively stable at 10.3% in 2023 and 10.1% in 2024. The tax-to-GDP ratio in 2025 was 9.3%, primarily attributable to moderation in commodity prices, increased tax refunds resulting from relaxation measures and accelerated audit processes, as well as fiscal policies aimed at maintaining purchasing power and supporting the sustainability of businesses and the broader economy.

Tax Amnesty

In July 2016, the Government passed Law No. 11 of 2016 on Tax Amnesty, which grants a certain tax amnesty to any individual or corporate taxpayer who met the requirements and submitted their application before March 31, 2017. 973,462 taxpayers participated in the program, which has concluded as of March 31, 2017.

As of March 31, 2017, Rp4,884.3 trillion in assets had been declared and the Government had collected Rp135.7 trillion as penalties under the scheme. Of the assets declared under the program, 75.8% are onshore, 21.2% are offshore and 3.0% have been repatriated (predominantly from Singapore). Most of the penalties collected, or Rp114.5 trillion of the total, as of March 31, 2017, represent “redemption” money, or the fee payable to the Government in exchange for the amnesty.

The Government hopes that the success of the tax amnesty program will continue to improve tax compliance in Indonesia. The submissions of annual tax reports by taxpayers who are required to submit one has generally risen, despite some fluctuation, in tandem with the general increase in the number of registered taxpayers in the past few years. The compliance rate for annual tax rate submissions was 84.0% in 2021, 83.2% in 2022, 88.0% in 2023 and 85.7% in 2024.

The Government has also been working to simplify administration tax system by unifying the identification number (Nomor Induk Kependudukan (“NIK”)) with the taxpayer identification number (Nomor Pokok Wajib Pajak (“NPWP”)). Previously, Indonesian individuals were required to register with the KPP to obtain an NPWP, which was a separate identification number from the NIK. However, starting from June 30, 2024, an individual’s NIK serves as his/her NPWP. This change is expected to enhance the efficiency and effectiveness of the Government’s taxation system and also increase the number of registered taxpayers.

Tax Incentive Policies

To drive investment, the Government’s tax incentives policy includes:

•

Tax allowances to support investment in priority sectors, where the Government grants investment allowances of 30% from investment value (5% per year for six years) in addition to accelerated depreciation and amortization, dividend tariffs for foreign taxpayers of up to 10% or an amount according to the applicable tax treaty, and extended loss compensation beyond five years for a maximum period of 10 years;

•	Investment allowance for new investment in labor intensive sectors, where the Government grants investment allowance of 60% from investment value, spread throughout a certain period;

•	Super deduction for vocational activities conducted by industry, where government allows deduction to maximum 200% from eligible expenditure;

•

Super deduction for research and development activities conducted in Indonesia, where government allows deduction to maximum 300% from eligible expenditure for specific research and development activities;

•	VAT exemption on the supply of goods and/or services within free trade and free port zones, special economic zones and bonded zones (kawasan berikat); and

•

Income tax incentives in the capital city of Nusantara, including (1) tax holiday on investment in the capital city of Nusantara and partner areas; (2) tax holiday for the financial center of the capital city of Nusantara and withholding tax exemption for the foreign investors on the income arising from their investment in the financial center of the capital city of Nusantara; (3) tax holiday for the establishment and/or relocation of head office or regional office; (4) Article 21 income tax to be borne by the Government for certain sectors; (5) super tax deduction for research and development activities up to 350% of the eligible expenditure; (6) super tax deduction for vocational activities conducted by industry up to 250% of the costs incurred; (7) super tax deduction for donations and/or the cost of constructing public facilities, social facilities, and/or other non-profit facilities up to 200% of the costs incurred; (8) a 0% final income tax rate for MSMEs in capital city of Nusantara; and (9) exemption of income tax payable on the transfer of land and/or building rights.

Reform and Deregulation of Customs Taxation

The Government has been conducting reform and deregulation of customs taxation to support external trade. Key measures include, among other things:

•

Implementation of the Core Tax Administration System (“CORETAX”) starting from January 1, 2025, a unified platform designed to integrate all the existing applications for tax filing, payment and administration;

•

Simplification of the tax refund process. Individual taxpayers with income tax overpayments of less than Rp100 million are now eligible to receive refunds without undergoing an audit but with simple examination;

•

Acceleration of tax audits. Effective February 14, 2025, the maximum audit period has been reduced from a maximum of 10 months to six months. For group taxpayers and transfer pricing cases, the maximum audit period has been shortened from 26 months to ten months;

•	Customs valuation policy. The Government is using a price range system to improve the accuracy and speed of import document verification.

•

Import facilitation. The Government is reviewing and simplifying quota requirements and technical licensing for imports, and also improving licensing process through data-driven adjustments, making it easier for businesses to import goods and materials;

•

Simplification of import licensing and commercial processes. The Government is improving licensing processes through data-driven adjustments that align with supply and demand. Additionally, there is a shift in monitoring from border control to post-border oversight, with border inspections now limited to goods and materials that impact health, safety, security and the environment.

•

Implementation of AI-based HICO X-ray system. The Government is enhancing non-intrusive customs supervision at seaports and airports with the artificial intelligence-based system, which also improves the analysis of scanning results;

•

Building the National Logistic Ecosystem. This digitally integrated ecosystem across ministries has reduced logistics costs by streamlining, speeding up, and ensuring transparent processes. It currently covers 53 seaports and 7 airports; and

•

Other policies, including (i) harmonization of customs policies and administrative procedures for import and export activities to ensure alignment between upstream and downstream policies, while minimizing restitution; and (ii) improving processes related to trade protection policies to better support the competitiveness of businesses through trade remedies.

These measures collectively aim to create a more efficient, transparent, and business-friendly environment for external trade, supporting Indonesia’s competitiveness in the global market.

Government Expenditures

The following table sets forth the expenditures of the Government for the periods indicated.

Government Expenditures

	Year ended December 31							Three Months Ended March 31,
	2021L	2022L	2023L	2024L	2025B	2025P	2026B	2026P

	(in trillions of Rupiah)
Central Government expenditures:
Personnel expenditures	387.8	402.1	412.7	464.9	521.5	501.1	582.2	161.7
Good and services expenditures	530.1	426.1	432.7	523.4	486.9	566.5	707.5	111.2
Capital expenditures	239.6	240.6	303.0	355.5	234.1	427.5	284.1	35.4
Interest payments:
Domestic debt	332.9	373.6	409.3	445.9	497.6	471.3	538.7	133.8
Foreign debt	10.6	12.7	30.6	42.5	55.2	43.1	60.7	10.5
Total interest payments	343.5	386.3	439.9	488.4	552.9	514.4	599.4	144.3
Subsidies:
Energy subsidies	140.4	171.9	164.3	177.6	203.4	185.2	210.1	24.5
Non-energy subsidies	101.7	81.0	105.3	115.1	104.5	96.4	108.8	27.7
Total subsidies	242.1	252.8	269.6	292.7	307.9	281.6	318.9	52.2
Grant expenditures	4.3	5.8	0.2	0.3	0.2	0.3	0.4	—
Social assistance(1)	173.7	161.5	156.9	154.9	140.1	186.6	167.5	37.5
Other expenditures	79.7	404.4	225.0	216.1	458.0	124.3	489.8	67.9

Total central Government expenditures	2,000.7	2,280.0	2,239.8	2,496.2	2,701.4	2,602.3	3,149.7	610.3

Transfers to Regions and Rural Fund
Transfer to Regions
Balanced funds:
General transfer funds:
Revenue sharing funds	117.2	168.4	205.7	153.2	192.3	168.9	58.5	11.3
General allocation funds	377.8	378.0	398.0	429.2	446.6	433.3	400	132.8
Total general transfer funds	494.9	546.4	603.7	582.4	638.9	602.2	458.5	144.2
Specific allocation funds:
Physical special allocation fund	57.1	54.8	50.3	50.9	37.0	17.6	5.0	—
Non-physical special allocation fund	127.6	118.4	128.1	130.4	146.7	145.1	149.3	51.0
Grants to Regions(2)	—	—	2.9	2.2	1.6	0.2	2.7	0.0
Total specific allocation funds	184.6	173.2	181.4	183.5	185.2	162.9	157.1	51.0
Total balanced funds	679.6	719.6	785.0	765.9	824.2	765.1	615.6	195.2
Regional incentive fund	13.5	7.0	—	—	—	—	—	—
Specific autonomy funds(3)	19.5	20.4	17.2	18.3	17.5	17.0	14.0	5.6
Specific Fund for Special Region of Yogyakarta	1.3	1.3	1.4	1.4	1.2	1.0	1.0	0.2
Fiscal Incentives(4)	—	—	7.9	7.0	71.0	4.3	1.8	—
Total Transfer to Regions	713.9	748.3	811.5	792.9	913.9	787.4	632.4	200.9
Rural Fund	71.9	67.9	69.9	70.9	6.0	61.6	60.6	3.8

Total transfers to regions and Rural Fund	785.7	816.2	881.4	863.5	919.9	849.0	693.0	204.8

Total Government expenditures	2,786.4	3,096.3	3,121.2	3,359.8	3,621.3	3,451.4	3,842.7	815.0

Source: Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.
(1)	Consists of social assistance from ministries/agencies spending and social assistance for disaster relief.
(2)	Starting in 2023, became part of the Transfer to the Regions.
(3)	Consists of specific autonomy fund for Aceh and Papua Provinces and additional infrastructure fund for Papua Provinces.
(4)	It is the Regional Incentive Fund before 2023.

Total Government expenditures consist primarily of two components: (i) central Government expenditures and (ii) transfers to regions and rural fund. Central Government expenditures consist primarily of personnel, goods and services, capital, interest and social expenditures, as well as energy subsidies. Regional transfers consist primarily of expenditures for general and specific funds on the regional and rural level.

Total Government expenditures in 2021 reached Rp2,786.4 trillion or an increase of 7.4% from Rp2,595.5 trillion in 2020. This is mainly driven by the realization of central Government expenditures, which, among other things, support the handling of the impact of the Covid-19 pandemic, especially in health sector and social protection. Total central Government expenditures increased by 9.1% from Rp1,833.0 trillion in 2020 to Rp2,000.7 trillion in 2021, primarily due to high expenditures from line ministries, which was mainly driven by the realization for infrastructure, connectivity projects, vaccination, medical treatment claims, productive relief programs, as well as disbursement of various protection programs. Total transfers to regions and rural fund increased by 3.0% from Rp762.5 trillion in 2020 to Rp785.7 trillion in 2021.

Total Government expenditures in 2022 reached Rp3,096.3 trillion or an increase of 11.1% from Rp2,786.4 trillion in 2021. This is primarily driven by the realization of central Government expenditures which increased by 14.0% from Rp2,000.7 trillion to Rp2,280.0 trillion. The increase was driven by line ministries and non-line ministries’ expenditures realization, which, among other things, supported the handling of the impact of the Covid-19 pandemic and economic growth and protected the populace. Total transfers to regions and rural fund increased by 3.9% from Rp785.7 trillion to Rp816.2 trillion.

Total Government expenditures in 2023 reached Rp3,121.2 trillion or an increase of 0.8% from Rp3,096.2 trillion in 2022, representing 100.1% of the revised 2023 budget Government expenditures. This was primarily driven by the realization of transfer to regions and rural fund which increased by 8.0% from Rp816.2 trillion to Rp881.4 trillion, representing 108.2% of the 2023 revised budget figure, partially offset by the decrease of 1.8% in central Government expenditures from Rp2,280.0 trillion to Rp2,239.8 trillion, representing 97.3% of the 2023 revised budget figure.

Total Government expenditures in 2024 reached Rp3,350.3 trillion or an increase of 7.3% from Rp3,121.2 trillion in 2023, representing 100.8% of the 2024 budget Government expenditures. This was primarily driven by the realization of central government expenditures which increased by 11.0% from Rp2,239.8 trillion to Rp2,486.7 trillion, representing 100.8% of the 2024 budget figure, partially offset by the decrease of 2.0% in transfer to regions and rural fund from Rp881.4 trillion to Rp863.5 trillion, representing 100.7% of the 2024 budget figure.

Total Government expenditures in 2025 reached Rp3,451.4 trillion or an increase of 2.7% from Rp3,359.8 trillion in 2024, representing 95.3% of the 2025 budget Government expenditures. In 2025, central Government expenditures were Rp2,602.3 trillion or an increase of 4.3% from Rp2,496.2 trillion in 2024, representing 96.3% of the 2025 budget figure. In 2025, transfer to regions and rural funds reached Rp849.0 trillion, or a decrease of 1.7% from Rp863.5 trillion in 2024, representing 92.3% of the 2025 budget figure.

Total Government expenditures in the first quarter of 2026 reached Rp815.0 trillion or an increase of 31.4% from Rp620.3 trillion in the first quarter of 2025, representing 23.6% of the 2026 budget Government expenditures. In the first quarter of 2026, central Government expenditures were Rp610.3 trillion or an increase of 47.7% from Rp413.2 trillion in the first quarter of 2025, representing 23.5% of the 2026 budget figure. In the first quarter of 2026, transfer to regions and rural funds reached Rp204.8 trillion, or a decrease of 1.1% from Rp207.1 trillion in the first quarter of 2025, representing 24.1% of the 2026 budget figure.

Fuel Prices and Subsidies

The basic price and retail price of certain types of fuel are set by the Government through the Minister of Energy and Mineral Resources taking into consideration fuel purchasing cost, distribution cost, storage cost, and margin. Historically, spending on subsidies has consumed a large portion of the Indonesian state budget. However, the Government in recent years has been implementing measures to reduce energy subsidies by controlling the consumption of subsidized fuel through regulations, increased supervision and distribution management.

With recent global and domestic economic challenges, greater emphasis has been placed on improving effectiveness of subsidies. The Government is pursuing a more focused subsidy regime to provide direct subsidies to low-income households and to allocate a large part of the budget for infrastructure development, stimulus packages and social programs such as free nutritious meal program, as described in this “Government Budget” section.

Energy subsidy spending has risen in recent years, driven by higher global oil prices, a weaker rupiah, and growing domestic fuel demand. Energy subsidy spending was Rp140.4 trillion for 2021, Rp171.9 trillion for 2022, Rp164.3 trillion for 2023, Rp177.6 trillion for 2024 and Rp185.2 trillion for 2025. Budget energy subsidy for 2026 is Rp210.1 trillion.

In early 2026, the conflict involving Iran caused global oil prices to surge to approximately US$100 per barrel, significantly above the 2026 state budget assumption of US$70 per barrel. The depreciation of the Rupiah beyond the budgeted exchange rate assumption of Rp16,500 per US dollar has further increased the cost of dollar-denominated fuel procurement. The Government has implemented emergency measures including limiting subsidized fuel purchases to 50 liters per vehicle per month (excluding public vehicles), instituting work-from-home policies for civil servants, and reducing the free nutritious meal program from six to five days per week. These measures may not be sufficient to contain the fiscal impact of sustained higher oil prices, and further adjustments or different policy measures may be required.

The table below sets forth the amounts of subsidies for the periods indicated.

	Year ended December 31							Three Months Ended March 31,
	2021L	2022L	2023L	2024L	2025B	2025P	2026B	2026P

	(in trillions of Rupiah)
Subsidies:
Energy subsidies	140.4	171.9	164.3	177.6	203.4	185.2	210.1	24.5
Non-energy subsidies	101.7	80.9	105.3	115.1	104.5	96.4	108.8	27.7

Total subsidies	242.1	252.8	269.6	292.7	307.9	281.6	318.9	52.2

Source: Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.

Government Expenditure Allocation

The following table sets forth, by percentage, the allocation of central Government expenditures by function for the periods indicated.

Allocation of Central Government Expenditures by Function

	Year ended December 31							Three Months Ended March 31,
	2021L	2022L	2023L	2024L	2025B	2025P	2026B	2026P

	(Percentages)
General public services	27.5	39.9	36.2	35.9	31.2	27.4	25.2	28.5
Defense	6.3	6.6	7.7	7.6	6.1	13.0	10.7	4.3
Public order and safety	7.9	7.5	8.6	9.2	7.7	9.2	7.7	9.4
Economic affairs	23.1	19.5	21.7	21.9	29.5	23.2	26.2	23.6
Environmental protection	0.7	0.6	0.6	0.6	0.4	0.3	0.4	0.3
Housing and community amenities	1.5	1.1	1.7	1.9	0.6	0.8	0.9	0.2
Health	10.6	5.5	4.4	4.0	3.8	4.1	4.9	4.1
Tourism and culture	0.2	0.2	0.2	0.2	0.1	0.1	0.1	0.2
Religion	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.6
Education	8.1	7.0	7.7	7.9	10.1	10.1	14.6	15.0
Social protection	13.6	11.7	10.8	10.3	10.0	11.2	8.9	13.8

Total	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

Source: Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.

The table below sets forth certain government budget expenditures for certain sectors specified below for the periods indicated.

	Year ended December 31							Three Months Ended March 31,
	2021L	2022L	2023L	2024L	2025B	2025P	2026B	2026P

	(in trillions of Rupiah)
Education	479.5	480.3	503.8	569.1	724.3	645.1	769.1	186.3
Infrastructure	403.3	372.8	389.3	395.1	402.9	343.7	434.8	28.6
Energy Subsidy	140.4	171.9	164.3	177.6	203.4	185.2	210.1	24.5
Health	312.4	188.1	183.2	194.4	218.5	208.5	247.3	49.5

Source: Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.

The Government has adjusted its budgetary priority sectors in recent years, with the current priority sectors including food security, energy security, the Free Nutritious Meal Program, education, health, village development together with cooperatives and MSMEs, defense, and acceleration of investment and trade. For more information, see “ — 2026 Budget.” The priority sectors align with the Government’s objectives of delivering public benefits, advancing national economy and enhancing national security. These expenditure commitments represent a structural increase in the fiscal baseline that the Government will need to finance on a recurring basis.

Deficit Financing

The following table sets forth, by amount, information on deficit financing for the periods indicated.

Deficit Financing

	Year ended December 31							Three Months Ended March 31,
	2021L	2022L	2023L	2024L	2025B	2025P	2026B	2026P

	(in trillions of Rupiah)
Debt financing
Government securities (net)	877.5	658.8	308.2	450.7	642.6	639.3	799.5	275.5
Loans
Domestic loans (net)	0.9	8.2	14.6	15.0	5.2	8.2	(6.5)	(2.3)
Foreign loans:
Gross drawings:
Program loan	41.6	65.6	83.0	60.0	80.0	59.3	41.9	9.3
Project loan	32.6	42.7	79.7	119.7	136.5	125.2	102.6	3.6
Total gross drawing	74.2	108.3	162.7	179.8	216.5	184.5	144.5	12.8
Amortization	(82.1)	(79.3)	(81.5)	(87.5)	(88.4)	(95.7)	(105.3)	(27.4)
Total foreign loan (net)	(7.9)	29.0	81.2	92.3	128.1	88.9	39.2	(14.5)
Total loans (net)	(7.0)	37.2	95.8	107.3	133.3	97.0	32.7	(16.8)

Total debt financing	870.5	696.0	404.0	558.1	775.9	736.3	832.2	258.7

Investment financing
Investment to SOEs	(71.2)	(59.2)	(42.1)	(35.2)	(22.7)	(11.5)	(5.8)	—
Investment to other institutions	(21.0)	(0.5)	—	(5.0)	—	—	—	—
Investment to public service agencies	(39.4)	(52.8)	(52.5)	(23.1)	(36.8)	(34.2)	(35.6)	(6.6)
Investment in financial organizations/institutions	(0.9)	(1.0)	(1.6)	(2.0)	(1.8)	(1.9)	(2.0)	—
Revenue of investment	—	27.1	26.8	22.9	—	14.2	4.0	1.0
Government’s Investments	(10.0)	(20.3)	(20.5)	(17.0)	(18.8)	(52.8)	(51.8)	(22.7)
Others investment financing	0.0	—	—	—	(55.0)	—	(111.8)	—
Investment financing reserves	(142.5)	—	—	—	(19.4)	—	—	—

Total investment financing	(71.2)	(106.7)	(89.9)	(59.3)	(154.5)	(86.2)	(203.1)	(28.3)

Lending	1.9	2.1	4.5	(0.2)	(5.4)	0.0	(0.4)	1.8
Government guarantee	(2.7)	(1.1)	(0.3)	(1.5)	—	—	—	—
Other financing	144.4	0.7	38.5	57.8	0.3	93.9	60.4	25.2

Total financing (net)	871.7	591.0	356.7	554.9	616.2	744.0	689.1	257.4

Source: Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.

Government Revenues

The following table sets forth the revenues of the Government as (i) audited 2024 revenue as a percentage of the 2024 GDP at current prices and (ii) preliminary 2025 revenue figures as a percentage of the preliminary 2025 GDP at current prices, respectively.

Government Revenues

	2024 LKPP Audited	2025 Preliminary
	(percentage of 2024 GDP)	(percentage of 2025 GDP)
Total revenues and grants (in trillions of Rupiah)	2,850.6	2,756.3
Domestic revenue:
Tax revenues:
Domestic tax
Income tax:
Oil and gas	0.29	0.14
Non-oil and gas	4.50	4.14

Total income tax	4.80	4.28
Value added tax (VAT)	3.74	3.32
Land and building tax	0.15	0.12
Excises	1.02	0.93
Other taxes	0.04	0.33

Total domestic taxes	9.75	8.98
International trade taxes:
Import duties	0.24	0.21
Export tax	0.09	0.12

Total international trade taxes	0.33	0.33

Total tax revenue	10.08	9.31

Non-tax revenues:
Natural resources:
Oil	0.35	0.31
Gas	0.15	0.11

Total oil and gas	0.50	0.42
General Mining	0.49	0.47
Forestry	0.03	0.03
Fishery	0.00	0.00
Geothermal	0.01	0.01

Total non-oil and gas	0.53	0.51

Total natural resources	1.03	0.93

Profit transfer from SOEs	0.39	0.05
Other non-tax revenues	0.74	0.82
Public Service Agency (BLU) Income	0.47	0.44

Total non-tax revenues	2.64	2.24

Total domestic revenues	12.72	11.55
Grants	0.16	0.02

Total Revenues and Grants	12.88	11.57

Source: Ministry of Finance

Government Expenditures

The following table sets forth the expenditures of the Government as (i) audited 2024 expenditures as a percentage of the 2024 GDP at current prices and (ii) preliminary expenditure figures for 2025 as a percentage of the preliminary 2025 GDP at current prices, respectively.

Government Expenditure

	2024 LKPP Audited	2025 Preliminary
	(percentages of 2024 GDP)	(percentages of 2025 GDP)
Total expenditures (in trillions of Rupiah)	3,359.8	3,451.4
Central Government expenditures:
Personnel expenditures	2.10	2.10
Good and services expenditures	2.36	2.38
Capital expenditures	1.61	1.79
Interest payments:
Domestic debt	2.01	1.98
Foreign debt	0.19	0.18
Total interest payments	2.21	2.16
Subsidies:
Energy subsidies	0.80	0.78
Non-energy subsidies	0.52	0.40
Total subsidies	1.32	1.18
Grant expenditures	0.00	0.00
Social assistance(1)	0.70	0.78
Other expenditures	0.98	0.52

Total central Government expenditures	11.28	10.92

Transfers to Regions and Rural Fund:
Transfer to Regions
Balance funds:
General transfer funds:
Revenue sharing funds	0.69	0.71
General allocation funds	1.94	1.82

Total general transfer funds	2.63	2.53
Specific allocation funds:
Physical special allocation fund	0.23	0.07
Non-physical special allocation fund	0.59	0.61
Grants to region	0.01	0.00

Total specific allocation funds	0.83	0.68

Total balanced funds	3.46	3.21
Fiscal incentives	0.08	0.02
Specific autonomy funds(2)	0.01	0.07
Specific Fund for Special Region of Yogyakarta	0.03	0.00

Total transfer to Regions	3.90	3.30
Rural Fund	0.32	0.26

Total transfer to regions and rural fund	4.22	3.56

Total Government expenditures	15.18	14.49

Source: Ministry of Finance

(1)	Consists of Social Assistance from Ministries/Agencies Spending and Social Assistance for Disaster Relief.
(2)	Consists of specific autonomy fund and additional specific infrastructure autonomy fund for Papua and West Papua Provinces.

Government Deficit Financing

The following table sets forth the deficit financing of the Government, by amount and (i) audited 2024 deficit financing as a percentage of the 2024 GDP at current prices and (ii) preliminary 2025 deficit financing figures as a percentage of the preliminary 2025 GDP at current prices, respectively.

Government Deficit Financing

	2024 LKPP Audited	2025 Preliminary
	(percentages of 2024 GDP)	(percentages of 2025 GDP)
Total financing (net) (in trillions of Rupiah)	554.9	744.0
Debt financing
Government securities (net)	2.04	2.68
Loans
Domestic loans (net)	0.07	0.03
Foreign loans:
Gross drawings:
Program loan	0.27	0.25
Project loan	0.54	0.53

Total gross drawing	0.81	0.77
Amortization	(0.40)	(0.40)

Total foreign loan (net)	0.42	0.37
Total loans (net)	0.48	0.41

Total debt financing	2.52	3.09

Investment financing
Investment to SOEs	(0.16)	(0.05)
Investment to other institutions	(0.02)	0.00
Investment to public service agencies	(0.10)	(0.14)
Investment in financial organizations/institutions	(0.01)	(0.01)
Revenue of investment	0.10	0.06
Government’s investments	(0.08)	(0.22)
Others investment financing	—	—
Investment financing reserves	—	—

Total investment financing	(0.27)	(0.36)

Lending	(0.00)	0.00
Government guarantee	(0.01)	0.00
Other financing	0.26	0.39

Total financing (net)	2.51	3.12

Source: Ministry of Finance

Public Debt

The reduction of public debt in percentage-of-GDP terms has been a consistent key fiscal policy objective of the Government. To achieve this objective, the Government’s policy has emphasized the strengthening of public debt management, the lengthening and balancing of the maturities of public debt and the growth of public debt at sustainable levels.

As of December 31, 2024, the central Government’s foreign debt-to-GDP ratio was 11.4%, with foreign debt to total debt ratio of 28.7%.

As of December 31, 2025, the central Government’s foreign debt-to-GDP ratio was 11.9%, with foreign debt to total debt ratio of 29.4%.

On February 5, 2026, Moody’s Investors Service revised its outlook on the Republic’s Baa2 foreign-currency sovereign rating to negative while affirming the rating, citing factors including fiscal policy execution risks, policy predictability, and recent institutional and governance developments. The Republic remains committed to fiscal prudence, revenue-enhancing reforms, and maintaining debt sustainability within its statutory deficit ceiling.

On March 4, 2026, Fitch Ratings affirmed the Republic of Indonesia’s BBB long-term sovereign rating and revised the outlook to negative, citing rising policy uncertainty, potential loosening of fiscal constraints amid sustained spending pressures and subdued revenue performance, and broader risks including a more complex central bank mandate.

External Public Debt of the Republic

External public debt of the Republic consists of central Government debt (other than public domestic debt) and debt of Bank Indonesia owed to creditors outside Indonesia. The discussion below treats the external debt of Bank Indonesia as part of the Republic’s external debt. However, SBI and SRBI, which are issued by Bank Indonesia in its role as formulator and implementer of the Republic’s monetary policy, are not considered liabilities of the Republic. Accordingly, SBI and SRBI are not reflected in the Government debt discussions herein. See “ — Financial System — Bank Indonesia.” The discussion of debt of the Republic in this section differs from the discussion of “Government debt” elsewhere in this report, in which Bank Indonesia debt is excluded and only central Government debt, which depends on Government revenue for its repayment, is included. See “ — Government Budget — Government Finances.”

The following table sets forth information on the outstanding external public debt of the Republic in terms of creditor type as of the dates indicated.

Outstanding External Public Debt of the Republic by Source(1)

	As of December 31,					As of March 31,
	2021	2022	2023	2024P	2025P	2026P

	(in billions of U.S. dollars)
Concessional Loans:
Multilateral creditors	32.8	34.0	36.8	37.3	39.4	39.0
Bilateral creditors	20.8	20.7	20.3	16.8	17.2	16.4
Commercial(2)	92.0	93.0	94.8	102.9	112.7	116.6

Total	145.5	147.7	152.0	156.9	169.2	172.0

Total external public debt of the Republic, as a percentage of GDP for the period indicated(3)(4)	12.2%	11.2%	11.2%	11.4%	11.9%	12.3%

Source: Ministry of Finance.

P	Preliminary.
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

(2)	Includes securities (bonds and Sukuk) issued in international capital markets and commercial bank borrowings.
(3)	In calculating as a percentage of GDP, GDP in U.S. dollars has been converted from Rupiah into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.
(4)

The ratio as of December 31 of any given year is calculated by dividing total external debt as of that date by GDP at current price for the corresponding year. The ratio as of February 28, 2026 is calculated by dividing total external debt as of that date by GDP at current price for 2025.

As of December 31, 2024, 65.7% and 34.3% of the outstanding external public debt of the Republic were from commercial and concessional loans, respectively. The total outstanding external public debt of the Republic as of December 31, 2024 was U.S.$156.3 billion.

As of December 31, 2025, 66.6% and 33.4% of the outstanding external public debt of the Republic were from commercial and concessional loans, respectively. The total outstanding external public debt of the Republic as of December 31, 2025 was U.S.$169.2 billion.

As if March 31, 2026, 67.8% and 32.2% of the outstanding external public debt of the Republic were from commercial and concessional loans, respectively. The total outstanding external public debt of the Republic as of March 31, 2026 was U.S.$172.0 billion.

Sources of External Public Borrowing

The sources of the Republic’s external public borrowings are, among others, foreign loans extended by multilateral creditors, bilateral creditors, export credit agency, and commercial creditors, including international bondholders.

Since 2012, the Government has expanded its sources of external financing by accessing the international capital markets (including the Islamic financial markets).

The World Bank and the ADB have been important sources of funds for the Republic, and the Republic has also secured substantial commitments from the Kreditanstalt für Wiederaufbau (“KfW”), The Agence Française de Développement (“AFD”), and Japan International Cooperation Agency (“JICA”) in recent years.

In 2021, the Republic drew down program loans of U.S.$1,052.8 million from the World Bank, U.S.$1,000 million from the ADB, U.S.$37.5 million from the Asian Infrastructure Development Bank, €200 million from KfW, €100 million from AFD, and JPY50,000 million from JICA.

In 2022, the Republic drew program loans of U.S.$1,099.3 million and €1,041.2 million from the World Bank, U.S.$1,000 million from the ADB, U.S.$500 million from the Asian Infrastructure Development Bank, €595.2 million from KfW, €50 million from AFD and U.S.$40 million from Korea Economic Development Co-operation Fund.

In 2023, the Republic drew down program loans of U.S.$1,336.2 million and €937.7 million from the World Bank, U.S.$1,500 million and JPY71,865 million from ADB, U.S.$15 million from the ASEAN Infrastructure Fund, €304.8 million from KfW, €150 million from AFD, JPY60,000 million from JICA and U.S.$119.9 million from Korea Economic Development Co-operation Fund.

In 2024, the Republic drew down program loans of U.S.$200.5 million, €107.9 million, and JPY20,411.3 million from the World Bank, U.S.$ 36.5 million, €1,040.1 million, and JPY74,930 million from the ADB, €939.8 million from the AIIB, U.S.$7.3 million from AIF, €400 million from KfW, and €200 million from AFD.

In 2025, the Republic drew down program loans of U.S.$145.0 million and €1,386.6 million from the World Bank, JPY146,19 billion and €459.6 million from the ADB, €150.0 million from AFD, and €200.0 million from KfW.

The following table sets forth the outstanding amounts of international development assistance received by the Republic as of the dates indicated.

International Development Assistance(1)(2)

	As of December 31,					As of March 31,
	2021	2022	2023P	2024P	2025P	2026P

	(in billions of U.S. dollars)
Bilateral loans	20,782	20,687	20,310	16,756	17,156	16,422
Multilateral loans:
International Monetary Fund	—	—	—	—	—	—
World Bank Group	19,091	20,277	21,894	21,247	22,093	21,677
Asian Development Bank	10,818	10,194	11,273	11,417	12,650	12,749
Islamic Development Bank	1,345	1,365	1,340	1,366	1,371	1,348
Nordic Investment Bank	8	7	6	5	5	5
European Investment Bank	—	—	—	—	—	—
International Fund for Agricultural Development	202	252	283	289	306	300
Asian Infrastructure Investment Bank	1,307	1,935	2,013	2,926	2,952	2,923
Multilateral Investment Guarantee Agency	—	—	—	—	—	—

Total multilateral loans	32,772	34,030	36,809	37,250	39,378	39,002

Total loans	53,554	54,716	57,119	54,006	56,534	55,425

Source: Ministry of Finance.

P	Preliminary.
(1)	The term international development assistance includes any concessionary loans provided by international financial institutions or foreign governments, excluding grants.
(2)	Foreign currency values of international development assistance have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

The following table sets forth the external public debt of the Republic by currency as of the dates indicated.

Outstanding External Public Debt of the Republic by Major Currency

	As of December 31,										As of March 31,
	2021		2022		2023		2024P		2025P		2026P
	(in millions of original currency)	(in millions of U.S. dollars(1))	(in millions of original currency)	(in millions of U.S. dollars(1))	(in millions of original currency)	(in millions of U.S. dollars(1))	(in millions of original currency)	(in millions of U.S. dollars(1))	(in millions of original currency)	(in millions of U.S. dollars)(1)	(in millions of original currency)	(in millions of U.S. dollars)(1)
U.S. dollars	99,263	99,263	103,948	103,948	107,885	107,885	111,575	111,575	113,833	113,833	112,798	112,798
Japanese yen	2,392,620	20,786	2,451,372	18,545	2,531,210	17,904	2,599,685	16,642	2,440,033	15,584	2,414,358	15,123
Euros	19,843	22,453	21,358	22,751	21,746	24,067	25,180	26,217	28,929	33,954	32,206	36,948
SDR	701	981	516	687	342	458	185	241	107	146	99	135
CNY	543	85	388	56	233	33	78	11	6,000	858	15,250	2,207
AUD	1,840	1,337	1,730	1,173	1,620	1,107	1,510	940	2,201	1,472	2,196	1,508
Others	Multiple currencies	615	Multiple currencies	525	Multiple currencies	499	Multiple currencies	1,234	Multiple Currencies	3,358	Multiple Currencies	3,294

Total	N/A	145,521	N/A	147,685	N/A	151,953	N/A	156,859	N/A	169,206	N/A	172,013

Source: Ministry of Finance.

P	Preliminary.
(1)	Calculated based on the applicable BI middle exchange rates as of the date indicated for each column.

As of December 31, 2024, 71.1%, 10.6%, 16.7% and 1.5% of the external public debt of the Republic was denominated in U.S. dollars, Japanese Yen, Euros and other currencies (including AUD, CNY and SDR), respectively.

As of December 31, 2025, 67.3%, 9.2%, 20.1% and 3.4% of the external public debt of the Republic was denominated in U.S. dollars, Japanese Yen, Euros and other currencies (including AUD, CNY and SDR), respectively.

As of March 31, 2026, 65.6%, 8.8%, 21.5% and 4.2% of the external public debt of the Republic was denominated in U.S. dollars, Japanese Yen, Euros and other currencies (including AUD, CNY and SDR), respectively.

Establishment of AMTN Program and Issuance of CNY-denominated Bonds

The Republic established an Australian Dollar Medium-Term Note (“AMTN”) program in July 2025 and completed the first drawdown that raised AUD800 million across two tranches in August 2025.

The Republic also completed two issuances of offshore CNY-denominated bonds, in November 2025 and March 2026, through drawdowns from its SEC-registered shelf established in August 2024. The bonds were issued across five tranches and in an aggregate principal amount of CNY15.25 billion.

By tapping into the Australian dollar market and the CNY market, the Government aims to broaden its investor base, enhance its presence in global capital markets, and reduce reliance on any single currency or investor group to strengthen fiscal resilience and manage refinancing risks more effectively. The Government regards the AMTN program and the CNY-denominated bonds as important milestones in Indonesia’s ongoing efforts to optimize its sovereign debt portfolio, promote financial innovation, and reinforce the country’s standing in the international financial community.

The following table sets forth the external debt service requirements of the central Government for the years indicated.

External Debt Service Requirements of the Central Government

Period	Principal repayment	Interest repayment	Total

	(in billions of U.S. dollars)
2023R	11.8	5.6	17.5
2024R	11.8	6.4	18.2
2025R	14.3	6.5	20.8
2026*	13.2	6.2	19.5
2027**	17.1	5.8	22.9
2028**	17.5	5.3	22.8

Source: Ministry of Finance

R	Realization.
*

Calculated based on (i) actual principal and interest payments made from January 1, 2026 to March 31, 2026 and (ii) projected principal and interest payments to be made from April 1, 2026 to December 31, 2026 based on external debt outstanding as of March 31, 2026.

**	Projected based on external debt outstanding as of March 31, 2026.

Payment History of External Debt

Indonesia maintains a policy of external debt management and has a history of servicing its external debt obligations in accordance with its terms.

In the wake of the Asian financial crisis in 1997, the Paris Club, an informal voluntary group of 18 creditor countries that seeks to coordinate solutions for payment difficulties experienced by debtor nations by extending or guaranteeing bilateral credits, played an important role in easing Indonesia’s foreign exchange burden. Between 1998 and 2000, Indonesia twice rescheduled certain payments of its Paris Club foreign debt. Pursuant to an April 2002 agreement, Paris Club debt payments of principal and interest of approximately U.S.$5.4 billion that were due to certain of Indonesia’s creditors between April 2002 and December 2003 were rescheduled.

In addition, on March 10, 2005, the Paris Club offered to permit Indonesia, as well as other countries affected by the December 2004 tsunami, to defer debt services payments through the end of 2005 to allow these countries to commit additional government resources to the tsunami-related humanitarian and relief efforts. On May 10, 2005, 18 individual Paris Club members and Indonesia signed a memorandum of understanding to reschedule some payments of principal and interest due under official development assistance and non-official development assistance.

While there have been a number of reschedulings of Indonesia’s external debt to its bilateral creditors as described above, Indonesia has not defaulted on, and has not attempted to restructure, the payment of principal or interest on any of its external securities in the last 25 years.

External Debt of Bank Indonesia

Under Indonesian law, Bank Indonesia has the ability to incur external debt primarily to meet balance of payments needs and maintain adequate foreign exchange reserves.

The following table sets forth the outstanding multilateral and commercial external debt of Bank Indonesia by type of credit as of the dates indicated.

Outstanding Multilateral and Commercial External Debt of Bank Indonesia(1)

	As of December 31,					As of February 28,
	2021	2022	2023	2024	2025P	2026P
Multilateral	9,007	8,565	8,635	8,393	8,822	8,853
Commercial(2)	—	—	—	—	—	—
Total	9,007	8,565	8,635	8,393	8,822	8,853

Source: Bank Indonesia

P	Preliminary.
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.
(2)	Includes bonds issued in international capital markets and commercial bank borrowings but excludes SBI and SRBI owned by non-residents, currencies and deposits and other liabilities.

As of December 31, 2021, December 31, 2022, December 31, 2023, December 31, 2024, December 31, 2025 and February 28, 2026, the external debt of Bank Indonesia amounted to U.S.$9,007 million, U.S.$8,565 million, U.S.$8,635 million, U.S.$8,393 million, U.S.$8,822 million and U.S.$8,853 million, respectively. As of each of these dates, the external debt of Bank Indonesia comprised entirely of SDR allocation, while commercial debt was nil. For calculation purposes, foreign currency values of outstanding external debt were converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

The following table sets forth the external debt service requirements of Bank Indonesia for the years indicated.

External Debt Service Requirements of Bank Indonesia(1)(2)

Period	Principal repayment	Interest repayment	Total
	(in millions of U.S. dollars)
	(in millions of U.S. dollars)
2021	0.0	3	3
2022	0.0	41	41
2023	0.0	174	174
2024	0.0	196	196
2025P	0.0	265	265
2026*	0.0	236	236

Source: Bank Indonesia.

P	Preliminary
*

Calculated based on (i) actual principal and interest payments made from January 1, 2026 to February 28, 2026 and (ii) projected principal and interest payments to be made from March 1, 2026 to December 31, 2026 based on external debt outstanding as of February 28, 2026.

(1)	Excludes SBI and SRBI owned by non-residents, currencies and deposits and other liabilities.
(2)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the end of each year and, for 2026, as of February 28, 2026.

In order to strengthen its international reserves and support its balance of payments, the Republic has entered into a swap arrangement with ASEAN as well as bilateral swap arrangements with other countries. See “ — Foreign Exchange and Reserves — Regional Swap Arrangements of the Republic.”

External Debt of State-Owned Enterprises

The following table sets forth the outstanding direct external debt of SOEs as of the dates indicated.

Outstanding Direct External Debt of State-Owned Enterprises(1)

	As of December 31,					As of February 28,
	2021	2022	2023	2024	2025P	2026P
	(in millions of U.S. dollars)
Financial institutions:
Bank	9,280	8,231	6,847	7,326	5,456	5,508
Non-bank	2,895	2,297	1,881	1,271	1,597	1,496
Total financial institutions	12,175	10,528	8,728	8,596	7,052	7,004
Non-financial institutions	43,743	41,062	36,501	35,806	33,608	33,986

Total	55,917	51,590	45,228	44,402	40,660	40,990

Source: Bank Indonesia.

P	Preliminary.
(1)	Foreign currency values of outstanding direct external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.
(2)	For a discussion of the Republic’s guarantee of certain external debt in connection with infrastructure projects in the country, see “ — Public Debt — Contingent Liabilities.”

For a discussion of the Republic’s guarantee of certain external debt in connection with infrastructure projects in the country, see “ — Public Debt — Contingent Liabilities from Government Guarantees.”

Domestic Public Debt of the Central Government

The following table sets forth the outstanding domestic public debt of the central Government as of the dates indicated.

Domestic Public Debt of the Central Government

	As of December 31,					As of March 31,
	2021	2022	2023	2024	2025P	2026P
	(in trillions of Rupiah)
Total domestic public debt(1)	5,474.0	5,844.4	6,276.0	6,278.8	6,808.8	6,996.4

Source: Ministry of Finance.

P	Preliminary.
(1)	Excludes SBI, which are obligations of Bank Indonesia and not of the Government. See “ — Financial System — Bank Indonesia.”

Domestic Debt Service Requirements of the Central Government

The following table sets forth the debt service requirements for the central Government for the years indicated.

Period	Principal repayment and redemption	Interest repayment	Total
	(in trillions of Rupiah)
2023R	444.5	354.5	799.0
2024R	531.6	387.7	919.3
2025	676.9	407.9	1,084.8
2026*	838.4	429.7	1,268.2
2027**	718.0	393.7	1,111.7
2028**	679.5	366.9	1,046.4

Source: Ministry of Finance

R	Realization.
*

Calculated based on (i) actual principal and interest payments made from January 1, 2026 to March 31, 2026 and (ii) projected principal and interest payments to be made from April 1, 2026 to December 31, 2026 based on external debt outstanding as of March 31, 2026.

**	Projected based on external debt outstanding as of March 31, 2026.

Contingent Liabilities from Government Guarantees

As part of the Government’s policy to accelerate infrastructure development, the Government has provided support to encourage investments in infrastructure projects in the form of credit and investment guarantees. External debts of SOEs (or of BPI Danantara) are not direct obligations of the Republic, unless such debts are explicitly guaranteed by the Republic.

Beginning in 2008 the Government has allocated a contingent budget with respect to these guarantees. The allocated budget is then transferred to a guarantee reserve fund. This fund stands ready as reserves for any claims that may arise from the guarantees. Additional budget allocation can also be made available for direct payment of claims if necessary.

Total infrastructure guarantees provided by the Government between 2008 and 2025 have accumulated to Rp518.6 trillion, of which Rp122.8 trillion have expired, leaving active guarantees of Rp395.8 trillion as of December 31, 2025. No guarantee claim has materialized since the introduction of the Government’s guarantee programs. The Government has set a maximum guarantee limit of 0.6% of GDP per year for 2023-2026. However, the Ministry of Finance may re-evaluate the limit if it considers necessary.

As of December 31, 2025, the total outstanding amount of guarantees provided by the Government was Rp407.4 trillion, comprising infrastructure guarantees and national economic recovery guarantees, an increase from guarantees of Rp391.9 trillion as of December 31, 2024.

As of December 31, 2025, the Government had accumulated Rp13.67 trillion in the guarantee reserve fund account.

The guarantees that the Government provided to infrastructure projects comprised:

•

business viability guarantees to independent power producers on the ability of PT PLN to fulfill its financial obligations based on power purchase agreements related to the ‘Fast Track II’ program. The guarantee exposure for this program amounted to Rp66.9 trillion;

•

full default risk guarantees relating to the PT PLN loans for the construction of electricity infrastructure and business viability guarantees under 35 GW program. Outstanding guarantees for this program amounted to Rp93.3 trillion;

•

full default risk guarantees relating to direct lending from international financial institutions (multilateral and bilateral agencies) to SOEs for the construction of infrastructure projects. Outstanding guarantees for this program amounted to Rp59.1 trillion;

•

partial default risk guarantees for local government-owned water companies’ loans in connection with the Millennium Development Goals in water provision. Outstanding guarantees for this program amounted to Rp0.2 trillion;

•

co-guarantee scheme between the Government and the Indonesia Infrastructure Guarantee Fund to guarantee private-public partnership projects such as power plant projects (e.g., the Central Java steam power plant) and several sections of toll road projects (e.g., Jakarta Cikampek II Elevated, Cileunyi — Sumedang — Dawunan, Krian — Legundi — Bunder — Manyar, Serang — Panimbang, Probolinggo — Banyuwangi, and Jakarta Cikampek II Selatan). The guarantee exposure for this program amounted to 123.5 trillion;

•	full default risk guarantees relating to PT Hutama Karya loans and bonds for the construction of Sumatera Toll Roads. Outstanding guarantees for this program amounted to Rp22.1 trillion;

•

full default risk guarantees relating to PT Kereta Api Indonesia loans for the construction of the Jabodebek LRT system in Greater Jakarta. Outstanding guarantees for this program amounted to Rp21.4 trillion;

•	guarantee for local infrastructure financing through PT SMI. Outstanding guarantees for this program amounted to Rp0.08 trillion; and

•	full default risk guarantees relating to PT Kereta Api Indonesia loans for the construction of high-speed rail Jakarta-Bandung. Outstanding guarantees for this program amounted to Rp9.1 trillion.

Foreign Exchange and Reserves

Exchange Rates

From 1978 to 1997, Indonesia maintained a managed floating exchange rate system under which the Rupiah was linked to a basket of currencies, the composition of which was based on Indonesia’s main trading partners. Indonesia has adopted a free-floating exchange rate system since August 1997, under which market forces determine the exchange rate for the Rupiah. See “— Monetary Policy.”

For the information on historical exchange rates between the Rupiah and the U.S. dollar, see “Presentation of Information—Exchange Rates.”

Prudential Policies on Foreign Exchange and Rupiah

Under Law No. 24 of 1999 on Foreign Exchange Activities and Exchange Rate System, every resident may freely own and use foreign currency. Foreign currency is also generally freely transferable within or from Indonesia although by regulation most domestic transactions are prohibited from using foreign currency. Bank Indonesia has the authority to request information and data regarding foreign exchange activities and implement provisions regarding foreign exchange activities based on prudential principles.

To maintain the stability of the Rupiah, and to prevent the utilization of the Rupiah for speculative purposes by foreign parties, the Rupiah is non-internationalized. Regulations prohibit banks from conducting, among others, the following transactions: (i) extensions of loans or of overdrafts in Rupiah or foreign currencies to foreign parties, (ii) transfers of Rupiah to foreign parties or offshore banks in excess of U.S.$1 million without underlying transactions, and (iii) purchases of Rupiah-denominated securities issued by foreign parties.

Bank Indonesia has issued several regulations concerning foreign currency transactions relating to the Rupiah in order to deepen financial markets. A deep foreign exchange market is distinguished by adequate liquidity, convenient transactions, fair prices and minimal risk in order to maintain economic stability. Bank Indonesia strives towards the creation of a liquid, efficient and secure domestic foreign exchange market through amendments to regulations concerning foreign exchange transactions.

On January 1, 2015, Bank Indonesia regulations came into effect to mitigate risks relating to external borrowing by non-bank corporations. Under these regulations, corporate issuers of debt must, subject to certain limited exceptions:

•	hedge at least 25% of their open foreign exchange positions (i.e., the excess of foreign currency liabilities that fall due within the following three to six months over foreign currency assets);

•	maintain a 70% minimum liquidity ratio of foreign currency assets to foreign currency liabilities maturing within three months after the end of a quarter; and

•	maintain a minimum credit rating (issuer and/or issue) of BB- by a rating agency acknowledged by Bank Indonesia.

As of September 30, 2025, based on Bank Indonesia’s assessment of corporate issuers’ compliance with the regulations above:

•	89.0% of corporate issuers are compliant with the hedging ratio requirement for liabilities due under three months;

•	93.6% of corporate issuers are compliant with the hedging ratio requirement for liabilities due between three to six months; and

•	87.8% of corporate issuers are compliant with the liquidity ratio requirement for liabilities due under three months.

International Reserves

The following table sets forth the Republic’s total official international reserves, expressed in (i) U.S. dollar equivalents and (ii) the number of months of imports and Government external debt repayments, in each case at the end of the periods indicated. These reserves consist of foreign exchange, gold, SDRs and a reserve position with the IMF. Indonesia complies with the IMF’s Special Data Dissemination Standard requirement on international reserves and foreign exchange currency liquidity.

Official International Reserves of the Republic(1)

	As of December 31,						As of April 30,
	2021	2022	2023	2024	2025		2026
	(in millions of U.S. dollars, except for months)
Gold	4,595	4,589	5,234	6,602	11,932		12,873
SDRs	7,795	7,411	7,464	7,236	7,598		7,593
Reserve position with the IMF	1,110	1,055	1,064	1,034	1,087		1,086
Foreign exchange and others	131,405	124,178	132,621	140,848	135,853		124,650

Total	144,905	137,233	146,384	155,719	156,471		146,202

Total as number of months of imports and Government external debt repayments	7.8	5.9	6.5	6.5	6.3	P	5.6	P

Source: Bank Indonesia.

P	Preliminary.
(1)	Converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

Foreign reserves totaled U.S.$144.9 billion, U.S.$137.2 billion, U.S.$146.4 billion and U.S.$155.7 billion as of December 31, 2021, 2022, 2023 and 2024, respectively.

As of December 31, 2025 and April 30, 2026, official international reserves position was U.S.$156.5 billion and U.S.$146.2 billion, respectively, equivalent to 6.3 and 5.6 months of imports and servicing government’s external debt, respectively. The decline in reserves over this period was primarily attributable to Bank Indonesia’s Rupiah stabilization policy in response to the heightened global financial market uncertainty, as well as the Government’s external debt servicing obligations. Although the reserve position remains well above the international adequacy standard of approximately three months of imports, the continued pace of reserve drawdown could influence the buffer available to absorb future external shocks. Nevertheless, official reserve assets are expected to remain adequate, supported by the strong policy synergy between Bank Indonesia and the Government in maintaining macroeconomic and financial system stability, as well as enhancing the resilience of the external sector amid heightened global uncertainty.

Regional Swap Arrangements of the Republic

Following the experience of the Asian crisis in 1997 to 1998, ASEAN recognized a need to strengthen regional self-help and support mechanisms in East Asia and endeavored to prevent future financial crises. In 2000, ASEAN+3 members agreed to strengthen the existing cooperative frameworks among monetary authorities through the Chiang Mai Initiative (“CMI”). The CMI involves a network of bilateral swap arrangements (“BSAs”) among ASEAN+3 countries. The objectives of these bilateral swap arrangements are to address short-term liquidity difficulties in the region and to supplement existing international financial arrangements.

Since CMI’s inception in 2000, ASEAN+3 member countries undertook a review to explore ways of enhancing its effectiveness. On 2010, ASEAN+3 member countries entered into a multilateral currency swap contract which covers all ASEAN+3 member countries with a total size of U.S.$120 billion (the CMI Multilateralization or CMIM). CMIM was developed from the CMI-BSA network to facilitate prompt and simultaneous currency swap transactions through establishing a common decision-making mechanism under a single contract. The CMIM objectives are the same as the BSAs. In May 2012 and in response to the global and regional economic developments, the ASEAN+3 Finance Ministers and Central Bank Governors agreed to strengthen the CMIM as a regional financial safety net by doubling the total size to U.S.$240 billion and launching a crisis prevention program called the CMIM Precautionary Line (“CMIM-PL”). This arrangement became effective on July 17, 2014. On May 4, 2025, the ASEAN+3 Finance Ministers and Central Bank Governors approved the amended CMIM Agreement, which introduced the Rapid Financing Facility with the incorporation of eligible freely usable currencies as its currencies of choice under the CMIM. The amended CMIM Agreement will take effect upon the completion of all necessary domestic procedures and the signing of the agreement by all participating authorities. In addition to the role of providing liquidity support for ASEAN+3 member countries, CMIM has contributed to the development of the regional surveillance capacity by establishing the ASEAN+3 Macroeconomic Research Office, as an ASEAN+3 independent surveillance unit since early 2011.

Under the BSA, and CMIM, a total of U.S.$46.1 billion of foreign currency swap is currently available to the Republic. Up to 30.0% of the amount available under the BSAs and CMIM may be activated without participating in any IMF program, but greater amounts requires participation in an IMF program.

On November 5, 2018, Bank Indonesia established a one-year bilateral financial arrangement with the Monetary Authority of Singapore with a size of up to U.S.$10.0 billion or equivalent (bilateral swap agreement and bilateral repo agreement). This bilateral financial arrangement enables the two central banks to access foreign currency liquidity from each other, if needed, to preserve monetary and financial stability. In November 2023, Bank Indonesia and the Monetary Authority of Singapore extended the bilateral financial arrangement by one year. This arrangement continues to reinforce the ongoing financial cooperation in preserving monetary and financial stability in both countries amid global macroeconomic uncertainties. The arrangement comprises two agreements: (1) A local currency bilateral swap agreement that allows for the exchange of local currencies between the two central banks of up to SGD9.5 billion or Rp100 trillion; (2) A bilateral repo agreement of U.S.$3 billion that allows for repurchase transactions between the two central banks to obtain USD cash using G3 government bonds as collateral.

On September 27, 2019, Bank Indonesia and Bank Negara Malaysia established a three-year local currency bilateral swap agreement with a size up to RM8 billion / Rp28 trillion, which will enable both central banks to access foreign currency liquidity from each other if needed. This arrangement was renewed on September 23, 2022 for three more years. In December 2022, Bank Indonesia and Bank Negara Malaysia exercised the drawing of the local currency bilateral swap arrangement amounting to U.S.$500 million (equivalent) as part of the efforts to strengthen the cooperation in the area of liquidity management between the two institutions, which is still continuing. Up to December 2023, there is no actual usage from the above drawing.

In October 2021, Bank Indonesia renewed a bilateral swap agreement with Bank of Japan. The agreement enables Indonesia to swap IDR against the Japanese Yen or the U.S. dollar in an amount of up to U.S.$22.8 billion or equivalent.

In January 2022, Bank Indonesia renewed a three-year Bilateral Currency Swap Agreement (“BCSA”) with People’s Bank of China. The agreement allows exchanges of local currencies between the two central banks of up to CNY250 billion or Rp550 trillion (about U.S.$38.8 billion equivalent).

In February 2022, Bank Indonesia renewed a BCSA with the Reserve Bank of Australia. The agreement will span a period of three years and allow for the exchange of local currencies between the two central banks of up to A.U.$10 billion or Rp100.0 trillion.

In March 2023, Bank Indonesia has renewed a three-year BCSA, with the Republic of Korea amounting to KRW10.7 trillion or Rp115 trillion.

In September 2024, Bank Indonesia and Bank Negara Malaysia renewed a local currency bilateral swap agreement, which was initially signed in September 2019 and first renewed in September 2022. This renewed agreement allows exchange of local currencies between the two central banks of up to RM24 billion or Rp82 trillion, for a period of five years.

In October 2024, Bank Indonesia and Bank of Japan renewed a bilateral swap arrangement, which enables Indonesia to swap Indonesian Rupiahs against the Japanese Yen or U.S. dollar in an amount up to U.S.$22.8 billion or equivalent.

In November 2024, Bank Indonesia and the Monetary Authority of Singapore renewed a bilateral financial arrangement to November 2027. The bilateral financial arrangement comprises a local currency bilateral swap agreement that allows exchange of local currencies between the two central banks of up to SGD9.5 billion or Rp100 trillion and a bilateral repo agreement of U.S.$3 billion that allows repurchase transactions between the two central banks to obtain USD cash using as collateral government bonds of the U.S., Japan and Germany.

In January 2025, Bank Indonesia and the People’s Bank of China renewed and strengthened their bilateral currency swap arrangement for a period of five years, which was initially signed in March 2009. This arrangement allows the two central banks to exchange their local currencies up to a value of CNY400 billion or the equivalent amount in Indonesian Rupiah, to further promote the bilateral trade and direct investment in local currencies and strengthen financial market stability.

In March 2025, Bank Indonesia and Reserve Bank of Australia renewed and strengthened their bilateral currency swap arrangement for a period of five years, to support trade and investment for the economic development of Australia and Indonesia and contribute to the financial stability of both countries. The arrangement enables the two central banks to exchange their local currencies up to a value of AUD10 billion or the equivalent amount in Indonesian Rupiah.

On February 5, 2026, Bank Indonesia and the Bank of Korea renewed their BCSA. The renewed arrangement provides a framework for the exchange of local currencies between the two central banks of up to KRW10.7 trillion or Rp115 trillion, effective for five years from March 6, 2026 to March 5, 2031.

Debt-to-GDP Ratios

The following table sets forth the central Government’s debt-to-GDP ratio and debt service to GDP ratio as of the dates indicated. Under the State Finances Law No. 17 of 2003, the Republic’s debt-to-GDP ratio must remain below 60%.

Debt-to-GDP Ratios

	As of December 31,
	2021L	2022L	2023L	2024L		2025P
	(percentages, unless indicated otherwise)
Debt-to-GDP ratio(1)	40.7	39.7	39.2	39.8		40.5
Debt service to GDP ratio(2)	5.3	4.5	5.1	5.4	(1)	5.0	(2)
Total public debt of the central Government (in billions of U.S.$) (3)	484.1	498.8	530.5	545.5		576.4
—% in Loans	11.9	12.0	12.3	12.3		13.0
—% in Bonds	88.1	88.0	87.7	87.7		87.0

Source:  Ministry of Finance, Bank Indonesia.

L	LKPP (Financial Report of Central Government/Audited).
P	Preliminary.
(1)	The debt-to-GDP ratio as of December 31 of any given year is calculated by dividing total debt as of that date by GDP at current price for the corresponding year.
(2)	The debt service-to-GDP ratio as of December 31 of any given year is calculated by dividing total debt service for the corresponding year by GDP at current price for that year.
(3)	Outstanding foreign currency debt was converted to U.S. dollars using the BI middle exchange rate as of each period indicated in the table.

As of December 31, 2024, the central Government’s debt-to-GDP ratio was 39.8%, with U.S.$545.5 billion of total public debt of the central Government, of which 12.2% was in loans and 87.8% was in bonds.

As of December 31, 2025, the central Government’s debt-to-GDP ratio was 40.5%, with U.S.$576.4 billion of total public debt of the central Government, of which 13.0% was in loans and 87.0% was in bonds.

DESCRIPTION OF THE BONDS

This section of this prospectus supplement is only a summary of the material provisions of the Bonds and the Indenture and it does not contain all of the information that may be important to you as a potential investor in the Bonds. The Republic urges you to read the Indenture for a complete description of its obligations and your rights as a holder of the Bonds. Copies of the Indenture are available for inspection free of charge at the corporate trust office of the Trustee.

The Bonds will be issued pursuant to the Indenture dated as of December 11, 2017 between the Republic, Bank Indonesia, The Bank of New York Mellon, as trustee, and other parties named therein. The Bonds are a series of debt securities more fully described in the accompanying prospectus, except to the extent indicated below.

General Terms of the Bonds

Basic Terms of the Bonds

The Bonds will:

•	be direct, general, unconditional and unsubordinated obligations of the Republic, for which the full faith and credit of the Republic is pledged;

•

rank without any preference among themselves and equally with all other unsubordinated public external indebtedness of the Republic. It is understood that this provision will not be construed to require the Republic to make payments under any series of the Bonds ratably with payments being made under any other public external indebtedness;

•

not repayable at the option of the holder and not be entitled to the benefit of any sinking fund. The Republic may at any time purchase any series of the Bonds and hold or resell them or surrender them to the Registrar for cancellation;

•	be represented by one or more registered global securities (see “Global Bonds”); and

•

contain “collective action clauses” under which the Republic may amend certain key terms of each series of Bonds including the maturity date, interest rate and other terms, with the consent of less than all of the holders of such series of Bonds.

The 2031 Bonds will:

•	be initially issued in aggregate principal amount of US$750,000,000;

•	be issued in minimum denominations of US$200,000 and integral multiples of US$1,000 in excess thereof;

•	be eligible for settlement in DTC, Euroclear and Clearstream;

•	bear interest at 5.030% per annum on the outstanding principal amount from May 29, 2026;

•	pay interest on May 29 and November 29 of each year, commencing on November 29, 2026;

•

be redeemable before maturity at the option of the Republic upon giving not less than 30 days’ nor more than 60 days’ notice, to redeem the 2031 Bonds, in whole or in part, at any time or from time to time on or after the date that is one month prior to the maturity date of the 2031 Bonds, prior to their maturity, at a redemption price equal to the principal amount thereof, plus interest accrued but not paid on the principal amount of such 2031 Bonds to the date of redemption;

•	mature on May 29, 2031; and

•	pay all amounts due in respect of principal or interest in U.S. dollars.

The 2036 Bonds will:

•	be initially issued in aggregate principal amount of US$1,250,000,000;

•	be issued in minimum denominations of US$200,000 and integral multiples of US$1,000 in excess thereof;

•	be eligible for settlement in DTC, Euroclear and Clearstream;

•	bear interest at 5.690% per annum on the outstanding principal amount from May 29, 2026;

•	pay interest on May 29 and November 29 of each year, commencing on November 29, 2026;

•

be redeemable before maturity at the option of the Republic upon giving not less than 30 days’ nor more than 60 days’ notice, to redeem the 2036 Bonds, in whole or in part, at any time or from time to time on or after the date that is three months prior to the maturity date of the 2036 Bonds, prior to their maturity, at a redemption price equal to the principal amount thereof, plus interest accrued but not paid on the principal amount of such 2036 Bonds to the date of redemption;

•	mature on May 29, 2036; and

•	pay all amounts due in respect of principal or interest in U.S. dollars.

The 2033 Bonds will:

•	be initially issued in aggregate principal amount of €600,000,000

•	be issued in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof;

•	be eligible for settlement in Euroclear and Clearstream;

•	bear interest at 4.500% per annum on the outstanding principal amount from May 29, 2026;

•	pay interest on May 29 of each year, commencing on May 29, 2027;

•

be redeemable before maturity at the option of the Republic upon giving not less than 30 days’ nor more than 60 days’ notice, to redeem the 2033 Bonds, in whole or in part, at any time or from time to time on or after the date that is three months prior to the maturity date of the 2033 Bonds, prior to their maturity, at a redemption price equal to the principal amount thereof, plus interest accrued but not paid on the principal amount of such 2033 Bonds to the date of redemption;

•	mature on May 29, 2033; and

•	pay all amounts due in respect of principal or interest in Euros.

The 2038 Bonds will:

•	be initially issued in aggregate principal amount of €650,000,000;

•	be issued in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof;

•	be eligible for settlement in Euroclear and Clearstream;

•	bear interest at 5.125% per annum on the outstanding principal amount from May 29, 2026;

•	pay interest on May 29 of each year, commencing on May 29, 2027;

•

be redeemable before maturity at the option of the Republic upon giving not less than 30 days’ nor more than 60 days’ notice, to redeem the 2038 Bonds, in whole or in part, at any time or from time to time on or after the date that is three months prior to the maturity date of the 2038 Bonds, prior to their maturity, at a redemption price equal to the principal amount thereof, plus interest accrued but not paid on the principal amount of such 2038 Bonds to the date of redemption;

•	mature on May 29, 2038; and

•	pay all amounts due in respect of principal or interest in Euros.

Payment of Principal and Interest

The Republic will make payments to the registered holders of the Bonds. While the Bonds are held in global form, holders of beneficial interests in the Bonds will be paid in accordance with the procedures of the relevant clearing system and its direct participants, if applicable. Neither the Republic nor the Trustee nor any Agent shall have any responsibility or liability for any aspect of the records of, or payment made by the relevant clearing system or its direct participants in making payments to holders of the Bonds from the funds they receive.

For purposes of this section, with respect to U.S. dollar-denominated Bonds, “Business Day” means any day except Saturday, Sunday or any other day on which commercial banks in New York City, Jakarta, or the city where the relevant paying or transfer agent is located are authorized or obligated by law, regulation or executive order to be closed. With respect to Euro-denominated Bonds, “Business Day” means any day except Saturday, Sunday, any day on which commercial banks in Jakarta or the city where the relevant paying or transfer agent is located are authorized or obligated by law, regulation or executive order to be closed, or any day on which the real time gross settlement system operated by the Eurosystem (the “T2 System”) (or any successor thereto) is not open for business. In any case where the date of payment of the principal, interest or premium, if any, on the Bonds is not a Business Day, then such payment will be made on the next succeeding Business Day, and no interest on the Bonds will accrue as a result of the delay in payment.

If the money that the Republic pays to the Trustee or to any paying agent appointed by the Trustee at the expense of the Republic to make payments on any Bonds is not claimed at the end of one year after the applicable payment was due and payable, then the money will be repaid to the Republic on the Republic’s written request.

The Republic will hold such unclaimed money in trust for the relevant holders of those Bonds. After any such repayment, neither the Trustee nor any paying agent will be liable for the payment. However, the Republic’s obligations to make payments on the Bonds as they become due will not be affected until the expiration of the prescription period, if any, specified in the Bonds. See “Description of the Securities — Prescription” in the accompanying prospectus.

If the Republic at any time defaults in the payment of any principal of, or interest on, the Bonds, the Republic will pay interest on the amount in default (to the extent permitted by law) calculated, for each day until paid, at the rate or rates specified in such Bonds.

Global Bonds

DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither the Republic nor the Trustee nor any Agent will be responsible for DTC’s, Euroclear’s or Clearstream’s performance of their obligations under their rules and procedures. Additionally, neither the Republic nor the Trustee nor any Agent will be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

The Bonds will initially be issued to investors in global form, the ownership and transfer of which are recorded in computerized book-entry accounts, eliminating the need for physical movement of Bonds. The Republic refers to the intangible Bonds represented by a global Bond as “book-entry” Bonds.

The Republic will deposit any global Bond it issues with a clearing system or its nominee. The global Bond will be registered in the name of the clearing system or its nominee or common depositaries. Unless a global Bond is exchanged for certificated securities, as discussed under “Description of the Securities — Certificated Securities” in the accompanying prospectus, it may not be transferred, except as a whole among the clearing system, its nominees or common depositaries and their successors. Clearing systems include DTC in the United States and Euroclear and Clearstream in Europe.

Clearing systems process the clearance and settlement of book-entry Bonds for their direct participants. A “direct participant” is a bank or financial institution that has an account with a clearing system. The clearing systems act only on behalf of their direct participants, who in turn act on behalf of indirect participants. An “indirect participant” is a bank or financial institution that gains access to a clearing system by clearing through or maintaining a relationship with a direct participant. Euroclear and Clearstream are connected to each other by a direct link and participate in DTC through their New York depositaries, which act as links between the clearing systems. These arrangements permit you to hold book-entry Bonds through participants in any of these systems, subject to applicable securities laws.

If you wish to purchase book-entry Bonds, you must either be a direct participant or make your purchase through a direct or indirect participant. Investors who purchase book-entry Bonds will hold them in an account at the bank or financial institution acting as their direct or indirect participant.

When you hold Bonds in this manner, you must rely on the procedures of the institutions through which you hold your Bonds to exercise any of the rights granted to holders. This is because the legal obligations of the Republic run only to the registered owner of the global Bond, which will be the relevant clearing system or its nominee or common depositary. For example, once the Republic arranges for payments to be made to the registered holder, the Republic will no longer be liable for the amounts so paid on the security, even if you do not receive it. In practice, the clearing systems will pass along any payments or notices they receive from the Republic to their participants, which will pass along the payments to you. In addition, if you desire to take any action which a holder of a Bond is entitled to take, then the clearing system would authorize the participant through which you hold your book-entry Bonds to take such action, and the participant would then either authorize you to take the action or would act for you on your instructions. The transactions between you, the participants and the clearing systems will be governed by customer agreements, customary practices and applicable laws and regulations, and not by any legal obligation of the Republic.

As an owner of book-entry Bonds represented by a global Bond, you will also be subject to the following restrictions, among others:

•

you will not be entitled to (a) receive physical delivery of the Bonds in certificated form or (b) have any of the Bonds registered in your name, except under the circumstances described under “Description of the Securities — Certificated Securities” in the accompanying prospectus;

•	you may not be able to transfer or sell your Bonds to some insurance companies and other institutions that are required by law to own their Bonds in certificated form; and

•	you may not be able to pledge your Bonds in circumstances where certificates must be physically delivered to the creditor or the beneficiary of the pledge in order for the pledge to be effective.

Trustee, Paying Agents, Transfer Agents, Registrar

The Indenture establishes the obligations and duties of the Trustee, the right to indemnification of the Trustee and the liability and responsibility, including limitations, for actions that the Trustee takes. The Trustee is entitled to enter into business transactions with the Republic or any of its affiliates without accounting for any profit resulting from these transactions. With respect to the Bonds of any series to be held through Euroclear and/or Clearstream, The Bank of New York Mellon SA/NV, Luxembourg Branch will act as Registrar and Transfer Agent. With respect to the Bonds of any series to be held through DTC, The Bank of New York Mellon will act as Registrar and Transfer Agent. With respect to the Bonds of any series to be held through DTC, The Bank of New York Mellon will act as paying agent in The City of New York, USA. The Bank of New York Mellon, London Branch will act as paying agent in the City of London, England for any Bonds held through Euroclear and Clearstream. Bank Indonesia may at any time appoint additional or other paying agents, transfer agents and, in respect of registered Bonds, registrars and terminate the appointment of those or any paying agents, transfer agents and registrar, provided that while the Bonds are outstanding Bank Indonesia will (i) in the case of Bonds which are specified to be held through Euroclear and/or Clearstream, maintain a transfer agent and registrar in Luxembourg and a paying agent in the City of London, England and (ii) in the case of Bonds which are specified to be held through DTC, maintain a transfer agent, registrar and paying agent in The City of New York. If the relevant Bonds are listed on the SGX-ST and the rules of such exchange so require, Bank Indonesia will maintain a paying agent in Singapore.

Notices

The Republic will mail any notices to the holders of the certificated securities at their registered addresses as reflected in the register maintained by the Registrar. The Republic will consider any mailed notice to have been given five Business Days after it has been sent. The Republic will give notices to the holders of a global Bond in accordance with the procedures and practices of the depositary and such notices shall be deemed given upon actual receipt thereof by the depositary. The Republic will also publish notices to the holders if and so long as the Bonds are listed on the SGX-ST and the rules of such exchange so require, on the website of the SGX (https://www.sgx.com/). The Republic will consider any published notice to be given on the date of its first publication.

TAXATION

For a description of certain tax aspects of the Bonds, see “Taxation” in the accompanying prospectus. The Republic urges you to consult your own tax advisors to determine your particular tax consequences in respect of participating in the offering, and of owning and selling the Bonds.

UNDERWRITING

Subject to the terms and conditions contained in an underwriting agreement, which consists of terms agreements dated May 19, 2026 and the underwriting agreement standard terms filed as an exhibit to the registration statement, the Republic has agreed to sell to each of the underwriters and each of the underwriters have agreed to purchase from the Republic, severally and not jointly, the principal amounts of the Bonds listed opposite its name in the tables below.

Underwriters	Principal Amount
	2031 Bonds
BofA Securities, Inc.	U.S.$	150,000,000
Deutsche Bank AG, Singapore Branch	U.S.$	150,000,000
Intesa Sanpaolo S.p.A., London Branch	U.S.$	150,000,000
Mandiri Securities Pte. Ltd.	U.S.$	150,000,000
Standard Chartered Bank	U.S.$	150,000,000

TOTAL	U.S.$	750,000,000

Underwriters	Principal Amount
	2036 Bonds
BofA Securities, Inc.	U.S.$	250,000,000
Deutsche Bank AG, Singapore Branch	U.S.$	250,000,000
Intesa Sanpaolo S.p.A., London Branch	U.S.$	250,000,000
Mandiri Securities Pte. Ltd.	U.S.$	250,000,000
Standard Chartered Bank	U.S.$	250,000,000

TOTAL	U.S.$	1,250,000,000

Underwriters	Principal Amount
	2033 Bonds
Deutsche Bank AG, London Branch		€120,000,000
Intesa Sanpaolo S.p.A., London Branch		€120,000,000
Merrill Lynch (Singapore) Pte. Ltd.		€120,000,000
Mandiri Securities Pte. Ltd.		€120,000,000
Standard Chartered Bank		€120,000,000

TOTAL		€600,000,000

Underwriters	Principal Amount
	2038 Bonds
Deutsche Bank AG, London Branch		€130,000,000
Intesa Sanpaolo S.p.A., London Branch		€130,000,000
Merrill Lynch (Singapore) Pte. Ltd.		€130,000,000
Mandiri Securities Pte. Ltd.		€130,000,000
Standard Chartered Bank		€130,000,000

TOTAL		€650,000,000

Deutsche Bank AG, London Branch, Intesa Sanpaolo S.p.A., London Branch and Mandiri Securities Pte. Ltd, Merrill Lynch (Singapore) Pte. Ltd. and Standard Chartered Bank are acting as joint lead managers for the Euro-denominated Bonds. BofA Securities, Inc., Deutsche Bank AG, Singapore Branch, Intesa Sanpaolo S.p.A., London Branch, Mandiri Securities Pte. Ltd. and Standard Chartered Bank are acting as joint lead managers for the U.S. dollar-denominated Bonds. Merrill Lynch (Singapore) Pte. Ltd. is acting as billing and delivery bank in connection with the offering of the Euro-denominated Bonds. BofA Securities, Inc. is acting as billing and delivering bank in connection with the offering of the U.S. dollar-denominated Bonds. PT BNI Sekuritas, BRI Danareksa Sekuritas and PT Trimegah Sekuritas Indonesia TBK are acting as Indonesian domestic dealers whose sole role is to settle Bond sales to Indonesian purchasers in Indonesia. They are not acting as underwriters in connection with the offering of the Bonds.

The underwriting agreement provides that the underwriters are obligated to purchase all of the Bonds if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitment of the non-defaulting underwriters may be increased or the offering of the Bonds may be terminated.

The Republic has agreed to indemnify the underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, or contribute to payments which the underwriters may be required to make in that respect.

The Republic estimates that its out-of-pocket expenses for this offering will be approximately US$150,000. The underwriters have agreed to reimburse the Republic for certain of its expenses.

The underwriters have advised the Republic that they propose to offer the Bonds to the public initially at the public offering price that appears on the cover page of this prospectus supplement. After the initial public offering, the underwriters may change the public offering price and any other selling terms.

Any underwriter who is not registered as a broker-dealer with the Securities and Exchange Commission will not engage in any transaction related to the Bonds in the United States except as permitted by the Securities Exchange Act of 1934. To the extent the underwriters intend to make any offers or sales of the Bonds in the United States, or to nationals or residents of the United States, they will do so only through one or more registered broker-dealers in compliance with applicable securities laws and regulations, as well as with applicable laws of the various states.

In connection with this offering of the Bonds, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the Bonds in the open market for the purpose of pegging, fixing or maintaining the price of the Bonds. Syndicate covering transactions involve purchases of the Bonds in the open market after the distribution has been completed in order to cover short positions. Any of these activities may cause the price of the Bonds to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time but they must end no later than the earlier of 30 days after the issue date of the Bonds and 60 days after the date of the allotment of the Bonds.

The Bonds are a new issue of securities with no established trading market. The Republic has been advised by the underwriters that they intend to make a market in the Bonds, but the underwriters are not obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of or the trading market for the Bonds.

If a jurisdiction requires that the offering be made by a licensed broker or dealer and the underwriters or any affiliate of the underwriters is a licensed broker or dealer in that jurisdiction, the offering shall be deemed to be made by that underwriter or its affiliate on behalf of the Republic in such jurisdiction.

Settlement and Delivery

The Republic expects that delivery of the global Bonds will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of pricing of the Bonds. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Bonds prior to the delivery of the Bonds hereunder will be required, by virtue of the fact that the Bonds initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the Bonds who wish to trade the Bonds prior to their date of delivery hereunder should consult their advisors.

Other Relationships

The underwriters have in the past and may in the future provide investment and commercial banking and other related services to the Republic or its affiliates in the ordinary course of business for which the underwriters and/ or their respective affiliates have received or may receive customary fees and reimbursement of out-of-pocket expenses. The underwriters and their respective affiliates are full service financial institutions engaged in various activities which may include securities trading, commercial and investment banking, financial advice, investment management, principal investment, hedging, financing and brokerage activities.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold (on their own account, on behalf of clients or in their capacity of investment advisers) a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments and enter into other transactions, including credit derivatives (such as asset swaps, repackaging and credit default swaps) in relation thereto. Such transactions, investments and securities activities may involve securities and instruments of the Republic or its subsidiaries, jointly controlled entities or associated entities, including the Bonds offered hereby, may be entered into at the same time or proximate to offers and sales of Bonds or at other times in the secondary market and be carried out with counterparties that are also purchasers, holders or sellers of Bonds. The underwriters or certain of their respective affiliates may purchase Bonds and be allocated Bonds for asset management and/or proprietary purposes and not with a view to distribution. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to capital market intermediaries and prospective investors pursuant to paragraph 21 of the Hong Kong SFC Code of Conduct – Important Notice to CMIs (including Private Banks): This notice to CMIs (including Private Banks) is a summary of certain obligations the Code imposes on CMIs, which require the attention and cooperation of other CMIs (including Private Banks). Certain CMIs may also be acting as OCs for this offering and are subject to additional requirements under the Code.

Prospective investors who are the directors, employees or major shareholders of the Republic, a CMI or its group companies would be considered under the Code as having an Association with the Republic, the CMI or the relevant group company. CMIs should specifically disclose whether their investor clients have any Association when submitting orders for the Bonds. In addition, Private Banks should take all reasonable steps to identify whether their investor clients may have any Associations with the Republic or any CMI (including its group companies) and inform the underwriters accordingly.

CMIs are informed that the marketing and investor targeting strategy for this offering includes institutional investors, sovereign wealth funds, pension funds, hedge funds, family offices and high net worth individuals, in each case, subject to the selling restrictions and any MiFID II product governance language or any UK MiFIR product governance language set out elsewhere in this prospectus supplement.

CMIs should ensure that orders placed are bona fide, are not inflated and do not constitute duplicated orders (i.e. two or more corresponding or identical orders placed via two or more CMIs). CMIs should enquire with their investor clients regarding any orders which appear unusual or irregular. CMIs should disclose the identities of all investors when submitting orders for the Bonds (except for omnibus orders where underlying investor information should be provided to the OCs when submitting orders). Failure to provide underlying investor information for omnibus orders, where required to do so, may result in that order being rejected. CMIs should not place “X-orders” into the order book.

CMIs should segregate and clearly identify their own proprietary orders (and those of their group companies, including Private Banks as the case may be) in the order book and book messages.

CMIs (including Private Banks) should not offer any rebates to prospective investors or pass on any rebates provided by the Republic. In addition, CMIs (including Private Banks) should not enter into arrangements which may result in prospective investors paying different prices for the Bonds.

The Code requires that a CMI disclose complete and accurate information in a timely manner on the status of the order book and other relevant information it receives to targeted investors for them to make an informed decision. In order to do this, those underwriters in control of the order book should consider disclosing order book updates to all CMIs.

When placing an order for the Bonds, Private Banks should disclose, at the same time, if such order is placed other than on a “principal” basis (whereby it is deploying its own balance sheet for onward selling to investors). Private Banks who do not provide such disclosure are hereby deemed to be placing their order on such a “principal” basis. Otherwise, such order may be considered to be an omnibus order pursuant to the Code. Private Banks should be aware that placing an order on a “principal” basis may require the relevant affiliated underwriter(s) (if any) to categorize it as a proprietary order and apply the “proprietary orders” requirements of the Code to such order and will result in that private bank not being entitled to, and not being paid, any rebate.

In relation to omnibus orders, when submitting such orders, CMIs (including Private Banks) should disclose the underlying investor information, in respect of each order constituting the relevant omnibus order (failure to provide such information may result in that order being rejected). Underlying investor information in relation to omnibus orders should consist of:

•	the name of each underlying investor;

•	a unique identification number for each investor;

•	whether an underlying investor has any “Associations” (as used in the Code);

•	whether any underlying investor order is a “Proprietary Order” (as used in the Code);

•	whether any underlying investor order is a duplicate order.

Underlying investor information in relation to omnibus order should be sent to: bofa_dcm_syndicate_pb_orders@bofa.com, asiasyn.omnibus@list.db.com, EMDCM@intesasanpaolo.com, dcm.group@mandirisekuritas.co.id and SYN.HK@sc.com.

To the extent information being disclosed by CMIs and investors is personal and/or confidential in nature, CMIs (including Private Banks) agree and warrant: (A) to take appropriate steps to safeguard the transmission of such information to the OC(s); (B) that they have obtained the necessary consents from the underlying investors to disclose such information to the OC(s). By submitting an order and providing such information to the OC(s), each CMI (including Private Banks) further warrants that they and the underlying investors have understood and consented to the collection, disclosure, use and transfer of such information by the OC(s) and/or any other third parties as may be required by the Code, including to the Republic, relevant regulators and/or any other third parties as may be required by the Code, for the purpose of complying with the Code, during the bookbuilding process for this offering. CMIs that receive such underlying investor information are reminded that such information should be used only for submitting orders in this offering. The underwriters may be asked to demonstrate compliance with their obligations under the Code, and may request other CMIs (including Private Banks) to provide evidence showing compliance with the obligations above (in particular, that the necessary consents have been obtained). In such event, other CMIs (including Private Banks) are required to provide the relevant underwriter(s) with such evidence within the timeline requested.

Selling Restrictions

Canada

The Bonds may only be offered or sold to a resident of Canada pursuant to an exemption from the requirement to file a prospectus in the applicable Canadian province or territory in which such offer or sale is made, and only by a registrant duly registered under the applicable securities laws of that province or territory or by a registrant that is relying in that province or territory on the “international dealer” exemption provided by Section 8.18 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations (NI 31-103). Furthermore, the Bonds may only be offered or sold to or for the benefit of residents of any such province or territory that are purchasing, or deemed to be purchasing, as principal, that are “accredited investors” as defined in National Instrument 45-106 Prospectus Exemptions (NI 45-106) and a “permitted client” as defined in NI 31-103. Each Canadian purchaser hereby acknowledges that any resale of the Bonds must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws and that it shall be deemed to represent, warrant and agree that it is an accredited investor and is purchasing as principal (or deemed principal) in connection with any purchase of Bonds hereunder.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment hereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of residence for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.4 of NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33 105 regarding underwriter conflicts of interest in connection with this offering. The Republic and the underwriters hereby notify prospective Canadian purchasers that: (a) the Republic or the underwriters may be required to provide personal information pertaining to the purchaser as required to be disclosed in Schedule I of Form 45-106F1 under NI 45-106 (including its name, address, telephone number, email and the aggregate purchase price of any Bonds purchased) (“personal information”), which Form 45-106F1 may be required to be filed by the Republic or the underwriters under NI 45-106, (b) such personal information may be delivered to the Ontario Securities Commission (the “OSC”) in accordance with NI 45-106, (c) such personal information is collected indirectly by the OSC under the authority granted to it under the securities legislation of Ontario, (d) such personal information is collected for the purposes of the administration and enforcement of the securities legislation of Ontario, and (e) the public official in Ontario who can answer questions about the OSC’s indirect collection of such personal information is the Administrative Support Clerk at the OSC, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8, Telephone: (416) 593-3684. Prospective Canadian purchasers that purchase Bonds in this offering will be deemed to have authorized the indirect collection of the personal information by the OSC, and to have acknowledged and consented to its name, address, telephone number, email and other specified information, including the aggregate purchase price paid by the purchaser, being disclosed to other Canadian securities regulatory authorities, and to have acknowledged that such information may become available to the public in accordance with requirements of applicable Canadian laws.

Upon receipt of this prospectus supplement, each Canadian purchaser hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only.

Par la réception de ce document, chaque acheteur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

European Economic Area

Prohibition of Sales to EEA Retail Investors

Each underwriter has represented, warranted and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Bonds to any retail investor in the EEA. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of MiFID II;

(ii)	a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in the Prospectus Regulation; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Bonds to be offered so as to enable an investor to decide to purchase or subscribe for the Bonds.

Hong Kong

Each underwriter:

(a)

has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Bonds other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made under the SFO; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O; and

(b)

has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Bonds, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Italy

The offering of the Bonds has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and will not be subject to formal review by CONSOB. Accordingly, each underwriter has represented and agreed that any offer, sale or delivery of the Bonds or distribution of copies of this prospectus supplement, the accompanying prospectus or any other document relating to the Bonds in the Republic of Italy will be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulation.

Any such offer, sale or delivery of the Bonds or distribution of copies of this prospectus supplement or any other document relating to the Bonds in the Republic of Italy must be:

(a)

made by soggetti abilitati (including investment firms, banks or financial intermediaries, as defined by Article 1, first paragraph, letter r), of the Italian Financial Act), to the extent duly authorized to engage in the placement and/or underwriting and/or purchase of financial instruments in the Republic of Italy in accordance with the relevant provisions of Legislative Decree No. 58 of 24 February 1998, CONSOB Regulation No. 20307 of 15 February 2018, as amended, Italian Legislative Decree No. 385 of September 1, 1993, as amended (the “Italian Banking Act”), the Issuer Regulation and any other applicable laws and regulations;

(b)

in compliance with Article 129 of the Italian Banking Act, as amended, pursuant to which the Bank of Italy may request information on the issue or the offer of securities in the Republic of Italy and the relevant implementing guidelines of the Bank of Italy issued on 25 August 2015 (as amended on 10 August 2016); and

(c)

in compliance with all relevant Italian securities, tax, exchange control and any other applicable laws and regulations and any other applicable requirement or limitation that may be imposed from time to time by CONSOB, the Bank of Italy or any other relevant Italian competent authorities.

Japan

The Bonds have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) and each underwriter has not directly or indirectly offered or sold and will not offer or sell any Bonds, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Item 5, Paragraph 1, Article 6 of the Foreign Exchange and Foreign Trade Act (Act No. 228 of 1949, as amended)), or to others for reoffering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been, and will not be, registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented, warranted and agreed that it has not offered or sold any Bonds or caused the Bonds to be made the subject of an invitation for subscription or purchase and will not offer or sell any Bonds or cause the Bonds to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Bonds, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

United Kingdom

Other UK regulatory restrictions

Each underwriter:

(a)

has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any Bonds in circumstances in which Section 21(1) of the FSMA does not apply to the Republic; and

(b)	has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Bonds in, from or otherwise involving the UK.

Prohibition of Sales to UK Retail Investors

Each underwriter has represented and agreed with the Republic, severally and not jointly, that it has not offered, sold, distributed or otherwise made available and will not offer, sell, distributed or otherwise make available any Bonds to any retail investor in the UK. For the purposes of this provision, the expression “retail investor” means a person who is not a professional client, as defined in point (8) of Article 2 of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA.

United Arab Emirates (excluding the Abu Dhabi Global Market and the Dubai International Financial Centre)

Each underwriter has represented and agreed that the Bonds have not been and will not be offered, sold or publicly promoted or advertised by it in the United Arab Emirates (excluding the Abu Dhabi Global Market and the Dubai International Financial Center) other than in compliance with any laws applicable in the United Arab Emirates (excluding the Abu Dhabi Global Market and the Dubai International Financial Centre) governing the issue, offering and sale of securities.

LEGAL MATTERS

The validity of the Bonds will be passed upon for the Republic by the Legal Bureau of the Ministry of Finance and Soemadipradja & Taher as to all matters of Indonesian law, and Allen Overy Shearman Sterling (Asia) Pte. Ltd., special New York counsel to the Republic, as to all matters of U.S. law. Certain legal matters will be passed upon for the underwriters by Linklaters Singapore Pte. Ltd., special New York counsel to the underwriters, as to all matters of U.S. law, and Assegaf Hamzah & Partners as to all matters of Indonesian law.

GENERAL INFORMATION

1.

The issue of the Bonds has been authorized by the Minister of Finance of the Republic of Indonesia pursuant to the authority conferred upon her by Article 5 of Law No. 24 of 2002 on Government Debt Securities, as amended by Law No. 4 of 2023 on the Development and Strengthening of the Financial Services Sector and Law No. 1 of 2026 on Adjustment of Criminal Penalties.

2.

The implementation of the Bonds’ authorization has been delegated to the Director General of Budget Financing and Risk Management of the Ministry of Finance pursuant to Minister of Finance of the Republic of Indonesia Decree No. 167 of 2025 on Delegation of Authorities of the Minister of Finance in the Form of Mandate to Officials in the Ministry of Finance (“Decree No. 167 of 2025”), as amended by Minister of Finance of the Republic of Indonesia Decree No. 227 of 2025 on Amendment of Decree No. 167 of 2025 and/or Decrees of the Minister of Finance of the Republic of Indonesia in connection with the implementation of budget financing and risk management, and Articles 2 and 36 of Minister of Finance Regulation No.215/PMK.08/2019 on the Sale and Repurchase of Government Debt Securities in Foreign Currency in the International Market.

3.

Other than as disclosed in this prospectus supplement there has been no material adverse change in the financial position or affairs of the Republic since December 31, 2025 and the Republic is not a party in any litigation, arbitration or administrative proceeding that is material in the context of the issue of the Bonds and is not aware of any such litigation, arbitration or administrative proceeding whether pending or threatened.

4.	Application will be made to the SGX-ST for the listing of and quotation for the Bonds on the Official List of the SGX-ST.

The Bonds will be traded on the SGX-ST in a minimum board lot size of S$200,000 (or its equivalent in other currencies) for so long as the Bonds are listed on the SGX-ST and the rules of the SGX-ST so require.

For so long as the Bonds are listed on the SGX-ST and the rules of the SGX-ST so require, Bank Indonesia will appoint and maintain a paying agent in Singapore, where the Bonds may be presented or surrendered for payment or redemption in the event any global bonds are exchanged for certificated bonds. In addition, in the event any global bonds are exchanged for certificated bonds, an announcement of such exchange shall be made by or on behalf of the Republic through the SGX-ST. Such announcement shall include all material information with respect to the delivery of the certificated bonds, including details of the paying agent in Singapore.

5.

The Euro-denominated Bonds have been accepted for clearance through Euroclear and Clearstream. The Common Code and ISIN of the 2033 Bonds are 338533772 and XS3385337723; and the Common Code and ISIN of the 2038 Bonds are 338533799 and XS3385337996. The U.S. dollar-denominated Bonds have been accepted for clearance through DTC, Euroclear and Clearstream. The CUSIP number and the ISIN of the 2031 Bonds are 455780 EH5 and US455780EH58; and the CUSIP number and the ISIN of the 2036 Bonds are 455780 EJ1 and US455780EJ15.

6.	The legal entity identifier code of the Republic is 529900FWX0GRR7WG5W79.

WHERE YOU CAN FIND MORE INFORMATION

The Republic has filed registration statements relating to its Bonds, including the Bonds offered by this prospectus supplement, and warrants with the SEC under the U.S. Securities Act of 1933, as amended. Neither this prospectus supplement nor the accompanying prospectus contains all of the information described in the registration statements. For further information, you should refer to the registration statements. You can request copies of the registration statements, including its various exhibits, upon payment of a duplicating fee, by writing to the SEC. You may also read and copy these documents at the SEC’s public reference room in Washington D.C.:

SEC Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information. These documents are also available to the public from the SEC’s web site at http://www.sec.gov.

Republic of Indonesia

Debt Securities and/or Warrants

The Republic of Indonesia (the “Republic” or “Indonesia”) may from time to time offer and sell its securities, including its debt securities, in amounts, at prices and on terms to be determined at the time of sale and provided in supplements to this prospectus. The Republic may offer debt securities in exchange for other debt securities or that are convertible into new debt securities. The Republic may offer securities having an aggregate principal amount of up to U.S.$10,000,000,000 (or the equivalent in other currencies). The securities will be direct, general, unconditional and unsubordinated obligations of the Republic, for which the full faith and credit of the Republic is pledged. The securities rank and will rank without any preference among themselves and equally with all other unsubordinated public external indebtedness (as defined below) of the Republic. It is understood that this provision shall not be construed so as to require the Republic to make payments under the securities ratably with payments being made under any other public external indebtedness of the Republic.

The indenture under which the debt securities will be issued contains provisions commonly known as “collective action clauses.” Under these provisions, which differ from the terms of the Republic’s public external indebtedness issued prior to January 8, 2015, modifications affecting the reserve matters listed in the indenture, including modifications to payment and other important terms, may be made to a single series of debt securities issued under the indenture with the consent of the holders of 75% of the aggregate principal amount outstanding of that series, and to two or more series of debt securities issued under the indenture either (x) with the consent of holders of 75% of the aggregate principal amount of the outstanding debt securities of all the series affected by the proposed modification (taken in aggregate) if the modification is uniformly applicable; or (y) with the consent of the holders of 66 2/3% of the aggregate principal amount outstanding of all series of debt securities that would be affected and 50% in aggregate principal amount outstanding of each affected series of debt securities.

The Republic may sell the securities directly, through agents designated from time to time or through underwriters. The names of any agents or underwriters will be provided in the applicable prospectus supplement.

This prospectus may not be used to make offers or sales of securities unless accompanied by a supplement. You should read this prospectus and the prospectus supplements carefully. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 27, 2024

ABOUT THIS PROSPECTUS

This prospectus provides you with a general description of the securities the Republic may offer under the “shelf” registration statement it has filed with the Securities and Exchange Commission (the “SEC”). Each time the Republic sells securities covered by this prospectus, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the information contained in the prospectus supplement. You should read both this prospectus and the accompanying prospectus supplement, together with additional information described below under the heading “Further Information.”

i

ENFORCEMENT

The Republic is a sovereign nation. Consequently, it may be difficult for holders of debt securities to obtain or enforce judgments against the Republic. The Republic has irrevocably waived, to the fullest extent permitted by law, any immunity, including foreign sovereign immunity, from jurisdictions in which it might otherwise be entitled, in any action arising out of or in relation to the debt securities, which may be instituted by the Trustee (as defined herein) or a holder of any debt securities in any New York state or federal court sitting in the Borough of Manhattan, the City of New York.

The Republic’s waiver of immunity is a limited and specific waiver for the purposes of the debt securities and the Indenture (as defined herein) and under no circumstances should it be interpreted as a general waiver by the Republic or a waiver with respect to proceedings unrelated to the debt securities or the Indenture. Furthermore, the Republic specifically does not waive any immunity in respect of:

•	actions brought against the Republic arising out of or based upon U.S. federal or state securities laws;

•	attachment under Indonesian law;

•	present or future “premises of the mission” as defined in the Vienna Convention on Diplomatic Relations signed in 1961;

•	“consular premises” as defined in the Vienna Convention on Consular Relations signed in 1963;

•	any other property or assets used solely or mainly for governmental or public purposes in the Republic or elsewhere;

•	military property or military assets or property or assets of the Republic related thereto; and

•	assets or property forming part of the cultural heritage of the Republic and/or Bank Indonesia.

Because the Republic has not submitted to jurisdiction or waived its sovereign immunity in connection with any action arising out of or based on United States federal or state securities laws, it will not be possible to obtain a judgment in the United States against the Republic based on such laws unless a court were to determine that the Republic is not entitled to sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976 (the Immunities Act) with respect to such actions. The Republic may assert immunity to such actions or with respect to the property or assets described above. Investors may have difficulty making any claims based upon such securities laws or enforcing judgments against the property or assets described above.

The Republic has appointed the Chief Representative of Bank Indonesia New York as its authorized agent upon whom process may be served in any action arising out of or based on the debt securities. Such appointment is irrevocable until all amounts in respect of the principal and interest, due or to become due on or in respect of the debt securities, have been paid by the Republic to the Trustee or the Paying Agent or unless and until a successor has been appointed as the Republic’s authorized agent. The Republic has agreed that it will at all times maintain an authorized agent to receive such service, as provided above. The Chief Representative of Bank Indonesia is not the agent for receipt of service of process for actions under the United States federal or state securities laws.

The Republic is subject to suit in competent courts in Indonesia. However, the Law on State Treasury (Law No. 1 of 2004, dated January 14, 2004) prohibits the seizure or attachment of property or assets owned by the Republic. Furthermore, a judgment of a non-Indonesian court will not be enforceable by the courts of Indonesia, although such a judgment may be admissible as evidence in a proceeding on the underlying claim in an Indonesian court. Re-examination of the underlying claim de novo would be required before the Indonesian court.

FORWARD-LOOKING STATEMENTS

Forward-looking statements are statements that are not about historical facts, including statements about Indonesia’s beliefs and expectations. These statements are based on current plans, estimates and projections, and therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made. Some of the statements contained in (i) this prospectus, (ii) any prospectus supplement, (iii) any pricing supplement to a prospectus supplement and (iv) the documents incorporated by reference in this prospectus, any prospectus supplement or any pricing supplement are forward looking. They include statements concerning, among others:

•	the Republic’s economic, business and political conditions and prospects;

•	the Republic’s financial stability;

•	the depreciation or appreciation of the Rupiah;

•	changes in interest rates; and

•	governmental, statutory, regulatory or administrative initiatives.

The Republic undertakes no obligation to update publicly any of them in light of new information or future events, including changes in Indonesia’s economic policy or budgeted expenditures, or to reflect the occurrence of unanticipated events.

Forward-looking statements involve inherent risks and uncertainties. The Republic cautions you that a number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. These factors include, but are not limited to:

•

adverse external factors, such as high international interest rates and recession or low growth in the Republic’s trading partners. High international interest rates could increase the Republic’s current account deficit and budgetary expenditures. Recession or low growth in the Republic’s trading partners could lead to fewer exports from the Republic and, indirectly, lower growth in the Republic;

•

instability or volatility in the international financial markets. This could lead to domestic volatility, making it more difficult for the Government to achieve its macroeconomic goals. This could also lead to declines in foreign direct and portfolio investment inflows;

•

adverse domestic factors, such as a decline in domestic savings and investment, increases in domestic inflation, high domestic interest rates and exchange rate volatility. Each of these factors could lead to lower growth or lower international reserves; and

•

other adverse factors, such as adverse commodity price movements, climatic or seismic events, international or domestic hostilities, infectious disease outbreaks or pandemics, political uncertainty and delays in implementing and realizing infrastructure projects and economic policies.

DATA DISSEMINATION

Indonesia subscribes to the IMF’s Special Data Dissemination Standard, which is designed to improve the timeliness and quality of information of subscribing member countries. This standard requires subscribing member countries to provide schedules, referred to as the “Advance Release Calendar”, indicating, in advance, the date on which data will be released. For Indonesia, precise dates or “no-later-than-dates” for the release of data are disseminated three months in advance through the Advance Release Calendar, which is published on the Internet under the IMF’s Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the IMF’s Dissemination Standards Bulletin Board. The internet website for Indonesia’s Advance Release Calendar and metadata is located at https://dsbb.imf.org/sdds/country/IDN/advance-release-calendar-base. Neither Indonesia nor any agents or underwriters acting on behalf of Indonesia in connection with the offer and sale of securities, as contemplated in this prospectus, accept any responsibility for information included on that website, and its contents are not intended to be incorporated by reference into this prospectus.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, the Republic will use the net proceeds from the sale of the debt securities for the general purposes of the Republic, including to partially fund its general financing requirements.

DESCRIPTION OF THE SECURITIES

This prospectus provides a general description of the debt securities and warrants that the Republic may offer. Each time the Republic offers securities, the Republic will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the updated information in the prospectus supplement.

This section of this prospectus is only a summary of the material provisions of the debt securities and the Indenture and it does not contain all of the information that may be important to you as a potential investor in the debt securities. The Republic urges you to read the Indenture for a complete description of its obligations and your rights as a holder of the debt securities. Copies of the Indenture are available for inspection free of charge at the corporate trust office of the Trustee.

Debt Securities

The debt securities will be issued pursuant to the Indenture dated as of December 11, 2017 between the Republic, Bank Indonesia, The Bank of New York Mellon, as trustee, and other parties named therein (as amended from time to time, the “Indenture”). The Republic has filed the Indenture and forms of debt securities with the Securities and Exchange Commission (“SEC”). The following description summarizes some of the terms of the debt securities and the Indenture.

General Terms

The prospectus supplement relating to any series of debt securities offered will include specific terms relating to the debt securities of that series. These terms will include some or all of the following:

•	the title;

•	any limit on the aggregate principal amount;

•	the issue price;

•	the maturity date or dates;

•	the interest rate, which may be fixed or floating, the date from which interest will accrue, the interest payment dates and record dates for interest payment dates;

•	the form of debt security (global or certificated);

•	any mandatory or optional sinking fund provisions;

•	any provisions that allow the Republic to redeem the debt securities at its option;

•	any provisions that entitle the holders to repayment at their option;

•	the currency in which the debt securities are denominated and the currency in which the Republic will take payments;

•	the authorized denominations;

•	a description of any index the Republic will use to determine the amount of principal or any premium or interest payments; and

•	any other terms that do not conflict with the provisions of the Indenture.

The Republic may issue debt securities in exchange for other debt securities or that are convertible into new debt securities. The specific terms of the exchange or conversion of any debt security and the debt security for which it will be exchangeable or to which it will be converted will be described in the prospectus supplement relating to the exchangeable or convertible debt security.

The Republic may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. The Republic may also issue debt securities that have floating rates of interest but are exchangeable for fixed rate debt securities. The Republic will describe the applicable U.S. federal income tax consequences that may be associated with an investment in a series of debt securities and other relevant considerations in the prospectus supplements for these offerings.

The Republic is not required to issue all of its debt securities under the Indenture and this prospectus, but instead may issue debt securities other than those described in this prospectus under other indentures and documentation. That documentation may contain different terms from those included in the Indenture and described in this prospectus.

Status

The debt securities will be direct, general, unconditional and unsubordinated obligations of the Republic, for which the full faith and credit of the Republic is pledged. The debt securities will rank without any preference among themselves and equally with all other unsubordinated Public External Indebtedness (as defined below) of the Republic. It is understood that this provision shall not be construed so as to require the Republic to make payments under the debt securities ratably with payments being made under any other Public External Indebtedness.

Payment of Principal and Interest

The Republic will make payments to the registered holders of the debt securities. While the debt securities are held in global form, holders of beneficial interests in the debt securities will be paid in accordance with the procedures of the relevant clearing system and its direct participants, if applicable. Neither the Republic nor the Trustee nor any Agent shall have any responsibility or liability for any aspect of the records of, or payment made by the relevant clearing system or its direct participants in making payments to holders of the debt securities from the funds they receive.

For purposes of this section, “Business Day” means any day except Saturday, Sunday or any other on which commercial banks in New York City, Jakarta, or the city where the relevant paying or transfer agent is located are authorized or obligated by law, regulation or executive order to be closed. In any case where the date of payment of the principal, interest or premium, if any, on the debt securities is not a Business Day, then such payment will be made on the next succeeding Business Day, and no interest on the debt securities will accrue as a result of the delay in payment.

If the money that the Republic pays to the Trustee or to any paying agent appointed by the Trustee at the expense of the Republic to make payments on any debt securities is not claimed at the end of one year after the applicable payment was due and payable, then the money will be repaid to the Republic on the Republic’s written request. The Republic will hold such unclaimed money in trust for the relevant holders of those debt securities. After any such repayment, neither the Trustee nor any paying agent will be liable for the payment. However, the Republic’s obligations to make payments on the debt securities as they become due will not be affected until the expiration of the prescription period, if any, specified in the debt securities. See “— Prescription” below.

If the Republic at any time defaults in the payment of any principal of, or interest on, the debt securities, the Republic will pay interest on the amount in default (to the extent permitted by law) calculated, for each day until paid, at the rate or rates specified in such debt securities.

Additional Amounts

The Republic will make all principal and interest payments on the debt securities, to the extent permitted by law, without withholding or deducting any present or future taxes, levies, imposts, duties, assessments or other charges of whatever nature imposed by the Republic or any of its political subdivisions (“Indonesian Taxes”). If Indonesian law requires the Republic to withhold or deduct any Indonesian Taxes, the Republic will pay the holders of debt securities such additional amounts (“Additional Amounts”) necessary to ensure that they receive the same amount as they would have received without any withholding or deduction. The Republic will not, however, pay any Additional Amounts in connection with any Indonesian Taxes that are imposed due to any of the following:

i.	the holder has or had some connection with the Republic other than merely owning or holding the debt securities or receiving principal and interest payments on the debt securities;

ii.	any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or other governmental charge;

iii.

any tax, assessment or other governmental charge that would not have been imposed but for the failure of a holder or beneficial owner of a debt security to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the Republic of such holder or beneficial owner or other person, if compliance with the requirement is a precondition to exemption from all or any portion of such withholding or deduction, provided that (a) the Republic or the Republic’s agent has notified the holders of such certification, identification or other reporting requirement at least 15 days before the applicable payment date and (b) in no event shall such holder’s or beneficial owner’s or other person’s obligation to satisfy such a requirement require such holder or beneficial owner or other person to provide any materially more onerous information, documents or other evidence than would be required to be provided had such holder or beneficial owner or other person been required to file the U.S. Internal Revenue Service Forms W-8BEN, W-8BEN-E, W-8ECI, W-8EXP and/or W-8IMY;

iv.

the holder has failed to present any such debt securities for payment (where such presentment is required) within 30 days after the date on which such payment has been made available to the holder except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting such debt security for payment on the last of such 30 days;

v.

any tax, assessment or other governmental charge that would not have been imposed but for the failure by a holder or beneficial owner (or any financial institution through which the holder or beneficial owner holds any debt securities or through which payment on the debt securities is made) to comply with any certification, information, identification, documentation or other reporting requirements (including entering into and complying with an agreement with the U.S. Internal Revenue Service) imposed pursuant to, or under an intergovernmental agreement entered into between the United States and the government of another country in order to implement the requirements of, Sections 1471 through 1474 of the U.S. Internal Revenue Code as in effect on the date of issuance of the debt securities or any successor or amended version of these provisions, to the extent such successor or amended version is not materially more onerous than these provisions as enacted on such date; or

vi.

the holder is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the holder.

Any reference to “principal” or “interest” on the debt securities includes any Additional Amounts which may be payable on the debt securities.

The Republic will pay any present or future stamp, court or documentary taxes or any excise or property taxes, charges or similar levies which arise in the Republic or any political subdivision thereof or taxing authority thereof or therein in respect of the creation, issue, execution, delivery or registration of the debt securities or any other document or instrument referred to therein.

Unless the context requires otherwise, any references in this prospectus to principal or interest on the debt securities will include additional amounts payable by the Republic in respect of such principal or interest.

Negative Pledge

So long as any of the debt securities remains outstanding, the Republic will not create or permit the creation of any mortgage, charge, lien, pledge or any other security interest on any of its present or future assets or revenues, or any part thereof, to secure any Public External Indebtedness (as defined below), unless the Republic shall procure that all amounts payable under the debt securities are secured equally and ratably.

“Indebtedness” means any indebtedness for money borrowed or any guarantee of indebtedness for money borrowed which is issued by and in the name of the Republic and is backed by the full faith and credit of the Republic. As used in the preceding sentence, money borrowed “by and in the name of the Republic” shall not include the borrowings of any state-owned-enterprises or other agency, authority, department or instrumentality which under the laws of the Republic constitutes a juridical entity or statutory body separate from the Republic so long as such Indebtedness does not carry the full faith and credit of the Republic.

“External Indebtedness” means Indebtedness which is denominated or payable by its terms in, or at the option of the holder thereof payable in, a currency or currencies other than the lawful currency of the Republic.

“Public External Indebtedness” means External Indebtedness which (i) is publicly issued or privately placed in the capital markets, (ii) is in the form of, or represented by, bonds, debentures, notes or other similar instruments or book entries and (iii) is, or is eligible to be, quoted, listed or ordinarily purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market.

“Security Interest” means any security interest, lien, pledge, mortgage, deed of trust, charge or other encumbrance, security interest or preferential arrangement which has the practical effect of constituting a security interest with respect to the payment of any obligations with or from the proceeds of any assets or revenues of any kind whether in effect on the date the Indenture becomes effective or at any time thereafter.

Notwithstanding the above, the Republic may create or permit the creation of any Security Interests:

1.

securing Public External Indebtedness incurred, assumed or guaranteed by the Republic solely to finance or refinance the acquisition, construction or development of the property over which such Security Interest has been created or permitted to be created, provided that such Security Interest does not extend to any other property of the Republic; however, in the case of construction, the Security Interest may extend to: unimproved real property for the construction, any trust account into which the proceeds of the offering creating such Public External Indebtedness may be temporarily deposited pending use in the construction, and the revenues to be generated by the operation of, or loss or damage to, the property to be constructed;

2.

existing on any property or asset at the time of its acquisition (or arising after its acquisition pursuant to an agreement entered into prior to, and not in contemplation of, such acquisition), and extensions and renewals of such Security Interest limited to the original property or asset covered thereby and securing any extension or renewal of the original secured financing;

3.

arising out of the renewal, extension or replacement of any indebtedness permitted under paragraph 2 above; provided, however, that the principal amount of such Public External Indebtedness is not increased;

4.	arising in the ordinary course of borrowing activities of the Republic to secure Public External Indebtedness with a maturity of one year or less;

5.	in existence as of the date of the issuance of the debt securities;

6.	pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings which proceedings are being contested in good faith; or

7.	arising by operation of law, provided that any such Security Interest is not created or permitted to be created by the Republic for the purpose of securing any Public External Indebtedness.

Events of Default

Each of the following events will constitute an Event of Default under any series of debt securities:

i.	the Republic defaults in any payment of the principal of or interest on any of the debt securities and such default is not cured within 30 days;

ii.

the Republic defaults in the performance of any other covenant in the debt securities and such default continues for a period of 60 days after written notice thereof has been given to the Republic by holders representing at least 10% of the aggregate principal amount of the debt securities outstanding;

iii.

any Public External Indebtedness in a principal amount in excess of U.S.$50,000,000 (or the equivalent amount thereof in any other currency) is accelerated (other than by optional or mandatory prepayment or redemption);

iv.

the Republic defaults in the payment of principal or interest in excess of U.S.$50,000,000 (or the equivalent amount thereof in any other currency) payable (whether upon maturity, acceleration or otherwise) in connection with Public External Indebtedness beyond any applicable grace and waiver periods and such default shall not have been cured or waived within 30 days after written notice thereof has been given to the Republic pursuant to the Indenture by any holder; or

v.	the Republic declares a moratorium with respect to the payment of principal of or interest on any Public External Indebtedness.

If an Event of Default under the debt securities shall have occurred and be continuing then in each and every such case, upon notice in writing by the holders (the “Demanding Holders”) (acting individually or together) of not less than 25% of the aggregate outstanding principal amount of the debt securities to the Republic, with a copy to the Trustee, of any such Event of Default and its continuance, the Demanding Holders may, and the Trustee at the written request of such holders shall (subject to receiving indemnity and/or security to its satisfaction), declare the principal amount of all the debt securities due and payable immediately, and the same shall become and shall be due and payable upon the date that such written notice is received by or on behalf of the Republic, unless prior to receiving such notice all Events of Default in respect of all the debt securities shall have been cured or waived; provided that if, at any time after the principal of the debt securities shall have been so declared due and payable, and before the sale of any property pursuant to any judgment or decree for the payment of monies due which shall have been obtained or entered in connection with the debt securities, the Republic shall pay or shall deposit (or cause to be paid or deposited) with the Trustee or Paying Agent a sum sufficient to pay all matured installments of interest and principal upon all the debt securities which shall have become due otherwise than solely by acceleration (with interest on overdue installments of interest, to the extent permitted by law, and on such principal of each debt security at the rate of interest specified herein, to the date of such payment of interest or principal) and such amount as shall be sufficient to cover the fees and reasonably incurred expenses of the Trustee, including, without limitation, the fees and expenses of its counsel, and if any and all Events of Default hereunder, other than the nonpayment of the principal of the debt securities which shall have become due solely by acceleration, shall have been cured, waived or otherwise remedied as provided herein, then, and in every such case, the holders of more than 50% in aggregate principal amount of the debt securities then outstanding, by written notice to the Republic and to the Trustee, may, on behalf of all of the holders, waive all defaults and rescind and annul such declaration and its consequences, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default, or shall impair any right consequent thereon.

Notwithstanding the foregoing, in the case of an Event of Default specified in (ii) above, the principal amount of and the accrued interest on the debt securities may only be declared immediately due and payable if such event is materially prejudicial to the interests of the holders of debt securities.

Purchases of Debt Securities by the Republic

The Republic may at any time purchase or acquire any of the debt securities in any manner and at any price in the open market. The debt securities which are purchased or acquired by the Republic may, at the Republic’s discretion, be held, resold or surrendered to the Registrar for cancellation.

Enforcement

Except as provided in Section 4.7 of the Indenture, no holder of any debt securities shall have any right by virtue of or by availing itself of any provision of the Indenture or the debt securities to institute any suit, action or proceeding in equity or at law upon or under or with respect to the Indenture or the debt securities, or for any other remedy hereunder or under the debt securities, unless (a) such holder previously shall have given to the Trustee written notice of default and of the continuance thereof with respect to the debt securities, (b) the holders of not less than 25% in aggregate principal amount outstanding of the debt securities shall have made written request to the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have provided to the Trustee such indemnity and/or other security to its satisfaction as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and (c) the Trustee for 60 days after its receipt of such notice, request and provision of indemnity and/or other security shall have failed to institute any such action, suit or proceeding and no direction inconsistent with such written request shall have been given to the Trustee pursuant to Section 4.9 of the Indenture, it being understood and intended, and being expressly covenanted by every holder of debt securities with every other holder of debt securities and the Trustee, that no one or more holder shall have any right in any manner whatsoever by virtue or by availing itself of any provision of the Indenture or of the debt securities to affect, disturb or prejudice the rights of any other holder of debt securities or to obtain priority over or preference to any other such holder, or to enforce any right under the Indenture or under the debt securities, except in the manner herein provided and for the equal, ratable and common benefit of all holders. For the protection and enforcement of this “Enforcement” section, each and every holder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Meeting, Amendments and Waivers — Collective Action

The Republic may call a meeting of holders of any series of the debt securities at any time regarding the Indenture. The Republic will determine the time and place of the meeting and will notify the holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.

In addition, the Republic or the Trustee will call a meeting of holders of a series of the debt securities if at least 10% in aggregate principal amount of such debt securities have delivered a written request to the Republic or the Trustee (with a copy to the Republic) setting forth the purpose of the meeting. Within 10 days of receipt of such written request or copy thereof, the Republic will notify the Trustee and the Trustee will notify the holders of the time, place and purpose of the meeting called by the holders, to take place not less than 30 and not more than 60 days after the date on which such notice is given.

Only holders of the debt securities and their proxies are entitled to vote at a meeting of holders. The Republic will set the procedures governing the conduct of the meeting and if additional procedures are required, the Republic will consult with the Trustee to establish such procedures as are customary in the market.

Modifications may also be approved by holders of the debt securities pursuant to written action with the consent of the requisite percentage of the debt securities of the relevant series. The Republic will solicit the consent of the relevant holders to the modification not less than 10 and not more than 30 days before the expiration date for the receipt of such consents as specified by the Republic.

The holders of a series of the debt securities may generally approve any proposal by the Republic to modify or take action with respect to any Non-Reserved Matter (as defined below) relating to the Indenture or the terms of such debt securities with the affirmative vote (if approved at a meeting of the holders) or consent (if approved by written action) of holders of more than 50% of the outstanding principal amount of the debt securities of that series.

However, holders of any series of debt securities issued under the Indenture may approve, by vote or consent through one of three modification methods, any modification, amendment, supplement or waiver (each, a “Modification”) proposed by the Republic that would do any of the following (such subjects referred to as “Reserved Matter Modification”) with respect to such series of debt securities:

•	change the date on which any amount is payable;

•	reduce the principal amount (other than in accordance with the express terms of the debt securities of that series and the Indenture);

•	reduce the interest rate;

•	change the method used to calculate any amount payable (other than in accordance with the express terms of the debt securities and the Indenture);

•	change the currency or place of payment of any amount payable;

•

permit early redemption of the debt securities of a series, or if early redemption is already permitted, set a redemption date earlier than the date previously specified or reduce the redemption price;

•	modify the Republic’s obligation to make any payments (including any redemption price therefor);

•	change the identity of the obligor;

•

change the definition of “Outstanding” or the percentage of affirmative votes or written consents, as the case may be, required for the taking of any action pursuant to Section 11.4, Section 11.5 and Section 11.6 of the Indenture;

•	change the definition of “Uniformly Applicable” or “Reserve Matter Modification”;

•

authorize the Trustee, on behalf of all holders of the debt securities, to exchange or substitute all the debt securities for, or convert all the debt securities into, other obligations or securities of the Republic or any other person;

•

change the legal ranking, governing law, submission to jurisdiction, the Republic’s obligation to appoint and maintain an agent for service of process or waiver of immunities provisions of the terms of such debt securities.

A Reserved Matter Modification, including the payment terms of any series of the debt securities, can be made without your consent, as long as the change is approved, pursuant to one of the three following modification methods, by vote or consent:

•	in the case of a proposed modification to a single series of the debt securities, the holders of more than 75% of the aggregate principal amount of that series;

•

where such proposed modification would affect the outstanding debt securities of any two or more series, the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of all the series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met; or

•

where such proposed modification would affect the outstanding debt securities of any two or more series issued under the Indenture, whether or not the “uniformly applicable” requirements are met, the holders of more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all the series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually.

Any modification consented to or approved by the holders of debt securities pursuant to the above provisions will be conclusive and binding on all holders of the relevant series of debt securities or all holders of all series of debt securities affected by a cross-series modification, as the case may be, whether or not they have given such consent or approval, and on all future holders of those debt securities whether or not notation of such modification is made upon the debt securities. Any instrument given by or on behalf of any holder of a debt security in connection with any consent to or approval of any such modification will be conclusive and binding on all subsequent holders of that debt security.

For so long as any series of Existing Debt Securities (as defined below) are outstanding, if the Republic certifies to the Trustee and to the trustee under the applicable Existing Indenture (for the benefit of the holders of the affected Existing Debt Securities) that a cross series modification is being sought simultaneously with an Existing Indenture Reserve Matter Modification (as defined below), the Existing Debt Securities affected by such Existing Indenture Reserve Matter Modification shall be treated as “Series affected by that proposed Modification” as that phrase is used in the Indenture; provided that if the Republic seeks a cross-series modification with single aggregated voting, in determining whether such Modification will be considered Uniformly Applicable, the holders of any series of Existing Debt Securities affected by the Existing Indenture Reserve Matter Modification shall be deemed “Holders of debt securities of all Series affected by that Modification,” for the purpose of the Uniformly Applicable definition. It is the intention of this clause that in respect of any cross-series modification, the votes of the holders of the affected Existing Debt Securities be counted for purposes of the voting thresholds specified in the Indenture for the applicable cross series modification as though those Existing Debt Securities had been affected by that cross series modification, although it is acknowledged and agreed that the effectiveness of any Modification, as it relates to the affected Existing Debt Securities, shall be governed exclusively by the terms and conditions of those Existing Debt Securities and by the applicable Existing Indenture; provided, however, that no such Modification as to the debt securities will be effective unless such Modification shall have also been adopted or deemed adopted by the holders of the affected Existing Debt Securities pursuant to the amendment and modification provisions of such Existing Debt Securities.

“Existing Debt Securities” means any of the 2004 Debt Securities, 2009 Debt Securities, 2010 Debt Securities, 2014 Debt Securities or 2015 Debt Securities, as applicable;

“Existing Indenture” means any of the 2004 Indenture, 2009 Indenture, 2010 Indenture, 2014 Indenture, 2015 Indenture or 2015 December Indenture, as applicable;

“Existing Indenture Reserve Matter Modification” means any modification to the terms and conditions of one or more series of the Existing Debt Securities, pursuant to Clauses 12.2.2 and 12.4 of the 2009 Indenture or Clauses 12.2.2 and 12.10 of the 2015 Indenture, as applicable;

“2004 Debt Securities” means debt securities authenticated and delivered under the 2004 Indenture;

“2009 Debt Securities” means debt securities authenticated and delivered under the 2009 Indenture;

“2010 Debt Securities” means debt securities authenticated and delivered under the 2010 Indenture;

“2014 Debt Securities” means debt securities authenticated and delivered under the 2014 Indenture;

“2015 Debt Securities” means debt securities authenticated and delivered under the 2015 Indenture;

“2015 December Debt Securities” means debt securities authenticated and delivered under the 2015 December Indenture;

“2004 Indenture” means the indenture dated as of March 10, 2004 between the Republic of Indonesia, as issuer, and The Bank of New York Mellon (formerly, The Bank of New York), as trustee;

“2009 Indenture” means the indenture dated as of January 28, 2009 between the Republic of Indonesia, as issuer, and The Bank of New York Mellon, as trustee;

“2010 Indenture” means the indenture dated as of January 28, 2009 between the Republic of Indonesia, as issuer, and The Bank of New York Mellon, as trustee, as amended by the first supplemental indenture dated as of January 5, 2010;

“2014 Indenture” means the indenture dated as of January 28, 2009 between the Republic of Indonesia, as issuer, and The Bank of New York Mellon, as trustee, as amended by the first supplemental indenture dated as of January 5, 2010 and second supplemental indenture dated as of June 21, 2014;

“2015 Indenture” means the indenture dated as of January 28, 2009 between the Republic of Indonesia, as issuer, and The Bank of New York Mellon, as trustee, as amended by the first supplemental indenture dated as of January 5, 2010, second supplemental indenture dated as of June 21, 2014 and third supplemental indenture dated as of January 8, 2015; and

“2015 December Indenture” means the indenture dated as of January 28, 2009 between the Republic of Indonesia, as issuer, and The Bank of New York Mellon, as trustee, as amended by the first supplemental indenture dated as of January 5, 2010, second supplemental indenture dated as of June 21, 2014, third supplemental indenture dated as of January 8, 2015 and fourth supplemental indenture dated as of December 1, 2015.

The Republic may select, in its discretion, any modification method for a Reserved Matter Modification in accordance with the Indenture and to designate which series of debt securities will be included for approval in the aggregate of modifications affecting two or more series of debt securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation.

“Non-Reserved Matter Modification,” as referred to above, means a Modification other than a Modification constituting a Reserved Matter.

“Uniformly Applicable,” as referred to above, means a Modification by which (A) Holders of debt securities of all Series affected by that Modification are invited to exchange, convert or substitute their debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration. It is understood that a Modification will not be considered to be Uniformly Applicable if each exchanging, converting or substituting Holder of debt securities of any Series affected by that Modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting Holder of debt securities of any Series affected by that Modification (or, where a menu of instruments or other consideration is offered, each exchanging, converting or substituting Holder of debt securities of any Series affected by that Modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting Holder of debt securities of any Series affected by that Modification electing the same option under such menu of instruments).

Before soliciting any consent or vote of any holder of a series of the debt securities for any change to a Reserved Matter, the Republic will provide the following information to the Trustee for distribution to the holders of such debt securities:

•

a description of the Republic’s economic and financial circumstances that are, in the Republic’s opinion, relevant to the request for the proposed Modification, a description of the Republic’s existing debts and a description of any broad policy reform program and provisional macroeconomic outlook;

•

if the Republic shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

•

a description of the Republic’s proposed treatment of foreign debt instruments that are not affected by the proposed Modification and its intentions with respect to any other major creditor groups; and

•	if the Republic is then seeking a Reserve Matter Modification affecting any other series of debt securities, a description of that proposed Modification.

In determining whether the holders of the requisite principal amount of debt securities outstanding have taken any action or instruction under the Indenture or the debt securities, a debt security will be disregarded and deemed not to be outstanding, and may not be counted in a vote or consent solicitation for or against a proposed Modification, if on the record date for the proposed Modification or other action or instruction hereunder, the debt security is held by the Republic or by a Public Sector Instrumentality, or by a corporation, trust or other legal entity that is controlled by the Republic or a Public Sector Instrumentality, except that (x) debt securities held by the Republic or any Public Sector Instrumentality or any corporation, trust or other legal entity controlled by the Republic or by a Public Sector Instrumentality that have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such debt securities and that the pledgee is not the Republic, a Public Sector Instrumentality or a corporation, trust or other legal entity that is controlled by the Republic or a Public Sector Instrumentality, and in case of a dispute concerning such right, the advice of counsel shall be full protection in respect of any decision made by the Trustee in accordance with such advice, and any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters or information that is in the possession of the Trustee, upon the certificate, statement or opinion of or representations by the Trustee; and (y) in determining whether the Trustee will be protected in relying upon any such action or instructions hereunder, or any notice from holders, only debt securities that a responsible officer of the Trustee has received an officer’s certificate will be so disregarded.

As used in the preceding paragraph, “Public Sector Instrumentality” means any department, ministry or agency of the central Government of the Republic, Bank Indonesia or a corporation, trust or other legal entity that is controlled by the central government of the Republic or by a Public Sector Instrumentality if the Republic or any of the foregoing has the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or to elect or to appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of that legal entity.

Other Amendments

The Republic and the Trustee may, without the vote or consent of any holder of the debt securities, amend the Indenture or such debt securities for the purposes of:

•	adding covenants by the Republic for the benefit of the holders;

•	surrendering any of the Republic’s right or powers with respect to the debt securities of that series;

•	securing the debt securities of that series;

•	curing any ambiguity or curing, correcting or supplementing any provision which may be defective or inconsistent with any other provision.

Further Issues

The Republic may from time to time, without the consent of holders of the debt securities, create and issue additional debt securities having the same terms as the debt securities in all respects, except for issue date, issue price, original interest accrual date and the first interest payment on the debt securities; provided, however, that any additional debt securities subsequently issued shall be issued, for U.S. federal income tax purposes, either (a) as part of the “same issue” as the debt securities, or (b) in a “qualified reopening” of the debt securities, unless such additional debt securities have a separate CUSIP, ISIN or other identifying number from the previously outstanding debt securities. Such additional debt securities will be consolidated with and will form a single series with the previously outstanding debt securities.

Warrants

If the Republic issues warrants, it will describe their specific terms in a prospectus supplement. If any warrants are registered with the SEC, the Republic will file a warrant agreement and form of warrant with the SEC. The following description briefly summarizes some of the general terms that apply to warrants. You should read the applicable prospectus supplement, warrant agreement and form of warrant before making your investment decision.

The Republic may issue warrants separately or together with any debt securities. All warrants will be issued under a warrant agreement between the Republic and a bank or trust company, as warrant agent. The applicable prospectus supplement will include some or all of the following specific terms relating to the warrants:

•	the initial offering price;

•	the currency you must use to purchase the warrants;

•	the title and terms of the debt securities or other consideration that you will receive on exercise of the warrants;

•	the principal amount of debt securities or amount of other consideration that you will receive on exercise of the warrants;

•	the exercise price or ratio;

•	the procedures of, and conditions to, exercise the warrants;

•	the date or dates on which you must exercise the warrants;

•	whether and under what conditions the Republic may cancel the warrants;

•	the title and terms of any debt securities issued with the warrants and the amount of debt securities issued with each warrant;

•	the date, if any, on and after which the warrants and any debt securities issued with the warrants will trade separately;

•	the form of the warrants (global or certificated and registered), whether they will be exchangeable between such forms and, if registered, where they may be transferred and exchanged;

•	the identity of the warrant agent;

•	any special considerations regarding federal income tax in the United States or other countries; and

•	any other terms of the warrants.

The warrants will constitute direct, general, unconditional and unsubordinated obligations of the Republic and do not constitute indebtedness of the Republic.

Global Securities

The Depository Trust Company (“DTC”), Euroclear Bank SA/NV (“Euroclear”), and Clearstream Banking S.A. (“Clearstream”) are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither the Republic nor the Trustee nor any Agent will be responsible for DTC’s, Euroclear’s or Clearstream’s performance of their obligations under their rules and procedures. Additionally, neither the Republic nor the Trustee nor any Agent will be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

The warrants or debt securities will initially be issued to investors in global form, the ownership and transfer of which are recorded in computerized book-entry accounts, eliminating the need for physical movement of debt securities. The Republic refers to the intangible debt securities represented by a global security as “book-entry” securities.

The Republic will deposit any global security it issues with a clearing system or its nominee. The global security will be registered in the name of the clearing system or its nominee or the common depositary. Unless a global security is exchanged for certificated securities, as discussed below under “— Certificated Securities,” it may not be transferred, except as a whole among the clearing system, its nominees or common depositaries and their successors. Clearing systems include DTC in the United States and Euroclear and Clearstream in Europe.

Clearing systems process the clearance and settlement of book-entry securities for their direct participants. A “direct participant” is a bank or financial institution that has an account with a clearing system. The clearing systems act only on behalf of their direct participants, who in turn act on behalf of indirect participants. An “indirect participant” is a bank or financial institution that gains access to a clearing system by clearing through or maintaining a relationship with a direct participant. Euroclear and Clearstream are connected to each other by a direct link and participate in DTC through their New York depositaries, which act as links between the clearing systems. These arrangements permit you to hold book-entry securities through participants in any of these systems, subject to applicable securities laws.

If you wish to purchase book-entry securities, you must either be a direct participant or make your purchase through a direct or indirect participant. Investors who purchase book-entry securities will hold them in an account at the bank or financial institution acting as their direct or indirect participant.

When you hold securities in this manner, you must rely on the procedures of the institutions through which you hold your securities to exercise any of the rights granted to holders. This is because the legal obligations of the Republic run only to the registered owner of the global security, which will be the relevant clearing system or its nominee or common depositary. For example, once the Republic arranges for payments to be made to the registered holder, the Republic will no longer be liable for the amounts so paid on the security, even if you do not receive it. In practice, the clearing systems will pass along any payments or notices they receive from the Republic to their participants, which will pass along the payments to you. In addition, if you desire to take any action which a holder of a security is entitled to take, then the clearing system would authorize the participant through which you hold your book-entry securities to take such action, and the participant would then either authorize you to take the action or would act for you on your instructions. The transactions between you, the participants and the clearing systems will be governed by customer agreements, customary practices and applicable laws and regulations, and not by any legal obligation of the Republic.

As an owner of book-entry securities represented by a global security, you will also be subject to the following restrictions:

•

you will not be entitled to (a) receive physical delivery of the securities in certificated form or (b) have any of the securities registered in your name, except under the circumstances described below under “— Certificated Securities”;

•	you may not be able to transfer or sell your securities to some insurance companies and other institutions that are required by law to own their securities in certificated form;

•

you may not be able to pledge your securities in circumstances where certificates must be physically delivered to the creditor or the beneficiary of the pledge in order for the pledge to be effective; and

•

none of the Republic, the Trustee, any paying agent, any registrar or any agent of the Republic or the Trustee shall have any responsibility or obligation to any beneficial owner in a global security, or participant or other person with respect to the accuracy of the records of the relevant clearing system or its nominee or common depositary, with respect to any ownership interest in the securities or with respect to the delivery to any participant, beneficial owner or other person of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such securities. All notices and communications to be given to the holders and all payments to be made to holders under the securities and the Indenture will be given or made only to or upon the order of the registered holders (which shall be the relevant clearing system or its nominee or common depositary in the case of the global security). The rights of beneficial owners in the global security shall be exercised only through the relevant clearing system or its nominee or common depositary subject to the applicable procedures. The Republic, the Trustee, any paying agent, any registrar and any agent of the Republic or the Trustee shall be entitled to rely and shall be fully protected in relying upon information furnished by the relevant clearing system or its nominee or common depositary with respect to its members, participants and any beneficial owners. The Republic, the Trustee, any paying agent, any registrar and any agent of the Republic or the Trustee shall be entitled to deal with the relevant clearing system or its nominee or common depositary, that is the registered holder of any global security for all purposes relating to such global security (including the payment of principal, premium, if any, and interest and additional amounts, if any, and the giving of instructions or directions by or to the owner or holder of a beneficial ownership interest in such global security) as the sole holder of such global security and shall have no obligations to the beneficial owners thereof. None of the Republic, the Trustee, any paying agent, any registrar or any agent of the Republic or the Trustee shall have any responsibility or liability for any acts or omissions of the relevant clearing system or its nominee or common depositary with respect to such global security, for the records of any such depositary, including records in respect of beneficial ownership interests in respect of any such global security, for any transactions between the relevant clearing system or its nominee or common depositary and any participant or between or among the relevant clearing system or its nominee or common depositary, any such participant and/or any holder or owner of a beneficial interest in such global security, or for any transfers of beneficial interests in any such global security.

The Clearing Systems

The following description reflects the Republic’s understanding of the current rules and procedures of DTC, Euroclear and Clearstream. The Republic has obtained the information in this section from sources it believes to be reliable, including from DTC, Euroclear and Clearstream. These systems could change their rules and procedures at any time, and the Republic takes no responsibility for their actions.

It is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date, i.e., the date specified by the purchaser and seller on which the price of the securities is fixed.

When book-entry securities are to be transferred from a DTC seller to a Euroclear or Clearstream purchaser, the purchaser must first send instructions to Euroclear or Clearstream through a participant at least one business day prior to the settlement date. Euroclear or Clearstream will then instruct its New York depositary to receive the securities and make payment for them. On the closing date, the New York depositary will make payment to the DTC participant through which the seller holds its securities, which will make payment to the seller, and the securities will be credited to the New York depositary’s account. After settlement has been completed, Euroclear or Clearstream will credit the securities to the account of the participant through which the purchaser is acting. This securities credit will appear the next day, European time, after the settlement date, but will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the securities credit and cash debit will instead be valued at the actual settlement date.

A participant in Euroclear or Clearstream, acting for the account of a purchaser of securities, will need to make funds available to Euroclear or Clearstream in order to pay for the securities on the value date. The most direct way of doing this is for the participant to preposition funds (i.e., have funds in place at Euroclear or Clearstream before the value date), either from cash on hand or existing lines of credit. The participant may require the purchaser to follow these same procedures.

When book-entry securities are to be transferred from a Euroclear or Clearstream seller to a DTC purchaser, the seller must first send instructions to and preposition the securities with Euroclear or Clearstream through a participant at least one business day prior to the settlement date. Euroclear or Clearstream will then instruct its New York depositary to credit the book-entry securities to the account of the DTC participant through which the purchaser is acting and to receive payment in exchange. The payment will be credited to the account of the Euroclear or Clearstream participant through which the seller is acting on the following day, but the receipt of the cash proceeds will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the receipt of the cash proceeds and securities debit will instead be valued at the actual settlement date.

Certificated Securities

The Republic will issue debt securities in certificate registered form only if:

•

the depositary notifies the Republic that it is unwilling or unable to continue as depositary, is ineligible to act as depositary or, in the case of DTC, ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 and Bank Indonesia does not appoint a successor depositary or clearing agency within 90 days;

•	The Republic decides it no longer wishes to have all or part of the debt securities represented by a global security.

If a physical or certificated security becomes mutilated, defaced, destroyed, lost or stolen, the Republic may execute, and the Trustee or the Registrar shall authenticate and deliver, a substitute security in replacement. In each case, the affected holder will be required to furnish to the Republic and to the Trustee an indemnity under which it will agree to pay the Republic, the Trustee and any of their respective agents for any losses they may suffer relating to the security that was mutilated, defaced, destroyed, lost or stolen. The Republic and the Trustee (or the Registrar) may also require that the affected holder present other documents or proof. The affected holder may be required to pay all taxes, expenses and reasonable charges associated with the replacement of the mutilated, defaced, destroyed, lost or stolen security.

If the Republic issues certificated securities, a holder of certificated securities may exchange them for securities of a different authorized denomination by submitting the certificated securities, together with a written request for an exchange, at the office of the Registrar as specified in the Indenture in New York City, or at the office of any paying agent. In addition, the holder of any certificated security may transfer it in whole or in part by surrendering it at any of such offices together with an executed instrument of transfer.

The Republic will not charge the holders for the costs and expenses associated with the exchange, transfer or registration of transfer of certificated securities. The Republic may, however, charge the holders for certain delivery expenses as well as any applicable stamp duty, tax or other governmental or insurance charges. The Registrar may reject any request for an exchange or registration of transfer of any security made within 15 days of the date for any payment of principal of, or premium or interest on the securities.

Trustee

The Indenture establishes the obligations and duties of the Trustee, the right to indemnification of the Trustee and the liability and responsibility, including limitations, for actions that the Trustee takes. The Trustee is entitled to enter into business transactions with the Republic or any of its affiliates without accounting for any profit resulting from these transactions.

Paying Agents, Transfer Agents, Registrar

The Bank of New York Mellon, The Bank of New York Mellon SA/NV, Luxembourg Branch and The Bank of New York Mellon, London Branch will be appointed as the paying agents, transfer agents and registrar. Bank Indonesia may at any time appoint additional or other paying agents, transfer agents and, in respect of registered debt securities, registrars and terminate the appointment of those or any paying agents, transfer agents and registrar, provided that while the debt securities are outstanding Bank Indonesia will (i) in the case of debt securities which are specified to be held through Euroclear and/or Clearstream maintain a transfer agent and registrar in Luxembourg and a paying agent in the City of London, England and (ii) in the case of debt securities which are specified to be held through DTC, maintain a transfer agent, registrar and paying agent in The City of New York. If the relevant debt securities are listed on the Singapore Stock Exchange and the rules of such exchange so require, Bank Indonesia will maintain a paying agent in Singapore.

Notices

The Republic will mail any notices to the holders of the certificated securities at their registered addresses as reflected in the register maintained by the Registrar. The Republic will consider any mailed notice to have been given five Business Days after it has been sent. The Republic will give notices to the holders of a global security in accordance with the procedures and practices of the depositary and such notices shall be deemed given upon actual receipt thereof by the depositary. The Republic will also publish notices to the holders if and so long as the debt securities are listed on the SGX-ST and the rules of such exchange so require, in a leading newspaper having general circulation in Singapore (which is expected to be the Business Times). If publication in a leading newspaper in Singapore is not practicable, the Republic will have validly given notice if it gives notice in accordance with the rules of the exchange on which the debt securities are listed. The Republic will consider any published notice to be given on the date of its first publication.

Prescription

Claims against the Republic for the payment of principal, interest, premium, if any, or other amounts due on the debt securities will be prescribed unless made within five years, with respect to principal, and two years, with respect to interest, premium, if any, or other amounts due on the debt securities, in each case from the date on which such payment first became due.

Governing Law and Jurisdiction

The Indenture and the debt securities will be governed by and construed in accordance with the law of the State of New York without regard to any conflicts of laws principles thereof that would require the application of the laws of a jurisdiction other than the State of New York, except for the Republic’s authorization and execution, which shall be governed by and interpreted in accordance with the laws of the Republic.

The Republic will irrevocably submit to the jurisdiction of any federal court in the Southern District of New York or any state court in the Borough of Manhattan, The City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the debt securities, and the Republic will irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York state or federal court. The Republic will irrevocably waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding and any right of jurisdiction in such action or proceeding on account of the place of residence or domicile of the Republic. The Republic has appointed the Chief Representative of Bank Indonesia New York in The City of New York as its authorized agent (the “Process Agent”) upon which process may be served in any action by the Trustee or a holder arising out of or based on the debt securities or the Indenture which may be instituted in any federal court in the Southern District of New York or any state court in the Borough of Manhattan, The City of New York, and the Republic will expressly accept the jurisdiction of any such court in respect of such action. Such appointment shall be irrevocable until all amounts in respect of the principal and interest, due or to become due on or in respect of all the debt securities have been paid by the Republic to the Trustee or unless and until the appointment of a successor as such Process Agent located in the Borough of Manhattan, The City of New York, and such successor’s acceptance of such appointment. Service of process upon the Process Agent at 200 Vesey Street, New York, New York, 10285 (phone: 1-212-732-1958 fax: 1-212-732-4003), or at such other address in the United States as may be the office of the Process Agent at the time of such service, and written notice of such service mailed or delivered to the Republic shall be deemed in every respect service of process upon the Republic. The failure of the Process Agent to advise the Republic of its receipt of such service shall have no effect on the validity or timeliness of any such service. Notwithstanding the foregoing, any action by the Trustee or a holder arising out of or based on the debt securities or the Indenture may be instituted by such Person in any competent court in the Republic.

The Republic will waive irrevocably, to the fullest extent permitted by law, any immunity to which it might otherwise be entitled under the Immunities Act or otherwise in any action arising out of or based on the debt securities or the Indenture which may be instituted as provided herein in any federal court in the Southern District of New York, any state court in the Borough of Manhattan, The City of New York or in any competent court in the Republic; such waiver shall not be subject to retraction or modification by the Republic. Notwithstanding anything to the contrary in the Indenture or the debt securities, such waiver of immunity shall not be deemed or interpreted to include any waiver of immunity in respect of (i) actions brought against the Republic arising out of or based upon U.S. federal or state securities laws; (ii) attachment under Indonesian law; (iii) present or future “premises of the mission” as defined in the Vienna Convention on Diplomatic Relations signed in 1961; (iv) “consular premises” as defined in the Vienna Convention on Consular Relations signed in 1963; (v) any other property or assets used solely or mainly for governmental or public purposes in the Republic or elsewhere; (vi) military property or military assets or property or assets of the Republic related thereto; or (vii) assets or property forming part of the cultural heritage of the Republic and/or Bank Indonesia.

Notwithstanding anything to the contrary herein, none of the provisions described in this “Governing Law and Jurisdiction” section shall apply to actions brought under the United States federal securities laws or any state securities laws and the Process Agent is not the agent for receipt of service for any action or proceeding under these laws.

Currency Indemnity

The Republic’s obligation to any holder under a series of the debt securities that has obtained a court judgment affecting those debt securities will be discharged only to the extent that the holder or the Trustee may purchase U.S. dollars, referred to as the “agreement currency,” with the judgment currency. If the holder or the Trustee cannot purchase the agreement currency in the amount originally to be paid, the Republic agrees to pay the difference. The holder and the Trustee, however, agree to reimburse the Republic for the excess if the amount of the agreement currency purchased exceeds the amount originally to be paid to the holder or the Trustee. If the Republic is in default of its obligations under such debt securities, however, the holder or the Trustee will not be obligated to reimburse the Republic for any excess.

TAXATION

The following discussion provides a general summary of some of the primary tax consequences of purchasing, owning or selling the debt securities. For further information, you should consult your tax advisor to determine the tax consequences relevant to your particular situation. In addition, you may be required to pay stamp taxes and other charges under the laws of the country where you purchase the debt securities.

This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax advisor about the tax consequences of holding debt securities, including the relevance to your particular situation of the considerations discussed below, as well as of state, local or other tax laws.

Indonesian Taxation

The following is a summary of certain Indonesian income tax consequences that may be relevant to non-resident holders of the debt securities in connection with the holding and disposition of the debt securities. The Republic uses the term “non-resident holders” to refer to:

(a)	An individual who does not reside in Indonesia or an individual who is not physically present in Indonesia for more than 183 days during 12-month period; and

(b)	A corporation which is established and domiciled outside of Indonesia,

whether or not such person carries out a business or activities through a permanent establishment in Indonesia.

In determining the residency of an individual or entity, a tax treaty may stipulate different provisions on the tax resident definition and override the provisions described above.

If a non-resident has a permanent establishment in Indonesia, the permanent establishment will be subject to Indonesian tax obligations and is required to register with the Indonesian Tax Office, or ITO, to obtain a tax ID number and report its business to be confirmed as a VAT-able taxpayer (if applicable), maintain bookkeeping, prepare financial statements, and file monthly and annual tax returns. The taxable income of the permanent establishment is subject to corporate income tax at a flat rate of 25%. The taxable income will include all income, including but not limited to foreign source income directly or indirectly attributable to such permanent establishment. In addition, the after-tax taxable income of a permanent establishment in Indonesia is also subject to a branch profits tax at the rate of 20% (which may be reduced according to an applicable tax treaty). The branch profit tax can be exempted if all the after-tax income are reinvested in Indonesia no later than the following fiscal year in one of the following investment forms: (1) as a founding shareholder or a participant founder in a newly established Indonesian company through capital participation; (2) as a shareholder in an established Indonesian company through capital participation; (3) acquisition of fixed assets used by the permanent establishment to conduct its business or activities in Indonesia; or (4) investment in the form of intangible assets used by the permanent establishment to conduct its business or activities in Indonesia. The investment procedure for the exemption of branch profit tax should be in accordance with requirements set out in the Minister of Finance Regulation No. 14/PMK.03/2011 dated January 24, 2011. Under the Republic’s income tax treaty with the United States, the U.S.-Indonesia Treaty, the applicable branch profit tax rate for permanent establishment of a United States resident is 10%.

Taxation of Interest

Payments of interest on debt securities issued to non-residents will generally be subject to an Indonesian withholding tax (unless the debt securities are held and owned by a permanent establishment in Indonesia, as discussed below) assessed at a rate of 20% of the gross amount of the interest payment, although this can be reduced based on the applicable tax treaty.

Under Government Regulation No. 9/2021 (“GR-9”) dated February 2, 2021, starting from August 2, 2021 which is 6 (six) months from the enactment of GR-9, the withholding tax rate on interest including premium, discount, and remuneration in connection with debt repayment guarantees related to debt securities paid to a non-resident that does not have a permanent establishment in Indonesia was reduced from 20% to 10% or the relevant rate under the applicable tax treaty. If a non-resident qualifies for benefits under the U.S.-Indonesia Treaty, the withholding tax is 10% of the gross amount of the interest payment. Accordingly, the Indenture requires, subject to certain exceptions as described in “Description of the Securities,” the Republic to pay Additional Amounts in respect of interest payments on debt securities. The Indenture obligation is in addition to obligation pursuant to the MOF Regulation 213.

Pursuant to Government Regulation No. 91 of 2021 (“GR-91”) dated August 30, 2021, if an individual or entity holds debt securities through a permanent establishment in Indonesia, a final withholding tax of 10.0% applies to interest received on the debt securities.

Minister of Finance Regulation No. 213/PMK.010/2021 on Income Tax Borne by the Government with respect to Interest Compensation of Government Securities Issued in International Market and Third Party Income on Services Provided to the Government in an Issuance and/or Redemption/Exchange of Government Securities in International Market (“MOF Regulation 213”) provides that the Republic is required to pay interest on the debt securities by way of a method called Pajak Ditanggung Pemerintah (i.e., tax borne by the government), whereby the government bears the tax arising from interest income on the debt securities issued by the Republic in the international market. As such, under current practice and regulations, the Republic pays the withholding tax on the amounts of interest payments it makes to residents and non-residents on the debt securities.

Taxation of Dispositions

Generally, gains resulting from the sale or other disposition of debt securities by a non-resident will be considered interest that is subject to the withholding tax outlined above. A tax treaty may stipulate different provisions on the interest definition and override this provision.

Under the U.S.-Indonesia Treaty, the term “interest” is defined as income from bonds, debentures, Government securities, notes, or other evidences of indebtedness, whether or not secured by a mortgage or other security and whether or not carrying a right to participate in profits, and debt-claims of every kind, as well as all other income which, under the taxation law of the Contracting State in which the income has its source, is attributed to income from money lent.

Based on the U.S.-Indonesia Treaty, a U.S. resident shall be exempt from Indonesian tax on gains derived from the sale, exchange, or other disposition of debt securities held as capital assets unless:

(a)

the recipient of the gain has a permanent establishment or fixed base in Indonesia and gain from the disposition of debt securities is effectively connected with such permanent establishment or fixed base; or

(b)	the recipient of the gain is an individual and is present in Indonesia for a period or periods aggregating 120 days or more during the taxable year.

Other Indonesian Taxes

There are no other material Indonesian taxes or duties (e.g., inheritance taxes, gift duties, stamp duty or similar taxes) that a holder of debt securities will be required to pay in relation to any of the payments made by the Republic.

This summary is based on Indonesian laws, rules, and regulations in effect as of the date of the registration statement, all of which are subject to change and may apply retroactively. It is not intended to constitute a complete analysis of the tax consequences under Indonesian law of the receipt, ownership, or disposition of the debt securities, in each case by non-resident holders, nor to describe any of the tax consequences that may be applicable to citizens or residents of the Republic.

If you are not a non-resident holder, you should consult your tax advisor about the consequences of holding these debt securities.

United States Federal Income Taxation

The following is a discussion of material U.S. federal income tax considerations that may be relevant to you if you are a beneficial owner of a debt security. You will be a U.S. Holder if you are the beneficial owner of a debt security and you are, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. You will be a non-U.S. Holder if you are a beneficial owner of a debt security and you are not a U.S. Holder. This discussion deals only with holders that hold debt securities as capital assets. It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, person that will hold debt securities as a hedge against currency risk or interest rate risk or as a position in a “straddle” or conversion transaction, entity taxed as a partnerships or the partners therein, tax-exempt organization, a non-U.S. person who is an individual present in the United States for 183 days or more within a taxable year or a person whose “functional currency” is not the U.S. dollar. Further, it does not address the alternative minimum tax, the Medicare tax on net investment income, special tax accounting rules as a result of any item of gross income with respect to the Notes being taken into account on an applicable financial statement or other aspects of U.S. federal income or state and local taxation that may be relevant to a holder in light of such holder’s particular circumstances. The tax consequences of holding a particular debt security will depend, in part, on the particular terms of such debt security as set forth in the applicable prospectus supplement. Further, any special U.S. federal income tax considerations relevant to warrants or debt securities that are issued in combination with warrants will be provided in the applicable prospectus supplement.

This summary is based on the U.S. Internal Revenue Code, U.S. Treasury Regulations, and administrative and judicial interpretations thereof in effect and available as of the date of this prospectus, all of which are subject to change. Any change could apply retroactively and could affect the continued validity of this discussion. You should consult your tax adviser about the tax consequences of holding debt securities, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local or other tax laws.

U.S. Holders

Payments of Interest and Additional Amounts. If you are a U.S. Holder, the gross amount of payments of “qualified stated interest” (as defined below under “Original Issue Discount”) on a debt security and Additional Amounts, if any (i.e., without reduction for Indonesian withholding taxes, determined utilizing the appropriate Indonesian withholding tax rate applicable to you), but excluding any pre-issuance accrued interest, will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts in accordance with your regular method of tax accounting. If payments of this kind are made with respect to a debt security denominated in a single currency other than the U.S. dollar (a “Foreign Currency Debt Security”) and you use the cash method of accounting, the amount of interest income realized will be the U.S. dollar value of the foreign currency payment based on the exchange rate in effect on the date of receipt regardless of whether the payment in fact is converted into U.S. dollars. If you are an accrual method holder, you will accrue interest income on the debt security in the relevant foreign currency and translate the amount accrued into U.S. dollars based on the average exchange rate in effect during the interest accrual period (or portion thereof within your taxable year), or, at your election, at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year), or at the spot rate of exchange on the date of receipt, if this date is within five business days of the last day of the accrual period. If you make this election, you must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service (the “IRS”). If you are an accrual method holder, you will recognize foreign currency gain or loss, as the case may be, on the receipt of an interest payment made with respect to a Foreign Currency Debt Security if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. Amounts attributable to pre-issuance accrued interest will generally not be includable in income, except to the extent of foreign currency gain or loss attributable to any changes in exchange rates during the period between the date you acquired the debt security and the first Interest Payment Date. This foreign currency gain or loss will be treated as ordinary income or loss but generally will not be treated as an adjustment to interest income received on the debt security.

Indonesian withholding taxes paid at the appropriate rate applicable to you will be treated as foreign income taxes eligible for credit against your U.S. federal income tax liability, subject to generally applicable limitations and conditions, or, at your election, for deduction in computing your taxable income (provided that you elect to deduct, rather than credit, all foreign income taxes paid or accrued for the relevant taxable year). Interest and Additional Amounts will constitute income from sources without the United States for U.S. foreign tax credit purposes. The calculation of foreign tax credits and, if you elect to deduct foreign taxes, the availability of deductions, involves the application of rules that depend on your particular circumstances. You should consult their own tax advisors regarding the availability of foreign tax credits and the treatment of Additional Amounts.

Original Issue Discount. If the Republic issues debt securities at a discount from their stated redemption price at maturity (as defined below), and the discount is equal to or more than the product of one-fourth of one percent (0.25 percent) of the stated redemption price at maturity of such debt securities multiplied by the number of full years to their maturity (the “de minimis threshold”), such debt securities will be “Original Issue Discount Debt Securities.” The difference between the issue price and the stated redemption price at maturity of such debt securities will be the “original issue discount” (“OID”). The “issue price” of a debt security will be the first price at which a substantial amount of the debt securities is sold to the public (i.e., excluding sales of the debt securities to underwriters, placement agents, wholesalers, or similar persons). The “stated redemption price at maturity” will include all payments under a debt security other than payments of qualified stated interest. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments issued by the Republic) at least annually during the entire term of the debt security at a single fixed interest rate or, subject to certain conditions, based on one or more interest indices. If you hold an Original Issue Discount Debt Security, you generally will be subject to special tax accounting rules for obligations issued with OID. You should be aware that, as described in greater detail below, you generally must include OID in ordinary gross income for U.S. federal income tax purposes as it accrues, in advance of the receipt of cash attributable to that income.

In general, if you are the holder of an Original Issue Discount Debt Security, regardless of whether you use the cash or the accrual method of tax accounting, you will be required to include in ordinary gross income the sum of the “daily portions” of OID on the debt security for all days during the taxable year that you own the debt security. The daily portions of OID on an Original Issue Discount Debt Security are determined by allocating to each day in any accrual period a ratable portion of the OID allocable to that accrual period. Accrual periods may be any length and may vary in length over the term of an Original Issue Discount Debt Security, provided that no accrual period is longer than one year and each scheduled payment of principal or interest occurs on either the final day or the first day of an accrual period. If you are the initial holder, the amount of OID on an Original Issue Discount Debt Security allocable to each accrual period is determined by (a) multiplying the “adjusted issue price” (as defined below) of the Original Issue Discount Debt Security at the beginning of the accrual period by its yield to maturity (appropriately adjusted to reflect the length of the accrual period) and (b) subtracting from that product the amount (if any) of qualified stated interest allocable to that accrual period. The “yield to maturity” of a debt security is the discount rate that causes the present value of all payments on the debt security as of its original issue date to equal the issue price of the debt security. The “adjusted issue price” of an Original Issue Discount Debt Security at the beginning of any accrual period will generally be the sum of its issue price (generally including accrued interest, if any) and the amount of OID allocable to all prior accrual periods, reduced by the amount of all payments other than payments of qualified stated interest (if any) made with respect to the debt security in all prior accrual periods. As a result of this “constant yield” method of including OID in income, the amounts includible in income by you in respect of an Original Issue Discount Debt Security denominated in U.S. dollars generally are lesser in the early years and greater in the later years than the amounts that would be includible on a straight-line basis.

You generally may make an irrevocable election to include in your income your entire return on a debt security (i.e., the excess of all remaining payments to be received on the debt security, including payments of qualified stated interest, over the amount you paid for the debt security) under the constant-yield method described above. If you purchase debt securities at a premium or bearing market discount and make this election, you will also be deemed to have made the election (discussed below in “— Premium and Market Discount”) to amortize premium or to accrue market discount in income currently on a constant-yield basis.

In the case of an Original Issue Discount Debt Security that is also a Foreign Currency Debt Security, you should determine the U.S. dollar amount includible in income as OID for each accrual period by (a) calculating the amount of OID allocable to each accrual period in the relevant currency using the constant-yield method described above, and (b) translating the amount of the relevant currency so derived at the average exchange rate in effect during that accrual period (or portion thereof within your taxable year) or, at your election (as described above under “— Payments of Interest”), at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year), or at the spot rate of exchange on the date of receipt, if that date is within five business days of the last day of the accrual period. Because exchange rates may fluctuate, if you hold an Original Issue Discount Debt Security that is also a Foreign Currency Debt Security, you may recognize a different amount of OID income in each accrual period than would the holder of an otherwise similar Original Issue Discount Debt Security denominated in U.S. dollars. All payments on an Original Issue Discount Debt Security, other than payments of qualified stated interest, will generally be viewed first as payments of previously accrued OID to the extent thereof, with payments attributed first to the earliest-accrued OID, and then as payments of principal. Upon the receipt of an amount attributable to OID (whether in connection with a payment of an amount that is not qualified stated interest or the sale or retirement of the Original Issue Discount Debt Security), you will recognize ordinary income or loss measured by the difference between the amount received (translated into U.S. dollars at the exchange rate in effect on the date of receipt or on the date of disposition of the Original Issue Discount Debt Security, as the case may be) and the amount accrued (using the exchange rate applicable to such previous accrual).

If you are a subsequent U.S. Holder of an Original Issue Discount Debt Security that purchases the debt security at a cost less than its remaining redemption amount (as defined below), or you are an initial U.S. Holder that purchases an Original Issue Discount Debt Security at a price other than the debt security’s issue price, you also generally will be required to include in gross income the daily portions of OID, calculated as described above. However, if you acquire the Original Issue Discount Debt Security at a price greater than its adjusted issue price, you are required to reduce your periodic inclusions of OID income to reflect the premium paid over the adjusted issue price. The “remaining redemption amount” for a debt security is the total of all future payments to be made on the debt security other than payments of qualified stated interest.

Floating rate debt securities generally will be treated as “variable rate debt instruments” under applicable Treasury Regulations. Accordingly, the stated interest on a floating rate debt security generally will be treated as “qualified stated interest” and such a debt security will not have OID solely as a result of the fact that it provides for interest at a variable rate. If a floating rate debt security qualifying as a “variable rate debt instrument” is an Original Issue Discount Debt Security, for purposes of determining the amount of OID allocable to each accrual period under the rules above, the debt security’s “yield to maturity” and “qualified stated interest” will generally be determined as though the debt security bore interest in all periods at a fixed rate determined at the time of issuance of the debt security. Additional rules may apply if interest on a floating rate debt security is based on more than one interest index. If a floating rate debt security does not qualify as a “variable rate debt instrument,” the debt security will be subject to special rules (the “Contingent Payment Regulations”) that govern the tax treatment of debt obligations that provide for contingent payments (“Contingent Debt Obligations”). A detailed description of the tax considerations relevant to U.S. Holders of any such debt securities will be provided in the applicable prospectus supplement.

Certain debt securities may be subject to special redemption, repayment or interest rate reset features, as indicated in the applicable prospectus supplement. Debt securities containing such features, in particular Original Issue Discount Debt Securities, may be subject to special rules that differ from the general rules discussed above. If you purchase debt securities with such features, you should carefully examine the applicable prospectus supplement and should consult your own tax advisor with respect to the debt securities since the tax consequences with respect to such features, and especially with respect to OID, will depend, in part, on the particular terms of the debt securities.

If a debt security provides for a scheduled accrual period that is longer than one year (for example, as a result of a long initial period on a debt security with interest that is generally paid on an annual basis), then stated interest on the debt security will not qualify as “qualified stated interest” under the applicable Treasury Regulations. As a result, the debt security would be an Original Issue Discount Debt Security. In that event, among other things, if you are a cash-method U.S. Holder, you will be required to accrue stated interest on the debt security under the rules for OID described above, and you will be required to accrue OID that would otherwise fall under the de minimis threshold regardless of your method of accounting for tax purposes.

Purchase, Sale and Retirement of debt securities. Your tax basis in a debt security generally will equal the cost of the debt security to you, increased by any amounts includible in your income as original issue discount and market discount and reduced by any amortized premium (each as described below) and any payments other than payments of qualified stated interest made on such debt security. In the case of a Foreign Currency Debt Security, the cost of such debt security to you will be the U.S. dollar value of the foreign currency purchase price on the date of purchase. In the case of a Foreign Currency Debt Security that is traded on an established securities market, if you are a cash method U.S. Holder (and if you are an accrual basis U.S. Holder that so elects), you will determine the U.S. dollar value of the cost of such debt security by translating the amount paid at the spot rate of exchange on the settlement date of the purchase. The amount of any subsequent adjustments to your tax basis in a debt security in respect of original issue discount, market discount and premium denominated in a relevant currency will be determined in the manner described under “Original Issue Discount” above and “Premium and Market Discount” below. The conversion of U.S. dollars to a relevant currency and the immediate use of the relevant currency to purchase a Foreign Currency Debt Security generally will not result in taxable gain or loss for you.

When you sell or exchange a debt security, or if a debt security that you hold is retired, you generally will recognize gain or loss equal to the difference between (a) the amount you realize on the transaction (less any accrued qualified stated interest, which will be taxable as such) (b) and your tax basis in the debt security. If you receive a currency other than the U.S. dollar in respect of the sale, exchange or retirement of a debt security, the amount realized will be the U.S. dollar value of the relevant currency received calculated at the exchange rate in effect on the date the instrument is disposed of or retired. In the case of a Foreign Currency Debt Security that is traded on an established securities market, if you are a cash method U.S. Holder (and if you are an accrual basis U.S. Holder that so elects), you will determine the U.S. dollar value of the amount realized by translating such amount at the spot rate on the settlement date of the sale. The election available to you if you are an accrual basis U.S. Holder in respect of the purchase and sale of Foreign Currency Debt Securities traded on an established securities market, discussed above, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS.

Except as discussed below with respect to market discount, Short-Term Debt Securities (as defined below) and foreign currency gain or loss, the gain or loss on the sale, exchange or retirement of a debt security will be long-term capital gain or loss if you have held the debt security for more than one year on the date of disposition. Net long-term capital gain recognized by an individual U.S. Holder and certain other non-corporate U.S. Holders generally is subject to tax at a lower rate than ordinary income or net short-term capital gain. The ability of U.S. Holders to offset capital losses against ordinary income is limited.

Gain or loss recognized by you on the sale, exchange or retirement of a Foreign Currency Debt Security generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held such debt security. This foreign currency gain or loss will not be treated as an adjustment to interest income received on the debt securities.

Premium and Market Discount. If you purchase the debt security at a cost greater than its remaining redemption amount (as defined under “Original Issue Discount” above), you will be considered to have purchased the debt security at a premium, and may elect to amortize the premium (as an offset to interest income), using a constant-yield method, over the remaining term of the debt security. Such election, once made, generally applies to all bonds held or subsequently acquired by you on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If you elect to amortize the premium, you must reduce your tax basis in a debt security by the amount of the premium amortized during its holding period. Original Issue Discount Debt Securities purchased at a premium will not be subject to the OID rules described above. In the case of premium in respect of a Foreign Currency Debt Security, you should calculate the amortization of the premium in the relevant currency. Amortization deductions attributable to a period reduce interest payments in respect of that period and therefore are translated into U.S. dollars at the exchange rate used by you for such interest payments. Exchange gain or loss will be realized with respect to amortized bond premium on such a debt security based on the difference between the exchange rate on the date or dates the premium is recovered through interest payments on the debt security and the exchange rate on the date on which you acquired the debt security. If you do not elect to amortize bond premium, the amount of bond premium will be included in your tax basis when the debt security matures or you dispose of the debt security. Therefore, if you do not elect to amortize such premium and you hold the debt security to maturity, you generally will be required to treat the premium as capital loss when the debt security matures.

If you purchase the debt security at a price that is lower than its remaining redemption amount, or in the case of an Original Issue Discount Debt Security, a price that is lower than its adjusted issue price, by at least 0.25% of its remaining redemption amount multiplied by the number of remaining whole years to maturity, the debt security will be considered to have “market discount.” In such case, gain realized by you on the disposition of the debt security generally will be treated as ordinary income to the extent of the market discount that accrued on the debt security while you held the debt security. In addition, you could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry the debt security. In general terms, market discount on a debt security will be treated as accruing ratably over the term of the debt security, or, at your election, under a constant-yield method. You will accrue market discount on a Foreign Currency Debt Security in the relevant currency. The amount includible your income in respect of such accrued market discount will be the U.S. dollar value of the amount accrued, generally calculated at the exchange rate in effect on the date that you dispose of the debt security.

You may elect to include market discount in income on a current basis as it accrues (on either a ratable or constant-yield basis), in lieu of treating a portion of any gain realized on a sale of a debt security as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply.

Any accrued market discount on a Foreign Currency Debt Security that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period (or portion thereof within your taxable year). Any such election, if made, applies to all market discount bonds acquired by you on or after the first day of the first taxable year to which such election applies and is revocable only with the consent of the IRS.

Short-Term Debt Securities. The rules set forth above will also generally apply to debt securities having maturities of not more than one year (“Short-Term Debt Securities”), but with certain modifications.

First, applicable Treasury Regulations treat none of the interest on a Short-Term Debt Security as qualified stated interest. Thus, all Short-Term Debt Securities will be Original Issue Discount Debt Securities. OID will be treated as accruing on a Short-Term Debt Security ratably, or at your election, under a constant yield method.

Second, if you are a U.S. Holder of a Short-Term Debt Security that uses the cash method of tax accounting and are not a bank, securities dealer, regulated investment company or common trust fund, and do not identify the Short-Term Debt Security as part of a hedging transaction, you will generally not be required to include OID in income on a current basis. If you are such a U.S. Holder, you may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such debt security until the maturity of the debt security or its earlier disposition in a taxable transaction. In addition, you will be required to treat any gain realized on a sale, exchange or retirement of the debt security as ordinary income to the extent such gain does not exceed the OID accrued with respect to the debt security during the period you held the debt security. Notwithstanding the foregoing, if you are a cash method U.S. Holder of a Short-Term Debt Security, you may elect to accrue OID into income on a current basis or to accrue the “acquisition discount” on the debt security under the rules described below. If you elect to accrue OID or acquisition discount, the limitation on the deductibility of interest described above will not apply.

If you are an accrual method holder or one of certain types of cash method U.S. Holders (including banks, securities dealers, regulated investment companies and common trust funds), you generally will be required to include original issue discount on a Short-Term Debt Security in income on a current basis. Alternatively, you can elect to accrue the “acquisition discount,” if any, with respect to the debt security on a current basis. If such an election is made, the OID rules will not apply to the debt security. Acquisition discount is the excess of the Short-Term Debt Security’s stated redemption price at maturity (i.e., all amounts payable on the Short-Term Debt Security) over the purchase price. Acquisition discount will be treated as accruing ratably or, at your election, under a constant-yield method based on daily compounding.

Finally, the market discount rules will not apply to a Short-Term Debt Security.

Indexed Debt Securities and Other Debt Securities Providing for Contingent Payments. The Contingent Payment Regulations, which govern the tax treatment of Contingent Debt Obligations, generally require accrual of interest income on a constant-yield basis in respect of such obligations at a yield determined at the time of their issuance, and may require adjustments to such accruals when any contingent payments are made. A detailed description of the tax considerations relevant to U.S. Holders of any Contingent Debt Obligations will be provided in the applicable Prospectus Supplement.

Foreign Currency Debt Securities and Reportable Transactions. A U.S. Holder that participates in a “reportable transaction” will be required to disclose its participation to the IRS. The scope and application of these rules is not entirely clear. You may be required to treat a foreign currency exchange loss relating to a Foreign Currency Debt Security as a reportable transaction if the loss exceeds $50,000 in a single taxable year if you are an individual or trust, or higher amounts for other U.S. Holders. In the event the acquisition, ownership or disposition of a Foreign Currency Debt Security constitutes participation in a “reportable transaction” for purposes of these rules, you will be required to disclose your investment to the IRS, currently on Form 8886. In addition, the statute of limitations for assessment of tax attributable to the reportable transaction would be suspended. You should consult your tax advisors regarding the application of these rules to the acquisition, ownership or disposition of Foreign Currency Debt Securities.

Non-U.S. Holders

Subject to the discussion below under “Information Reporting and Backup Withholding,” if you are a non-U.S. Holder, payments or accruals of interest in respect of the debt securities generally will not be subject to U.S. federal income tax.

Further, subject to the discussion below under “Information Reporting and Backup Withholding” if you are a non-U.S. Holder, any gain you realize on the sale, exchange or retirement of a debt security generally will be exempt from U.S. federal income tax.

Specified Foreign Financial Assets

Certain U.S. Holders that own “specified foreign financial assets” with an aggregate value in excess of USD 50,000 are generally required to file an information statement along with their tax returns, currently on Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer (which would include the debt securities) that are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Regulations extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on certain objective criteria. If you fail to report the required information, you could be subject to substantial penalties. In addition, the statute of limitations for assessment of tax would be suspended, in whole or part. You should consult your own tax advisors concerning the application of these rules to your investment in the debt securities, including the application of the rules to your particular circumstances.

Information Reporting and Backup Withholding

Information returns are required to be filed with the IRS in connection with payments on the debt securities made to certain United States persons. You will be a United States person if you are, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a domestic partnership, (iii) a domestic corporation, (iv) an estate the income of which is subject to U.S. federal income tax without regard to its source, or (v) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. If you are a United States person, you generally will not be subject to backup withholding tax on such payments if you provide your taxpayer identification number to the withholding agent or otherwise establish an exemption. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the debt securities.

If you are not a United States person, you may have to comply with applicable certification procedures to establish that you are not a United States person in order to avoid information reporting and backup withholding tax requirements.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a holder of a debt security generally will be allowed as a refund or a credit against the holder’s federal income tax liability as long as the holder provides the required information to the IRS in a timely manner.

PLAN OF DISTRIBUTION

Terms of Sale

The Republic will describe the terms of a particular offering of securities in the applicable prospectus supplement, including the following:

•	the name or names of any underwriters, dealer/managers or agents;

•	the purchase price of the debt securities, if any;

•	the proceeds to the Republic from the sale, if any;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any agents’ commissions;

•	any initial public offering price of the debt securities;

•	any concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such debt securities may be listed.

The Republic may agree to indemnify any agents and underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933. The agents and underwriters may also be entitled to contribution from the Republic for payments they make relating to these liabilities. Agents and underwriters may engage in transactions with or perform services for the Republic in the ordinary course of business.

Method of Sale

The Republic may sell the debt securities or warrants in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

If the Republic uses underwriters or dealers in a sale, they will acquire the debt securities for their own account and may resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Republic may offer the debt securities to the public either through underwriting syndicates represented by managing underwriters or directly through underwriters. The obligations of the underwriters to purchase a particular offering of debt securities may be subject to conditions. The underwriters may change the initial public offering price or any concessions allowed or reallowed or paid to dealers.

The Republic may also sell the debt securities directly or through agents. Any agent will generally act on a reasonable best efforts basis for the period of its appointment. The applicable prospectus supplement will name any agent involved in the offer or sale of debt securities and will disclose any commissions the Republic may pay those agents.

The Republic may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase a particular offering of debt securities at the public offering price using delayed delivery contracts. These contracts provide for payment and delivery on a specified date in the future. The applicable prospectus supplement will describe the commission payable for solicitation and the terms and conditions of these contracts.

In addition, the Republic may offer the debt securities to holders of other debt securities issued or guaranteed by the Republic as consideration for the Republic’s purchase or exchange of the other debt securities. The Republic may conduct such an offer either (a) through a publicly announced tender or exchange offer for the other debt securities or (b) through privately negotiated transactions. This type of offer may be in addition to sales of the same debt securities using the methods discussed above.

Agents and underwriters may be entitled to indemnification by the Republic against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution from the Republic with respect to certain payments which the agents or underwriters may be required to make. Agents and underwriters may be customers of, engage in transactions with, or perform services (including commercial and investment banking services) for, the Republic in the ordinary course of business.

In compliance with Financial Industry Regulatory Authority guidelines, the maximum compensation to any underwriters or agents in connection with the sale of any debt securities pursuant to the prospectus and applicable prospectus supplements will not exceed 8% of the aggregate total offering price to the public of such debt securities as set forth on the cover page of the applicable prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

Non-U.S. Offerings

The Republic will generally not register under the Securities Act of 1933 the debt securities that it will offer and sell outside the United States. Thus, subject to certain exceptions, the Republic cannot offer, sell or deliver such debt securities within the United States. When the Republic offers or sells debt securities outside the United States, each underwriter or dealer will acknowledge that the debt securities:

•	have not been and will not be registered under the Securities Act of 1933; and

•	may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Each underwriter or dealer will agree that:

•

it has not offered or sold, and will not offer or sell, any of these unregistered debt securities within the United States, except pursuant to Rule 903 of Regulation S under the Securities Act of 1933; and

•	neither it nor its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts regarding these debt securities.

VALIDITY OF THE SECURITIES

The validity of the debt securities and warrants will be passed upon for the Republic as to Indonesian law by the Legal Bureau of the Ministry of Finance of the Republic, and as to all matters of U.S. law by Allen Overy Shearman Sterling (Asia) Pte. Ltd., special New York counsel to the Republic.

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

The authorized representative of the Republic in the United States of America is the Chief Representative of Bank Indonesia New York, whose address is 25/F, 200 Vesey Street, New York, New York, 10285.

EXPERTS AND OFFICIAL STATEMENTS AND DOCUMENTS

Information contained herein whose source is identified as a publication of the Republic or one of its agencies or instrumentalities relies on the authority of the publication as a public official document of the Republic. All other information contained herein is included as a public official statement made on the authority of Suminto, Director General of Budget Financing and Risk Management of the Ministry of Finance of the Republic.

FURTHER INFORMATION

The Republic has filed a registration statement for the securities with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information described in the registration statement. For further information, you should refer to the registration statement.

The Republic is not subject to the informational requirements of the Securities Exchange Act of 1934. The Republic commenced filing annual reports on Form 18-K with the SEC on a voluntary basis beginning with its fiscal year ended December 31, 2017. These reports include certain financial, statistical and other information concerning the Republic. The Republic may also file amendments on Form 18-K/A to its annual reports for the purpose of filing with the SEC exhibits which have not been included in the registration statement to which this prospectus and any prospectus supplements relate. When filed, these exhibits will be incorporated by reference into this registration statement.

You can request copies of the registration statement, including its various exhibits, upon payment of a duplicating fee, by writing to the SEC. You may also read and copy these documents at the SEC’s public reference room in Washington, D.C. or over the Internet at www.sec.gov.

SEC Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information.

The SEC allows the Republic to incorporate by reference some information that the Republic files with the SEC. Incorporated documents are considered part of this prospectus. The Republic can disclose important information to you by referring you to those documents. The following documents, which the Republic has filed or will file with the SEC, are considered part of and incorporated by reference in this prospectus, any accompanying prospectus supplement and any accompanying pricing supplement:

•	the Republic’s annual report on Form 18-K for the year ended December 31, 2023 filed with the SEC on July 22, 2024; and

•	each subsequent annual report on Form 18-K and any amendment on Form 18-K/A filed before, on or after the date of this prospectus and before all of the debt securities and warrants are sold.

Later information that the Republic files with the SEC will update and supersede earlier information that it has filed.

REPUBLIC OF INDONESIA

Ministry of Finance of the Republic of Indonesia

Gedung Frans Seda, 2nd Floor Jl. Dr. Wahidin No.1

Jakarta 10710

Indonesia

TRUSTEE

The Bank of New York Mellon

240 Greenwich Street

New York, NY 10286

United States of America

PAYING AGENT, TRANSFER AGENT AND REGISTRAR	PAYING AGENT	TRANSFER AGENT AND REGISTRAR
For securities cleared through DTC	For securities cleared through Euroclear and Clearstream	For securities cleared through Euroclear and Clearstream
The Bank of New York Mellon 240 Greenwich Street New York, NY 10286 United States of America	The Bank of New York Mellon, London Branch 160 Queen Victoria Street London EC4V 4LA United Kingdom	The Bank of New York Mellon SA/NV, Luxembourg Branch Vertigo Building-Polaris 2-4 rue Eugène Ruppert L-2453 Luxembourg

as to U.S. law Allen Overy Shearman Sterling (Asia) Pte. Ltd. 2 Central Boulevard #45-01 West Tower IOI Central Boulevard Towers Singapore 018916	as to Indonesian law Soemadipradja & Taher Jakarta Mori Tower, Level 19 Jalan Jenderal Sudirman No. 40-41, 10210 Indonesia

LEGAL ADVISERS TO THE JOINT LEAD MANAGERS AND JOINT BOOKRUNNERS

as to U.S. law Linklaters Singapore Pte. Ltd. 2 Central Boulevard, #28-01 West Tower IOI Central Boulevard Towers Singapore 018916	as to Indonesian law Assegaf Hamzah & Partners Capital Place, Level 36 & 37 Jalan Jenderal Gatot Subroto Kav. 18, Jakarta 12710 Indonesia

SGX-ST LISTING AGENT

Allen Overy Shearman Sterling LLP

2 Central Boulevard

#45-01 West Tower

IOI Central Boulevard Towers

Singapore 018916